Form 10-K, Exhibit 13
period 1997-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 1998-03-23
CIK 898805

                                                                    EXHIBIT 13.1

           FIVE-YEAR SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

                                                              YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------
                                                   1997     1996(1)     1995      1994      1993
                                                 --------   --------   -------   -------   -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues.......................................  $267,858   $130,193   $54,287   $18,802   $   620
Cost of revenues...............................   145,933     73,950    33,469    14,124     2,574
                                                 --------   --------   -------   -------   -------
  Gross profit (loss)..........................   121,925     56,243    20,818     4,678    (1,954)
                                                 --------   --------   -------   -------   -------
Operating expenses:
  Research and development.....................    25,726     14,413     5,730     2,867     2,044
  Selling, general and administrative..........    42,653     21,188     9,660     5,051     2,509
  DSC litigation costs.........................        --     18,947     1,623     4,551       784
                                                 --------   --------   -------   -------   -------
          Total operating expenses.............    68,379     54,548    17,013    12,469     5,337
                                                 --------   --------   -------   -------   -------
Operating income (loss)........................    53,546      1,695     3,805    (7,791)   (7,291)
Gain on dissolution (equity in loss) of joint
  venture, net.................................        --      1,516    (1,516)       --        --
Other income, net..............................     4,866        872       149        26        --
                                                 --------   --------   -------   -------   -------
Income (loss) before income taxes..............    58,412      4,083     2,438    (7,765)   (7,291)
Income taxes (benefit).........................    21,612     (3,154)       97        --        --
                                                 --------   --------   -------   -------   -------
Net income (loss)..............................  $ 36,800   $  7,237   $ 2,341   $(7,765)  $(7,291)
                                                 ========   ========   =======   =======   =======
Basic net income (loss) per share(2)...........  $   0.52   $   0.30   $  0.27   $ (1.27)  $ (1.21)
                                                 ========   ========   =======   =======   =======
Shares used in basic per share computations....    70,131     24,146     8,746     6,093     6,006
                                                 ========   ========   =======   =======   =======
Diluted net income (loss) per share(2).........  $   0.48   $   0.11   $  0.05   $ (1.27)  $ (1.21)
                                                 ========   ========   =======   =======   =======
Shares used in diluted per share
  computations.................................    77,469     68,048    50,684     6,093     6,006
                                                 ========   ========   =======   =======   =======

                                                                   DECEMBER 31,
                                                 -------------------------------------------------
                                                   1997       1996      1995      1994      1993
                                                 --------   --------   -------   -------   -------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities...................................  $105,196   $108,430   $11,118   $ 3,858   $   450
Working capital................................   193,640    145,338    18,770     6,809       466
Total assets...................................   273,293    175,679    36,680    14,884     3,787
Redeemable convertible preferred stock.........        --         --    37,777    23,546     9,152
Stockholders' equity (deficit).................   223,720    158,023   (15,765)  (15,706)   (7,952)

---------------
(1) Includes a charge of $15.8 million to reflect a cash payment of $10.1 million and the issuance of 1,451,574 shares of Common Stock to DSC in settlement of outstanding litigation. See "Note 10 of Notes to Consolidated Financial Statements." Without this charge, operating income for the year ended December 31, 1996 would have been $17.5 million.

(2) See "Note 1 of Notes to Consolidated Financial Statements" for an explanation of the determination of the number of shares used in computing basic and diluted net income per share.