Form 10-K, Exhibit 13
period 1997-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 1998-03-23
CIK 898805

                                                                    EXHIBIT 13.2

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Except for the historical financial information contained herein, the following discussion and analysis may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties; actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, as set forth in "Certain Factors That Might Affect Future Operating Results," are: (i) the limited history of operations and profitability of the Company, (ii) potential fluctuations in future operating results and seasonality, (iii) dependence on the telecommunications industry and small line-size market, (iv) risks associated with a concentrated product line, new products and rapid technological change, (v) dependence on sole-source and other key suppliers, (vi) dependence on a limited number of third party manufacturers and support organizations, (vii) risks associated with competition, (viii) risks associated with pending litigation, (ix) risks associated with limited protection of proprietary technology and risk of third-party claims of infringement, (x) risk of failure to manage expanding operations, (xi) impact of the year 2000 on operating systems, (xii) customer concentration, (xiii) risks associated with international markets, including currency and economic risks, (xiv) dependence on key personnel, (xv) compliance with regulations and industry standards and (xvi) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

OVERVIEW

     The Company designs, develops, manufactures, markets and supports the UMC system, a cost-effective multi-feature digital loop carrier system developed to serve small line-size markets. The Company's UMC system is designed to enable telephone companies, cable companies and other service providers to connect subscribers to the central office switch for voice and data communications over copper, fiber and analog radio networks. The Company was incorporated in May 1992 and was in the initial startup and development phase through December 1993. The Company began shipping the UMC in January 1994 and, accordingly, has a limited operating history.

     The Company has incurred substantial expenditures related to the development, manufacturing startup and marketing of the UMC system. As a result of these expenditures, combined with $25.9 million of expenses and settlement amounts recorded in connection with certain litigation with DSC which was settled in June 1996, the Company had a year-end accumulated deficit of $6.2 million as of December 31, 1996. Although the Company achieved profitability for each year beginning in 1995, there can be no assurance that the Company will sustain or increase its profitability in the future. The Company currently derives substantially all of its revenues from the UMC system and expects that this concentration will continue in the foreseeable future. As a result, any decrease in the overall level of sales of, or the prices for, the UMC system due to product enhancements, introductions or announcements by the Company's competitors, a decline in the demand for the UMC system, product obsolescense or any other reason would have a material adverse effect on the Company's business, financial condition and results of operations. The Company derives a minor amount of revenue from royalties generated from the Company's various strategic relationships. Support revenues to date have been negligible.

     The Company sells its products worldwide, primarily through its direct sales force in the domestic market, and through its direct sales force, distributors and agents in international markets. The Company's wholly owned, Hong Kong-based subsidiary markets the UMC system throughout the Asia Pacific region. The Asia Pacific region's economy has deteriorated recently resulting in the devaluation of currencies in certain of the countries of this region. The Company sells the UMC system in this region under U.S. Dollar denominated contracts; primarily in China. As a result, the economic downturn in the Asia Pacific region has not had a material adverse effect on the Company's financial condition to date. However, there can be no assurances that the economic downturn in the Asia Pacific region will not have an adverse effect on the Company's financial results in the future.

     The Company's customers normally install a portion of the UMC system in outdoor locations. Shipments of the UMC system are subject to the effects of seasonality, with fewer installation projects scheduled for the winter months. Accordingly, the Company believes that over time this seasonality will cause its revenues in the quarter ended March 31 to be lower than revenues in the preceding quarter ended December 31. In particular, the Company currently believes that revenues in the quarter ended March 31, 1998, may be lower than revenues in the quarter ended December 31, 1997. See "Quarterly Results of Operations".

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in the Company's consolidated statements of operations:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1997     1996(1)     1995
                                                              ------   ---------   ------
Revenues....................................................   100.0%    100.0%     100.0%
Cost of revenues............................................    54.5      56.8       61.7
                                                              ------     -----     ------
  Gross profit..............................................    45.5      43.2       38.3
                                                              ------     -----     ------
Operating expenses:
  Research and development..................................     9.6      11.1       10.6
  Selling, general and administrative.......................    15.9      16.3       17.8
  DSC litigation costs......................................      --      14.5        3.0
                                                              ------     -----     ------
     Total operating expenses...............................    25.5      41.9       31.3
                                                              ------     -----     ------
Operating income............................................    20.0       1.3        7.0
Gain on dissolution (equity in loss) of joint venture,
  net.......................................................      --       1.2       (2.8)
Other income, net...........................................     1.8       0.6        0.3
                                                              ------     -----     ------
Income before income taxes..................................    21.8       3.1        4.5
Income taxes (benefit)......................................     8.1      (2.4)       0.2
                                                              ------     -----     ------
Net income..................................................    13.7%      5.5%       4.3%
                                                              ======     =====     ======

---------------

(1) Includes a charge of $15.8 million to reflect a cash payment of $10.1 million and the issuance of 1,451,574 shares of Common Stock to DSC in settlement of outstanding litigation. See "Note 10 of the Notes to Consolidated Financial Statements". Without this charge, operating income as a percentage of revenues for the year ended December 31, 1996 would have been 13.4%.

1997 COMPARED WITH 1996

     Revenues Revenues for the year ended December 31, 1997 were $267.9 million compared with $130.2 million for 1996, an increase of $137.7 million or 106%. International revenues were $70.9 million for 1997 compared with $27.1 million for 1996, an increase of $43.8 million or 162%. The increase in revenues for 1997 was primarily due to continued growth in the independent telephone market, an increase in international revenues arising from expanded marketing and targeting efforts, the introduction of the 3GDLC and other new features of the UMC system, and the expansion of the Company's customer base. For the year ended December 31, 1997, GTE Communication Systems Corporation ("GTE") accounted for 19% of total revenues. No other single customer accounted for 10% or more of total revenues in 1997. For the year ended December 31, 1996, no single customer accounted for 10% or more of total revenues. Although the Company's largest customers have varied from period to period, the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. There can be no assurance that the Company's principal customers will continue to purchase product from the Company at current levels, if at all. The loss of one or more major customers could have a material adverse effect on the Company's business, financial condition and results of operations.

     Gross Profit For the year ended December 31, 1997, gross profit was $121.9 million or 45.5% of revenues compared with $56.2 million or 43.2% of revenues for 1996, an increase of $65.7 million or 117%. The improvement in gross profit, as a percentage of revenues, from 1996 to 1997 resulted from greater efficiencies achieved in the purchasing and manufacturing activities associated with higher unit volume, engineering design improvements, and the lower cost of inventory manufactured in China. In the future, gross profit may fluctuate due to a wide variety of factors, including: the mix between domestic and international sales; the customer mix; the timing and size of orders which are received and can be shipped in a quarter; the availability of adequate supplies of key components and assemblies; the adequacy of manufacturing capacity; the Company's ability to introduce new products and technologies on a timely basis; the timing of new product introductions or announcements by the Company or its competitors; price competition and unit volume.

     Research and Development For the year ended December 31, 1997, research and development expenses were $25.7 million compared with $14.4 million for 1996, an increase of $11.3 million or 78%. Research and development expenses were 9.6% and 11.1% of revenues for 1997 and 1996, respectively.

     The increase in research and development expenses from 1996 to 1997 was primarily due to the addition of personnel hired to develop technology, the use of outside services for certain development and testing efforts, and the higher costs for material and test equipment used to develop and test new products and features. As of December 31, 1997, the number of employees in research and development was 176 compared with 124 in 1996, an increase of 42%. The Company expects that research and development expenditures generally will continue to increase in absolute dollars to support the continued development of new products and features and the efforts to reduce product costs. All research and development costs have been expensed as incurred.

     Selling, General and Administrative For the year ended December 31, 1997, selling, general and administrative expenses were $42.7 million compared with $21.2 million for 1996, an increase of $21.5 million or 101%. Selling, general and administrative expenses were 15.9% and 16.3% of revenues for 1997 and 1996, respectively.

     The increase in sales and marketing expenses from 1996 to 1997 was attributed primarily to the effect of higher revenue levels on commissions earned by the Company's sales force and by international distributors, additional sales and marketing personnel including the growth of the Company's infrastructure for international operations, increased advertising and trade show participation, and increased travel and entertainment expenses. Additional employees, expenses related to the conversion of management and accounting systems, higher facility costs, and legal costs associated with the ITRI litigation predominately accounted for the increase in general and administrative expenses from 1996 to 1997. Selling, general and administrative headcount increased 82% to 259 as of 1997 from 142 as of the end of the prior year.

     DSC Litigation From July 1993 until June 1996 the Company was involved in litigation with DSC Communications Corporation ("DSC"). DSC alleged, among other things, that the Company's UMC technology contained or was derived from trade secrets and other proprietary technology of DSC. The parties entered into a Settlement Agreement and Mutual Releases dated as of June 24, 1996 (the "Settlement Agreement") pursuant to which the litigation was terminated. Under the terms of the Settlement Agreement, the Company paid DSC $3.0 million in June 1996 and $7.1 million in July 1996, and issued 1,451,574 shares of Common Stock to DSC. The full settlement amount was recorded during the second quarter of 1996 as a charge of $15.8 million. Under the terms of the Settlement Agreement, the Company maintains all rights to the UMC technology free and clear of any claim by DSC.

     Other Income, Net For the year ended December 31, 1997, net other income was $4.9 million compared with $2.4 million in 1996 (including a $1.5 million gain on dissolution of joint venture), an increase of

$2.5 million or 104%. The increase in 1997 was primarily due to investment income from the investment of a portion of the proceeds of the Company's IPO in October 1996.

     Income Taxes (Benefit) For the year ended December 31, 1997, the Company recorded income taxes at an effective rate that approximated the combined federal and state statutory rates. For the year ended December 31, 1996, an income tax benefit of $3.2 million was recorded to reflect the benefit of the DSC litigation settlement and the decrease in the valuation allowance recorded against the Company's deferred tax assets.

1996 COMPARED WITH 1995

     Revenues Revenues for 1996 increased 140% to $130.2 million compared with $54.3 million for 1995. International revenues for 1996 increased 277% to $27.1 million compared with $7.2 million in 1995 and represented 21% and 13% of total revenues, respectively. ALLTEL Supply, Inc., an affiliate of ALLTEL, a major independent domestic telephone company, accounted for 16% of total revenues in 1995, and was the only customer accounting for 10% or more of total revenues in that year. No customer accounted for 10% or more of total revenues in 1996.

     International and domestic revenues increased as a result of expansion of the Company's customer base and the introduction of new features in the UMC system. The increase in international revenues was partially due to higher sales levels in China resulting from the acquisition in April 1996 of the shares of the Company's Hong Kong-based subsidiary not previously owned by the Company (which resulted in the consolidation for financial reporting purposes of the Company's China-based operations) as well as increased levels of sales activity in China. The increase in international revenues was also attributable to sales to France Telecom, Hong Kong Telecom and Promon Electronics (Brazil).

     Gross Profit Gross profit for 1996 increased 170% to $56.2 million compared with $20.8 million in 1995. Gross profit, as a percent of revenues, was 43.2% in 1996 and 38.3% in 1995. The improvement in gross profit was attributable to greater efficiencies in purchasing and manufacturing activities resulting from higher unit volumes. Also, the Company realized lower product costs as a result of engineering design improvements. Gross profit was negatively impacted in 1996 by the increased sales level in China which generally have lower gross profit due to the higher cost of distribution and price sensitivity as compared with other markets.

     Research and Development Expenses relating to research and development activities for 1996 increased 152% to $14.4 million compared with $5.7 million in 1995. As a percentage of revenues, research and development expenses increased to 11.1% for 1996 from 10.6% in 1995. The increase resulted primarily from the hiring of additional personnel, the higher costs for material and test equipment, and the use of outside services for certain development efforts during 1996. The number of employees in research and development increased from 63 as of December 31, 1995 to 124 as of December 31, 1996.

     Selling, General and Administrative Selling, general and administrative expenses for 1996 increased 119% to $21.2 million from $9.7 million in 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 17.8% in 1995 to 16.3% in 1996. Costs in the sales and marketing area increased significantly from period to period reflecting the hiring of new employees, and commissions earned by the Company's sales force and outside international sales representatives as a result of higher revenue levels. The Company also increased its advertising and trade show participation in 1996. General and administrative expenses increased as a result of the expansion of the administrative staff in 1996, the legal costs incurred for the ITRI litigation and the additional costs associated with being a public company. Selling, general and administrative headcount increased 129% to 142 employees as of December 31, 1996.

     DSC Litigation Costs Litigation expenses incurred in connection with the DSC litigation increased to $18.9 million for 1996 from $1.6 million for 1995. The increase is attributable to the $15.8 million charge recorded in the second quarter of 1996 in connection with the final settlement of the DSC litigation. See "Note 10 of Notes to the Consolidated Financial Statements."

     Gain on Dissolution (Equity in Loss) of Joint Venture, Net In 1996 and 1995, the Company made advances to a joint venture in which the Company had a 50% ownership interest. In April 1995, the Company made a loan of $1.0 million to the joint venture. During 1995 and the first quarter of 1996, the Company recorded its proportionate share of the joint venture's losses to the extent of the loan and advances. As a result, the loan and intercompany receivables were reduced to zero on the Company's balance sheet as of December 31, 1995. On December 23, 1996, the Company and the joint venture partner entered into an agreement to terminate the joint venture. In connection with the dissolution, the joint venture partner reimbursed the Company approximately $1.7 million for all loans and advances made by the Company to date. The reimbursement was recorded as a gain in the fourth quarter of 1996 and is reflected in gain on dissolution (equity in loss) of joint venture, net.

     Other Income, Net Net other income increased to $872,000 in 1996 from $149,000 in 1995 and consisted primarily of interest income from the Company's cash and investments in marketable securities, net of interest expense on the Company's bank line of credit and short-term bank loan.

     Income Taxes (Benefit) An income tax benefit of $3.2 million was recorded for 1996 to reflect the benefit of the DSC litigation settlement and the decrease in the valuation allowance recorded against the Company's deferred tax assets. As of December 31, 1996, the Company did not reflect a valuation allowance against its deferred tax assets because management believed such assets were realizable. For the second half of 1996, the Company recorded income taxes at an effective rate that approximates the combined federal and state statutory rates.

LIQUIDITY AND CAPITAL RESOURCES

     The components of the Company's capital resources and liquidity at December 31, 1997 and 1996 were as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Cash and cash equivalents...................................  $ 9,053    $24,942
Marketable securities.......................................   96,143     83,488
Non-debt working capital, excluding cash and cash
  equivalents and marketable securities.....................   88,444     36,908

     As of December 31, 1997, the Company's cash and marketable securities amounted to $105.2 million compared with $108.4 million at December 31, 1996.

     Pursuant to its IPO on October 1, 1996, the Company issued 10,350,000 shares of its common stock which generated approximately $118.1 million in net proceeds. These proceeds were used to reduce debt of approximately $14.8 million in 1996 and the balance was invested in cash equivalents and marketable securities.

     In February 1997, the Company completed a secondary offering of 4,000,000 shares of Common Stock, 3,600,000 of which were sold by certain stockholders and 400,000 of which were sold by the Company, generating approximately $7.8 million of net proceeds to the Company.

     Net cash of $7.2 million was generated from operating activities in 1997. This was primarily the result of increased earnings and a tax benefit generated from the exercise of stock options, offset by an increase in receivables due to higher sales volume and an increase in inventory in anticipation of expected customer demand for the Company's products. Days sales outstanding were 78 days at the end of 1997 and 68 days at the end of 1996. Net cash of $33.4 million was used in investing activities in 1997, including the net purchases of marketable securities, purchases of property and equipment, and an equity investment in a development stage telecommunications company. The Company continues to invest in capital equipment to support its employee and facility growth, its implementation of a new management and accounting system, and its research and development and manufacturing activities.

     The Company has a $12.0 million bank line with an interest rate of prime plus 0.5%, or 9% at December 31, 1997. The line of credit expires in June 1998. The Company intends to review and increase its line in the future. The amount available to the Company for borrowing under the current line is based upon the balance of eligible domestic accounts receivable at the time of borrowing. As part of the bank line, the bank may issue letters of credit up to $10.0 million and foreign exchange contracts up to $5.0 million on behalf of the Company. The bank line requires the Company to comply with certain debt and financial covenants. As of December 31, 1997 and 1996, no borrowings were outstanding under the bank line, and the Company was in compliance with the covenants contained in the agreement. At December 31, 1997 and 1996, $140,000 and $1,300,000, respectively, were reserved under the line for letters of credit and $2,900,000 and $352,000, respectively, were reserved for foreign exchange contracts under the line.

     The Company has lease lines totaling $11.8 million that are used for equipment and furniture purchases. As of December 31, 1997, $3.1 million remained available under the lease lines.

     The Company believes that its existing cash and short-term investments, available credit facilities, and cash flows from operating and financing activities will be adequate to support the Company's financial resource needs, including working capital requirements, capital expenditures and operating lease obligations for the next twelve months.