Form 10-K, Exhibit 13
period 1997-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 1998-03-23
CIK 898805

                                                                    EXHIBIT 13.3

FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

                      ADVANCED FIBRE COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Current assets:
  Cash and cash equivalents.................................  $  9,053    $ 24,942
  Marketable securities.....................................    96,143      83,488
  Accounts receivable, less allowances of $2,729 in 1997....    79,098      32,779
  Inventories...............................................    52,073      17,349
  Other current assets......................................     6,090       3,631
                                                              --------    --------
          Total current assets..............................   242,457     162,189
Property and equipment, net.................................    24,506       9,589
Other assets................................................     6,330       3,901
                                                              --------    --------
          Total assets......................................  $273,293    $175,679
                                                              ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 18,475    $  8,799
  Accrued liabilities.......................................    30,342       8,052
                                                              --------    --------
          Total current liabilities.........................    48,817      16,851
Long-term liabilities.......................................       756         805
Commitments and contingencies...............................
Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares
     authorized, no shares issued and outstanding...........        --          --
  Common stock, $0.01 par value; 200,000,000 shares
     authorized in 1997 and 1996; 72,626,370 and 65,299,214
     shares issued and outstanding in 1997 and 1996,
     respectively...........................................       726         653
  Additional paid-in capital................................   193,183     163,675
  Notes receivable from stockholders........................      (835)       (151)
  Retained earnings (deficit)...............................    30,646      (6,154)
                                                              --------    --------
          Total stockholders' equity........................   223,720     158,023
                                                              --------    --------
          Total liabilities and stockholders' equity........  $273,293    $175,679
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                      ADVANCED FIBRE COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1997        1996       1995
                                                              --------    --------    -------
Revenues....................................................  $267,858    $130,193    $54,287
Cost of revenues............................................   145,933      73,950     33,469
                                                              --------    --------    -------
  Gross profit..............................................   121,925      56,243     20,818
                                                              --------    --------    -------
Operating expenses:
  Research and development..................................    25,726      14,413      5,730
  Selling, general and administrative.......................    42,653      21,188      9,660
  DSC litigation costs......................................        --      18,947      1,623
                                                              --------    --------    -------
          Total operating expenses..........................    68,379      54,548     17,013
  Operating income..........................................    53,546       1,695      3,805
Other income (expense):
  Gain on dissolution (equity in loss) of joint venture,
     net....................................................        --       1,516     (1,516)
  Other income, net.........................................     4,866         872        149
                                                              --------    --------    -------
          Income before income taxes........................    58,412       4,083      2,438
Income taxes (benefit)......................................    21,612      (3,154)        97
                                                              --------    --------    -------
          Net income........................................  $ 36,800    $  7,237    $ 2,341
                                                              ========    ========    =======
Basic net income per share..................................  $   0.52    $   0.30    $  0.27
                                                              --------    --------    -------
Shares used in basic per share computations.................    70,131      24,146      8,746
                                                              --------    --------    -------
Diluted net income per share................................  $   0.48    $   0.11    $  0.05
                                                              --------    --------    -------
Shares used in diluted per share computations...............    77,469      68,048     50,684
                                                              --------    --------    -------

          See accompanying notes to consolidated financial statements.

                      ADVANCED FIBRE COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF REDEEMABLE
         CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                   REDEEMABLE
                             CONVERTIBLE PREFERRED                                          NOTES                       TOTAL
                                     STOCK               COMMON STOCK       ADDITIONAL    RECEIVABLE    RETAINED    STOCKHOLDERS'
                             ----------------------   -------------------    PAID-IN         FROM       EARNINGS       EQUITY
                               SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   (DEFICIT)     (DEFICIT)
                             -----------   --------   ----------   ------   ----------   ------------   ---------   -------------
Balances as of December 31,
  1994.....................   30,865,816   $ 23,546    6,185,448    $ 62     $    (36)      $  --       $(15,732)     $(15,706)
Issuance of preferred
  stock....................    4,387,080     14,539           --      --           --          --             --            --
Repurchase of preferred
  stock....................   (1,230,488)      (308)          --      --       (3,848)         --             --        (3,848)
Sale of common stock for
  notes receivable.........           --         --    1,127,200      11          165        (176)            --            --
Exercise of common stock
  options and warrants.....           --         --    2,717,688      27        1,421          --             --         1,448
Net income.................           --         --           --      --           --          --          2,341         2,341
                             -----------   --------   ----------    ----     --------       -----       --------      --------
Balances as of December 31,
  1995.....................   34,022,408     37,777   10,030,336     100       (2,298)       (176)       (13,391)      (15,765)
Issuance of preferred
  stock....................      440,000      1,540           --      --           --          --             --            --
Issuance of common stock in
  settlement of
  litigation...............           --         --    1,451,574      15        8,978          --             --         8,993
Exercise of common stock
  options and warrants.....           --         --    6,032,378      60           82          --             --           142
Initial public offering of
  common stock.............           --         --   10,350,000     104      117,970          --             --       118,074
Conversion of preferred
  stock to common stock....  (34,462,408)   (39,317)  37,434,926     374       38,943          --             --        39,317
Payment of notes receivable
  from stockholder.........           --         --           --      --           --          25             --            25
Net income.................           --         --           --      --           --          --          7,237         7,237
                             -----------   --------   ----------    ----     --------       -----       --------      --------
Balances as of December 31,
  1996.....................           --         --   65,299,214     653      163,675        (151)        (6,154)      158,023
Exercise of common stock
  options and warrants.....           --         --    6,940,978      69        2,446          --             --         2,515
Secondary public offering
  of common stock..........           --         --      400,000       4        7,839          --             --         7,843
Sale of common stock for
  notes receivable.........           --         --       25,378       3          684        (684)            --             3
Repurchase of common
  stock....................           --         --      (39,200)     (3)         (10)         --             --           (13)
Tax benefit from option
  exercises................           --         --           --      --       18,549          --             --        18,549
Net income.................           --         --           --      --           --          --         36,800        36,800
                             -----------   --------   ----------    ----     --------       -----       --------      --------
Balances as of December 31,
  1997.....................           --   $     --   72,626,370    $726     $193,183       $(835)      $ 30,646      $223,720
                             ===========   ========   ==========    ====     ========       =====       ========      ========

          See accompanying notes to consolidated financial statements.

                      ADVANCED FIBRE COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997         1996       1995
                                                             ---------    --------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $  36,800    $  7,237    $ 2,341
  Adjustments to reconcile net income to net cash provided
     from (used in) operating activities:
     Tax benefit from option exercises.....................     18,549          --         --
     Noncash portion of litigation settlement..............         --      12,807         --
     Deferred income taxes.................................       (826)     (3,679)        --
     Depreciation and amortization.........................      2,850         956        547
     Equity in loss (gain on dissolution) of joint venture,
       net.................................................         --      (1,149)     1,516
     Changes in operating assets and liabilities:
       Accounts receivable.................................    (46,319)    (21,403)    (5,802)
       Inventories.........................................    (34,724)     (5,714)    (5,529)
       Other current assets................................     (1,063)       (588)      (169)
       Accounts payable....................................      9,676       1,602      4,516
       Other liabilities, including accrued liabilities....     22,040       3,442      1,626
       Long-term liabilities...............................        193         258        (17)
                                                             ---------    --------    -------
          NET CASH PROVIDED FROM (USED IN) OPERATING
            ACTIVITIES.....................................      7,176      (6,231)      (971)
                                                             ---------    --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net purchases of marketable securities...................    (12,655)    (83,488)        --
  Acquisition of technology license........................         --          --     (1,000)
  Investment in development-stage company..................     (3,000)         --         --
  Purchase of property and equipment.......................    (17,767)     (8,367)    (1,084)
  Reimbursement of loans (advances) to joint venture.......         --       1,516     (1,516)
  Business acquisition, net of cash acquired...............         --        (783)        --
                                                             ---------    --------    -------
          NET CASH USED IN INVESTING ACTIVITIES............    (33,422)    (91,122)    (3,600)
                                                             ---------    --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank borrowings............................         --      16,806      1,550
  Repayment of bank borrowings.............................         --     (16,806)    (1,550)
  Repayment of long-term portion of litigation
     settlement............................................         --      (7,064)        --
  Proceeds from initial public offering of common stock....         --     118,074         --
  Proceeds from secondary offering of common stock.........      7,843          --         --
  Proceeds from issuance of redeemable convertible
     preferred stock.......................................         --          --     14,539
  Repurchase of redeemable convertible preferred stock.....         --          --     (4,156)
  Proceeds from exercise of common stock options and
     warrants..............................................      2,514         167      1,448
                                                             ---------    --------    -------
          NET CASH PROVIDED FROM FINANCING ACTIVITIES......     10,357     111,177     11,831
                                                             ---------    --------    -------
INCREASE IN CASH AND CASH EQUIVALENTS......................    (15,889)     13,824      7,260
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...............     24,942      11,118      3,858
                                                             ---------    --------    -------
CASH AND CASH EQUIVALENTS, END OF YEAR.....................  $   9,053    $ 24,942    $11,118
NONCASH FINANCING AND INVESTING ACTIVITIES:
  Issuance of common stock for notes receivable............  $     684    $     --    $   176
  Deferred portion of technology license fee...............         --          --      1,500
  Issuance of preferred stock for business acquisition.....         --       1,540         --
CASH PAID:
  Interest.................................................         --         398         37
  Income taxes.............................................        442         265         --

          See accompanying notes to consolidated financial statements.

                      ADVANCED FIBRE COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Advanced Fibre Communications, Inc. (the "Company") operates in one business segment and designs, develops, manufactures, markets, and supports the Universal Modular Carrier 1000(TM) (the "UMC system"), a cost-effective, multi-feature digital loop carrier system developed to serve small line-size markets. The Company's UMC system is designed to enable telephone companies, cable companies, and other service providers to connect subscribers to the central office switch for voice and data communications over copper wire, fiber optic cable and analog radio networks.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated. The Company's investments in 50% or less owned joint ventures are accounted for under the equity method, and an investment in a less than 20% owned company is accounted for using the cost method.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are generally invested in money market funds, are classified as available-for-sales securities and their cost approximates their market value.

  Marketable Securities

     All marketable securities are classified as available-for-sale and are stated at estimated fair value. Unrealized gains and losses and realized gains and losses were immaterial for all years presented.

  Inventories

     Inventories are valued at the lower of first-in, first-out cost or market.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives, generally five to seven years, of the related assets.

  Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, effective January 1996. This statement requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Adoption of this statement did not have a material effect on the Company's consolidated financial position or results of operations.

  Revenue Recognition

     Revenue is generally recognized when products are shipped. An allowance for uncollectible accounts and a reserve for estimated returns have been established, although uncollectible accounts and product returns have been insignificant to date.

  Warranty

     The Company provides for estimated warranty costs at the time of sale.

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Income Taxes

     The Company accounts for income taxes using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized.

  Equity-Based Compensation Plans

     The Company accounts for equity-based compensation plans using the intrinsic value method.

  Net Income Per Share

     The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, effective December 15, 1997. SFAS 128 requires the presentation of basic net income per share and, for companies with complex capital structures, diluted net income per share. Basic net income per share is computed using the weighted average number of shares of common stock outstanding. Diluted net income per share is computed using the weighted average number of shares of common stock and redeemable convertible preferred stock outstanding, on an as-if converted basis, and common equivalent shares from options and warrants to purchase common stock using the treasury stock method, when dilutive. In accordance with certain Securities and Exchange Commission Staff Accounting Bulletins ("SAB"), such computations included all common and common equivalent shares issued within the 12 months preceding the Company's initial public offering ("IPO") date as if they were outstanding for all prior periods presented using the treasury stock method and the estimated IPO price. The provisions of SAB No. 98, issued in February 1998, have also been adopted, and accordingly, shares previously presented under the guidance of SAB No. 83 have been omitted from both basic and diluted per share computations.

  Concentration of Credit Risk

     Financial instruments potentially exposing the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company manufactures and sells its products principally to telephone companies in the United States and to telephone companies and distributors in international markets. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company does not generally require collateral. For international shipments, the Company generally requires prepayment or letters of credit.

  Use of Estimates

     The Company has made a number of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

NOTE 2.  JOINT VENTURES

  Advanced Access Labs

     During fiscal 1994, the Company entered into a joint venture partnership, Advanced Access Labs, with a stockholder. The joint venture designed and developed a product to allow telephone services to be provided

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 2.  JOINT VENTURES (CONTINUED)
over existing cable TV coaxial systems as well as other transmission media. The Company contributed the right to use its technology in exchange for a 50% ownership in the joint venture partnership. During 1996 and 1995, the Company made loans and other advances to the joint venture totaling $167,000 and $1,516,000, respectively. The Company has recorded its proportionate share of the joint venture's losses to the extent of the Company's loans and advances therein.

     On December 23, 1996, the Company and the joint venture partner entered into an agreement to terminate the partnership. In connection with the dissolution, the joint venture partner reimbursed the Company $1,683,000 for all loans and advances made by the Company to date. The reimbursement was recorded as a gain and is reflected in gain on dissolution (equity in loss) of joint venture, net in the accompanying consolidated financial statements.

  AFTEK Hong Kong

     On April 11, 1996, the Company acquired all of the outstanding shares of AFTEK Hong Kong, of which the Company had previously been a 49% stockholder. AFTEK Hong Kong is a holding company that owns 60% of a joint venture, AFTEK Hangzhou, that was licensed to manufacture and sell the Company's telecommunications equipment in China. Total consideration consisted of the following (in thousands):

Issuance of Series F preferred stock........................  $1,540
Cash paid to retire note payable............................     939
Acquisition costs incurred..................................      79
                                                              ------
Total consideration.........................................  $2,558
                                                              ======

     The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon their fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $932,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 5 years.

     On August 10, 1996, AFTEK Hong Kong and its joint venture partner agreed to liquidate AFTEK Hangzhou. The partners appointed a liquidation committee to facilitate the liquidation procedures and to ensure that the liquidation is completed in accordance with the relevant stipulations contained in the joint venture agreement. The Company has recorded a provision of approximately $59,000 in 1997 and $383,000 in 1996 reflecting the reduction in the net realizable value of AFTEK Hong Kong's interest in the joint venture's net assets to be distributed upon liquidation, which is pending governmental approval from the Peoples Republic of China.

     Historical results of AFTEK Hong Kong and pro forma results of operations giving effect to the acquisition have not been presented because such information is immaterial in relation to the Company's results of operations.

     The Company had sales to AFTEK Hong Kong of $2,020,000 in 1995.

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 3. MARKETABLE SECURITIES

     Marketable securities are valued at fair market value and are comprised of the following (in thousands):

                                                      DECEMBER 31,
                                                   ------------------
                                                    1997       1996
                                                   -------    -------
Municipal debt securities........................  $94,143    $61,488
Corporate debt securities........................    2,000     22,000
                                                   -------    -------
Total marketable securities......................  $96,143    $83,488
                                                   =======    =======

     The fair value of securities maturing in one year or less and those maturing between one year and five years was $42,850,000 and $53,293,000, respectively, as of December 31, 1997.

NOTE 4. INVENTORIES

     The major components of inventories are as follows (in thousands):

                                                      DECEMBER 31,
                                                   ------------------
                                                    1997       1996
                                                   -------    -------
Raw materials....................................  $17,369    $ 7,631
Work-in-progress.................................      666        155
Finished goods...................................   34,038      9,563
                                                   -------    -------
Total inventories................................  $52,073    $17,349
                                                   =======    =======

NOTE 5. PROPERTY AND EQUIPMENT

     A summary of property and equipment follows (in thousands):

                                                      DECEMBER 31,
                                                   ------------------
                                                    1997       1996
                                                   -------    -------
Furniture and fixtures...........................  $ 2,572    $ 1,266
Computer and office equipment....................   11,726      4,306
Engineering equipment............................   14,395      5,508
                                                   -------    -------
                                                    28,693     11,080
Less: accumulated depreciation...................    4,187      1,491
                                                   -------    -------
Property and equipment, net......................  $24,506    $ 9,589
                                                   =======    =======

NOTE 6. ACCRUED LIABILITIES

     A summary of accrued liabilities follows (in thousands):

                                                      DECEMBER 31,
                                                    -----------------
                                                     1997       1996
                                                    -------    ------
Outside services..................................  $ 9,522    $  188
Income and sales taxes............................    5,223       769
Warranty..........................................    4,929     2,550
Salaries and benefits.............................    4,715     1,817
Other.............................................    5,953     2,728
                                                    -------    ------
Total accrued liabilities.........................  $30,342    $8,052
                                                    =======    ======

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 7. INCOME TAXES

     A summary of the components of income taxes (benefit) follows (in thousands):

                                                                     CHARGE IN
                                                                      LIEU OF
                                              CURRENT    DEFERRED    INCOME(1)     TOTAL
                                              -------    --------    ---------    -------
Year ended December 31, 1997:
  Federal...................................  $3,142     $(1,052)     $16,017     $18,107
  State.....................................     747         226        2,532       3,505
                                              ------     -------      -------     -------
Income taxes (benefit)......................  $3,889     $  (826)     $18,549     $21,612
                                              ======     =======      =======     =======

Year ended December 31, 1996:
  Federal...................................  $  523     $(2,764)     $    --     $(2,241)
  State.....................................       2        (915)          --        (913)
                                              ------     -------      -------     -------
Income taxes (benefit)......................  $  525     $(3,679)     $    --     $(3,154)
                                              ======     =======      =======     =======

Year ended December 31, 1995:
  Federal...................................  $   82     $    --      $    --     $    82
  State.....................................      15          --           --          15
                                              ------     -------      -------     -------
Income taxes (benefit)......................  $   97     $    --      $    --     $    97
                                              ======     =======      =======     =======

---------------
(1) Charge in lieu of income taxes from tax benefit of stock option exercises.

     Income taxes (benefit) differs from the amount computed by applying the U.S. federal statutory rate of 34% to income before income taxes as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1997       1996      1995
                                                          -------    -------    -----
Income taxes at statutory rate..........................  $19,860    $ 1,388    $ 829
Current losses and temporary differences for which no
  benefit was recognized................................       95        476       --
Foreign sales corporation benefit.......................     (179)        --       --
Utilization of credits..................................     (304)        --       --
Tax exempt interest.....................................     (407)        --       --
Alternative minimum tax.................................       --         --       82
State taxes, net of federal benefit.....................    2,258       (167)      15
Change in valuation allowance...........................       --     (4,687)    (847)
Other...................................................      289       (164)      18
                                                          -------    -------    -----
Income taxes (benefit)..................................  $21,612    $(3,154)   $  97
                                                          =======    =======    =====

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 7. INCOME TAXES (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                                DECEMBER 31,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
Deferred tax assets:
  Net operating loss carryforwards....................  $    --    $    --    $ 3,316
  DSC settlement costs................................      784      1,257         --
  Allowances and accruals.............................    4,191      1,618      1,914
  Research tax credit carryforwards...................      896        588         --
  Other...............................................       66        216          6
                                                        -------    -------    -------
                                                          5,937      3,679      5,236
Deferred tax liability:
  Investment in joint venture.........................       --         --       (549)
  Net book value over net tax value...................   (1,866)        --         --
                                                        -------    -------    -------
                                                          4,071      3,679      4,687
Less valuation allowance..............................       --         --     (4,687)
                                                        -------    -------    -------
  Net deferred tax asset..............................  $ 4,071    $ 3,679    $    --
                                                        =======    =======    =======

     Management believes that a valuation allowance is not required as of December 31, 1997 and 1996, based upon current and projected profitability of the Company. The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose restrictions on the utilization of tax credit carryforwards, for tax purposes, in the event of an "ownership change" as defined by the Internal Revenue Code. As of December 31, 1997, the Company had research credit carryforwards for federal income tax return purposes of approximately $896,000 available to reduce future income subject to income taxes. The federal research tax credit carryforwards expire in 2012. The Company also has minimum tax credit carryforwards for federal income tax return purposes of approximately $33,000, which carry forward indefinitely until utilized. The Company also has manufacturing investment credit carryforwards for California income tax return purposes of approximately $50,000, which will expire in 2005.

NOTE 8. BANK BORROWINGS

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

     In July 1996, the Company borrowed approximately $7,106,000 under a six-month term loan bearing interest at 5.75%. The proceeds from the loan were used to pay the remaining obligations under the DSC litigation settlement (See
Note 10). The loan had a $4.0 million compensating balance requirement. The loan was repaid in October 1996 with a portion of the proceeds from the Company's initial public offering.

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

  IPO

     In October 1996, the Company issued 10,350,000 shares of its common stock pursuant to the IPO, which generated approximately $118,074,000 of net proceeds to the Company. In conjunction with the IPO, 34,462,408 shares of outstanding redeemable convertible preferred stock were converted into a total of 37,434,926 shares of common stock. Prior to the IPO, the Company had six series of redeemable convertible preferred stock outstanding.

  Secondary Offering

     In February 1997, the Company completed a secondary offering of 4,000,000 shares of common stock, 3,600,000 of which were sold by certain stockholders and 400,000 of which were sold by the Company, generating approximately $7,843,000 of net proceeds to the Company.

  Common Stock Split

     In August 1996, the Company's Board of Directors approved and effected a two-for-one stock split. The following year, on September 22, 1997, the Company effected a two-for-one stock split to stockholders of record as of August 29, 1997. All share, per share, and common stock amounts herein have been restated to reflect the effect of these splits. In September 1997, the stockholders approved an increase in the Company's authorized shares of common stock from 100,000,000 to 200,000,000.

  Common Stock Options

     The Company's 1996 Stock Incentive Plan (the "1996 Plan") is intended to serve as the successor equity incentive program to the Company's 1993 Stock Option/Stock Issuance Plan (the "Predecessor Plan"). As of December 31, 1997, a total of 19,138,074 shares of common stock were authorized for issuance under the 1996 Plan. This share reserve is comprised of (i) the shares which remained available for issuance under the Predecessor Plan, including the shares subject to outstanding options thereunder, plus (ii) an additional increase of 2,000,000 shares. In addition, the share reserve will automatically be increased on the first trading day of each calendar year, beginning with the 1997 calendar year, by an amount equal to 3% of the number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year. Options issued prior to 1997 generally vest 20% on the first anniversary date and ratably over the following 48 months. Options issued subsequent to January 1, 1997, generally vest 25% on the first anniversary date and ratably over the following 36 months for employees who have been with the Company for less than one year, and ratably over 48 months for employees with over one year of service. The options expire 10 years from the date of grant and are normally canceled three months after termination of employment.

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)
     A summary of the Company's stock option plan activity is presented below:

                                                                  YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------------------
                                                    1997                    1996                   1995
                                            ---------------------   --------------------   ---------------------
                                                         WEIGHTED               WEIGHTED                WEIGHTED
                                                         AVERAGE                AVERAGE                 AVERAGE
                                                         EXERCISE               EXERCISE                EXERCISE
                 OPTIONS                      SHARES      PRICE      SHARES      PRICE       SHARES      PRICE
                 -------                    ----------   --------   ---------   --------   ----------   --------
Outstanding at beginning of year..........   8,627,088    $ 1.66    7,780,032    $0.18      5,468,560    $0.07
Granted...................................   3,603,646     27.42    2,166,164     6.17      2,548,072     0.41
Exercised.................................  (3,050,793)     0.38     (832,852)    0.09       (107,304)    0.11
Canceled..................................    (876,681)    14.64     (486,256)    0.61       (129,296)    0.12
                                            ----------    ------    ---------    -----     ----------    -----
Outstanding at end of year................   8,303,260    $11.92    8,627,088    $1.66      7,780,032    $0.18
Options exercisable at end of year........   2,611,424              3,411,318               2,378,804
Weighted average fair value of options
  granted during the year.................                $17.29                 $2.95                   $0.11

     The following table summarizes information about stock options outstanding as of December 31, 1997:

                                      WEIGHTED
        RANGE                          AVERAGE     WEIGHTED
         OF                           REMAINING    AVERAGE
      EXERCISE           NUMBER      CONTRACTUAL   EXERCISE     NUMBER
       PRICES          OUTSTANDING      LIFE        PRICE     EXERCISABLE
      --------         -----------   -----------   --------   -----------
$ 0.01                  1,010,187        5.3 year   $ 0.01      915,057
  0.13 -  0.16          1,203,199        6.9          0.15      518,893
  0.31                    682,966        7.7          0.31      148,583
  0.38 -  0.75          1,198,186        8.0          0.75      332,290
  2.35 - 12.50            858,615        8.6          6.86      382,194
 14.75 - 25.63            910,575        9.4         21.08       66,821
 25.88 - 26.13            218,000        9.9         26.10           --
 26.50                    870,181        8.9         26.50      175,263
 26.63 - 33.00            915,520        9.5         30.89       58,863
 33.53 - 42.38            435,831        9.7         35.65       13,460

  Employee Stock Purchase Plan

     Under the 1996 Employee Stock Purchase Plan (the "Purchase Plan") adopted on July 12, 1996, the Company is authorized to issue up to 3,000,000 shares of common stock to eligible employees of the Company and participating subsidiaries. The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period commenced on October 4, 1996 and ends on the last business day in July 1998. Under the terms of the Purchase Plan, eligible employees on the start date of any offering period can enter the Purchase Plan on that start date, or on any subsequent semi-annual entry date. Individuals who become eligible after the start date may join the Purchase Plan on any subsequent semi-annual entry date within that period. Employees may have up to 10 percent of their base salary withheld through payroll deductions to purchase the Company's common stock. The purchase price of the stock is the lower of 85 percent of (i) the fair market value of the common stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. Under the Purchase Plan, the purchase dates are January 31 and July 31 of each year, and the first purchase was made on January 31, 1997. Purchases under the Plan through January 31, 1998 and estimated for July 31, 1998, based on current contribution rates, totaled 309,915 shares of common stock. The weighted average fair value of

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) stock purchased was $11.76 per share. At December 31, 1997, 2,874,486 shares remained available for issuance under the Purchase Plan.

  Common Stock Warrants

     Warrants to purchase shares of common stock were issued to investors as part of the preferred stock agreements. The warrants expire through the year 2000 and are summarized as follows:

                                                              NUMBER         EXERCISE
                                                            OF SHARES     PRICE PER SHARE
                                                            ----------    ---------------
Warrants outstanding as of December 31, 1995..............  10,442,160    $0.02 -   $3.50
  Exercised...............................................  (5,199,526)    0.02 -    0.59
  Retired.................................................     (95,082)    0.02 -    0.59
                                                            ----------
Warrants outstanding as of December 31, 1996..............   5,147,552     0.01 -    3.50
  Exercised...............................................     (38,000)              0.01
  Retired.................................................  (3,819,808)    0.01 -    0.58
                                                            ----------
Warrants outstanding as of December 31, 1997..............   1,289,744    $0.01 -   $3.50
                                                            ==========

  Pro Forma Fair Value Information

     The Company applies the intrinsic value method of accounting for its stock-based compensation plans. If compensation cost for the Company's stock-based compensation plans had been determined in accordance with the fair value approach set forth in SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts as follows (in thousands except per share data):

                                                           1997       1996      1995
                                                          -------    ------    ------
Net income:
  As reported...........................................  $36,800    $7,237    $2,341
  Pro forma.............................................   26,404     6,638     2,328
Basic net income per share:
  As reported...........................................  $  0.52    $ 0.30    $ 0.27
  Pro forma.............................................     0.38      0.27      0.27
Diluted net income per share:
  As reported...........................................  $  0.48    $ 0.11    $ 0.05
  Pro forma.............................................     0.34      0.10      0.05

     The fair value of option grants prior to the IPO was estimated on the date of grant using the minimum value method with the following weighted average assumptions: no dividend yield, risk-free interest rates of 6.24%, and an expected life of 5 years. The fair value of option grants from the IPO through December 31, 1996, was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions; no dividend yield, expected volatility of 55%, risk-free interest rate of 6.32%, and an expected life of five years. The fair value of option grants made during 1997 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield, expected volatility of 71%, risk-free interest rate of 6.23%, and an expected life of five years. Compensation costs related to the Purchase Plan were recognized for the fair value of the employees' purchase rights, which were purchased, or will be purchased, under the Purchase Plan for the semi-annual purchase dates January 1997 through July 1998 as of the date of purchase using the Black-Scholes option-pricing

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) model. The following weighted average assumptions were used: no dividend yield, expected volatility of 71%, risk free interest rate of 5.8%, and an expected life of 14 months based on plan entry dates and purchase dates.

  Net Income Per Share

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. SFAS No. 128 requires the presentation of basic net income per share and, for companies with complex capital structures, diluted net income per share. In conjunction with the Company's adoption of SFAS No. 128, the provisions of Staff Accounting Bulletin ("SAB") No. 98, issued in February 1998, have also been adopted and, accordingly, shares previously presented under the guidance of SAB No. 83 have been omitted from both basic and diluted per share amounts calculated below.

     The following tables set forth the computations of shares and net income used in the calculation of basic and diluted net income per share for the years ended December 31, 1997, 1996, and 1995 (in thousands, except share data):

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
Basic net income per share:
  Net income..........................................  $36,800    $ 7,237    $ 2,341
                                                        =======    =======    =======
  Actual weighted average common shares outstanding
     for the period...................................   70,131     24,146      8,746
                                                        =======    =======    =======
Basic net income per share............................  $  0.52    $  0.30    $  0.27
                                                        =======    =======    =======

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
Diluted net income per share:
  Net income..........................................  $36,800    $ 7,237    $ 2,341
                                                        =======    =======    =======
  Actual weighted average common shares outstanding
     for the period...................................   70,131     24,146      8,746
  Weighted average number of shares upon conversion of
     redeemable convertible preferred stock...........       --     27,994     34,896
  Weighted average number of shares upon exercise of
     dilutive options and warrants....................    7,338     15,908      7,042
                                                        -------    -------    -------
  Shares used in per share calculations...............   77,469     68,048     50,684
                                                        =======    =======    =======
Diluted net income per share..........................  $  0.48    $  0.11    $  0.05
                                                        =======    =======    =======

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 10. COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases office space and certain equipment under operating leases. Future minimum payments under operating leases with an initial term of more than one year as of December 31, 1997 are summarized as follows (in thousands):

1998.......................................................  $ 6,343
1999.......................................................    6,729
2000.......................................................    7,939
2001.......................................................    7,927
2002.......................................................    7,152
Thereafter.................................................   53,321
                                                             -------
Total minimum lease payments...............................  $89,411
                                                             =======

     Total rent expense for all operating leases was $5,318,000, $3,030,000, and $887,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

  Employee Benefit Plan

     The Company has a 401(k) plan under which employees may contribute a portion of their compensation on a tax-deferred basis to the plan. The Company, at its discretion, may contribute to the plan on a matching basis up to a maximum of $4,750 per employee per year. The Company is the plan administrator. During 1997 and 1996, the Company contributed $785,000 and $466,000, respectively, to the plan.

  Litigation

ITRI:

     In September 1992, the Company entered into agreements (the "ITRI Agreements") with the Industrial Technology Research Institute ("ITRI"), a Taiwanese government-sponsored research and development organization, that granted to ITRI certain license rights to the European Telecommunications Standards Institute ("ETSI") version of the UMC system. In 1995, a dispute arose among the Company, ITRI, and certain of ITRI's member companies (the "Member Companies") in which the Company claimed that ITRI and the Member Companies were, among other things, failing to pay royalties when due under the ITRI Agreements. In reliance upon certain provisions of the ITRI Agreements, in April 1996, the Company ceased delivering to the Member Companies certain proprietary application specific integrated circuits ("ASICs") used in manufacturing the UMC system.

     Pursuant to agreements with ITRI reached in 1994, the design documentation for these ASICs is held in a trust account, with directions that the designs can be made available to ITRI on the occurrence of specified conditions. On July 9, 1996, the trustee-custodian of the ASIC designs filed suit against the Company in the United States District Court, Eastern District of New York, alleging that the Company had not supplied all required documentation to the trustee, and wrongfully discontinued the sale of the ASICs to the Member Companies. Among other things, the complaint seeks unspecified damages on behalf of the trustee, and a determination that the trustee can release the ASIC designs to ITRI. On July 31, 1996, the Company filed a counterclaim against the trustee claiming, among other things, that the trustee improperly disclosed the design documentation to third parties. Discovery in the case commenced in October 1996, and was ongoing into December 1997. At a hearing held December 15, 1997, the court stayed the case pending resolution of the arbitration proceedings described below.

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
     On July 30, 1996, the Company filed suit against ITRI and others in the United States District Court, Northern District of California, for breach of the ITRI Agreements, breach of covenants of good faith, trade secret misappropriation, tortious interference, and related claims. The complaint alleges that ITRI breached the ITRI Agreements, among other things, by failing to collect royalties owed to the Company, by developing UMC-based products not shared with the Company, by transferring UMC technology to an unauthorized company, and by misappropriating the Company's trade secrets and that the ITRI Agreements have been terminated. The Company seeks recovery for lost profits and unjust enrichment, punitive damages, and declaratory and injunctive relief. On September 13, 1996, ITRI filed a demand for arbitration of the dispute and claimed, among other things, that the Company had breached the ITRI Agreements and is liable for unspecified royalties and punitive damages, and claiming proprietary rights in certain UMC technology. On September 30, 1996, the Company amended the complaint in its suit against ITRI to add the Member Companies and Taiwan-based Acer Netxus, Inc., as parties to the suit.

     On August 27, 1996, the Member Companies filed suit against the Company in United States District Court, Northern District of California, alleging breach of contract and unfair competition based on the Company's discontinuation of ASIC sales and alleged failure to provide certain other UMC technology to the Member Companies. The complaint filed by the Member Companies alleges that the Company lacked justification to discontinue the sale of ASICs and that its failure to sell ASICs to the Member Companies constituted unfair competition. The Complaint seeks court-ordered arbitration, unspecified damages, punitive damages and an injunction requiring further sales of the ASICs to the Member Companies. On September 6, 1996, the court granted a temporary restraining order pursuant to which the Company will be required to supply the Member Companies with a specified number of ASICs during the ensuing two month period on the terms and conditions set forth in the ITRI Agreements. The court's order was granted as an interim measure to preserve the status quo pending adjudication on the merits. The Company believes that compliance with the court's order will not have a material adverse effect on the Company's business, financial condition and results of operations. On September 16, 1996, the Company filed counterclaims seeking declaratory and injunctive relief and damages against Member Companies for, among other things, breach of contract, fraud and misappropriation of trade secrets. On September 23, 1996, the Member Companies filed a demand for arbitration of the dispute and claimed, among other things, actual damages in excess of $60 million, legal fees and expenses and punitive damages.

     A hearing on ITRI's motion for a preliminary injunction to require the Company to continue supplying ASICs and ITRI's motion to compel arbitration was held on November 22, 1996. On January 23, 1997, the Court granted the ITRI parties' motion to compel arbitration, and granted, in part, the Member Companies' motion for a preliminary injunction. Under the Court's order, the case was directed to arbitration under the auspices of the American Arbitration Association, the litigation was stayed, and the Company was directed to continue supplying ASICs to the Member Companies as under the prior temporary restraining order.

     On or about April 8, 1997, ITRI and the Member Companies filed amended demands for arbitration with the American Arbitration Association. On April 28, 1997, the Company filed an answer and counterclaim in the arbitration proceeding against ITRI, the Member Companies, and ACER Netxus, Inc., to which ITRI purportedly assigned member company rights under the ITRI Agreements without the Company's consent.

     During January 1998, the Company, ITRI, the Member Companies and the trustee agreed on a tentative settlement that, if finalized, will resolve all claims among the Company, ITRI, the Member Companies and the trustee. The tentative settlement does not affect the Company's claims against Acer Netxus, Inc. The Company is currently working to finalize the settlement, however, there can be no assurances that the settlement will be finalized.

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
     The Company believes that it has meritorious defenses to the claims asserted by the trustee, ITRI and the Member Companies and, if the settlement is not finalized, the Company intends to continue to defend the litigation and to prosecute its affirmative claims vigorously. Moreover, the Company believes that the damages claims of the trustee, ITRI, and the Member Companies are without merit. The Company further believes that its claims against Acer Netxus Inc. are meritorious and intends to pursue these claims vigorously. However, due to the nature of the claims, the Company cannot determine the total expense or possible loss, if any, that may ultimately be incurred either in the context of a trial, arbitration or as a result of a negotiated settlement. Regardless of the ultimate outcome of the proceedings, it could result in significant diversion of time by the Company's management. After consideration of the nature of the claims and the facts relating to the proceedings, the Company believes that the resolution of these matters will not have a material adverse effect on the Company's business, financial condition, results of operations, and cash flows; however, the results of these proceedings, including any potential settlement, are uncertain and there can be no assurance to that effect.

DSC:

     From July 1993 until June 1996 the Company was involved in litigation with DSC Communications Corporation ("DSC"). DSC alleged, among other things, that the Company's UMC system technology contained or was derived from trade secrets and other proprietary technology of DSC. The parties entered into a Settlement Agreement and Mutual Releases dated as of June 24, 1996 (the "Settlement Agreement") pursuant to which the litigation was terminated. Under the terms of the Settlement Agreement, the Company paid DSC $3,000,000 in June 1996 and $7,106,000 in July 1996, and issued 1,451,574 shares of common stock to DSC. The settlement amount was recorded during the first six months of 1996 as a charge of $15,807,000. Under the terms of the Settlement Agreement, the Company maintains all rights to the UMC technology free and clear of any claim by DSC.

     On December 22, 1997, the Company filed a lawsuit in Sonoma County Superior Court in California against DSC related to its hiring of a former employee of DSC, as the Company's Vice President, Product Planning. The Company's complaint seeks a declaratory judgement that its hiring of the former DSC employee was lawful.

     On January 22, 1998, DSC filed a lawsuit against the Company and the former DSC employee in the United States District Court, Eastern District of Texas, alleging "inevitable" trade secret misappropriation and related claims. DSC also asserted a separate claim against the Company for patent infringement alleging that the Company's 3GDLC product infringes on a DSC patent. DSC's complaint seeks unspecified damages, injunctions relating to the alleged misappropriation and patent infringement, attorneys' fees and other relief.

     On February 5, 1998, the United States District Court, Eastern District of Texas granted the Company's motion to dismiss all non-patent claims in this lawsuit.

     On February 18, 1998, DSC filed a motion in the lawsuit filed by the Company in Sonoma County Superior Court to allege the "inevitable" trade secret misappropriation and related claims, seeking unspecified damages, injunctions relating to the alleged misappropriation, attorneys' fees and other relief. A hearing is set for April 20, 1998.

     The Company believes that all of DSC's misappropriation and other claims related to the hiring of the former DSC employee are without merit, and the Company intends to defend the lawsuit vigorously. Based on the Company's preliminary review of the patent claim, the Company believes that the Company's 3GDLC product does not infringe the DSC patent, and that the Company has meritorious defenses to such claim. The Company intends to vigorously defend the litigation against DSC and prosecute its declaratory judgement action. However, the Company cannot predict the ultimate outcome of these lawsuits. In addition, patent

                      ADVANCED FIBRE COMMUNICATIONS, INC.

NOTE 10. COMMITMENTS AND CONTINGENCIES (CONTINUED) litigation is highly complex and can extend for a protracted period of time, which can divert the attention of the Company's management and technical personnel and require the Company to incur substantial costs and expenses. If the patent claim were to be resolved against the Company, this could have a material adverse effect on the Company's business, results of operations and financial condition.

RELTEC Corporation:

     On November 26, 1997, the Company filed a lawsuit in Sonoma County Superior Court in California against RELTEC Corporation, alleging trade secret misappropriation, tortious interference with a contract, and related claims. The case involves RELTEC's acquisition of the Company's technology through the Company's Taiwan-based licensee, Vidar-SMS Co., Ltd. On January 21, 1998, the Company filed for and obtained an order to show cause, and a preliminary injunction hearing is scheduled for March 18, 1998.

NOTE 11. COMPANY INFORMATION AND CERTAIN CONCENTRATIONS

     During 1997, one customer accounted for 19% of total revenues. No single customer accounted for 10% or more of total revenues in 1996, and during 1995, one customer accounted for 16% of total revenues. International sales constituted 27%, 21% and 13% during 1997, 1996 and 1995, respectively.

     The Company currently derives substantially all of its revenue from the UMC system, and expects that this concentration will continue for the foreseeable future. As a result, any factor adversely affecting the demand for, or pricing of, the UMC system could have a material adverse effect on the Company's business and results of operations.

     The Company's manufacturing operations consist of the final assembly and testing of finished goods from components and custom-made subassemblies purchased from third parties. Although the Company's product designs employ primarily industry standard hardware, certain components are only available through limited sources of supply. The Company's proprietary ASICs, codec components, and some surface mount technology components and other components are available from limited sources. If the Company cannot obtain essential components as required, the Company may be unable to meet demand for its products, thereby adversely affecting its operating results. In addition, scarcity of such components could result in cost increases that adversely affect the Company's gross profit.

     The Company's printed circuit board assemblies and channel bank assemblies are provided by a limited number of outside turnkey suppliers. In the event operations of these turnkey suppliers are impaired or they are unable to support the manufacturing requirements of the Company, the Company's operating results could be adversely affected.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Advanced Fibre Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

San Francisco, California
January 28, 1998

QUARTERLY RESULTS OF OPERATIONS

     Selected quarterly financial data is summarized below (unaudited):

                                                                  QUARTER ENDED (IN THOUSANDS)
                                 ----------------------------------------------------------------------------------------------
                                 MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                   1996      1996(1)       1996         1996        1997        1997        1997         1997
                                 --------    --------    ---------    --------    --------    --------    ---------    --------
Revenues.......................  $24,121     $ 29,651     $35,012     $41,409     $44,405     $61,207      $76,790     $85,456
Cost of revenues...............   14,101       16,957      19,737      23,155      24,977      33,535       41,472      45,949
                                 -------     --------     -------     -------     -------     -------      -------     -------
Gross profit...................   10,020       12,694      15,275      18,254      19,428      27,672       35,318      39,507
                                 -------     --------     -------     -------     -------     -------      -------     -------
Operating expenses:
  Research and development.....    2,619        3,275       4,141       4,378       4,850       6,440        7,205       7,231
  Selling, general and
    administrative.............    3,545        4,356       5,608       7,679       7,798       9,830       12,297      12,728
  DSC litigation costs.........      691       18,256          --          --          --          --           --          --
                                 -------     --------     -------     -------     -------     -------      -------     -------
    Total operating expenses...    6,855       25,887       9,749      12,057      12,648      16,270       19,502      19,959
                                 -------     --------     -------     -------     -------     -------      -------     -------
Operating income (loss)........    3,165      (13,193)      5,526       6,197       6,780      11,402       15,816      19,548
Other income (expense):
  Gain on dissolution (equity
    in loss) of joint venture,
    net........................     (167)          --          --       1,683          --          --           --          --
  Other income (expense),
    net........................       84          (18)       (338)      1,144         996       1,385        1,313       1,172
                                 -------     --------     -------     -------     -------     -------      -------     -------
Income (loss) before income
  taxes........................    3,082      (13,211)      5,188       9,024       7,776      12,787       17,129      20,720
Income taxes (benefit).........      910       (9,498)      1,984       3,450       2,877       4,731        6,338       7,666
                                 -------     --------     -------     -------     -------     -------      -------     -------
Net income (loss)..............  $ 2,172     $ (3,713)    $ 3,204     $ 5,574     $ 4,899     $ 8,056      $10,791     $13,054
                                 =======     ========     =======     =======     =======     =======      =======     =======

                                                                  AS A PERCENTAGE OF REVENUES
                                 ----------------------------------------------------------------------------------------------
Revenues.......................    100.0%       100.0%      100.0%      100.0%      100.0%      100.0%       100.0%      100.0%
Costs of revenues..............     58.5         57.2        56.4        55.9        56.2        54.8         54.0        53.8
                                 -------     --------     -------     -------     -------     -------      -------     -------
Gross profit...................     41.5         42.8        43.6        44.1        43.8        45.2         46.0        46.2
                                 -------     --------     -------     -------     -------     -------      -------     -------
Operating expenses:
  Research and development.....     10.9         11.0        11.8        10.6        10.9        10.5          9.4         8.5
  Selling, general and
    administrative.............     14.7         14.7        16.0        18.5        17.6        16.1         16.0        14.9
  DSC litigation costs.........      2.9         61.6          --          --          --          --           --          --
                                 -------     --------     -------     -------     -------     -------      -------     -------
    Total operating expenses...     28.4         87.3        27.8        29.1        28.5        26.6         25.4        23.4
                                 -------     --------     -------     -------     -------     -------      -------     -------
Operating income (loss)........     13.1        (44.5)       15.8        15.0        15.3        18.6         20.6        22.9
Other income (expense):
  Gain on dissolution (equity
    in loss) of joint venture,
    net........................     (0.7)          --          --         4.1          --          --           --          --
  Other income (expense),
    net........................      0.3         (0.1)       (1.0)        2.7         2.2         2.3          1.7         1.4
                                 -------     --------     -------     -------     -------     -------      -------     -------
Income (loss) before income
  taxes........................     12.8        (44.6)       14.8        21.8        17.5        20.9         22.3        24.2
Income taxes (benefits)........      3.8        (32.1)        5.6         8.3         6.5         7.7          8.3         9.0
                                 -------     --------     -------     -------     -------     -------      -------     -------
Net income (loss)..............      9.0%       (12.5)%       9.2%       13.5%       11.0%       13.2%        14.1%       15.3%
                                 =======     ========     =======     =======     =======     =======      =======     =======

---------------
(1) Includes a charge of $15.8 million in the quarter ended June 30, 1996 to reflect a cash payment of $3.0 million paid in June 1996, additional cash payments of $7.1 million paid in July and the issuance of 1,451,574 shares of Common Stock to DSC in settlement of outstanding litigation. See "Note 10 of the Notes to Consolidated Financial Statements." Without this charge, operating income for the quarter ended June 30, 1996 would have been $2.6 million, and as a percentage of revenues would have been 8.8%.

    See accompanying notes to consolidated financial statements