Form 10-K, Exhibit 13
period 1998-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 1999-03-24
CIK 898805

                                                                    EXHIBIT 13.1


                 FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED DATA


                                                                           YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------------------------------------
                                                     1998           1997          1996(1)          1995             1994
                                                   ---------      ---------      ---------       ---------       ---------
                                                                   (in thousands, except per share data)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

Revenues                                           $ 312,745      $ 267,858      $ 130,193       $  54,287       $  18,802
Cost of revenues                                     168,654        145,933         73,950          33,469          14,124
                                                   ---------      ---------      ---------       ---------       ---------
     Gross profit                                    144,091        121,925         56,243          20,818           4,678
                                                   ---------      ---------      ---------       ---------       ---------
Operating expenses:

     Research and development                         40,963         25,726         14,413           5,730           2,867
     Selling, general and administrative              65,328         42,653         21,188           9,660           5,051
     DSC litigation costs                                 --             --         18,947           1,623           4,551
                                                   ---------      ---------      ---------       ---------       ---------
          Total operating expenses                   106,291         68,379         54,548          17,013          12,469
                                                   ---------      ---------      ---------       ---------       ---------

Operating income (loss)                               37,800         53,546          1,695           3,805          (7,791)
Other income, net                                      4,055          4,866          2,388          (1,367)             26
                                                   ---------      ---------      ---------       ---------       ---------
Income (loss) before income taxes                     41,855         58,412          4,083           2,438          (7,765)
Income taxes (benefit)                                14,648         21,612         (3,154)             97              --
                                                   ---------      ---------      ---------       ---------       ---------

Net income (loss)                                  $  27,207      $  36,800      $   7,237       $   2,341       $  (7,765)
                                                   =========      =========      =========       =========       =========

Basic net income (loss) per share (2)              $    0.36      $    0.52      $    0.30       $    0.27       $   (1.27)
                                                   =========      =========      =========       =========       =========
Shares used in basic per share computations           74,788         70,131         24,146           8,746           6,093
                                                   =========      =========      =========       =========       =========
Diluted net income (loss) per share(2)             $    0.34      $    0.48      $    0.11       $    0.05       $   (1.27)
                                                   =========      =========      =========       =========       =========
Shares used in diluted per share computations         79,511         77,469         68,048          50,684           6,093
                                                   =========      =========      =========       =========       =========

                                                                            AS OF DECEMBER 31,
                                                      -----------------------------------------------------------------
                                                        1998          1997          1996          1995           1994
                                                      --------      --------      --------      --------       --------
                                                                                (in thousands)
CONSOLIDATED BALANCE SHEETS DATA:
Cash, cash equivalents and marketable securities      $110,753      $105,196      $108,430      $ 11,118       $  3,858
Working capital                                        209,324       193,640       145,338        18,770          6,809
Total assets                                           307,883       273,293       175,679        36,680         14,884
Redeemable convertible preferred stock                      --            --            --        37,777         23,546
Stockholders' equity (deficit)                         268,300       223,720       158,023       (15,765)       (15,706)

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