Form 10-K, Exhibit 13
period 1998-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 1999-03-24
CIK 898805

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

Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, as set forth in Part II. Item 7 - "Certain Factors That Might Affect Future Operating Results" of this Annual Report on Form 10-K are:

o  Potential Fluctuations in Future Operating Results and Seasonality
o  Customer Concentration
o  Risks Associated with International Markets
o  Competition
o  Risk of Failure to Manage Expanding Operations
o  Concentrated Product Line, New Products and Rapid Technological Change
o  Dependence on Telecommunications Industry and Small Line Size Market
o Dependence on Sole Source and Limited Number of Third Party Manufacturers and Support Organizations
o  Risks Associated with Pending Litigation
o Limited Protection of Proprietary Technology; Risk of Third Party Claims of Infringement
o  Dependence on Key Personnel
o  Year 2000
o  Compliance with Regulations and Industry Standards
o Other risks identified from time to time in the Company's Reports and Registration Statements filed with the Securities and Exchange Commission

OVERVIEW

AFC designs, develops, manufacturers, markets and supports the Universal Modular Carrier 1000(TM) ("UMC 1000" system), a cost-effective multi-service digital loop carrier system developed to serve small to mid line size markets. The UMC 1000 is designed to enable telecommunications companies and other service providers to connect subscribers to the central office switch for voice and data communications over copper, fiber and analog radio networks. The Company began shipping the UMC 1000 in January 1994.

During 1998, revenues increased 16.7% over 1997; however, operating income declined as a percentage of revenues from 20.0% in 1997 to 12.1% in 1998. Revenues fell short of internal expectations, primarily due to lower international sales in the Asia Pacific region. International sales in the Asia Pacific region were affected by the adverse economic conditions experienced in this region and the delay in certain technological developments designed for the international markets. Revenue growth during 1998 was also adversely affected by lower than anticipated sales to the Regional Bell Operating Companies and the substantial reduction in sales to GTE from 1997. As a result of the slower growth in revenues, operating income was lower than the prior year as certain of the Company's expenses were based on anticipated revenues and were relatively fixed in the short-term. Operating income were also impacted by the Company's decision to significantly increase its investment in research and development activities. Operating income decreased from $53.5 million in the year ended 1997 to $37.8 million in 1998.

Although AFC has achieved profitability every year beginning in 1995, there can be no assurance that profitability will be sustained or increased in the future. Substantially all of AFC's revenues are derived from the UMC 1000 and this concentration is expected to continue in the foreseeable future. Any decrease in the overall level of sales of, or the prices for, the UMC 1000 could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse factors include introductions or announcements by competitors, price competition, a decline in the demand for the UMC 1000, product obsolescence, system configurations, loss of customers, and penetration of certain markets, among other reasons.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in the Company's consolidated statements of operations:

                                                   YEARS ENDED DECEMBER 31,
                                             --------------------------------
                                             1998         1997        1996(1)
                                             -----        -----       -------
Revenues                                     100.0%       100.0%       100.0%
Cost of revenues                              53.9         54.5         56.8
                                             -----        -----        -----
  Gross profit                                46.1         45.5         43.2
                                             -----        -----        -----

Operating expenses:
  Research and development                    13.1          9.6         11.1
  Selling, general and administrative         20.9         15.9         16.3
  DSC litigation costs                          --           --         14.5
                                             -----        -----        -----
    Total operating expenses                  34.0         25.5         41.9
                                             -----        -----        -----

Operating income                              12.1         20.0          1.3
Other income, net                              1.3          1.8          1.8
                                             -----        -----        -----
Income before income taxes                    13.4         21.8          3.1
Income taxes (benefit)                         4.7          8.1         (2.4)
                                             -----        -----        -----
Net income                                     8.7%        13.7%         5.5%
                                             =====        =====        =====

(1) Includes a charge of $15.8 million to reflect a cash payment of $10.1 million and the issuance of 1,451,574 shares of Common Stock to DSC in settlement of outstanding litigation. Without this charge, operating income as a percentage of revenues for the year ended December 31, 1996 would have been 13.4%.

1998 COMPARED WITH 1997

REVENUES. For the year ended December 31, 1998, revenues totaled $312.7 million, an increase of $44.8 million, or 16.7%, over the $267.9 million reported in 1997. The largest increase in revenues was in the domestic market which increased $33.8 million or 17.1% over the prior year. International revenues increased $11.1 million, or 15.7%, year-over-year and represented 26.2% of revenues in 1998 and 26.5% of revenues in 1997.

The increase in domestic revenues for 1998 was primarily the result of sales growth in the Competitive Local Exchange Carrier ("CLEC") market and continued sales penetration of the Independent Local Exchange Carrier market. The growth in revenues was partially offset by the substantial reduction in sales to GTE from 1997. The growth in international sales was primarily due to higher sales to our customer in South Africa, partially offset by lower sales in the Asia Pacific region. The Company anticipates the effect of the economic conditions in the Asia Pacific region will have a continuing adverse affect on the Company's business, financial condition and results of operations. For the year ended December 31, 1998, WinStar Communications, Inc. (a CLEC customer) accounted for 11.2% of total revenues and Integrators of System Technology
(Pty) Ltd. of South Africa accounted for 10.4%. For the year ended December 31, 1997, GTE accounted for 19.2% of total revenues. No other customer accounted for 10% or more of total revenues in either period. Although the Company's largest customers have varied from period to period, the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. There can be no assurance that the Company's principal customers will continue to purchase the UMC 1000 at current levels, if at all. The loss of one or more major customers could have a material adverse effect on the Company's business, financial condition and results of operations.

GROSS PROFIT. For the year ended December 31, 1998, gross profit was $144.1 million compared with $121.9 million for 1997, and represented gross margins as a percentage of revenues of 46.1% in 1998 and 45.5% in 1997. The increase in gross profit percentage from 1997 to 1998 was due to cost savings from engineering design changes, the customer mix, vendor discounts, and higher royalty revenue. In the future, gross profits may fluctuate due to a wide variety of factors, including: the mix between domestic and international sales, the customer mix, the product mix, the timing and size of orders which are received and can be shipped in a quarter, the availability of adequate supplies of key components and assemblies, the Company's ability to introduce new products and technologies on a timely basis, the timing of new product introductions or announcements by the Company or its competitors, price competition, unit volume, royalty revenues, and changes in warranty coverage.

RESEARCH AND DEVELOPMENT. For the year ended December 31, 1998, research and development expenses increased $15.3 million, or 59.5%, to $41.0 million compared with $25.7 million in 1997. Research and development expenses represented 13.1% of total revenues in 1998 and 9.6% in 1997.

The increase in research and development expenses from 1997 to 1998 was primarily due to the addition of engineering personnel and the related increases in salaries, benefits, hiring and relocation, facility costs, and use of outside consultants and services. Additional expense increases were a result of material costs and depreciation on test equipment used to develop and test new products and features. As of December 31, 1998, the number of employees in research and development was 288 compared with 176 at the end of 1997, an increase of 63.6%. The Company plans to continue to support the development of new products, features and product cost reductions. All research and development costs to date have been expensed as incurred.

SELLING, GENERAL AND ADMINISTRATIVE. For the year ended December 31, 1998, selling, general and administrative expenses increased $22.6 million, or 52.9%, to $65.3 million compared with $42.7 million in 1997. Selling, general and administrative expenses represented 20.9% of total revenues in 1998 and 15.9% in 1997.

The increase in general and administrative expenses for the year ended December 31, 1998 as compared with 1997 was primarily due to compensation and benefits, litigation costs, facility costs, and depreciation on capital equipment purchases. The increases in sales and marketing expenses for the year ending December 31, 1998 as compared with 1997 was attributable primarily to additional sales and marketing personnel and the associated salaries and benefits, the effect of higher revenue levels on commissions earned by the sales force and international distributors, and increased spending on travel and outside services. Selling, general and administrative headcount increased 27.0% to 329 as of December 31, 1998, from 259 as of the end of 1997.

INCOME TAXES. For 1998 and 1997, income taxes were recorded at an effective rate that approximated the combined federal and state statutory rates. The effective tax rate declined from 37.0% in 1997 to 35.0% in 1998 primarily due to tax exempt interest income, utilization of research and development credits, and benefits from the Company's Foreign Sales Corporation.

1997 COMPARED WITH 1996

REVENUES. Revenues for the year ended December 31, 1997 were $267.9 million compared with $130.2 million for 1996, an increase of $137.7 million or 105.8%. International revenues were $70.9 million for 1997 compared with $27.1 million for 1996, an increase of $43.8 million or 161.6%. The increase in revenues for 1997 was primarily due to continued growth in the independent telephone market, an increase in international revenues arising from expanded marketing and targeting efforts, the introduction of the 3GDLC and other new features of the UMC 1000, and the expansion of the Company's customer base. For the year ended December 31, 1997, GTE accounted for 19.2% of total revenues. No other single customer accounted for 10% or more of total revenues in 1997. For the year ended December 31, 1996, no single customer accounted for 10% or more of total revenues.

GROSS PROFIT. For the year ended December 31, 1997, gross profit was $121.9 million or 45.5% of revenues compared with $56.2 million or 43.2% of revenues for 1996, an increase of $65.7 million or 116.9%. The improvement in gross profit, as a percentage of revenues, from 1996 to 1997 resulted from greater efficiencies achieved in the purchasing and manufacturing activities associated with higher unit volume, engineering design improvements, and the lower cost of inventory manufactured in China.

RESEARCH AND DEVELOPMENT. For the year ended December 31, 1997, research and development expenses were $25.7 million compared with $14.4 million for 1996, an increase of $11.3 million or 78.5%. Research and development expenses were 9.6% of revenues for 1997 and 11.1% for 1996.

The increase in research and development expenses from 1996 to 1997 was primarily due to the addition of personnel hired to develop technology, the use of outside services for certain development and testing efforts, and the higher costs for material and test equipment used to develop and test new products and features. As of December 31, 1997, the number of employees in research and development was 176 compared with 124 in 1996, an increase of 41.9%.

SELLING, GENERAL AND ADMINISTRATIVE. For the year ended December 31, 1997, selling, general and administrative expenses were $42.7 million compared with $21.2 million for 1996, an increase of $21.5 million or 101.4%. Selling, general and administrative expenses were 15.9% of revenues for 1997 and 16.3% in 1996.

The increase in sales and marketing expenses from 1996 to 1997 was attributed primarily to the effect of higher revenue levels on commissions earned by the Company's sales force and by international distributors, additional sales and marketing personnel including the growth of the Company's infrastructure for international operations, increased advertising and trade show participation, and increased travel and entertainment expenses. Additional employees, expenses related to the conversion of management and accounting systems, higher facility costs, and legal costs associated with the ITRI litigation predominately accounted for the increase in general and administrative expenses from 1996 to 1997. Selling, general and administrative headcount increased 82.4% to 259 as of December 31, 1997, from 142 as of the end of the prior year.

DSC LITIGATION. From July 1993 until June 1996 the Company was involved in litigation with DSC Communications Corporation ("DSC"). DSC alleged, among other things, that the Company's UMC 1000 technology contained or was derived from trade secrets and other proprietary technology of DSC. The parties entered into a Settlement Agreement and Mutual Releases dated as of June 24, 1996 (the "Settlement Agreement") pursuant to which the litigation was terminated. Under the terms of the Settlement Agreement, the Company paid DSC $3.0 million in June 1996 and $7.1 million in July 1996, and issued 1,451,574 shares of Common Stock to DSC. The full settlement amount was recorded during the second quarter of 1996 as a charge of $15.8 million. Under the terms of the Settlement Agreement, the Company maintains all rights to the UMC 1000 technology free and clear of any claim by DSC.

OTHER INCOME, NET. For the year ended December 31, 1997, net other income was $4.9 million compared with $2.4 million in 1996 (including a $1.5 million gain on dissolution of joint venture), an increase of $2.5 million or 104.2%.

The increase in 1997 was primarily due to investment income from the investment of a portion of the proceeds of the Company's IPO in October 1996.

INCOME TAXES (BENEFIT). For the year ended December 31, 1997, the Company recorded income taxes at an effective rate that approximated the combined federal and state statutory rates. For the year ended December 31, 1996, an income tax benefit of $3.2 million was recorded to reflect the benefit of the DSC litigation settlement and the decrease in the valuation allowance recorded against the Company's deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

The components of the Company's capital resources and liquidity as of December 31, 1998 and 1997 were as follows (in thousands):

                                                                DECEMBER 31,
                                                           ---------------------
                                                             1998         1997
                                                           --------     --------
Cash and cash equivalents                                  $ 20,669      $ 9,053
Marketable securities                                        90,084       96,143
Working capital, excluding cash and cash equivalents
 and marketable securities                                   98,571       88,444

As of December 31, 1998, cash, cash equivalents and marketable securities amounted to $110.8 million compared with $105.2 million as of December 31, 1997.

In February 1997, AFC completed a secondary offering of 4,000,000 shares of Common Stock, 3,600,000 of which were sold by certain stockholders and 400,000 of which were sold by the Company, generating approximately $7.8 million of net proceeds to the Company.

Operating activities in 1998 generated net cash of $33.3 million. This was primarily the result of operating earnings, including adjustments for non-cash activities such as tax benefit generated from the exercise and sale of stock options, depreciation resulting from a higher asset base, and a decrease in accounts receivable. Offsetting these sources of cash were increases in other assets, and a reduction in accounts payable and accrued liabilities. Days sales outstanding were 90 days at the end of 1998 compared with 78 days at the end of 1997, mainly as a result of longer payment terms provided on international sales. Net cash of $28.1 million was used in investing activities in 1998, primarily as a result of purchasing fixed asset equipment to support employee and facility growth, and research and development and manufacturing activities. Included in the fixed asset equipment purchases were approximately $4.1 million in assets acquired as a result of buying out certain operating leases.

AFC has a $50.0 million unsecured bank line through two banks with an interest rate of prime, or LIBOR, plus 0.75%. The line of credit expires in July 1999. Under the bank line, the banks may issue letters of credit up to $10.0 million on behalf of the Company. The bank line requires the Company to comply with certain debt and financial covenants. As of December 31, 1998, $597,000 in letters of credit and no borrowings were outstanding under the bank line, and the Company was in compliance with the covenants contained in the agreement. The Company also has lease lines totaling $5.1 million that were used for equipment and furniture purchases.

The Company also maintains bank facilities with two banks under which the Company may open foreign exchange contracts up to $40.0 million. There are no borrowing provisions associated with these facilities and there are no financial covenants associated with the facilities. At December 31, 1998, a foreign exchange contract of $1,146,000 was outstanding, with a maturity date of January 14, 1999.

The Company's facility obligations and commitments are based in part on anticipated growth projections, and in the near term, are relatively fixed. Based on existing commitments for additional office space, the company will have excess office space in the near future. The Company's results of operations could be adversely affected if it is unable to, in a timely manner, sublease the excess facility space at rents comparable to the Company's obligations.

Existing cash and short-term investments, available credit facilities, and cash flows from operating and financing activities are believed to be adequate to support the Company's financial resource needs, including working capital requirements, capital expenditures and operating lease obligations for the next twelve months.

FOREIGN CURRENCY AND INTEREST RATE RISK

The UMC 1000 is sold worldwide, primarily through a direct sales force in the domestic market, and through a direct sales force, distributors and sales representatives in international markets. AFC's wholly owned, Hong Kong-based subsidiary, markets the UMC 1000 throughout the Asia Pacific region. The Asia Pacific region's economy has deteriorated resulting in the devaluation of currencies in certain countries of that region. The Company sells the UMC 1000 in this region, primarily in China, under U.S. dollar denominated contracts. The UMC 1000 is also marketed in Central and Latin American countries, including Brazil. The Brazilian economy has deteriorated recently resulting in the significant devaluation of the Brazilian real. The impact of the Brazilian downturn on other countries in this region has yet to be determined. Sales of the UMC 1000 in this region are made under U.S. dollar denominated contracts.

The Company is exposed to market risk as a result of foreign exchange rate fluctuations. The Company has one customer contract that is payable in French francs. The receivable is hedged using forward currency exchange contracts. The remainder of international sales are denominated in U.S. dollars. The introduction in 1999 of the "Euro" currency may cause increased competition among European companies which in turn may cause the value of the Euro to materially fluctuate relative to the U.S. dollar. Adoption of the Euro is not expected to have a material impact on AFC's business, results of operations or financial condition.

The Company has sales and representative offices in China, Hong Kong, Singapore, India, Poland and the U.K. Operating expenses for these offices have historically been short-term in nature and are immaterial to the Company on a consolidated basis.

Changes in domestic interest rates create risk for AFC and may cause adverse fluctuations of its marketable securities portfolio and cash flows. The Company may be affected by changes in the short-term U.S. Prime Rate and the resulting interest rate on amounts borrowed under its line of credit. AFC's marketable securities portfolio consists of domestic municipal debt and domestic corporate debt, of which approximately 62% mature in one year or less. At December 31, 1998, the weighted average yield on the Company's marketable securities was 3.71%, and the weighted average yield on cash equivalents was 4.56%. Changes in short-term U.S. interest rates affect the market value of those marketable securities. Because of the short-term nature of its investment portfolio, the Company believes its exposure to these market fluctuations is not significant. If, at December 31, 1998, interest rates had increased immediately by two full percentage points, the Company believes its marketable securities portfolio would not have declined by a material amount. The marketable securities portfolio is treated as available-for-sale under Financial Accounting Standards Board No. 115.

SEASONALITY

AFC's customers normally install a portion of the UMC 1000 in outdoor locations. Shipments of the UMC 1000 are subject to the effects of seasonality, with fewer installation projects scheduled for the winter months. The majority of the Company's sales are to companies in North America, and accordingly, the Company believes that over time the effect of seasonality will cause its revenues in the quarter ended March 31 to be lower than revenues in the preceding quarter ended December 31. In particular, AFC currently believes that revenues in the quarter ended March 31, 1999 will be lower than revenues in the quarter ended December 31, 1998. See "Quarterly Results of Operations".

YEAR 2000 COMPLIANCE

AFC has formed a Year 2000 Committee to understand and address the year 2000 ("Y2K") issue as it affects the Company's infrastructure, operations, and the UMC 1000 product. Representatives from each functional area of the Company are responsible for identifying and assessing organizational readiness, preparing remediation steps, testing, and applying new standards and contingency plans. AFC has identified and assessed a majority of the potential Y2K-affected hardware, software, and facility equipment, and vendors. For the most part, AFC's systems and software have been found to be Y2K compliant, or have been upgraded to compliance through manufacturers' upgrades.

The Company is currently in the process of surveying and testing its vendors' Y2K readiness and developing its own contingency plans in case of vendors' failures. Contingency plans for vendor Y2K failures include pre-qualifying alternative vendor suppliers, maintaining multiple vendor sources for critical components and assemblies, and maintaining adequate supplies of key components on hand. However, there can be no assurance that AFC will be able to obtain sufficient materials from alternative sources. Current or alternative manufacturers may not be able to meet the Company's supply requirements and such supplies may not continue to be made available at favorable prices, or at all. A survey is currently underway of AFC's leased properties and facilities, including operational vendors providing power, local and long distance telecommunications, water, heating and cooling, and various services to determine the status of embedded technology equipment that could affect AFC's operations. The Company plans to test and validate its internal operations, complete the vendor surveys, and finalize and implement contingency plans by mid-1999. Failure of the Company to adequately address all known and unknown Y2K compliance issues could have a material adverse affect on AFC's business, financial condition and results of operations.

The UMC 1000 was originally designed and developed to be Y2K compliant. AFC utilizes operating systems and software applications that were designed and developed to properly reflect the year 2000 and subsequent years' data. Although the Company believes that its product and operating systems are Y2K compliant, the Company's manufacturing suppliers may utilize equipment or software that is not compliant. The failure on the part of any vendor to adequately address its own Y2K compliance issues could lead to delays on the part of the vendor in the delivery of subassemblies for use in the Company's products, or disruption of services provided by a vendor, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The remaining Y2K compliance activities are not expected to result in significant incremental operating expenses; the Company estimates the cost to complete its Y2K readiness and contingency plans are not expected to exceed $200,000. Expenditures to date in relation to Y2K readiness have been immaterial.

CERTAIN ACCOUNTING PRONOUNCEMENTS

The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. The SFAS disclosure is described more fully in Note 1 of "Notes to Consolidated Financial Statements".

During the fourth quarter of 1998, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The SFAS disclosure is described more fully in Notes 1 and 11 of "Notes to Consolidated Financial Statements".

SFAS No. 133, Accounting for Derivative and Hedging Activities, is effective for the Company beginning in the first quarter of 2000. Refer to Note 1 of "Notes to Consolidated Financial Statements" for a discussion of the accounting treatment of derivative instruments as required by this Statement.