Form 10-K, Exhibit 13
period 1998-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 1999-03-24
CIK 898805

                                                                    EXHIBIT 13.3


                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                       ADVANCED FIBRE COMMUNICATIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                                                 DECEMBER 31,
                                                                          -------------------------
                                                                            1998            1997
                                                                          ---------       ---------
ASSETS

  Current assets:
     Cash and cash equivalents                                            $  20,669       $   9,053
      Marketable securities                                                  90,084          96,143
      Accounts receivable, less allowances of $5,326 and $2,729
            in 1998 and 1997, respectively                                   74,967          79,098
      Inventories                                                            53,060          52,073
      Other current assets                                                    8,257           6,090
                                                                          ---------       ---------
             Total current assets                                           247,037         242,457

  Property and equipment, net                                                49,315          24,506
  Other assets                                                               11,531           6,330
                                                                          ---------       ---------
             Total assets                                                 $ 307,883       $ 273,293
                                                                          =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
      Accounts payable                                                    $  12,573       $  18,475
      Accrued liabilities                                                    25,140          30,342
                                                                          ---------       ---------
             Total current liabilities                                       37,713          48,817
  Long-term liabilities                                                       1,870             756
  Commitments and contingencies
  Stockholders' equity:
      Preferred stock, $0.01 par value; 5,000,000 shares authorized,
         no shares issued and outstanding                                        --              --
      Common stock, $0.01 par value; 200,000,000 shares authorized in 1998 and 1997; 75,716,153 and 72,626,370 shares issued
         and outstanding in 1998 and 1997, respectively                         757             726
      Additional paid-in capital                                            210,420         193,183
      Notes receivable from stockholders                                       (730)           (835)
      Retained earnings                                                      57,853          30,646
                                                                          ---------       ---------
             Total stockholders' equity                                     268,300         223,720
                                                                          ---------       ---------
             Total liabilities and stockholders' equity                   $ 307,883       $ 273,293
                                                                          =========       =========



          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                         YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------
                                                     1998           1997           1996
                                                   ---------      ---------      ---------
Revenues                                           $ 312,745      $ 267,858      $ 130,193
Cost of revenues                                     168,654        145,933         73,950
                                                   ---------      ---------      ---------
          Gross profit                               144,091        121,925         56,243
                                                   ---------      ---------      ---------

Operating expenses:
     Research and development                         40,963         25,726         14,413
     Selling, general and administrative              65,328         42,653         21,188
     DSC litigation costs                                 --             --         18,947
                                                   ---------      ---------      ---------
          Total operating expenses                   106,291         68,379         54,548

          Operating income                            37,800         53,546          1,695

     Other income, net                                 4,055          4,866          2,388
                                                   ---------      ---------      ---------

          Income before income taxes                  41,855         58,412          4,083

Income taxes (benefit)                                14,648         21,612         (3,154)
                                                   ---------      ---------      ---------

          Net income                               $  27,207      $  36,800      $   7,237
                                                   =========      =========      =========

Basic net income per share                         $    0.36      $    0.52      $    0.30
                                                   ---------      ---------      ---------
Shares used in basic per share computations           74,788         70,131         24,146
                                                   ---------      ---------      ---------


Diluted net income per share                       $    0.34      $    0.48      $    0.11
                                                   ---------      ---------      ---------
Shares used in diluted per share computations         79,511         77,469         68,048
                                                   ---------      ---------      ---------


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE
               PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
                  Years Ended December 31, 1998, 1997, and 1996
                       (In thousands, except share data)


                                         REDEEMABLE CONVERTIBLE
                                           PREFERRED STOCK                    COMMON STOCK              ADDITIONAL
                                    ----------------------------      ----------------------------        PAID-IN
                                      SHARES           AMOUNT           SHARES           AMOUNT           CAPITAL
                                    -----------      -----------      -----------      -----------      -----------
Balances as of
    December 31, 1995                34,022,408      $    37,777       10,030,336      $       100      $    (2,298)
Issuance of preferred stock             440,000            1,540               --               --               --
Issuance of common stock
    in settlement of litigation              --               --        1,451,574               15            8,978
Exercise of common stock
    options and warrants                     --               --        6,032,378               60               82
Initial public offering of
    common stock                             --               --       10,350,000              104          117,970
Conversion of preferred
    stock to common stock           (34,462,408)         (39,317)      37,434,926              374           38,943
Payment of notes receivable
    from stockholder                         --               --               --               --               --
Net income                                   --               --               --               --               --
                                    -----------      -----------      -----------      -----------      -----------
Balances as of
    December 31, 1996                        --               --       65,299,214              653          163,675
Exercise of common stock
    options and warrants                     --               --        6,940,978               69            2,446
Secondary public offering of
    common stock                             --               --          400,000                4            7,839
Sale of common stock for
    notes receivable                         --               --           25,378                3              684
Repurchase of common stock                   --               --          (39,200)              (3)             (10)
Tax benefit from
    option exercises                         --               --               --               --           18,549
Net income                                   --               --               --               --               --
                                    -----------      -----------      -----------      -----------      -----------
Balances as of
    December 31, 1997                        --               --       72,626,370              726          193,183
Exercise of common stock
    options and warrants                     --               --        3,096,149               31            6,295
Payment of notes receivable
    from stockholder                         --               --               --               --               --
Repurchase of common stock                   --               --           (6,366)              --               (4)
Tax benefit from
    option exercises                         --               --               --               --           10,946
Net income                                   --               --               --               --               --
                                    -----------      -----------      -----------      -----------      -----------
Balances as of
    December 31, 1998                        --      $        --       75,716,153      $       757      $   210,420
                                    ===========      ===========      ===========      ===========      ===========


                                       NOTES                             TOTAL
                                    RECEIVABLE                           STOCK
                                       FROM           RETAINED          HOLDERS'
                                      STOCK-          EARNINGS          EQUITY
                                      HOLDERS         (DEFICIT)        (DEFICIT)
                                    -----------      -----------      -----------
Balances as of
    December 31, 1995               $      (176)     $   (13,391)     $   (15,765)
Issuance of preferred stock                  --               --               --
Issuance of common stock
    in settlement of litigation              --               --            8,993
Exercise of common stock
    options and warrants                     --               --              142
Initial public offering of
    common stock                             --               --          118,074
Conversion of preferred
    stock to common stock                    --               --           39,317
Payment of notes receivable
    from stockholder                         25               --               25
Net income                                   --            7,237            7,237
                                    -----------      -----------      -----------
Balances as of
    December 31, 1996                      (151)          (6,154)         158,023
Exercise of common stock
    options and warrants                     --               --            2,515
Secondary public offering of
    common stock                             --               --            7,843
Sale of common stock for
    notes receivable                       (684)              --                3
Repurchase of common stock                   --               --              (13)
Tax benefit from
    option exercises                         --               --           18,549
Net income                                   --           36,800           36,800
                                    -----------      -----------      -----------
Balances as of
    December 31, 1997                      (835)          30,646          223,720
Exercise of common stock
    options and warrants                     --               --            6,326
Payment of notes receivable
    from stockholder                        105               --              105
Repurchase of common stock                   --               --               (4)
Tax benefit from
    option exercises                         --               --           10,946
Net income                                   --           27,207           27,207
                                    -----------      -----------      -----------
Balances as of
    December 31, 1998               $      (730)     $    57,853      $   268,300
                                    ===========      ===========      ===========


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                           YEARS ENDED DECEMBER 31,
                                                                   ---------------------------------------
                                                                     1998           1997           1996
                                                                   ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                       $  27,207      $  36,800      $   7,237
  Adjustments to reconcile net income to net cash provided by
      (used in) operating activities:
    Tax benefit from option exercises                                 10,946         18,549             --
    Deferred income taxes                                             (2,451)          (826)        (3,679)
    Depreciation and amortization                                      8,026          2,850            956
    Allowances for uncollectible accounts and returns                  2,597          2,729             --
    Non cash portion of litigation settlement                             --             --         12,807
    Gain on dissolution of joint venture, net                             --             --         (1,149)
    Changes in operating assets and liabilities:
        Accounts receivable                                            1,534        (49,036)       (21,403)
        Inventories                                                     (987)       (34,724)        (5,714)
        Other current assets                                             519         (1,175)          (588)
        Other assets                                                  (4,110)           101             --
        Accounts payable                                              (5,902)         9,676          1,602
        Accrued liabilities                                           (5,202)        22,289          3,442
        Other liabilities                                              1,114            (57)           258
                                                                   ---------      ---------      ---------
           NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES        33,291          7,176         (6,231)
                                                                   ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
        Net sales (purchases) of marketable securities                 6,059        (12,655)       (83,488)
        Investment in development-stage company                       (2,018)        (3,000)            --
        Purchase of property and equipment                           (32,143)       (17,767)        (8,367)
        Reimbursement of loans to joint venture                           --             --          1,516
        Business acquisition, net of cash acquired                        --             --           (783)
                                                                   ---------      ---------      ---------
           NET CASH USED IN INVESTING ACTIVITIES                     (28,102)       (33,422)       (91,122)
                                                                   ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from exercise of common stock options
        and warrants, net                                              6,427          2,514            167
        Proceeds from secondary offering of common stock                  --          7,843             --
        Proceeds from initial public offering of common stock             --             --        118,074
        Proceeds from bank borrowings                                     --             --         16,806
        Repayment of bank borrowings                                      --             --        (16,806)
        Repayment of long-term portion of litigation settlement           --             --         (7,064)
                                                                   ---------      ---------      ---------
           NET CASH PROVIDED BY FINANCING ACTIVITIES                   6,427         10,357        111,177
                                                                   ---------      ---------      ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      11,616        (15,889)        13,824
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           9,053         24,942         11,118
                                                                   ---------      ---------      ---------
CASH AND CASH EQUIVALENTS, END OF YEAR                             $  20,669      $   9,053      $  24,942
                                                                   =========      =========      =========
NONCASH FINANCING AND INVESTING ACTIVITIES:
   Issuance of common stock for notes receivable                   $      --      $     684      $      --
   Issuance of preferred stock for business acquisition                   --             --          1,540
CASH PAID:
   Interest                                                               --             --            398
   Income taxes                                                        7,190            442            265



          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Advanced Fibre Communications, Inc. (the "Company" or "AFC") operates in the access market and designs, develops, manufactures, markets, and supports the Universal Modular Carrier 1000(TM) (the "UMC 1000"), a cost-effective, multi-service digital loop carrier system developed to serve small to mid line size markets. The Company's UMC 1000 is designed to enable telecommunications companies and other service providers to connect subscribers to the central office switch for voice and data communications over copper wire, fiber optic cable, and analog radio networks.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated. AFC's investments in 50% or less owned joint ventures are accounted for under the equity method. An investment in a development-stage company, which is less than 20% ownership, is accounted for under the cost method.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are generally invested in money market funds, are classified as available-for-sale securities and their cost approximates their market value.

MARKETABLE SECURITIES

All marketable securities are classified as available-for-sale and are stated at fair value, which approximates cost. Unrealized gains and losses and realized gains and losses were immaterial for all years presented.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 in June 1998, Accounting for Derivative and Hedging Activities, effective for fiscal years beginning after June 15, 1999. This standard requires that an entity recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. The treatment of gains or losses resulting from changes in the derivative will be determined depending on the type and use of the derivative and whether it qualifies for hedge accounting. The Company believes the adoption of SFAS No. 133 will not have a material effect on the consolidated results of operations, financial position or cash flows. The statement will be effective for the Company beginning in the first quarter of 2000.

INVENTORIES

Inventories are valued at the lower of first-in, first-out cost or market.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives, generally five years for office and engineering equipment, and seven years for furniture and fixtures.

LONG-LIVED ASSETS

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

REVENUE RECOGNITION, ALLOWANCES AND PRODUCT WARRANTY

Revenue is generally recognized when products are shipped. An allowance for estimated returns and allowance for uncollectible accounts is based on experience. Provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience. The Company generally warrants its product for two years.

INCOME TAXES

AFC accounts for income taxes using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized.

EQUITY-BASED COMPENSATION PLANS

The Company accounts for equity based compensation plans using the intrinsic value method.

NET INCOME PER SHARE

In December 1997, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. SFAS 128 requires the presentation of basic net income per share and, for companies with complex capital structures, diluted net income per share. Basic net income per share is computed using the weighted average number of shares of common stock outstanding. Diluted net income per share is computed using the weighted average number of shares of common stock and redeemable convertible preferred stock outstanding, on an as-if converted basis, and common equivalent shares from options and warrants to purchase common stock using the treasury stock method, when dilutive.

COMPREHENSIVE INCOME

On January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires classification of items of other comprehensive income by nature in a financial statement and a breakout of the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the balance sheets. Reporting comprehensive income provides a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. Additional disclosures required by this statement have not been included in the consolidated financial statements because there are no material differences between AFC's net income and comprehensive income for all periods presented.

SEGMENT REPORTING

During the fourth quarter of 1998, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS 131 establishes annual and interim reporting standards for operating segments of a company. This Statement requires disclosures of selected segment-related financial information and descriptive information about products, major customers and geographic areas. AFC has one product, the UMC 1000, and is not organized by multiple operating segments for the purpose of making operating decisions or assessing performance. Accordingly, the Company operates in one operating segment and reports only certain enterprise-wide disclosures.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

CONCENTRATION OF CREDIT RISK

Financial instruments potentially exposing AFC to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. The Company manufactures and sells the UMC 1000 principally to telecommunication companies in the United States and to telecommunication companies and distributors in international markets. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. Based on the Company's evaluation, AFC may require customer prepayment, bank guarantees or letters of credit.

USE OF ESTIMATES

AFC has made a number of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year's presentation.

NOTE 2. JOINT VENTURES

AFTEK HONG KONG

On April 11, 1996, the Company acquired all of the outstanding shares of AFTEK Hong Kong, of which the Company had previously been a 49% stockholder. AFTEK Hong Kong is a holding company that owned 60% of a joint venture, AFTEK Hangzhou, that was licensed to manufacture and sell the Company's telecommunications equipment in China.

Total consideration consisted of the following (in thousands):

           Issuance of Series F preferred stock        $1,540
           Cash paid to retire note payable               939
           Acquisition costs incurred                      79
                                                       ------
                Total consideration                    $2,558
                                                       ======

The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon their fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was $932,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 5 years.

On August 10, 1996, AFTEK Hong Kong and its joint venture partner agreed to liquidate AFTEK Hangzhou. The partners appointed a liquidation committee to facilitate the liquidation procedures and to ensure that the liquidation was completed in accordance with the relevant stipulations contained in the joint venture agreement. The Company believes the provisions recorded in 1997 and 1996 of approximately $59,000 and $383,000, respectively, adequately reflect the reduction in the net realizable value of AFTEK Hong Kong's interest in the joint venture's net assets to be distributed upon liquidation. The liquidation is pending governmental approval from the Peoples Republic of China.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 2. JOINT VENTURES (continued)

Historical results of AFTEK Hong Kong and pro forma results of operations giving effect to the acquisitions have not been presented because such information is immaterial in relation to the Company's results of operations.

ADVANCED ACCESS LABS

During fiscal 1994, the Company entered into a joint venture partnership, Advanced Access Labs, with a stockholder. The joint venture designed and developed a product to allow telephone services to be provided over existing cable TV coaxial systems as well as other transmission media. The Company contributed the right to use its technology in exchange for a 50% ownership in the joint venture partnership. During 1996, the Company made loans and other advances to the joint venture totaling $167,000. The Company has recorded its proportionate share of the joint venture's losses to the extent of the Company's loans and advances therein.

On December 23, 1996, the Company and the joint venture partner entered into an agreement to terminate the partnership. In connection with the dissolution, the joint venture partner reimbursed the Company $1,683,000 for all loans and advances made by the Company to date. The reimbursement was recorded as a gain and is reflected in other income in the accompanying consolidated financial statements.

NOTE 3. MARKETABLE SECURITIES

Marketable securities are valued at fair value, which approximates cost, and are comprised of the following (in thousands):

                                                        DECEMBER 31,
                                                   ----------------------
                                                     1998           1997
                                                   -------        -------
           Municipal debt securities               $89,454        $94,143
           Corporate debt securities                   630          2,000
                                                   -------        -------
                Total marketable securities        $90,084        $96,143
                                                   =======        =======

The fair value of securities maturing in one year or less and those maturing between one year and five years was $55,917,000 and $34,167,000, respectively, as of December 31, 1998.

NOTE 4. INVENTORIES

The major components of inventories are as follows (in thousands):

                                              DECEMBER 31,
                                         ----------------------
                                            1998           1997
                                         -------        -------
           Raw materials                 $16,135        $17,369
           Work-in-progress                  566            666
           Finished goods                 36,359         34,038
                                         -------        -------
                Total inventories        $53,060        $52,073
                                         =======        =======

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 5. PROPERTY AND EQUIPMENT

A summary of property and equipment follows (in thousands):

                                                          DECEMBER 31,
                                                   ----------------------
                                                    1998           1997
                                                   -------        -------
           Furniture and fixtures                  $ 7,831        $ 2,572
           Computer and office equipment            23,145         11,726
           Engineering equipment                    29,860         14,395
                                                   -------        -------
                                                    60,836         28,693
           Less: accumulated depreciation           11,521          4,187
                                                   -------        -------
                Property and equipment, net        $49,315        $24,506
                                                   =======        =======


NOTE 6. ACCRUED LIABILITIES

A summary of accrued liabilities follows (in thousands):

                                                      DECEMBER 31,
                                                 ----------------------
                                                  1998           1997
                                                 -------        -------
           Outside services                      $ 3,219        $ 9,522
           Income and sales taxes                  2,773          5,223
           Warranty                                6,563          4,929
           Salaries and benefits                   4,249          4,715
           Other                                   8,336          5,953
                                                 -------        -------
                Total accrued liabilities        $25,140        $30,342
                                                 =======        =======

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. INCOME TAXES

A summary of the components of income taxes (benefit) follows (in thousands):

                                                                                CHARGE IN
                                                                                 LIEU OF
                                                                                 INCOME
                                                CURRENT         DEFERRED         TAXES(1)         TOTAL
                                               ---------       ----------       ----------      ---------
           Year ended December 31, 1998:
                Federal                         $  4,382        $ (1,455)        $  9,533        $ 12,460
                State                              1,771            (996)           1,413           2,188
                                                --------        --------         --------        --------
           Income taxes (benefit)               $  6,153        $ (2,451)        $ 10,946        $ 14,648
                                                ========        ========         ========        ========

           Year ended December 31, 1997:
                Federal                         $  3,142        $ (1,052)        $ 16,017        $ 18,107
                State                                747             226            2,532           3,505
                                                --------        --------         --------        --------
           Income taxes (benefit)               $  3,889        $   (826)        $ 18,549        $ 21,612
                                                ========        ========         ========        ========

           Year ended December 31, 1996:
                Federal                         $    523        $ (2,764)        $     --        $ (2,241)
                State                                  2            (915)              --            (913)
                                                --------        --------         --------        --------
           Income taxes (benefit)               $    525        $ (3,679)        $     --        $ (3,154)
                                                ========        ========         ========        ========

(1) Charge in lieu of income taxes results from the tax benefit of stock option exercises


Income taxes (benefit) differs from the amount computed by applying the U.S. federal statutory rate of 35% in 1998, and 34% in 1997 and 1996, to income before income taxes as follows (in thousands):

                                                                     YEARS ENDED DECEMBER 31,
                                                           ------------------------------------------
                                                             1998             1997             1996
                                                           --------         --------         --------
           Income taxes at statutory rate                  $ 14,649         $ 19,860         $  1,388
           Current losses and temporary differences
              for which no benefit was recognized                54               95              476
           Foreign sales corporation benefit                   (164)            (179)              --
           Utilization of credits                              (735)            (304)              --
           Tax exempt interest                               (1,225)            (407)              --
           State taxes, net of federal benefit                1,422            2,258             (167)
           Change in valuation allowance                         --               --           (4,687)
           Other                                                647              289             (164)
                                                           --------         --------         --------
                Income taxes (benefit)                     $ 14,648         $ 21,612         $ (3,154)
                                                           ========         ========         ========

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. INCOME TAXES (continued)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                             DECEMBER 31,
                                                      -------------------------
                                                        1998             1997
                                                      --------         --------
           Deferred tax assets:
             Allowances and accruals                  $  7,000         $  4,191
             Research tax credit carryforwards           2,597              896
             Minimum tax credit carryforwards              744               33
             DSC settlement costs                          309              784
             Other                                          --               33
                                                      --------         --------
                                                        10,650            5,937
           Deferred tax liability:
             Net book value over net tax basis          (4,128)          (1,866)
                                                      --------         --------
                                                         6,522            4,071

           Less valuation allowance                         --               --
                                                      --------         --------
                Net deferred tax asset                $  6,522         $  4,071
                                                      ========         ========

Management believes that a valuation allowance is not required as of December 31, 1998, based upon current and projected profitability of the Company. As of December 31, 1998, AFC had research credit carryforwards for federal and California income tax return purposes of approximately $1,871,000 and $726,000, respectively. The federal and California research tax credit carryforwards are available to reduce future income subject to income taxes. The federal research credit carryforwards will expire at various dates through the year 2018 and the California research credits will carry forward indefinitely until utilized. The Company has alternative minimum tax credit carryforwards for federal income tax return purposes of approximately $744,000, which carry forward indefinitely until utilized.

NOTE 8. BANK BORROWINGS

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

The Company also maintains bank facilities with two banks under which the Company may open foreign exchange contracts up to $40.0 million. There are no borrowing provisions associated with these facilities and there are no financial covenants or fees associated with the facilities. At December 31, 1998, one foreign exchange contract of $1,146,000 was outstanding, with a maturity date of January 14, 1999.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

INITIAL PUBLIC OFFERING

In October 1996, AFC completed its initial public offering, issuing 10,350,000 shares of common stock which generating net proceeds of approximately $118.1 million. In conjunction with the offering, six series of outstanding redeemable convertible preferred stock composed of 34,462,408 shares were converted into 37,434,926 shares of common stock.

SECONDARY OFFERING

In February 1997, the Company completed a secondary offering of 4,000,000 shares of common stock, 3,600,000 of which were sold by certain stockholders and 400,000 of which were sold by the Company, generating approximately $7,843,000 of net proceeds to the Company.

COMMON STOCK SPLIT

In September 1997, the Company effected a two-for-one stock split. All share, per share, and common stock amounts herein have been restated to reflect the effect of this split. In September 1997, the stockholders approved an increase in the Company's authorized shares of common stock from 100,000,000 to 200,000,000.

COMMON STOCK OPTIONS

The Company's 1996 Stock Incentive Plan (the "1996 Plan") is intended to serve as the successor equity incentive program to the Company's 1993 Stock Option/Stock Issuance Plan (the "Predecessor Plan"). A total of 19,138,074 shares of common stock were authorized for issuance under the 1996 Plan as of December 31, 1998, and 16,959,262 as of December 31, 1997. The share reserve automatically increases on the first trading day of each calendar year by an amount equal to 3% of the number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year.

Options issued prior to 1997 generally vest 20% on the first anniversary date and ratably over the following 48 months. Options issued subsequent to January 1, 1997 generally vest ratably over 48 months for employees with over one year of service, and 25% on the first anniversary date and ratably over the following 36 months for new employees. The options expire 10 years from the date of grant and are normally canceled three months after termination of employment.

In August 1998, the Compensation Committee of the Board of Directors authorized a program to offer to replace option grants made under the 1996 Plan that were granted at exercise prices exceeding $12.50 per share. The offer was made to all employees, 99% of whom participated, involving options to purchase 4,190,105 shares of Common Stock and was effected on September 14, 1998. The exercise price of each option was re-priced at $7.88, based on the closing market price of the stock on September 14, 1998. The re-pricing is subject to the condition that the options are not exercised, and employment is not terminated, prior to March 15, 1999, and September 15, 1999, for employees and officers, respectively. Vesting of the re-priced options was suspended at September 14, 1998, and will resume on March 15, 1999 for employees, and September 15, 1999 for officers. Any employee voluntarily leaving the Company during the suspended vesting period will lose the affected options, including previously vested portions of those options. During the year, the option grants for two Directors were re-priced. The original exercise prices ranged from $34.00 to $40.00 per share, and the re-pricing involved options to purchase a total of 80,000 shares of Common Stock. The exercise price of each re-priced option was $8.63, based on the closing market price of the stock on October 27, 1998. The re-pricing is subject to the condition that the options are not exercised, and the directorships are not terminated, prior to October 27, 1999. Vesting of the re-priced options was suspended at October 27, 1998, and will resume on October 27, 1999.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

A summary of the Company's stock option plan activity is presented below:

                                                             YEARS ENDED DECEMBER 31,
                                -----------------------------------------------------------------------------------
                                          1998                         1997                         1996
                                -------------------------    -------------------------    -------------------------
                                                WEIGHTED                     WEIGHTED                     WEIGHTED
                                                AVERAGE                      AVERAGE                      AVERAGE
                                                EXERCISE                     EXERCISE                     EXERCISE
OPTIONS                           SHARES         PRICE         SHARES         PRICE         SHARES         PRICE
--------------------------      ----------     ----------    ----------     ----------    ----------     ----------
Outstanding at
  beginning of year              8,303,260       $11.92       8,627,088       $ 1.66       7,780,032       $ 0.18
Granted                          7,820,811        13.14       3,603,646        27.42       2,166,164         6.17
Exercised                       (2,289,033)        1.70      (3,050,793)        0.38        (832,852)        0.09
Cancelled                       (5,781,595)       24.92        (876,681)       14.64        (486,256)        0.61
                                ----------       ------      ----------       ------      ----------       ------
Outstanding at end of year       8,053,443       $ 6.67       8,303,260       $11.92       8,627,088       $ 1.66

Exercisable at end of year       1,417,297                    2,611,424                    3,411,318

Available for grant              4,770,655                    6,807,505                    9,519,270

Weighted average fair
   value of options
   granted during the year                       $ 5.32                       $17.29                       $ 2.95

The following table summarizes information about stock options outstanding as of December 31, 1998:

                                   OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                         ---------------------------------------      ------------------------
                                        WEIGHTED
                                         AVERAGE        WEIGHTED                      WEIGHTED
                                        REMAINING       AVERAGE                       AVERAGE
 RANGE OF OPTION                       CONTRACTUAL      EXERCISE                      EXERCISE
 EXERCISE PRICES           SHARES         LIFE           PRICE         SHARES          PRICE
-------------------      ---------     -----------     ---------      ---------      ---------
   $0.01-$0.31             889,670       5.6 years     $    0.14        575,646      $    0.10
    0.38-6.00              974,786       7.5                2.26        332,397           1.99
    6.25-7.72              521,104       8.0                6.48        386,960           6.28
      7.88               4,044,203       9.7                7.88         41,054           7.88
    8.13-8.50            1,046,116      10.0                8.50          4,980           8.50
    8.63-9.94              385,245       9.8                8.65         30,995           8.63
   10.18-17.88             104,584       9.6               13.55          2,181          11.88
   20.00-29.81              41,247       6.0               24.84         22,659          25.01
   31.00-37.63              46,488       8.4               31.79         20,425          32.65

EMPLOYEE STOCK PURCHASE PLAN

Under the 1996 Employee Stock Purchase Plan (the "Purchase Plan") adopted on July 12, 1996, the Company is authorized to issue up to 3,000,000 shares of Common Stock to eligible employees of the Company and participating subsidiaries. The Purchase Plan will be implemented in a series of successive offering periods, each

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

with a maximum duration of 24 months. Under the terms of the Purchase Plan, eligible employees can enter on the start date of any offering period or on any subsequent semi-annual entry date. Individuals who become eligible after the start date may join the Purchase Plan on any subsequent semi-annual entry date within that offering. Employees may have up to 10 percent of their base salary withheld through payroll deductions to purchase the Company's Common Stock. The purchase price of the stock is the lower of 85 percent of 1) the fair market value of the Common Stock on the participant's entry date into the Purchase Plan or 2) the fair market value on the semi-annual purchase date. Under the Purchase Plan, the purchase dates are January 31 and July 31 of each year, or the closest business day preceding those dates when the purchase date falls on a non-business day. If at the date of purchase, the Purchase Plan strike price exceeds the fair market value of the Company's Common Stock, the purchase is made at the lower price, and the offering is cancelled and reset for a new two-year offering at the lower strike price. The initial offering commenced on October 4, 1996 and ended on July 31, 1998. A second offering commenced on August 3, 1998 and ended after the January 29, 1999 purchase was made. The second offering was triggered to reset as a result of the original Purchase Plan strike price exceeding the fair market value of the Company's Common Stock on the purchase date. A third offering commenced on February 2, 1999 and is scheduled to continue through January 31, 2001.

Purchases under the Purchase Plan in 1998 totaled 199,905 shares of common stock. Purchases on January 29, 1999 totaled 125,711 shares of common stock. The weighted average fair value of stock purchased in 1998 and on January 29, 1999 was $11.37 per share. At December 31, 1998, 2,674,581 shares remained available for issuance under the Purchase Plan.

COMMON STOCK WARRANTS

Warrants to purchase shares of common stock were issued to investors as part of the preferred stock agreements. The warrants expire through the year 2000 and are summarized as follows:

                                                              NUMBER           EXERCISE
                                                             OF SHARES      PRICE PER SHARE
                                                            -----------     ---------------
          Warrants outstanding as of December 31, 1996        5,147,552       $0.01-$3.50
               Exercised                                     (3,857,808)        0.01-0.58
                                                            -----------       -----------
          Warrants outstanding as of December 31, 1997        1,289,744         0.01-3.50
               Exercised                                       (608,088)        0.01-0.58
                                                            -----------       -----------
          Warrants outstanding as of December 31, 1998          681,656       $0.13-$3.50
                                                            ===========       ===========

PRO FORMA FAIR VALUE INFORMATION

AFC applies the intrinsic value method of accounting prescribed by APB Opinion No. 25 for its stock-based compensation plans. If compensation cost for AFC's stock-based compensation plans had been determined in accordance with the fair value approach set forth in SFAS No.123, Accounting for Stock-Based Compensation, the Company's

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

net income and earnings per share would have been reduced to the pro forma amounts as follows (in thousands except per share data):

                                                1998            1997            1996
                                             ----------      ----------      ----------
          Net income:
               As reported                   $   27,207      $   36,800      $    7,237
               Pro forma                          5,030          26,404           6,638

          Basic net income per share:
               As reported                   $     0.36      $     0.52      $     0.30
               Pro forma                           0.07            0.38            0.27

          Diluted net income per share:
               As reported                   $     0.34      $     0.48      $     0.11
               Pro forma                           0.06            0.34            0.10

The fair value of option grants in 1998, 1997, and 1996 were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                            RISK-FREE
                   DIVIDEND                 INTEREST
                    YIELD     VOLATILITY      RATE        EXPECTED LIFE
                   -------    ----------    --------      -------------
1998                    --          85%        5.54%           5 Years
1998 Re-priced          --          85         4.72            4
1997                    --          71         6.23            5
1996 Post-IPO           --          55         6.32            5
1996 Pre-IPO            --          --         6.24            5

Pro forma compensation costs related to the Purchase Plan were recognized for the fair value of the employees' purchase rights, as of the date of purchase using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

 SEMI-ANNUAL                                    RISK-FREE
  PURCHASE          DIVIDEND                    INTEREST
   DATE              YIELD      VOLATILITY        RATE      EXPECTED LIFE
------------       ---------    ----------     ----------   --------------
January 1999            --            75%         5.8%          14 Months
July 1998               --            71          5.8           14
January 1998            --            71          5.8           14
July 1997               --            71          5.8           14
January 1997            --            71          5.8           14

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

NET INCOME PER SHARE

The following tables set forth the computations of shares and net income used in the calculation of basic and diluted net income per share (in thousands, except share data):

                                                                           YEARS ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                      1998           1997           1996
                                                                     -------        -------        -------
Net income                                                           $27,207        $36,800        $ 7,237
                                                                     =======        =======        =======

Shares used in basic per share calculations - actual weighted
  average common shares outstanding for the period                    74,788         70,131         24,146
Weighted average number of shares upon conversion of
  redeemable convertible preferred stock                                  --             --         27,994
Weighted average number of shares upon exercise of
  dilutive options and warrants                                        4,723          7,338         15,908
                                                                     -------        -------        -------
Shares used in diluted per share calculations                         79,511         77,469         68,048
                                                                     =======        =======        =======

Basic net income per share                                           $  0.36        $  0.52        $  0.30
                                                                     =======        =======        =======
Diluted net income per share                                         $  0.34        $  0.48        $  0.11
                                                                     =======        =======        =======

NOTE 10. COMMITMENTS AND CONTINGENCIES

LEASES

Office space and certain equipment are leased under operating leases. Future minimum payments under operating leases with an initial term of more than one year as of December 31, 1998 are summarized as follows (in thousands):

          1999                                     $ 6,160
          2000                                       7,565
          2001                                       8,308
          2002                                       7,618
          2003                                       7,569
          Thereafter                                50,738
                                                   -------
               Total minimum lease payments        $87,958
                                                   =======

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. COMMITMENTS AND CONTINGENCIES (continued)

Total rent expense for all operating leases were $6,112,000, $5,318,000, and $3,030,000, for the years ended December 31, 1998, 1997, and 1996, respectively.

EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan under which employees may contribute a portion of their compensation on a tax-deferred basis to the plan. The Company may, at its discretion, contribute to the plan on a matching basis up to a maximum of $5,000 per employee per year. The Company is the plan administrator. During 1998 and 1997, the Company contributed $1,368,000 and $785,000, respectively, to the plan.

LITIGATION

ITRI/ACER NETXUS, INC. In September 1992, AFC entered into agreements (the "ITRI Agreements") with the Industrial Technology Research Institute ("ITRI"), a Taiwanese government-sponsored research and development organization, that granted to ITRI certain license rights to the European Telecommunications Standards Institute ("ETSI") version of the UMC 1000. In July 1996, the Company became involved in litigation and arbitration proceedings with ITRI, certain of ITRI's sub-licensee "Member Companies", and others, including Acer Netxus, Inc. ("Acer"). These legal proceedings involved claims for breach of the ITRI Agreements, trade secret misappropriation, unfair competition, and related claims.

In March 1998, the Company, ITRI, the Member Companies and other parties entered into a definitive Settlement Agreement that resolved all claims among such parties, except Acer. Under the Settlement Agreement, all claims involved in the proceedings between such parties were dismissed with prejudice. The Settlement Agreement provides that the Member Companies will pay an aggregate of $6.3 million to the Company over a five year period, and will pay the Company royalties on the purchase of certain ASICs by the Member Companies. Under the Settlement Agreement, the Company granted a limited license to the Member Companies to certain of the Company's technology, agreed to sell certain ASICs to the Member Companies, and agreed to pay $500,000 to ITRI over a three year period for legal fees incurred by ITRI in the proceedings. The Settlement Agreement does not grant to the Member Companies any rights to the Company's UMC 1000 Third Generation Digital Loop Carrier(TM) ("3GDLC") technology or products. This Settlement Agreement did not affect the Company's claims against Acer.

In September 1998, AFC favorably resolved its litigation with Acer. Pursuant to a settlement agreement dated September 18, 1998, and a Permanent Injunction And Final Judgment entered by the United States District Court, Northern District of California, on September 22, 1998, Acer is enjoined from selling any digital loop carrier system for at least one year, and from developing, manufacturing, or selling any device that uses or derives from UMC 1000 technology or that is otherwise not the product of strict clean room development or based on licensed third party technology. In addition, the injunction requires that Acer destroy all work product and inventory related to its two systems that competed with the UMC 1000, and subjects Acer to a $500,000 penalty for any and each violation of the injunction.

ALCATEL USA/DSC On December 22, 1997, AFC filed a lawsuit in Sonoma County Superior Court in California against DSC Communications Corporation ("DSC") related to its hiring of a former employee of DSC, to become the Company's Vice President, Product Planning. In September 1998, DSC was acquired by Alcatel Alsthom Compagnie and is now a part of Alcatel USA, Inc. For purposes of this footnote, reference is made only to DSC. The Company's complaint responded to DSC's litigation threats, and sought a declaratory judgment that its hiring of the former DSC employee was lawful. In April, 1998, DSC filed a cross-complaint against AFC that alleged "inevitable" trade secret misappropriation and related claims, and sought unspecified damages, and injunctive relief relating to the alleged

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. COMMITMENTS AND CONTINGENCIES (continued)

misappropriation, attorneys' fees and other relief. During September 1998, the Court struck all material misappropriation allegations from DSC's Cross-Complaint. DSC filed a First Amended Cross-Complaint on October 2, 1998, alleging "threatened" trade secret misappropriation and related claims. The Amended Cross-Complaint sought the same relief as the original Cross-Complaint. On January 19, 1999, the Court sustained the Company's demurrers to all but two causes of action of the Amended Cross-Complaint, with prejudice. Thereafter, DSC agreed to dismiss the entire action with prejudice, and in early February 1999, the Company and DSC filed a joint Request For Dismissal of the entire action with the Court.

On January 22, 1998, DSC filed a lawsuit against AFC and the former DSC employee in the United States District Court, Eastern District of Texas, alleging "inevitable" trade secret misappropriation and related claims. DSC also asserted a separate claim against the Company for patent infringement alleging that AFC's 3GDLC product infringes a DSC patent. DSC's complaint sought unspecified damages and injunctive relief relating to the alleged misappropriation and patent infringement, attorneys' fees and other relief. On February 5, 1998, the United States District Court, Eastern District of Texas granted AFC's motion to dismiss all non-patent claims in this lawsuit. In May 1998, the Company filed a counterclaim against DSC in the Texas patent action alleging federal antitrust violations, unfair competition, breach of a prior settlement agreement and other related claims. Between April and August, 1998, certain discovery occurred, and the parties filed various motions, including cross-motions for summary judgment on the Company's defense that a prior Settlement Agreement between AFC and DSC barred DSC's patent claims. By a Report And Recommendation filed October 2, 1998, the United States Magistrate Judge recommended that the District Court grant summary judgment in the Company's favor on the patent claim based on the Settlement Agreement. DSC filed an Objection to this ruling with the District Court on October 16, 1998, and the matter remains pending.

Based on reviews of the patent claim, the Company believes that AFC's 3GDLC product does not infringe the DSC patent, and that the Company has meritorious defenses to such claim. The Company intends to vigorously defend the litigation against DSC and prosecute its claims against DSC. However, the ultimate outcome of these lawsuits cannot be predicted. In addition, patent litigation is highly complex and can extend for a protracted period of time, which can divert the attention of management and technical personnel and require the Company to incur substantial costs and expenses. If the patent claim were to be resolved against AFC, this could have a material adverse effect on the Company's business, results of operations and financial condition.

RELTEC CORPORATION On November 26, 1997, AFC filed a lawsuit in Sonoma County Superior Court in California against RELTEC Corporation, alleging trade secret misappropriation, tortious interference with a contract, and related claims. The case involves RELTEC's acquisition of AFC's technology through the Company's Taiwan-based licensee, Vidar-SMS Co., Ltd. Discovery is ongoing, and trial is scheduled to start on April 12, 1999.

STOCKHOLDER LITIGATION The Company and various of its current and former officers and directors are parties to a number of related lawsuits which purport to be class actions, filed on behalf of certain of AFC's stockholders (excluding the defendants and parties related to them). The lawsuits, which are substantially identical, allege that the defendants violated certain federal securities laws. The cases have been consolidated in the United States District Court, Northern District of California. The plaintiffs filed a consolidated Amended Complaint on or about January 27, 1999. A hearing on defendants' motion to dismiss the complaint is scheduled for May 24, 1999. No discovery has occurred, and only limited discovery is expected to occur pending ruling on the motion to dismiss.

All of these actions are in the early stages of proceedings and the Company is currently investigating the allegations. Based on its current information, the Company believes the suits to be without merit and intends to defend itself and its

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. COMMITMENTS AND CONTINGENCIES (continued)

officers and directors vigorously. Although it is reasonably possible the Company may incur a loss upon the conclusion of these claims, an estimate of any loss or range of loss cannot be made.

No provision for any liability that may result upon adjudication has been made in the Company's consolidated financial statements. In the opinion of management, resolution of this matter is not expected to have a material adverse effect on the financial position of AFC. However, depending on the amount and timing, an unfavorable resolution of this matter could materially affect the Company's future results of operations or cash flows in a particular period. In connection with these legal proceedings, the Company expects to incur substantial legal and other expenses. Stockholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of the Company's management.

NOTE 11. SEGMENT INFORMATION

AFC operates in the access market and derives substantially all of its revenues from sales of the UMC 1000 product. The Company organizes its operations based on designing, developing, manufacturing, selling, and supporting the UMC 1000 product. The chief operating decision makers evaluate performance, make operating decisions, and allocate resources based on consolidated financial data, including gross profit, operating income, profit or loss from operations before income taxes, and net income after taxes. Gross profit, operating income, income from operations, and income taxes are not allocated or specific to individual departments within the organization. Subsidiaries are not considered material to the consolidated results of the Company, and for purposes of this disclosure, are not considered significant to ongoing operations. Accordingly, the Company has a single reportable segment. As such, the Company is required to disclose certain information about its product, information about geographic areas, and information about major customers.

For the year ended December 31, 1998, revenues as a result of sales directly attributable to the UMC 1000 product were $307,077,000, compared with $266,386,000 in 1997, and $128,941,000 in 1996. AFC sells the UMC 1000 in over
23 countries worldwide; sales to external customers are categorized geographically by each customer's country of domicile. For the year ended December 31, 1998 revenues from sales to U.S. customers were $230,728,000, as compared with $196,961,000 in 1997, and $103,109,000 in 1996. For the year ended December 31, 1998, revenues from sales to all foreign countries were $82,017,000, as compared with $70,897,000 in 1997, and $27,084,000 in 1996.
Material revenues from external customers in South Africa for the year ended December 31, 1998, were $32,408,000. There were no material revenues from external customers in foreign countries in the years ended December 31, 1997 or 1996. Long-lived assets located in the U.S. totaled $59,368,000 as of December 31, 1998 and $28,930,000 as of 1997. Long-lived assets located in foreign countries totaled $1,393,000 as of December 31, 1998, and $1,284,000 as of 1997. For the year ended December 31, 1998, one customer in the U.S. accounted for 11.2% and one customer in South Africa accounted for 10.4% of total revenues. For the year ended December 31, 1997, one customer in the U.S. accounted for 19.2% of total revenues. There were no customers in any country accounting for 10% or more of total revenues in the year ended December 31, 1996.

NOTE 12. COMPANY INFORMATION AND CERTAIN CONCENTRATIONS

AFC currently derives substantially all of its revenue from the UMC 1000, and expects that this concentration will continue for the foreseeable future. As a result, any factor adversely affecting the demand for, or pricing of, the UMC 1000 could have a material adverse effect on the Company's business and results of operations.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)

NOTE 12. COMPANY INFORMATION AND CERTAIN CONCENTRATIONS (continued)

Manufacturing operations consist of the final assembly and testing of finished goods from components and custom made subassemblies purchased from third parties. Although the Company's product designs employ primarily industry standard hardware, certain components are only available through limited sources of supply. The Company's proprietary ASICs, codec components, and some surface mount technology components and other components are available from limited sources. Printed circuit board assemblies and channel bank assemblies are provided by a limited number of turnkey suppliers. If essential components cannot be obtained as required, the Company may be unable to meet demand for its products, thereby adversely affecting its operating results. In addition, scarcity of such components could result in cost increases that adversely affect the Company's gross profit.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Advanced Fibre Communications, Inc.:

We have audited the accompanying consolidated balance sheets of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                             KPMG LLP



San Francisco, California
January 26, 1999

QUARTERLY RESULTS OF OPERATIONS

Selected quarterly financial data is summarized below (unaudited):

                                                                         QUARTERS ENDED
                               ----------------------------------------------------------------------------------------------------
                               DEC. 31,     SEPT. 30,    JUNE 30,     MAR. 31,     DEC. 31,     SEPT. 30,    JUNE 30,     MAR. 31,
                                 1998         1998         1998         1998         1997         1997         1997         1997
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                                          (in thousands)
Revenues                       $  75,143    $  66,513    $  85,345    $  85,744    $  85,456    $  76,790    $  61,207    $  44,405
Cost of revenues                  39,995       36,388       46,696       45,575       45,949       41,472       33,535       24,977
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Gross profit                      35,148       30,125       38,649       40,169       39,507       35,318       27,672       19,428
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------

Operating expenses:
     Research and development     10,800       11,422       10,429        8,312        7,231        7,205        6,440        4,850
     Selling, general and
          administrative          16,202       16,297       18,068       14,761       12,728       12,297        9,830        7,798
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
          Total operating
               expenses           27,002       27,719       28,497       23,073       19,959       19,502       16,270       12,648
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------

Operating income                   8,146        2,406       10,152       17,096       19,548       15,816       11,402        6,780
     Other income, net             1,034          896          980        1,145        1,172        1,313        1,385          996
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------

Income before income taxes         9,180        3,302       11,132       18,241       20,720       17,129       12,787        7,776

Income taxes                       3,215        1,153        3,896        6,384        7,666        6,338        4,731        2,877
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------

Net income                     $   5,965    $   2,149    $   7,236    $  11,857    $  13,054    $  10,791    $   8,056    $   4,899
                               =========    =========    =========    =========    =========    =========    =========    =========


                                                                  AS A PERCENTAGE OF REVENUES
                               ----------------------------------------------------------------------------------------------------
Revenues                           100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of revenues                    53.2         54.7         54.7         53.2         53.8         54.0         54.8         56.2
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Gross profit                        46.8         45.3         45.3         46.8         46.2         46.0         45.2         43.8
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Operating expenses:
     Research and development       14.4         17.2         12.2          9.7          8.5          9.4         10.5         10.9
     Selling, general and
          administrative            21.6         24.5         21.2         17.2         14.9         16.0         16.1         17.6
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
          Total operating
               expenses             35.9         41.7         33.4         26.9         23.4         25.4         26.6         28.5
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Operating income                    10.8          3.6         11.9         19.9         22.9         20.6         18.6         15.3
     Other income, net               1.4          1.3          1.1          1.3          1.4          1.7          2.3          2.2
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------

Income before income taxes          12.2          4.9         13.0         21.2         24.2         22.3         20.9         17.5
Income taxes                         4.3          1.7          4.5          7.4          9.0          8.3          7.7          6.5
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------

Net income                           7.9%         3.2%         8.5%        13.8%        15.3%        14.1%        13.2%        11.0%
                               =========    =========    =========    =========    =========    =========    =========    =========



          See accompanying notes to consolidated financial statements.