Form 10-K, Exhibit 13
period 1999-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2000-03-21
CIK 898805

                                                                    EXHIBIT 13.1

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED DATA


                                                                 YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------
                                            1999 (1)         1998           1997         1996 (2)         1995
                                           ---------      ---------      ---------      ---------       ---------
                                                           (in thousands, except per share data)
CONSOLIDATED STATEMENTS OF INCOME DATA:

Revenues                                   $ 291,568      $ 312,745      $ 267,858      $ 130,193       $  54,287
Cost of revenues                             153,743        168,654        145,933         73,950          33,469
                                           ---------      ---------      ---------      ---------       ---------
  Gross profit                               137,825        144,091        121,925         56,243          20,818
                                           ---------      ---------      ---------      ---------       ---------

Operating expenses:
  Research and development                    47,515         40,963         25,726         14,413           5,730
  Selling, general and administrative         65,533         65,328         42,653         21,188           9,660
  DSC litigation costs                             -              -              -         18,947           1,623
                                           ---------      ---------      ---------      ---------       ---------
      Total operating expenses               113,048        106,291         68,379         54,548          17,013
                                           ---------      ---------      ---------      ---------       ---------

Operating income                              24,777         37,800         53,546          1,695           3,805
Other income (expense), net                  385,547          4,055          4,866          2,388          (1,367)
                                           ---------      ---------      ---------      ---------       ---------
Income before income taxes                   410,324         41,855         58,412          4,083           2,438
Income taxes (benefit)                       160,027         14,648         21,612         (3,154)             97
                                           ---------      ---------      ---------      ---------       ---------

Net income                                 $ 250,297      $  27,207      $  36,800      $   7,237       $   2,341
                                           =========      =========      =========      =========       =========

Basic net income per share (3)             $    3.25      $    0.36      $    0.52      $    0.30       $    0.27
                                           =========      =========      =========      =========       =========
Shares used in basic per share
computations                                  77,048         74,788         70,131         24,146           8,746
                                           =========      =========      =========      =========       =========

Diluted net income per share (3)           $    3.07      $    0.34      $    0.48      $    0.11       $    0.05
                                           =========      =========      =========      =========       =========
Shares used in diluted per share
computations                                  81,424         79,511         77,469         68,048          50,684
                                           =========      =========      =========      =========       =========


                                                                    AS OF DECEMBER 31,
                                            ----------------------------------------------------------------
                                              1999          1998          1997          1996         1995
                                            --------      --------      --------      --------      --------
                                                                     (in thousands)
CONSOLIDATED BALANCE SHEETS DATA:
Cash, cash equivalents and marketable
securities                                  $731,011      $110,753      $105,196      $108,430      $ 11,118
Working capital                              580,334       209,324       193,640       145,338        18,770
Total assets                                 897,424       307,883       273,293       175,679        36,680
Redeemable convertible preferred stock             -             -             -             -        37,777
Stockholders' equity (deficit)               641,742       268,300       223,720       158,023       (15,765)


(1) Includes a $379.3 million gain realized upon conversion of an investment into Cisco Systems, Inc. common stock. Without this gain, our effective tax rate would have been 33%, and net income for the year ended December 31, 1999 would have been $20.8 million.

(2) Includes a charge of $15.8 million to reflect a cash payment of $10.1 million and the issuance of 1,451,574 shares of common stock to DSC in settlement of outstanding litigation. Without this charge, operating income for the year ended December 31, 1996 would have been $17.5 million.

(3) See "Note 1 of Notes to Consolidated Financial Statements" for an explanation of the determination of the number of shares used in computing basic and diluted net income per share.