Form 10-K, Exhibit 13
period 1999-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2000-03-21
CIK 898805

                                                                    EXHIBIT 13.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical financial information contained herein, the following discussion and analysis may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding our intent, belief, estimates, current plans, or expectations. Current and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements.

Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements, as set forth in Part I,
Item 1 - "Certain Factors That Might Affect Future Operating Results" of this Annual Report on Form 10-K are:

~       Potential Fluctuations in Future Operating Results and Seasonality

~       Customer Concentration

~       Delays and Defects in Product Development and Product Feature Releases

~       Risks Associated with International Markets

~       Competition

~       Risk of Failure to Manage Expanding Operations

~ Concentrated Product Line, Uncertainties Associated with New Product Features and Rapid Technological Change

~ Limited Protection of Proprietary Technology; Risk of Third-Party Claims of Infringement

~       Dependence on the Telecommunications Industry

~ Dependence on Sole Source and Limited Number of Third-Party Manufacturers and Support Organizations

~       Dependence on Key Personnel

~       Risks Associated with Pending Litigation

~       Compliance with Regulations and Industry Standards

~       Year 2000 Readiness

~ Other risks identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission

The following discussion should be read in conjunction with our financial statements and related notes included elsewhere in this report.

OVERVIEW

AFC designs and manufactures end-to-end distributed multi-service access solutions for the local loop. The UMC1000 is a global product family consisting of a variety of multi-service access platforms with integrated optics and intelligent customer premises equipment. The platform utilizes a hybrid ATM/TDM architecture which provides a variety of loop interfaces for POTS, ISDN, T-1/E-1, HDSL, and ADSL services over various feeder transmission options, including copper, fiber, and wireless. We also design and manufacture environmentally hardened outside plant cabinets and technology ranging from 48 to 2,000 lines, as well as indoor cabinets ranging from 48 to 480 lines.

In 1999, revenues decreased $21.1 million from 1998 and operating income declined $13.0 million from 1998. Revenue levels were below the prior year, primarily as a result of lower international revenues. International revenue levels were adversely affected by certain customers reducing their capital expenditures during 1999 in order to fully deploy their existing inventory. Operating income as a percentage of revenue was below that of 1998 as a result of lower revenue levels and increased investments in our research and development activities during 1999. However, other income rose to 132.2% of revenues in 1999, as compared with 1.3% in 1998, primarily as a result of Cisco Systems, Inc.'s acquisition of Cerent Corporation in which we had invested. This gain increased our 1999 net income to

$250.3 million, or 85.8% of revenues, as compared with $27.2 million, or 8.7% of revenues in 1998. Without this gain and the related tax effects, our net income would have been $20.8 million in 1999.

Although we have achieved profitability every year beginning in 1995, there can be no assurance that profitability will be sustained or increased in the future. Factors which may adversely impact revenue levels include product introductions or announcements by competitors, price competition, a decline in the demand for our products, product obsolescence, loss of customers, and inability to penetrate certain markets, among other reasons.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in our consolidated statements of income:


                                               YEARS ENDED DECEMBER 31,
                                           --------------------------------
                                            1999         1998         1997
                                           ------       ------       ------
Revenues                                    100.0%       100.0%       100.0%
Cost of revenues                             52.7         53.9         54.5
                                           ------       ------       ------
  Gross profit                               47.3         46.1         45.5
                                           ------       ------       ------

Operating expenses:
  Research and development                   16.3         13.1          9.6
  Selling, general and administrative        22.5         20.9         15.9
                                           ------       ------       ------
      Total operating expenses               38.8         34.0         25.5
                                           ------       ------       ------

Operating income                              8.5         12.1         20.0
Other income, net                           132.2          1.3          1.8
                                           ------       ------       ------
Income before income taxes                  140.7         13.4         21.8
Income taxes                                 54.9          4.7          8.1
                                           ------       ------       ------

Net income                                   85.8%         8.7%        13.7%
                                           ======       ======       ======


1999 COMPARED WITH 1998

REVENUES. In 1999, revenues, including royalties, totaled $291.6 million, a decrease of $21.1 million, or 6.7%, from the $312.7 million reported in 1998. The decrease was primarily the result of lower international revenues in 1999 as compared with 1998. International revenues decreased 61.9% to $31.3 million in 1999 from $82.0 million in 1998 and represented 10.7% of 1999 revenues compared with 26.2% in 1998. As compared with 1998, we experienced lower international revenue levels in 1999 from our customers in South Africa, France, China, Brazil, and Venezuela. There were no international royalties in 1999 as compared with the $5.4 million recorded in 1998 primarily as a result of the litigation settlement with the Industrial Technology Research Institute in that year.

Partially offsetting the decline in international revenues was an increase in our U.S. revenues year-over-year. U.S. revenues increased 12.8% from $230.7 million in 1998 to $260.3 million in 1999, representing 89.3% and 73.8% of revenues in 1999 and 1998, respectively.

The increase in U.S. revenues for 1999 was primarily the result of sales growth in the competitive local exchange carrier and regional Bell operating company markets and sales to Tellabs, Inc. In the quarter ended December 31, 1999, WinStar Communications, Inc. (WinStar) accounted for 18.9% of total revenues; North Supply Company, a subsidiary of Sprint, (Sprint), accounted for 10.6%; Tellabs, Inc. accounted for 10.4%; and SBC Communications, Inc. accounted for 10.1%. In the quarter ended December 31, 1998, WinStar accounted for 33.3% of total revenues. In the year ended December 31, 1999, WinStar accounted for 15.7% of total revenues, and Sprint accounted for 11.9%. For the year ended December 31, 1998, WinStar accounted for 11.2% of total revenues and Integrators of System Technology (Pty) Ltd. of South Africa accounted for 10.4%. No other customer accounted for 10% or more of total revenues in any of these periods. Although our largest customers have varied from period to period, we anticipate that results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. This dependence may increase due to our strategy of focusing on securing large accounts. There can be no assurance that our principal customers will continue to purchase our products at current levels, if at all. Only one of our customers has entered into an agreement requiring it to purchase a minimum amount of product from us.

GROSS PROFIT. In 1999, gross profit was $137.8 million compared with $144.1 million for 1998, and represented gross margins as a percentage of revenues of 47.3% in 1999 and 46.1% in 1998. The increase in gross profit percentage from 1998 to 1999 was due to the customer and product mix, primarily due to a greater proportion of U.S. sales which tend to have higher margins than international sales. Cost savings from engineering design changes and manufacturing efficiencies also increased our gross profit. In the future, gross profits may fluctuate due to a wide variety of factors, including: our ability to introduce new products and technologies on a timely basis, the timing of new product introductions or announcements by us or our competitors, the mix between U.S. and international sales, the customer mix, the product feature mix, the timing and size of orders which are received and can be shipped in a quarter, the availability of adequate supplies of key components and assemblies, engineering and manufacturing efficiencies, the extent of global sourcing of our products, price competition, unit volume, royalty revenues, excess or obsolete inventory, and changes in warranty coverage.

RESEARCH AND DEVELOPMENT. In 1999, research and development expenses increased $6.5 million, or 15.9%, to $47.5 million compared with $41.0 million in 1998. Research and development expenses represented 16.3% of total revenues in 1999 and 13.1% in 1998.

The increase in research and development expenses from 1998 to 1999 was primarily due to the cost of employee hiring and relocation, compensation, and depreciation on test equipment used to develop and test new products and features. The number of employees in research and development was 249 as of December 31, 1999. We believe that rapidly evolving technology and competition in our industry necessitate the continued commitment of resources to product development in order to remain competitive. We plan to continue to support the development of new products and features as well as product cost reductions, while seeking to carefully manage the rate of increase of such expenses through expense controls. All research and development costs to date have been expensed as incurred.

SELLING, GENERAL AND ADMINISTRATIVE. In 1999, selling, general and administrative expenses increased 0.3%, to $65.5 million compared with $65.3 million in 1998. Selling, general and administrative expenses represented 22.5% of total revenues in 1999 and 20.9% in 1998.

The change in selling, general and administrative expenses in 1999 as compared with 1998 was primarily due to increases in compensation and benefits and litigation costs, partially offset by decreases in outside consultants costs and distributor commissions. Selling, general and administrative headcount was 306 as of December 31, 1999. We plan to continue to allocate resources to our sales, marketing and administrative functions to remain competitive in our industry and support our research and development functions. We recognize the need to balance these costs with expense controls to carefully manage the increase of such expenses.

OTHER INCOME. In 1999, other income increased $381.4 million to $385.5 million compared with $4.1 million in 1998. The increase was primarily the result of a $379.3 million gain recorded in November for the step-up in basis of our investment in Cerent Corporation upon conversion to Cisco Systems, Inc. (Cisco) common stock. The conversion to Cisco common stock was the result of Cisco's acquisition of Cerent Corporation in 1999.

INCOME TAXES. In 1999 and 1998, we recorded income taxes at an effective rate that approximated the combined federal and state statutory rates. The effective tax rate increased from 35.0% in 1998 to 39.0% in 1999 primarily due to the gain arising from the conversion of our investment in Cerent Corporation into Cisco Systems, Inc. common stock.

1998 COMPARED WITH 1997

REVENUES. For 1998, revenues totaled $312.7 million, an increase of $44.8 million, or 16.7%, over the $267.9 million reported in 1997. The largest increase in revenues was in the U.S. market which increased $33.8 million or 17.1% over the prior year. International revenues increased $11.1 million, or 15.7%, year-over-year and represented 26.2% of revenues in 1998 and 26.5% of revenues in 1997.

The increase in U.S. revenues for 1998 was primarily the result of sales growth in the competitive local exchange carrier market and continued sales penetration of the independent local exchange carrier market. The growth in revenues was partially offset by the substantial reduction in sales to GTE from 1997. The growth in international sales was primarily due to higher sales to our customer in South Africa, partially offset by lower sales in the Asia Pacific region. For the year ended December 31, 1998, WinStar accounted for 11.2% of total revenues and Integrators of System Technology (Pty) Ltd. of South Africa accounted for 10.4%. For the year ended December 31, 1997, GTE accounted for 19.2% of total revenues. No other customer accounted for 10% or more of total revenues in either period.

GROSS PROFIT. For 1998, gross profit was $144.1 million compared with $121.9 million for 1997, and represented gross margins as a percentage of revenues of 46.1% in 1998 and 45.5% in 1997. The increase in gross profit percentage from 1997 to 1998 was due to cost savings from engineering design changes, the customer mix, vendor discounts, and higher royalty revenue. Gross profits may fluctuate due to a wide variety of factors as discussed above.

RESEARCH AND DEVELOPMENT. For 1998, research and development expenses increased $15.3 million, or 59.5%, to $41.0 million compared with $25.7 million in 1997. Research and development expenses represented 13.1% of total revenues in 1998 and 9.6% in 1997.

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

SELLING, GENERAL AND ADMINISTRATIVE. For 1998, selling, general and administrative expenses increased $22.6 million, or 52.9%, to $65.3 million compared with $42.7 million in 1997. Selling, general and administrative expenses represented 20.9% of total revenues in 1998 and 15.9% in 1997.

The increase in general and administrative expenses for 1998, as compared with 1997, was primarily due to compensation and benefits, litigation costs, facility costs, and depreciation on capital equipment purchases. The increases in sales and marketing expenses for the year ended December 31, 1998 as compared with 1997 was attributable primarily to additional sales and marketing personnel and the associated salaries and benefits, the effect of higher revenue levels on commissions earned by the sales force and international distributors, and increased spending on travel and outside services. Selling, general and administrative headcount increased 27.0% to 329 as of December 31, 1998, from 259 as of the end of 1997.

INCOME TAXES. For 1998 and 1997, income taxes were recorded at an effective rate that approximated the combined federal and state statutory rates. The effective tax rate declined from 37.0% in 1997 to 35.0% in 1998 primarily due to tax exempt interest income, utilization of research and development credits, and benefits from our foreign sales corporation.

LIQUIDITY AND CAPITAL RESOURCES

Capital resources and liquidity as of December 31, 1999 and 1998 consisted of the following (in thousands):


                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  1999          1998
                                                                --------      --------
Cash and cash equivalents                                       $ 30,261      $ 20,669
Marketable securities                                            700,750        90,084
Working capital, excluding cash and cash equivalents,
  marketable securities and associated deferred tax assets
  and liabilities                                                 54,660        98,571

As of December 31, 1999, cash, cash equivalents and marketable securities amounted to $731.0 million compared with $110.8 million as of December 31, 1998. At December 31, 1999, we owned $551.4 million worth of Cisco common stock as a result of the completion of the acquisition of Cerent and resultant exchange of our Cerent stock for Cisco's common stock. In February 2000, we entered into a hedging transaction structured as a costless collar agreement (collar) to minimize the impact of potential adverse market risk on the Cisco stock we own. The collar provides us with a floor value of approximately $650.0 million for the hedged shares, while allowing us to participate in up to approximately $350.0 million in further appreciation above the floor value. We will also be able to borrow against the value of a portion of the shares hedged. We plan to hedge an additional 260,000 shares of Cisco common stock expected to be received in April 2000, unless Cisco makes claims against such shares under the terms of the Cerent acquisition.

Operating activities in 1999 generated net cash of $70.2 million. This was primarily the result of operating earnings, including adjustments for non-cash activities such as a gain on a strategic investment and deferred income taxes, and decreases in accounts receivable and inventories. Days sales outstanding were 68 days at the end of 1999 compared with 90 days at the end of 1998, mainly as a result of increased collections on international sales. Net cash of $72.0 million was used in investing activities in 1999, primarily as a result of marketable securities purchases.

We had a $50.0 million unsecured bank line with two banks at December 31, 1999. In February 2000, we amended the line to $30.0 million; the line expires in July 2000. The bank line carries interest of LIBOR plus 1.50%. Under the bank line, the banks may issue letters of credit up to $10.0 million on our behalf. As of December 31, 1999, $2.7 million in letters of credit were outstanding, of which $1.0 million was issued as a short-term deposit on one of our leased facilities and another $1.0 million was issued as a five-year deposit on the same building. The bank line requires us to comply with certain covenants. At December 31, 1999, no borrowings were outstanding under the bank line, and we were in compliance with the covenants.

We also maintain bank agreements with two banks under which we may open foreign exchange contracts up to $40.0 million. There are no borrowing provisions or financial covenants associated with these facilities. At December 31, 1999, one foreign exchange contract of $0.2 million was outstanding, which matured on January 28, 2000.

We also have lease lines totaling $4.6 million that were used for equipment and furniture purchases.

We believe our existing cash and short-term investments, available credit facilities, and cash flows from operating and financing activities are adequate to support our financial resource needs, including working capital requirements, capital expenditures and operating lease obligations for the next twelve months.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The following discussion and analysis of market risk may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding our intent, belief, estimates, current plans, or expectations. Actual results could differ materially from those indicated from these forward-looking statements. Our market risk lies in foreign currency exchange rate fluctuations, changes in interest rates, and fluctuations in the value of our marketable securities and related hedging arrangements.

Our foreign exchange risk arises from both revenues and expenses associated with our international sales and operations. One of our customer contracts was payable in French francs at December 31, 1999, and the receivable was hedged using a forward currency exchange contract. Beginning in 2000, this customer contract will be payable in either francs or Euros, and we will hedge the receivable using forward currency exchange contracts. The remainder of international sales are denominated in U.S. dollars. Changes in foreign exchange rates create risk for us and we attempt to mitigate adverse fluctuations from impacting results of operations and cash flows. We use foreign exchange contracts to offset gains and losses on exchange rate fluctuations against gains and losses on assets or liabilities hedged. At December 31, 1999, one foreign exchange contract for $0.2 million was outstanding with a maturity date of January 28, 2000. Non-U.S. dollar expenses primarily consist of operating expenses incurred in the local currencies of our United Kingdom, Switzerland, France, Spain, Australia, Hong Kong, and China-based sales and representative offices. International sales offices operating expenses generally consist of compensation-related costs and general office expenses which are paid in a timely manner. Operating expenses for these offices have historically been insignificant on a consolidated basis, and changes in the U.S. dollar value of these expenses due to fluctuations in the exchange rates are not considered material. The introduction in 1999 of the euro currency may cause increased competition by creating cross-border competition. We are evaluating our marketing and pricing strategies in light of competitive factors in the European market. As use of the euro increases and becomes mandatory in 2002, we may have to change our billing practices in the future. Adoption of the euro has not, to date, had a material impact on our business, results of operations or financial condition.

Our marketable securities portfolio consists of domestic corporate equity as well as domestic municipal debt and domestic corporate debt securities of various issuers, types, and maturities. Approximately 37.8% of the debt securities mature in one year or less. At December 31, 1999, the weighted average yield on our debt securities was 4.08%, and the weighted average yield on cash equivalents was 5.24%.

We received approximately 5.3 million shares of Cisco common stock on November 1, 1999 in exchange for our equity interest in Cerent. We recorded a gain of approximately $379.3 million due to this acquisition which is reflected in our results of operations for the fourth quarter of 1999. As of December 31, 1999, the value of the Cisco shares was $551.4 million.

The marketable securities portfolio, including our Cisco common stock, is classified as available for sale and recorded at fair value on the balance sheet with unrealized gains and losses reported in the equity section of the balance sheet, net of taxes. These securities are not leveraged and are held for purposes other than trading.

We face interest rate risk exposure on our debt securities and declines in interest rates could result in material decreases in interest earnings on those securities. We do not undertake any specific actions to cover our exposure to interest rate risk, and we are not a party to any interest rate risk management transactions.

The following table shows the hypothetical changes in fair values of municipal and corporate debt securities we held at year end which are sensitive to changes in interest rates. The modeling technique used measures the change in fair market values arising from hypothetical parallel shifts in the yield curve of plus or minus 200 basis points (BPS) over an immediate time horizon.

This table estimates the fair value of our debt securities at an immediate time horizon (in thousands):


                            Valuation of                             Valuation of
                        Securities Given an       No Change      Securities Given an
                          Interest Rate             in              Interest Rate
                        Decrease of 200 BPS     Interest Rate    Increase of 200 BPS
--------------------    -------------------     -------------    -------------------
Municipal and
Corporate Debt
Securities                    $152,723             $149,348            $146,619


We face market price volatility risk exposure on our corporate equity securities consisting of Cisco common stock, and declines in the market price could result in material decreases in those securities. At December 31, 1999, contractual transfer restrictions on the sale of the stock prohibited us from undertaking any specific actions to cover our exposure to market price volatility risk and we were not a party to any market price volatility risk management transactions.

The following table shows the hypothetical changes in fair values of the Cisco shares we held at year end. The modeling technique used measures the change in fair market value arising from hypothetical change in fair value arising from a hypothetical 20% change in the stock's price. This table estimates the fair value of our Cisco shares at an immediate time horizon (in thousands):


                            Valuation of                             Valuation of
                         Securities Given a       No Change      Securities Given an
                         Decrease of 20% In       in Stock        Increase of 20% In
                            Stock Price             Price            Stock Price
------------------      ---------------------    ------------    -------------------
Corporate Equity
Securities                     $441,122            $551,402           $661,682


In February 2000, contractual transfer restrictions on the Cisco shares expired, and we entered into a hedging transaction structured as a costless collar agreement (collar) to minimize the impact of potential adverse market risk on the Cisco shares we own. The collar covers approximately 5.0 million shares with a term of approximately three years. The collar limits our exposure to, and benefits from, price fluctuations in the underlying Cisco stock. The collar provides us with a floor value of approximately $650.0 million for the hedged shares, while allowing us to participate in up to approximately $350.0 million in further appreciation above the floor value. We will record the collar at its estimated fair market value. We will account for the collar as a hedge, and changes in the value of the collar are anticipated to be largely offset by changes in the value of the underlying stock which is also marked-to-market through accumulated other comprehensive income in our balance sheet. We expect to receive and hedge an additional 260,000 shares to be released to us in April 2000 unless Cisco makes claims against such shares under the terms of the Cerent acquisition. In February 2000, Cisco announced a two-for-one stock split to stockholders of record on February 22, 2000 to be distributed March 22, 2000. We believe the split will not significantly impact our collar arrangement.


SEASONALITY

Our customers normally install a portion of the UMC1000 system in outdoor locations. Shipments of the UMC1000 product family are subject to the effects of seasonality, with fewer installation projects scheduled for the winter months. The majority of our sales have been made to companies in the U.S., and accordingly, we believe that over time the effect of seasonality will cause revenues in the quarter ended March 31 to be lower than revenues in the preceding quarter ended December 31. In particular, we currently believe that revenues in the quarter ended March 31, 2000 may be lower than revenues in the quarter ended December 31, 1999.

YEAR 2000 READINESS

We did not experience any material disruptions to our business, results of operations, or the UMC1000 product family as a result of the transition from 1999 to 2000. We plan to retain our year 2000 (Y2K) contingency plans in case of any potential Y2K-related events that may arise in the first half of 2000, including any Y2K problems encountered by our customers and key suppliers. We believe we have taken the steps necessary to understand and resolve Y2K issues; however, failure to adequately address all known and unknown Y2K readiness issues could result in, among other things, product shipment delays, unforeseen operating expenses and lower net income. We tracked external costs incurred to remedy Y2K-affected software, hardware, and embedded technology; however, we did not separately track internal costs incurred, such as payroll costs for employees working on Y2K matters. Expenditures in relation to Y2K readiness were $73,000.

CERTAIN ACCOUNTING PRONOUNCEMENTS

The effective date of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, has been deferred, and will be effective for AFC beginning in the first quarter of 2001. Refer to
Note 1 of "Notes to Consolidated Financial Statements" for a discussion of the accounting treatment of derivative instruments as required by this Statement.