Form 10-K, Exhibit 13
period 1999-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2000-03-21
CIK 898805

                                                                    EXHIBIT 13.3

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                       ADVANCED FIBRE COMMUNICATIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                              DECEMBER 31,
                                                                        -------------------------
                                                                          1999             1998
                                                                        ---------       ---------
ASSETS

  Current assets:
    Cash and cash equivalents                                           $  30,261       $  20,669
    Marketable securities                                                 700,750          90,084
    Accounts receivable, less allowances of $3,436 and $5,326
     in 1999 and 1998, respectively                                        62,747          74,967
    Inventories                                                            36,717          53,060
    Other current assets                                                    3,058           8,257
                                                                        ---------       ---------

             Total current assets                                         833,533         247,037

  Property and equipment, net                                              56,798          49,315
  Other assets                                                              7,093          11,531
                                                                        ---------       ---------

             Total assets                                               $ 897,424       $ 307,883
                                                                        =========       =========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
      Accounts payable                                                  $  19,092       $  12,573
      Accrued liabilities                                                  28,578          25,140
      Deferred tax liabilities                                            205,529               -
                                                                        ---------       ---------

             Total current liabilities                                    253,199          37,713

  Long-term liabilities                                                     2,483           1,870

  Commitments and contingencies

  Stockholders' equity:
      Preferred stock, $0.01 par value; 5,000,000 shares
         authorized, no shares issued and outstanding                           -               -
      Common stock, $0.01 par value; 200,000,000 shares authorized in 1999 and 1998; 78,239,326 and 75,716,153 shares issued
         and outstanding in 1999 and 1998, respectively                       782             757
      Additional paid-in capital                                          232,083         210,420
      Notes receivable from stockholders                                     (241)           (730)
      Accumulated other comprehensive income                              100,968               -
      Retained earnings                                                   308,150          57,853
                                                                        ---------       ---------

             Total stockholders' equity                                   641,742         268,300
                                                                        ---------       ---------

             Total liabilities and stockholders' equity                 $ 897,424       $ 307,883
                                                                        =========       =========


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)


                                                          YEARS ENDED DECEMBER 31,
                                                   ------------------------------------
                                                     1999          1998          1997
                                                   --------      --------      --------
Revenues                                           $291,568      $312,745      $267,858
Cost of revenues                                    153,743       168,654       145,933
                                                   --------      --------      --------
      Gross profit                                  137,825       144,091       121,925
                                                   --------      --------      --------

Operating expenses:
    Research and development                         47,515        40,963        25,726
    Selling, general and administrative              65,533        65,328        42,653
                                                   --------      --------      --------
      Total operating expenses                      113,048       106,291        68,379

      Operating income                               24,777        37,800        53,546

    Other income, net                               385,547         4,055         4,866
                                                   --------      --------      --------

      Income before income taxes                    410,324        41,855        58,412

Income taxes                                        160,027        14,648        21,612
                                                   --------      --------      --------

      Net income                                   $250,297      $ 27,207      $ 36,800
                                                   ========      ========      ========


Basic net income per share                         $   3.25      $   0.36      $   0.52
                                                   --------      --------      --------
Shares used in basic per share computations          77,048        74,788        70,131
                                                   --------      --------      --------


Diluted net income per share                       $   3.07      $   0.34      $   0.48
                                                   --------      --------      --------
Shares used in diluted per share computations        81,424        79,511        77,469
                                                   --------      --------      --------


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND OTHER COMPREHENSIVE INCOME
                  Years Ended December 31, 1999, 1998, and 1997
                        (In thousands, except share data)


                                                                               Notes
                                                                             Receivable
                                          Common Stock            Additional    from
                                     ------------------------      Paid-in     Stock-
                                       Shares         Amount       Capital     holders
                                     ----------     ---------     ----------   -------
Balances as of
    December 31, 1996                65,299,214     $     653     $ 163,675     $(151)
Exercise of common stock
    options and warrants              6,940,978            69         2,446         -
Secondary public offering of
    common stock                        400,000             4         7,839         -
Sale of common stock for
    notes receivable                     25,378             3           684      (684)
Repurchase of common stock              (39,200)           (3)          (10)        -
Tax benefit from
    option exercises                          -             -        18,549         -
Net income                                    -             -             -         -
                                     ----------     ---------     ---------     -----

Balances as of
    December 31, 1997                72,626,370           726       193,183      (835)
Exercise of common stock
    options and warrants              3,096,149            31         6,295         -
Payment of notes receivable
    from stockholder                          -             -             -       105
Repurchase of common stock               (6,366)            -            (4)        -
Tax benefit from
    option exercises                          -             -        10,946         -
Net income                                    -             -             -         -
                                     ----------     ---------     ---------     -----

Balances as of
    December 31, 1998                75,716,153           757       210,420      (730)
Exercise of common stock
    options and warrants              2,565,460            25        11,371         -
Cancellation of notes receivable
    from stockholder                          -             -             -       489
Repurchase of common stock              (42,287)            -           (11)        -
Tax benefit from
    option exercises                          -             -        10,303         -
Net income                                    -             -             -         -
Other comprehensive income:
   Unrealized gain on available
   for sale securities(1)                     -             -             -         -



Balances as of                       ----------     ---------     ---------     -----
    December 31, 1999                78,239,326     $     782     $ 232,083     $(241)
                                     ==========     =========     =========     =====


                                                              Accumulated
                                                                 Other         Total
                                      Retained      Compre-     Compre-        Stock-
                                      Earnings      hensive     hensive       holders'
                                      (Deficit)     Income       Income        Equity
                                     ----------     -------   -----------     --------
Balances as of
    December 31, 1996                 $  (6,154)                $       -     $158,023
Exercise of common stock
    options and warrants                      -                         -        2,515
Secondary public offering of
    common stock                              -                         -        7,843
Sale of common stock for
    notes receivable                          -                         -            3
Repurchase of common stock                    -                         -          (13)
Tax benefit from
    option exercises                          -                         -       18,549
Net income                               36,800      $36,800            -       36,800
                                      ---------     ========    ---------     --------
Balances as of
    December 31, 1997                    30,646                         -      223,720
Exercise of common stock
    options and warrants                      -                         -        6,326
Payment of notes receivable
    from stockholder                          -                         -          105
Repurchase of common stock                    -                         -           (4)
Tax benefit from
    option exercises                          -                         -       10,946
Net income                               27,207      $27,207            -       27,207
                                      ---------     ========    ---------     --------
Balances as of
    December 31, 1998                    57,853                         -      268,300
Exercise of common stock
    options and warrants                      -                         -       11,396
Cancellation of notes receivable
    from stockholder                          -                         -          489
Repurchase of common stock                    -                         -          (11)
Tax benefit from
    option exercises                          -                         -       10,303
Net income                              250,297      250,297            -      250,297
Other comprehensive income:
   Unrealized gain on available
   for sale securities(1)                     -      100,968      100,968      100,968
                                                    --------
                                                    $351,265
                                                    ========
Balances as of                        ---------                 ---------     --------
    December 31, 1999                 $ 308,150                 $ 100,968     $641,742
                                      =========                 =========     ========



                                                                                   1999     1998    1997
                                                                                 --------    -----    ----
(1):
Net unrealized gain on available for sale marketable securities during period    $166,178      $ -     $ -
Less:  reclassification adjustment for net gains included in net income                 -        -       -
Less:  deferred income taxes related to the net unrealized gain                    65,210        -       -
                                                                                 --------    -----    ----
Net unrealized gain on available for sale marketable securities                  $100,968      $ -     $ -
                                                                                 ========    =====    ====


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                       YEARS ENDED DECEMBER 31,
                                                                 -------------------------------------
                                                                   1999           1998          1997
                                                                 ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                     $ 250,297     $  27,207     $  36,800
  Adjustments to reconcile net income to net cash provided by operating activities:
    Deferred income taxes                                          146,521        (2,451)         (826)
    Depreciation and amortization                                   13,109         8,026         2,850
    Tax benefit from option exercises                               10,303        10,946        18,549
    Stock based compensation                                           513             -             -
    Allowances for uncollectible accounts and returns               (1,586)        3,658         2,729
    Gain on strategic investment                                  (384,758)            -             -
    Changes in operating assets and liabilities:
        Accounts receivable                                         13,806           473       (49,036)
        Inventories                                                 14,143          (987)      (34,724)
        Other current assets                                          (920)          519        (1,175)
        Other assets                                                   346        (4,110)          101
        Accounts payable                                             6,519        (5,902)        9,676
        Accrued liabilities                                          1,317        (5,202)       22,289
        Other liabilities                                              613         1,114           (57)
                                                                 ---------     ---------     ---------
           NET CASH PROVIDED BY OPERATING ACTIVITIES                70,223        33,291         7,176
                                                                 ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Sales of marketable securities                                  124,268       153,630       185,834
   Maturities of marketable securities                             308,002        79,131        69,873
   Purchases of marketable securities                             (491,534)     (226,702)     (268,362)
   Investments in development-stage companies                        3,063        (2,018)       (3,000)
   Purchase of property and equipment                              (15,792)      (32,143)      (17,767)
                                                                 ---------     ---------     ---------
           NET CASH USED IN INVESTING ACTIVITIES                   (71,993)      (28,102)      (33,422)
                                                                 ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from exercise of common stock options and               11,362         6,427         2,514
      warrants, net
   Proceeds from secondary offering of common stock                      -             -         7,843
                                                                 ---------     ---------     ---------
           NET CASH PROVIDED BY FINANCING ACTIVITIES                11,362         6,427        10,357
                                                                 ---------     ---------     ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     9,592        11,616       (15,889)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                        20,669         9,053        24,942
                                                                 ---------     ---------     ---------
CASH AND CASH EQUIVALENTS, END OF YEAR                           $  30,261     $  20,669     $   9,053
                                                                 =========     =========     =========

NON-CASH FINANCING AND INVESTING ACTIVITIES:
   Issuance of common stock for notes receivable                 $       -     $       -     $     684
CASH PAID:
   Income taxes                                                  $   2,399     $   7,190     $     442


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AFC designs and manufactures end-to-end distributed multi-service access solutions for the local loop. Our UMC1000 is a global product family consisting of a variety of multi-service access platforms with integrated optics and intelligent customer premises equipment. The platform utilizes a hybrid ATM/TDM architecture which provides a variety of loop interfaces for POTS, ISDN, T-1/E-1, HDSL, and ADSL services over various feeder transmission options, including copper, fiber, and wireless. We are also a leading designer and manufacturer of environmentally hardened outside plant cabinets and technology ranging from 48 to 2,000 lines, as well as indoor cabinets ranging from 48 to 480 lines.

FISCAL YEAR

We operate on a 13-week fiscal quarter, comprised of four, four, and five week periods, ending on the last Saturday of the last week of the five-week period. In the year 2000, we will operate on a 53-week fiscal year, with four, four, and six week periods in the third quarter. We believe the effect of the sixth week is not significant to our results of operations or cash flows.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of AFC and our subsidiaries. All significant intercompany balances and transactions have been eliminated. An investment in a development-stage company, which is less than 20% owned, is accounted for under the cost method.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are generally invested in money market funds.

MARKETABLE SECURITIES

All marketable securities are classified as available-for-sale and are stated at fair value, which approximates cost.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We use foreign exchange contracts to offset gains and losses on exchange rate fluctuations against gains and losses on assets or liabilities hedged. One of our customer contracts was payable in French francs at December 31, 1999, and the receivable was hedged using a forward currency exchange contract.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 in June 1998, Accounting for Derivative Instruments and Hedging Activities. The effective date has been deferred to fiscal years beginning after June 15, 2000. The statement will be effective for us beginning in the first quarter of 2001. This standard requires that we recognize all derivatives as either assets or liabilities in the balance sheet and that we measure those instruments at fair value. The treatment of gains or losses resulting from changes in the derivative will be determined depending on the type and use of the derivative and whether it qualifies for hedge accounting. We are currently evaluating the requirements and the impact of SFAS No. 133.

INVENTORIES

Inventories include material, labor and overhead and are valued at the lower of first-in, first-out cost or market. A reserve for obsolescence has been established and the balance is reviewed for adequacy on a quarterly basis.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. We compute depreciation using the straight-line method over the estimated useful lives, generally three years for computers and software and seven years for office and engineering equipment, furniture, and fixtures.

LONG-LIVED ASSETS

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

REVENUE RECOGNITION, ALLOWANCES AND PRODUCT WARRANTY

Revenue is generally recognized when products are shipped. An allowance for estimated returns and an allowance for uncollectible accounts are based on experience. A provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience. We generally warrant our products for two years.

INCOME TAXES

We account for income taxes using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

EQUITY-BASED COMPENSATION PLANS

We account for equity-based compensation plans with employees using the intrinsic value method.

NET INCOME PER SHARE

Basic net income per share is computed using the weighted average number of shares of common stock outstanding. Diluted net income per share is computed using the weighted average number of shares of common stock on an as-if converted basis, and common equivalent shares from options and warrants to purchase common stock using the treasury stock method, when dilutive.

FOREIGN CURRENCY TRANSLATION

Operations conducted in our foreign offices are transacted in local currencies. Assets and liabilities are translated into U.S. dollars using the translation rate at the balance sheet date, and income and expense amounts are translated at weighted average exchange rates during the year. Translation adjustments, if material, are recorded to other comprehensive income in the equity section of the balance sheet.

CONCENTRATION OF CREDIT RISK

Cash equivalents and trade accounts receivable are the primary financial instruments potentially exposing us to credit risk. We manufacture and sell the UMC1000 product family principally to telecommunication companies in the U.S. and to telecommunication companies and distributors in international markets. To reduce credit risk, we perform ongoing credit evaluations of our customers' financial condition. In some cases, we may require customer prepayment, bank guarantees or letters of credit.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

We have made a number of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year's presentation.


NOTE  2.MARKETABLE SECURITIES

Marketable securities are valued at fair market value, and are comprised of the following (in thousands):


                                                DECEMBER 31,
                                            -------------------
                                              1999       1998
                                            --------    -------
Corporate equity securities                 $551,402    $     -
Municipal debt securities                    142,348     89,454
Corporate debt securities                      7,000        630
Money market accounts                         19,094      8,135
                                            --------    -------
    Total marketable securities and cash
          equivalents                       $719,844    $98,219
                                            ========    =======


On November 1, 1999, we acquired approximately 5.3 million shares of Cisco common stock as a result of the completion of Cisco's acquisition of Cerent Networks and resultant exchange of our Cerent stock for Cisco's. We realized a gain for the step-up in basis of $379.3 million before taxes at the acquisition date in our Cisco stock. We also recorded an unrealized gain of $166.6 million, before taxes, in our Cisco stock at December 31, 1999. On November 1, 1999, we pledged 3,431 shares as a charitable donation and recorded the related contribution of $250,000 to other income.

We recorded a $0.5 million unrealized loss in our debt securities at December 31, 1999. Unrealized gains and losses were not significant in 1998. The fair value of securities maturing in one year or less and those maturing between one year and five years was $56.4 million and $92.9 million, respectively, as of December 31, 1999.


NOTE  3. SUBSEQUENT HEDGING TRANSACTION

On February 9, 2000, we entered into a hedging transaction structured as a costless collar agreement (collar) to manage our exposure to fluctuations in the market price of Cisco common stock we own. The collar covers approximately 5.0 million shares with a term of approximately three years. The collar limits our exposure to, and benefits from, price fluctuations in the underlying Cisco stock. It provides us with a floor value of approximately $650 million for the hedged shares while allowing us to participate in up to approximately $350 million of any further appreciation in the shares above the floor value. We will record the collar at its estimated fair market value. We will account for the collar as a hedge, and changes in the value of the collar are anticipated to be largely offset by changes in the value of the underlying stock which is also marked-to-market through accumulated other comprehensive income in our balance sheet. As part of the collar, we will be able to borrow against the value of a portion of the hedged stock.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4. INVENTORIES

The major components of inventories are as follows (in thousands):


                            DECEMBER 31,
                         ------------------
                           1999       1998
                         -------    -------
Raw materials            $ 6,907    $16,135
Work-in-progress             818        566
Finished goods            28,992     36,359
                         -------    -------
    Total inventories    $36,717    $53,060
                         =======    =======


NOTE  5.PROPERTY AND EQUIPMENT

A summary of property and equipment follows (in thousands):


                                      DECEMBER 31,
                                  ------------------
                                   1999       1998
                                  -------    -------
Furniture and fixtures            $ 9,241    $ 7,831
Computer, software, and office     28,441     23,145
equipment
Engineering equipment              41,145     29,860
                                  -------    -------
                                   78,827     60,836
Less: accumulated depreciation     22,029     11,521
                                  -------    -------
   Property and equipment, net    $56,798    $49,315
                                  =======    =======


Engineering equipment at December 31, 1999 included a transfer of $2.2 million worth of inventory. This transaction arose as the result of building test fixtures and expanding research and development labs that will be used in the future to develop products and technology.


NOTE 6. ACCRUED LIABILITIES

A summary of accrued liabilities follows (in thousands):


                                DECEMBER 31,
                             ------------------
                              1999       1998
                             -------    -------
Warranty                     $ 8,898    $ 6,563
Other                          5,424      8,336
Outside services               5,308      3,219
Salaries and benefits          5,256      4,249
Income and sales taxes         3,692      2,773
                             -------    -------
   Total accrued liabilities $28,578    $25,140
                             =======    =======

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. INCOME TAXES

A summary of the components of income taxes (benefit) follows (in thousands):


                                                         CHARGE
                                                         IN LIEU
                                                        OF INCOME
                                CURRENT   DEFERRED(1)    TAXES(2)    TOTAL
                                -------   -----------   ----------  --------
Year ended December 31, 1999:
Federal                          $2,986    $ 123,247     $ 9,175    $135,408
State                               217       23,274       1,128      24,619
                                 ------    ---------     -------    --------
Income taxes                     $3,203    $ 146,521     $10,303    $160,027
                                 ======    =========     =======    ========

Year ended December 31, 1998:
Federal                          $4,382    $  (1,455)    $ 9,533    $ 12,460
State                             1,771         (996)      1,413       2,188
                                 ------    ---------     -------    --------
Income taxes (benefit)           $6,153    $  (2,451)    $10,946    $ 14,648
                                 ======    =========     =======    ========

Year ended December 31, 1997:
Federal                          $3,142    $  (1,052)    $16,017    $ 18,107
State                               747          226       2,532       3,505
                                 ------    ---------     -------    --------
Income taxes (benefit)           $3,889    $    (826)    $18,549    $ 21,612
                                 ======    =========     =======    ========


(1) The change in deferred taxes excludes the unrealized gains and losses on marketable securities.

(2) The charge in lieu of income taxes results from the tax benefit of stock option exercises.


Income taxes differ from the amounts computed by applying the U.S. federal statutory rate of 35% in 1999, 35% in 1998, and 34% in 1997, to income before income taxes as follows (in thousands):


                                             YEARS ENDED DECEMBER 31,
                                       -----------------------------------
                                          1999         1998         1997
                                       ---------     --------     --------
Income taxes at statutory rate         $ 143,614     $ 14,649     $ 19,860
State taxes, net of federal benefit       16,050        1,422        2,258
Current losses and temporary
   differences for which no benefit
   was recognized                            774           54           95
Foreign sales corporation benefit           (114)        (164)        (179)
Utilization of credits                    (1,450)        (735)        (304)
Tax exempt interest                       (1,400)      (1,225)        (407)
Other                                      2,553          647          289
                                       ---------     --------     --------
Income taxes                           $ 160,027     $ 14,648     $ 21,612
                                       =========     ========     ========

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):


                                                DECEMBER 31,
                                            ----------------------
                                              1999          1998
                                            ---------     --------
Deferred tax assets:
Allowances and accruals                     $   8,371     $  7,000
Research tax credit carry-forwards              5,087        2,597
Minimum tax credit carry-forwards               1,085          744
Unrealized loss on marketable securities          192            -
Other                                              37          309
                                            ---------     --------
Gross deferred tax assets                      14,772       10,650
Deferred tax liabilities:
Recognized gain on marketable securities     (148,839)           -
Unrealized gain on marketable securities      (65,402)           -
Net book value over net tax basis              (5,741)      (4,128)
                                            ---------     --------
Gross deferred tax liabilities               (219,982)      (4,128)
                                            ---------     --------
Net deferred tax assets/(liabilities)       $(205,210)    $  6,522
                                            =========     ========


As of December 31, 1999, we had research credit carry-forwards for federal and California income tax return purposes of approximately $3.3 million and $1.8 million, respectively. The federal and California research tax credit carry-forwards are available to reduce future income subject to income taxes. The federal research credit carry-forwards will expire at various dates through the year 2019 and the California research credits will carry forward indefinitely until utilized. We have alternative minimum tax credit carry-forwards for federal income tax return purposes of approximately $1.1 million, which carry forward indefinitely until utilized.


NOTE 8. BANK BORROWINGS

We had a $50.0 million unsecured bank line with two banks at December 31, 1999. In February 2000, we amended the line to $30.0 million. The line expires in July 2000. The bank line carries interest of LIBOR plus 1.50%. Under the bank line, the banks may issue letters of credit up to $10.0 million on our behalf. As of December 31, 1999, $2.7 million in letters of credit were outstanding, of which $1.0 million was issued as a short-term deposit on one of our leased facilities and another $1.0 million was issued as a five-year deposit on the same building. The bank line requires us to comply with certain covenants. At December 31, 1999, no borrowings were outstanding under the bank line, and we were in compliance with the covenants.

We also maintain bank agreements with two banks under which we may open foreign exchange contracts up to $40.0 million. There are no borrowing provisions, financial covenants, or fees associated with these facilities. At December 31, 1999, one foreign exchange contract of $0.2 million was outstanding, which matured on January 28, 2000.

In February 2000, we entered into a hedging transaction structured as a costless collar agreement to minimize the impact of potential adverse market risk on the Cisco shares we own. We will also be able to borrow against the value of a portion of the shares hedged.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9.STOCKHOLDERS' EQUITY

SECONDARY OFFERING

In February 1997, we completed a secondary offering of 4,000,000 shares of common stock, 3,600,000 of which were sold by certain stockholders and 400,000 of which were sold by AFC, generating approximately $7.8 million of net proceeds to AFC.

COMMON STOCK SPLIT

In 1997, we effected a two-for-one stock split. All share, per share, and common stock amounts herein have been restated to reflect the effect of this split.

COMMON STOCK OPTIONS

Our 1996 Stock Incentive Plan (the 1996 Plan) is the successor equity incentive program to our 1993 Stock Option/Stock Issuance Plan (the Predecessor Plan). A total of 21,409,663 shares of common stock were authorized for issuance under the Predecessor Plan and 1996 Plan as of December 31, 1999, and 19,138,074 as of December 31, 1998. The share reserve automatically increases on the first trading day of each calendar year by an amount equal to 3% of the number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year.

Options issued prior to 1997 generally vest 20% on the first anniversary date and ratably over the following 48 months. Options issued subsequent to January 1, 1997 generally vest ratably over 48 months for employees with over one year of service, and 25% on the first anniversary date and ratably over the following 36 months for new employees. The options expire ten years from the date of grant and are normally canceled three months after termination of employment.

In August 1998, the Compensation Committee of the Board of Directors authorized a program to offer to replace option grants made under the 1996 Plan that were granted at exercise prices exceeding $12.49 per share. The offer was made to all employees, 99% of whom participated, involving options to purchase 4,190,105 shares of common stock and was effected on September 14, 1998. The exercise price of each option was re-priced at $7.88, based on the closing market price of the stock on September 14, 1998. The re-pricing was subject to the condition that the options were not exercised, and employment was not terminated, prior to March 15, 1999, and September 15, 1999, for employees and officers, respectively. Vesting of the re-priced options was suspended at September 14, 1998, and resumed on March 15, 1999 for employees, and September 15, 1999 for officers. Any employee voluntarily terminating employment during the suspended vesting period lost the affected options, including previously vested portions of those options. During 1998, the option grants for two directors were re-priced. The original exercise prices ranged from $34.00 to $40.00 per share, and the re-pricing involved options to purchase a total of 80,000 shares of common stock. The exercise price of each re-priced option was $8.63, based on the closing market price of the stock on October 27, 1998. The re-pricing was subject to the condition that the options were not exercised, and the directorships are not terminated, prior to October 27, 1999. Vesting of the re-priced options was suspended at October 27, 1998, and resumed on October 27, 1999.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. STOCKHOLDERS' EQUITY (Continued)

A summary of the stock option plan activity is presented below:


                                                          YEARS ENDED DECEMBER 31,
                              --------------------------------------------------------------------------------
                                         1999                       1998                       1997
                              ------------------------   ------------------------   --------------------------
                                             WEIGHTED                   WEIGHTED                     WEIGHTED
                                             AVERAGE                    AVERAGE                      AVERAGE
                                             EXERCISE                   EXERCISE                     EXERCISE
OPTIONS                          SHARES        PRICE       SHARES         PRICE       SHARES          PRICE
                              ----------     ---------   ----------     ---------   ----------       ---------
Outstanding at
  beginning of year            8,053,443     $    6.67    8,303,260     $   11.92    8,627,088       $    1.66
Granted                        5,111,229         21.21    7,820,811         13.14    3,603,646           27.42
Exercised                     (1,727,436)         4.96   (2,289,033)         1.70   (3,050,793)           0.38
Cancelled                     (2,405,221)         8.48   (5,781,595)        24.92     (876,681)          14.64
                              ----------     ---------   ----------     ---------   ----------       ---------
Outstanding at end of year     9,032,015     $   14.74    8,053,443     $    6.67    8,303,260       $   11.92

Exercisable at end of year     2,035,575                  1,417,297                  2,611,424

Available for grant            4,366,703                  4,770,655                  6,807,505

Weighted average fair
   value of options
   granted during the year                  $    13.35                  $    5.32                    $   17.29


The following table summarizes information about stock options outstanding as of December 31, 1999:


                                OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                    --------------------------------------       ------------------------
                                     WEIGHTED
                                      AVERAGE     WEIGHTED                      WEIGHTED
                                     REMAINING    AVERAGE                       AVERAGE
RANGE OF OPTION                     CONTRACTUAL   EXERCISE                      EXERCISE
EXERCISE PRICES       SHARES           LIFE        PRICE         SHARES          PRICE
---------------     ---------       -----------  ---------       -------        ---------
$0.01-$0.75           697,563        5.4 years   $    0.47       505,485        $    0.40
 2.35-7.50          1,397,373           8.3           6.86       457,487             6.13
 7.63-7.88          2,001,659           8.6           7.86       621,438             7.88
 8.03-8.63          1,071,045           9.0           8.52       286,619             8.53
 8.78-15.94           625,062           9.3          12.83        59,671            11.76
16.13-19.56         1,391,050           9.7          16.40        16,002            17.88
20.13-29.81           670,429           9.7          24.00        60,916            26.07
31.00-39.56            78,550           8.9          33.96        27,858            31.01
44.38-44.38         1,099,284          10.0          44.38            99            44.38

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. STOCKHOLDERS' EQUITY (Continued)

EMPLOYEE STOCK PURCHASE PLAN

Under the 1996 Employee Stock Purchase Plan (the Purchase Plan) we are authorized to issue up to three million shares of common stock to eligible employees of AFC and participating subsidiaries. The Purchase Plan has been implemented in a series of successive offering periods, each with a maximum duration of 24 months. Eligible employees can enter on the start date of any offering period or on any subsequent semi-annual entry date. Employees may have up to 10% of their base salary withheld through payroll deductions to purchase common stock. The purchase price of the stock is the lower of 85% of 1) the fair market value of the common stock on the participant's entry date (strike price) or 2) the fair market value on the semi-annual purchase date. Purchase dates are January 31 and July 31 of each year, or the closest business day preceding those dates when the purchase date falls on a non-business day. If the fair market value on any purchase date during the existing offering period is less than the strike price established at the beginning of the offering period, a new offering period will commence. The current offering period commenced on February 2, 1999 and is scheduled to continue through January 31, 2001.

A total of 219,318 shares of common stock with a weighted average fair value of $10.24 per share were purchased in 1999. A total of 88,222 shares with a weighted average fair value of $10.88 were purchased on the semi-annual January 31, 2000 purchase date using contributions withheld during 1999. At December 31, 1999, 2,455,263 shares remained available for issuance.

COMMON STOCK WARRANTS

Warrants to purchase shares of common stock were issued to investors as part of the preferred stock agreements. The warrants expire through the year 2000 and are summarized as follows:


                                    NUMBER           EXERCISE
                                  OF SHARES        PRICE PER SHARE
                                  ----------       ---------------
Warrants outstanding as of
     December 31, 1997             1,289,744         $0.01-3.50
   Exercised                        (608,088)         0.01-0.58
                                  ----------         -----------
Warrants outstanding as of
     December 31, 1998               681,656          0.13-3.50
   Exercised                        (620,000)         0.13-0.58
                                  ----------         -----------
Warrants outstanding as of
December 31, 1999                     61,656            $ 3.50
                                  ==========         ===========


PRO FORMA FAIR VALUE INFORMATION

We apply the intrinsic value method of accounting prescribed by APB Opinion No. 25 for our stock-based compensation plans. If compensation cost for our stock-based compensation plans had been determined in accordance with the fair value approach set forth in SFAS No.123, Accounting for Stock-Based Compensation, our net income and earnings per share would have been reduced to the pro forma amounts as follows (in thousands except per share data):


                                        1999               1998              1997
                                     -----------        -----------       -----------
Net income:
     As reported                     $   250,297        $    27,207       $    36,800
     Pro forma                           226,718              5,030            26,404

Basic net income per share:
     As reported                     $      3.25        $      0.36       $      0.52
     Pro forma                              2.94               0.07              0.38

Diluted net income per share:
     As reported                     $      3.07        $      0.34       $      0.48
     Pro forma                              2.78               0.06              0.34

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. STOCKHOLDERS' EQUITY (Continued)

The fair value of option grants in 1999, 1998, and 1997 were estimated on the date of grant using the Black-Scholes option-pricing model, assuming no dividend yield, with the following weighted average assumptions:


                                                     RISK-FREE
                                  VOLATILITY       INTEREST RATE         EXPECTED LIFE
                                  ----------       -------------         -------------
1999                                  90%              5.81%                 4 Years
1998                                  85               5.54                  5
1998 Re-priced                        85               4.72                  4
1997                                  71               6.23                  5


Pro forma compensation costs related to the Purchase Plan were recognized for the fair value of the employees' purchase rights, as of the date of purchase using the Black-Scholes option-pricing model. The following weighted average assumptions were used, assuming no dividend yield:


   SEMI-ANNUAL                                      RISK-FREE
 PURCHASE DATES                  VOLATILITY        INTEREST RATE       EXPECTED LIFE
                                 ----------        -------------       -------------
January 2000                          85%               4.9%              8 Months
July 1999                             85                4.9               8
January 1999                          75                5.8              14
July 1998                             71                5.8              14
January 1998                          71                5.8              14
July 1997                             71                5.8              14
January 1997                          71                5.8              14


NET INCOME PER SHARE

The computation of shares and net income amounts used in the calculation of basic and diluted net income per share are as follows (in thousands, except share data):


                                                                         YEARS ENDED DECEMBER 31,
                                                                 ----------------------------------------
                                                                   1999            1998            1997
                                                                 --------        --------        --------
Net income                                                       $250,297        $ 27,207        $ 36,800
                                                                 ========        ========        ========
Shares used in basic per share calculations - actual
weighted average common shares outstanding for the period          77,048          74,788          70,131
Weighted average number of shares upon exercise of
  dilutive options and warrants                                     4,376           4,723           7,338
                                                                 --------        --------        --------
Shares used in diluted per share calculations                      81,424          79,511          77,469
                                                                 ========        ========        ========

Basic net income per share                                       $   3.25        $   0.36        $   0.52
                                                                 ========        ========        ========
Diluted net income per share                                     $   3.07        $   0.34        $   0.48
                                                                 ========        ========        ========

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. COMPREHENSIVE INCOME

We have adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that changes in the amounts of certain items, including unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments be shown as components of accumulated other comprehensive income. Our foreign currency translation adjustments were not significant in 1999 or 1998. Our accumulated other comprehensive income is composed of unrealized gains and losses on marketable securities.


NOTE 11. COMMITMENTS AND CONTINGENCIES

LEASES

Office space and certain equipment are leased under operating leases. Future minimum payments under operating leases with an initial term of more than one year as of December 31, 1999 are summarized as follows (in thousands):


            2000                                           $7,758
            2001                                            7,180
            2002                                            6,387
            2003                                            6,281
            2004                                            6,155
            Thereafter                                     43,764
                                                          -------
              Total minimum lease payments                $77,525
                                                          =======


Total rent expense for all operating leases were $6.6 million, $6.1 million, and $5.3 million for the years ended December 31, 1999, 1998, and 1997, respectively.

EMPLOYEE BENEFIT PLAN

We have a 401(k) plan under which employees may contribute a portion of their compensation on a tax-deferred basis to the plan. We contributed to the plan on a matching basis up to a maximum of $5,000 per employee during 1999. We act as the plan administrator. During 1999 and 1998, we contributed $1.8 million and $1.4 million respectively, to the plan.

LITIGATION

STOCKHOLDER LITIGATION    AFC and various of its current and former officers and
directors are parties to a consolidated lawsuit which purports to be a class action filed on behalf of certain of our stockholders (excluding the defendants and parties related to them). The lawsuit alleges that the defendants violated certain federal securities laws. The plaintiffs filed a consolidated Amended Complaint on or about January 27, 1999. Defendants' motion to dismiss the complaint is currently pending before the court. Limited discovery has occurred, and only limited discovery is expected to occur pending ruling on the motion to dismiss.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11. COMMITMENTS AND CONTINGENCIES (Continued)

Based on current information, we believe the suit to be without merit and intend to defend AFC and its officers and directors vigorously. Although it is reasonably possible we may incur a loss upon the conclusion of this claim, an estimate of any loss or range of loss cannot be made. No provision for any liability that may result upon adjudication has been made in the consolidated financial statements. In the opinion of management, resolution of this matter is not expected to have a material adverse effect on our financial position. However, depending on the amount and timing, an unfavorable resolution of this matter could materially affect our future results of operations or cash flows in a particular period. In connection with these legal proceedings, we expect to incur substantial legal and other expenses. Stockholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of management from the operations of AFC.

NOTE 12.SUBSEQUENT LITIGATION SETTLEMENT

MARCONI/RELTEC CORPORATION In 1997, AFC filed a lawsuit against RELTEC Corporation, now Marconi Communications, Inc., alleging trade secret misappropriation, tortious interference with a contract, and related claims. The case involved RELTEC's acquisition of AFC's technology through our Taiwan-based licensee, Vidar-SMS Co., Ltd. AFC and Marconi announced a settlement of the case on February 7, 2000. Related to the settlement, Marconi agreed to pay AFC $32.75 million, and AFC and Marconi entered into a distribution agreement under which Marconi will distribute the UMC1000 product family in specific countries outside the U.S. over a three year period, 2000-2002. The agreement anticipates that Marconi will purchase for resale $110 million of the UMC1000 product family during the three year period ($30 million in 2000, $40 million in 2001, and $40 million in 2002), and guarantees AFC specified minimum payments if Marconi's UMC1000 product family purchases do not meet expectations.

NOTE 13. SEGMENT INFORMATION

We operate in the access market and derive substantially all of our revenues from sales of the UMC1000 product family. We organize our operations based on designing, developing, manufacturing, selling, and supporting the UMC1000 product family. The chief operating decision makers evaluate performance, make operating decisions, and allocate resources based on consolidated financial data. Gross profit, operating income, income from operations, and income taxes are not allocated or specific to individual departments within the organization. Subsidiaries are not considered material to our consolidated results, and for purposes of this disclosure, are not considered significant to ongoing operations. Accordingly, we have a single reportable segment. As such, we are required to disclose certain information about our product, information about geographic areas, and information about major customers.

For the year ended December 31, 1999, revenues arising from sales of the UMC1000 product family, excluding royalties, were $291.1 million, compared with $307.1 million in 1998, and $266.4 million in 1997. We sell the UMC1000 product family in over 25 countries worldwide; sales to external customers are categorized geographically by each customer's country of domicile. For the year ended December 31, 1999 revenues from sales to U.S. customers, excluding royalties, were $259.7 million, as compared to $230.5 million in 1998, and $197.0 million in 1997. For the year ended December 31, 1999, revenues from sales to all foreign countries, excluding royalties, were $31.3 million, as compared with $76.6 million in 1998, and $69.4 million in 1997. There were no material revenues from a single customer in foreign countries in the years ended December 31, 1999 or 1997. Material revenues from external customers in South Africa for the year ended December 31, 1998, were $32.4 million. For the year ended 1999, two customers in the U.S. accounted for 15.7% and 11.9% of total revenues, respectively. For the year ended 1998, one customer in the U.S. accounted for 11.2% and one customer in South Africa accounted for 10.4% of total revenues. For the year ended 1997, one customer in the U.S. accounted for 19.2% of total revenues. Long-lived assets, excluding deferred tax assets, located in the U.S. totaled $62.9 million as of December 31, 1999 and $59.4 million as of December 31, 1998. Long-lived assets, excluding deferred tax assets, located in foreign countries totaled $1.1 million as of December 31, 1999 and $1.4 million as of December 31, 1998.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14. COMPANY INFORMATION AND CERTAIN CONCENTRATIONS

We currently derive substantially all of our revenue from the UMC1000 product family, and we expect this concentration will continue for the foreseeable future. As a result, any factor adversely affecting the demand for, or pricing of, the UMC1000 product family could lower revenues and decrease net income. Manufacturing operations consist of the final product assembly, system integration, and testing. Although our product designs employ primarily industry standard hardware, certain components are only available through limited sources of supply. Our proprietary ASICs, codec components, and some surface mount technology components and other components are available from limited sources. Printed circuit board assemblies and channel bank assemblies are provided by a limited number of turnkey suppliers. If essential components cannot be obtained as required, we may be unable to meet demand for our products, thereby adversely affecting our revenues and net income. In addition, scarcity of such components could result in cost increases that adversely affect our gross profit margin.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Advanced Fibre Communications, Inc.:

We have audited the accompanying consolidated balance sheets of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                                  KPMG LLP


San Francisco, California
January 31, 2000, except
as to Notes 3 and 12, which
are as of February 9, 2000

QUARTERLY RESULTS OF OPERATIONS

Selected quarterly financial data is summarized below (unaudited):


                                                                     QUARTERS ENDED
                                              -----------------------------------------------------------
                                               DEC. 31,         SEPT. 30,        JUNE 30,       MAR. 31,
                                                 1999             1999            1999            1999
                                              -----------------------------------------------------------
                                                                    (in thousands)
Revenues                                      $   81,870       $   75,900      $   68,832      $   64,966
Cost of revenues                                  42,243           39,086          36,932          35,482
                                              ----------       ----------      ----------      ----------
Gross profit                                      39,627           36,814          31,900          29,484
                                              ----------       ----------      ----------      ----------

Operating expenses:
     Research and development                     12,438           11,529          11,942          11,606
     Selling, general and administrative          16,553           17,394          16,710          14,876
                                              ----------       ----------      ----------      ----------
          Total operating expenses                28,991           28,923          28,652          26,482
                                              ----------       ----------      ----------      ----------

Operating income                                  10,636            7,891           3,248           3,002
Other income, net                                380,857            1,809           1,387           1,494
                                              ----------       ----------      ----------      ----------

Income before income taxes                       391,493            9,700           4,635           4,496

Income taxes                                     153,812            3,201           1,530           1,484
                                              ----------       ----------      ----------      ----------

Net income                                    $  237,681       $    6,499      $    3,105      $    3,012
                                              ==========       ==========      ==========      ==========


                                                                   AS A PERCENTAGE OF REVENUES
                                              -----------------------------------------------------------

Revenues                                           100.0%           100.0%          100.0%          100.0%
Cost of revenues                                    51.6             51.5            53.7            54.6
                                              ----------       ----------      ----------      ----------
Gross profit                                        48.4             48.5            46.3            45.4
                                              ----------       ----------      ----------      ----------
Operating expenses:
     Research and development                       15.2             15.2            17.3            17.9
     Selling, general and administrative            20.2             22.9            24.3            22.9
                                              ----------       ----------      ----------      ----------
          Total operating expenses                  35.4             38.1            41.6            40.8
                                              ----------       ----------      ----------      ----------
Operating income                                    13.0             10.4             4.7             4.6
Other income, net                                  465.2              2.4             2.0             2.3
                                              ----------       ----------      ----------      ----------

Income before income taxes                         478.2             12.8             6.7             6.9
Income taxes                                       187.9              4.2             2.2             2.3
                                              ----------       ----------      ----------      ----------

Net income                                         290.3%             8.6%            4.5%            4.6%
                                              ==========       ==========      ==========      ==========


                                                                     QUARTERS ENDED
                                             ----------------------------------------------------------
                                              DEC. 31,        SEPT. 30,        JUNE 30,       MAR. 31,
                                                1998            1998            1998            1998
                                             ----------------------------------------------------------
                                                                   (in thousands)
Revenues                                     $   75,143      $   66,513      $   85,345      $   85,744
Cost of revenues                                 39,995          36,388          46,696          45,575
                                             ----------      ----------      ----------      ----------
Gross profit                                     35,148          30,125          38,649          40,169
                                             ----------      ----------      ----------      ----------

Operating expenses:
     Research and development                    10,800          11,422          10,429           8,312
     Selling, general and administrative         16,202          16,297          18,068          14,761
                                             ----------      ----------      ----------      ----------
          Total operating expenses               27,002          27,719          28,497          23,073
                                             ----------      ----------      ----------      ----------

Operating income                                  8,146           2,406          10,152          17,096
Other income, net                                 1,034             896             980           1,145
                                             ----------      ----------      ----------      ----------

Income before income taxes                        9,180           3,302          11,132          18,241

Income taxes                                      3,215           1,153           3,896           6,384
                                             ----------      ----------      ----------      ----------

Net income                                   $    5,965      $    2,149      $    7,236      $   11,857
                                             ==========      ==========      ==========      ==========


                                                            AS A PERCENTAGE OF REVENUES
                                             ----------------------------------------------------------

Revenues                                          100.0%          100.0%          100.0%          100.0%
Cost of revenues                                   53.2            54.7            54.7            53.2
                                             ----------      ----------      ----------      ----------
Gross profit                                       46.8            45.3            45.3            46.8
                                             ----------      ----------      ----------      ----------
Operating expenses:
     Research and development                      14.4            17.2            12.2             9.7
     Selling, general and administrative           21.6            24.5            21.2            17.2
                                             ----------      ----------      ----------      ----------
          Total operating expenses                 35.9            41.7            33.4            26.9
                                             ----------      ----------      ----------      ----------
Operating income                                   10.8             3.6            11.9            19.9
Other income, net                                   1.4             1.3             1.1             1.3
                                             ----------      ----------      ----------      ----------

Income before income taxes                         12.2             4.9            13.0            21.2
Income taxes                                        4.3             1.7             4.5             7.4
                                             ----------      ----------      ----------      ----------

Net income                                          7.9%            3.2%            8.5%           13.8%
                                             ==========      ==========      ==========      ==========


          See accompanying notes to consolidated financial statements.