Form 10-K, Exhibit 13
period 2000-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2001-03-21
CIK 898805

                                                                    EXHIBIT 13.1

           FIVE-YEAR SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA


                                                                      Years Ended December 31,
                                              -------------------------------------------------------------------------
                                                 2000(1)       1999(2)(3)      1998(3)          1997          1996 (4)
                                              -----------    -----------     -----------    ------------    -----------
                                                                  (in thousands, except per share data)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Revenues                                      $  416,850       $296,611       $316,409        $267,858        $130,193
Cost of revenues                                 215,303        157,911        171,843         145,933          73,950
                                              -----------    -----------    ------------     -----------    -----------
   Gross profit                                  201,547        138,700        144,566         121,925          56,243
                                              -----------    -----------    ------------     -----------    -----------
Operating expenses:
   Research and development                       58,828         48,343         41,687          25,726          14,413
   Sales and marketing                            47,463         34,425         35,992          21,854          10,729
   General and administrative                     29,172         33,947         30,437          20,799          10,459
   DSC litigation costs                                -              -              -               -          18,947
                                              -----------    -----------    ------------     -----------    -----------
       Total operating expenses                  135,463        116,715        108,116          68,379          54,548
                                              -----------    -----------    ------------     -----------    -----------
Operating income                                  66,084         21,985         36,450          53,546           1,695
Other income, net                                 51,444        385,444          4,051           4,866           2,388
                                              -----------    -----------    ------------     -----------    -----------
Income before income taxes                       117,528        407,429         40,501          58,412           4,083

Income taxes (benefit)                            39,960        158,359         14,648          21,612          (3,154)
                                              -----------    -----------    ------------     -----------    -----------
Net income                                    $   77,568       $249,070       $ 25,853        $ 36,800        $  7,237
                                              ===========    ============   ============     ===========    ===========

Basic net income per share (5)                $     0.97       $   3.20       $   0.34        $   0.52        $   0.30
                                              ===========    ===========    ============     ===========    ===========
Shares used in basic per share computations       80,201         77,723         75,273          70,131          24,146
                                              ===========    ===========    ============     ===========    ===========
Diluted net income per share (5)              $     0.91       $   3.05       $   0.32        $   0.48        $   0.11
                                              ===========    ===========    ============     ===========    ===========
Shares used in diluted per share                  84,800         81,657         79,825          77,469          68,048
computations                                  ===========    ===========    ============     ===========    ===========

                                                                          As Of December 31,
                                              -------------------------------------------------------------------------
                                                 2000           1999            1998           1997            1996
                                              -----------    -----------     -----------    ------------    -----------

CONSOLIDATED BALANCE SHEETS DATA:
Cash, cash equivalents, and marketable
 securities                                   $  875,153       $732,122       $110,866        $105,196        $108,430
Working capital                                  744,723        583,357        208,604         193,640         145,338
Total assets                                   1,134,452        900,321        308,255         273,293         175,679
Stockholders' equity                             819,665        645,064        267,839         223,720         158,023
Book value per share                               10.15           8.16           3.52            3.08            2.42
Number of employees                                  959            722            815             660             425


(1) Includes $42.9 million from Marconi Communications Inc. as settlement of outstanding litigation and a subsequent distribution payment. Without this non-operating income, and the associated tax effect, net income would have been $49.3 million.
(2) Includes a $379.3 million gain realized upon conversion of an investment into Cisco Systems, Inc. common stock. Without this gain, and the related tax effects, our net income for the year ended December 31, 1999 would have been $19.6 million.
(3) Amounts have been restated to reflect the acquisition of GVN Technologies, Inc. in May 2000 accounted for as a pooling of interests; number of employees has not been restated.
(4) Includes a charge of $15.8 million to reflect a cash payment of $10.1 million and the issuance of 1,451,574 shares of common stock to DSC Communications Corporation (now Alcatel) in settlement of outstanding litigation. Without this charge, operating income for the year ended December 31, 1996 would have been $17.5 million.
(5) See "Note 1 of Notes to Consolidated Financial Statements" for an explanation of the determination of the number of shares used in computing basic and diluted net income per share.

AFC's long term debt is not significant. No cash dividends per share were paid for any of the five years presented.