Form 10-K, Exhibit 13
period 2000-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2001-03-21
CIK 898805

                                                                   EXHIBIT 13.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements." In some cases, you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "predict," "potential," or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks and uncertainties in greater detail in Part I, Item 1 of this Annual Report on Form 10-K, under the heading "Risk Factors That Might Affect Future Operating Results and Financial Condition." These risks and uncertainties may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. You should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions as of the date of this report. We are under no duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

The following discussion should be read in conjunction with our financial statements and related notes included elsewhere in this report.

OVERVIEW

We design and manufacture broadband access solutions for the portion of the telecommunications network between the service provider's central office and its customers, often referred to as the "local loop," or "last mile." The business environment in which we operate is affected by general economic conditions, as well as conditions in the telecommunications industry. We sell our products primarily to telecommunications companies who install our equipment as part of their access networks. Our customers are national local exchange carriers, competitive local exchange carriers, independent operating companies, incumbent local exchange carriers, and international carriers. The current economic slowdown has slowed spending by the telecommunications carriers and may also adversely affect demand for broadband services. However, we believe that the industry continues to focus on the need to overcome the bottleneck that restricts broadband services to the end user and, therefore, over the long-term, we expect service provider capital expenditures for the last mile of the network to continue to grow.

Our revenue stream is affected by a number of factors including, but not limited to, the following: 1) the timing and size of orders we receive; 2) whether a customer is installing a new telecommunications system or adding capacity to an existing system; 3) the capital expenditure constraints of our customers; 4) the number of lines served by digital loop carriers; 5) the rate of growth of broadband services deployed by our customers; 6) the rate of growth of end user demand for broadband services; and 7) the impact of component shortages on the mix of product shipments. In addition, our international revenues fluctuate due to the impact of various factors, including: 1) effectiveness of third-party distributors; 2) limited access to markets where government-owned or controlled telecommunications companies favor traditional local equipment vendors over foreign vendors; and 3) our ability to comply with country-specific regulations and standards.

Our product portfolio is the OmniMAX(TM) product family. Our customers normally install a portion of the OmniMAX system in outdoor locations, and shipments are subject to the effects of seasonality with fewer installation projects scheduled for the winter months. The majority of our sales have been made to companies in the U.S., and accordingly, we believe that over time the effect of seasonality will cause revenues in the quarter ended March 31 to be lower than revenues in the preceding quarter ended December 31.

During 2000, we brought to market new products that provide our customers the access solutions they need to help extend broadband services to their subscribers. Our OmniMAX product family consists of:

      o AccessMAX(TM), a family of integrated multiservice access platforms including AFC's flagship product, the UMC1000(R) , that provide local loop voice, data, and broadband solutions;

      o PremMAX(TM), a series of integrated access devices that converge voice and data services at the customer premise;

      o TransMAX(TM), a family of optical network access platforms that provide next-generation multiservice access solutions;

      o Panorama(TM), our element management system (EMS) software products that tie together and simplify provisioning and maintenance of our equipment; and

      o ATLAS(TM), our service organization that utilizes certified teams of professionals to provide complete end-to-end installation, operations, maintenance, and provisioning.

We also design and manufacture environmentally hardened outside plant cabinets and technology ranging from 48 to over 2,000 lines, as well as indoor cabinets ranging from 48 to 480 lines.

Our gross profits are affected by a number of factors including product mix, volume discounts, obsolete inventory, and volume of third-party distributor sales. Individual products have different profit margins and, therefore, the mix of products sold has an impact on the margins generated by those sales. The size of discounts given to a customer may be driven by the size of annual sales to the customer. In a rapidly changing industry, introduction of new products embodying new technologies may cause existing inventory to become obsolete, requiring such obsolete inventory to be expensed. Also, in the past, our gross profit margins have been lower for products sold through some of our third-party and indirect distribution channels.

Research and development expenses are impacted by the number and complexity of new products developed, and by product enhancements. We manage our research and development costs, in part, through an internal project viability review process.

Sales and marketing costs are impacted by our efforts to increase market share and expand our sales support network. We incur costs associated with sales and marketing activities to educate the public about our products and their capabilities. We are also expanding our regional sales and technical support infrastructure to continue to provide timely service and support to our customers. We operate in a very competitive industry and compete against much larger companies than ourselves. However, during 2000 we believe that we increased our market share. During the year, we signed new contracts and extended multi-year contracts with many carriers. As high-speed telecommunications services become accessible to more end users, our products position us to facilitate delivery of those services.

In February 2000, we reached a litigation settlement with Marconi Communications Inc. (Marconi) resulting in an increase of $32.8 million in non-operating income. As part of the settlement, in December 2000 we recognized a distribution payment due from Marconi for $10.1 million.

On May 16, 2000, we acquired GVN Technologies, Inc. (GVN) in an acquisition structured as a pooling of interests. All historical financial information contained herein has been restated to include the combined operating results, financial position, and cash flows of AFC and GVN.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in our consolidated statements of income:


                                                                   YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------------------
                                                            2000                1999                1998
                                                     ---------------     ---------------     --------------
Revenues                                                   100.0%              100.0%              100.0%
Cost of revenues                                            51.6                53.2                54.3
                                                     ---------------     ---------------     --------------
   Gross profit                                             48.4                46.8                45.7
                                                     ---------------     ---------------     --------------

Operating expenses:
   Research and development                                 14.1                16.3                13.2
   Sales and marketing                                      11.4                11.6                11.4
   General and administrative                                7.0                11.4                 9.6
                                                     ---------------     ---------------     --------------
       Total operating expenses                             32.5                39.3                34.2
                                                     ---------------     ---------------     --------------

Operating income                                            15.9                 7.5                11.5
Other income, net                                           12.3               129.9                 1.3
                                                     ---------------     ---------------     --------------
Income before income taxes                                  28.2               137.4                12.8
Income taxes                                                 9.6                53.4                 4.6
                                                     ---------------     ---------------     --------------

Net income                                                  18.6%               84.0%                8.2%
                                                     ===============     ===============     ==============



2000 COMPARED WITH 1999

REVENUES. In 2000, revenues, including service revenues and royalties, increased $120.2 million or 40.5% over 1999. U.S. revenues comprised 86.3% of this increase with sales growth distributed across a broad range of customers and markets.

U.S. revenues grew 39.1% to $368.9 million in 2000, and represented 88.5% of total revenues compared with 89.4% in 1999. The increase in revenues from the U.S. was primarily the result of our increase in market share in a growing industry. In the quarter ended December 31, 2000, we recognized approximately $7.2 million of revenue on the first release of our software product Panorama EMS. This revenue was for the initial license fee. We expect sales from this product to grow as a percent of revenues in the coming year.

International revenues increased 52.3% to $47.9 million in 2000, and represented 11.5% of total revenues compared with 10.6% in 1999. The increase in international revenues was primarily due to growth in sales to South African, Caribbean, and Canadian customers. We expect a slight increase in international revenues in the coming year.

For the year 2000, sales to WinStar Communications, Inc. (WinStar) and North Supply Company, a subsidiary of Sprint (Sprint), accounted for approximately 15.8% and 13.7% of total revenues, respectively. By comparison, in 1999, sales to WinStar and Sprint generated 16.4% and 11.7% of total revenues, respectively. No other customer accounted for 10% or more of total revenues in either of these periods.

Although our largest customers have varied over time, we anticipate that results of operations in any given period will continue to depend to a great extent on sales to a small number of large accounts. Our five largest customers accounted for 49.4% of total revenues in 2000, and 46.7% in 1999. A significant number of these accounts have signed multi-year agreements with us which provides a potential revenue stream for 2001 and beyond. However, these contracts permit customers to cancel or reduce the size of their purchases upon notice. Accordingly, there can be no assurance that ongoing sales to these customers will continue at the current volume.

GROSS PROFIT. In 2000, gross profit increased by 45.3% to $201.5 million. As a percentage of revenues, gross profit margin represented 48.4% in 2000 compared with 46.8% in 1999. The increase in gross profit margin is primarily due to favorable customer mix, product mix, and cost reductions. Successful cost reduction initiatives in our manufacturing operations contributed to lower costs as a percentage of revenue compared with 1999. In addition, the comparatively higher margin on sales of our Panorama EMS software product contributed to the increase in gross profit compared with 1999.

Gross profit margins may be influenced by, among other factors, product mix, volume-related pricing at large accounts, implementation of cost reduction programs, and component cost and availability. We expect gross profit margin in 2001 to be approximately the same as 2000.

RESEARCH AND DEVELOPMENT. In 2000, research and development expense increased by 21.7% to $58.8 million, and represented 14.1% of total revenues compared with 16.3% in 1999.

The increase in spending is primarily due to increases in hiring, compensation and benefits expenses, and continued investment in new product development. As a result of the acquisition of GVN in May 2000, the number of employees in research and development increased by 27 employees.

The decrease in the ratio of expenses to revenues compared with 1999 is primarily due to capitalizing approximately $3.1 million of Panorama EMS software development costs out of expenses into other assets in the fourth quarter of 2000. The amount represents development costs for the full year. These costs are being amortized over the life of the current software release which is estimated to be one year. In addition, AFC has implemented a new product development methodology that has significantly improved our ability to make priority decisions regarding new projects. The process involves cross-functional teams who work together to evaluate viability of projects before development begins. This has resulted in improved project management, more efficient use of resources, and reduction in product costs.

We believe that rapidly evolving technology in the highly competitive telecommunications industry necessitates continued commitment of resources to product development. However, we intend to continue to carefully manage the rate of increase of such expenses through cost control measures. We plan to increase spending in 2001, and we expect expenses as a percentage of revenues to be in the 13-15% range.

SALES AND MARKETING. In 2000, sales and marketing expense increased by 37.9% to $47.5 million, and represented 11.4% of total revenues compared with 11.6% in 1999.

The increase in sales and marketing expense is primarily due to hiring, compensation and benefits expenses, primarily attributable to a growth in employee headcount, and to increased travel and entertainment expenses. These increases were partially offset by a decrease in distributor commissions. In 2000, a smaller portion of our sales were made through distributors.

We plan to continue to allocate resources to our sales and marketing functions to remain competitive in our industry. We recognize the need to balance these costs with expense controls to carefully manage any increase in such expenses.

GENERAL AND ADMINISTRATIVE. In 2000, general and administrative expense decreased 14.1% to $29.2 million and represented 7.0% of revenues compared with 11.4% in 1999.

This decrease in absolute dollars and as a percentage of revenues is primarily attributable to an $8.5 million decrease in litigation expenses. In 1999, litigation expenses were primarily associated with the Marconi lawsuit which was settled in February 2000. This decrease is partially offset by increases in compensation and benefits due to an increase in headcount, and to corporate donations to educational institutions and other non-profit community organizations.

We have made a concerted effort to control general and administrative expense, and we plan to continue this cost control initiative in the future.

OTHER INCOME. In 2000, other income decreased $334.0 million or 86.7%. In 1999, other income included a $379.3 million gain for the step-up in basis of our investment in Cerent Corporation (Cerent) upon conversion to Cisco Systems, Inc. (Cisco) common stock. In 2000, other income includes $32.8 million from Marconi as settlement of outstanding litigation and $10.1 million as a subsequent distribution payment.

INCOME TAXES. In 2000 and 1999, we recorded income taxes at an effective rate of approximately 34.0% and 39.0%, respectively. The effective tax rate decreased primarily due to the gain arising from the conversion of our investment in Cerent into Cisco common stock in 1999.

1999 COMPARED WITH 1998

REVENUES. In 1999, revenues, including service revenues and royalties, decreased $19.8 million or 6.3% from 1998. The decrease was primarily the result of lower international revenues in 1999 as compared with 1998.

International revenues decreased 61.6% to $31.5 million in 1999 and represented 10.6% of total revenues compared with 25.9% in 1998. The decrease was a result of lower revenues from our customers in South Africa, France, China, Brazil, and Venezuela. There were no international royalties in 1999, as compared with the $5.4 million in 1998 recorded as a result of the litigation settlement with the Industrial Technology Research Institute in that year.

Partially offsetting the decline in international revenues was an increase in our U.S. revenues year-over-year. U.S. revenues grew 13.1% to $265.1 million in 1999, and represented 89.4% of total revenues in 1999 compared with 74.1% in 1998. The increase in U.S. revenues for 1999 was primarily the result of sales growth in the competitive local exchange carrier and incumbent local exchange carrier markets. For the year ended December 31, 1999, sales to WinStar and Sprint accounted for approximately 16.4% and 11.7% of total revenues, respectively. By comparison, in 1998, sales to WinStar accounted for 11.1% and sales to one customer in South Africa accounted for 10.2% of total revenues. No other customer accounted for 10% or more of total revenues in any of these periods.

GROSS PROFIT. In 1999, gross profit decreased by 4.1% to $138.7 million. As a percentage of revenues, gross profit margin represented 46.8% in 1999 compared with 45.7% in 1998. The increase in gross profit margin was due to favorable customer and product mix, and to a greater proportion of U.S. sales which tend to have higher margins than international sales. Cost savings from engineering design changes and manufacturing efficiencies also increased our gross profit.

RESEARCH AND DEVELOPMENT. In 1999, research and development expense increased by 16.0% to $48.3 million and represented 16.3% of total revenues compared with 13.2% in 1998. The increase in research and development expense was primarily due to the cost of employee hiring and relocation, compensation, and depreciation on test equipment used to develop and test new products and features.

SALES AND MARKETING. In 1999, sales and marketing expense decreased 4.4% to $34.4 million and represented 11.6% of revenues compared with 11.4% in 1998. The drop in sales and marketing expense was primarily related to decreases in distributor commissions, employee hiring expense, and outside services. These decreases were partially offset by increased compensation expense.

GENERAL AND ADMINISTRATIVE. General and administrative expense increased 11.5% to $33.9 million and represented 11.4% of revenues compared with 9.6% in 1998. This increase was primarily due to increases in litigation expense, primarily associated with the Marconi lawsuit which was settled in February 2000, lease termination costs, and compensation and benefits. This increase was partially offset by decreases in expenses for consultants and outside services.

OTHER INCOME. In 1999, other income increased $381.3 million to $385.4 million compared with $4.1 million in 1998. The increase was primarily the result of a $379.3 million gain recorded for the step-up in basis of our investment in Cerent upon conversion to Cisco common stock. The conversion to Cisco common stock was the result of Cisco's acquisition of Cerent in November 1999.

INCOME TAXES. In 1999 and 1998, we recorded income taxes at an effective rate of 39.0% and 36.0%, respectively. The effective tax rate increased primarily due to the gain arising from the conversion of our investment in Cerent into Cisco common stock in 1999.

LIQUIDITY AND CAPITAL RESOURCES

Capital resources and liquidity (our ability to generate adequate amounts of cash to meet our needs) as of December 31, 2000 and 1999 consisted of the following (in thousands):

                                                                    December 31,
                                                          -----------------------------
                                                              2000             1999
                                                          -------------   -------------
Cash and cash equivalents                                 $   8,368       $  31,372
Marketable securities                                       866,785         700,750
Working capital, excluding cash and cash equivalents,
   marketable securities, and associated deferred tax
   assets and liabilities                                   124,249          65,284


As of December 31, 2000, cash, cash equivalents, and marketable securities amounted to $875.2 million compared with $732.1 million as of December 31, 1999. At December 31, 2000, we owned $659.0 million of Cisco common stock, an investment that resulted from Cisco's acquisition of Cerent and the subsequent exchange of our Cerent stock for Cisco's common stock. The value of our Cisco investment at December 31, 2000 consists of $403.9 million in share value, and $255.1 million in hedge value, as compared with a share value of $551.4 million as of December 31, 1999. In February 2000, we entered into a hedging transaction structured as a costless collar agreement, with a term of approximately three years, to minimize the potential market risk on the shares of Cisco stock we own. We have the ability to borrow against the value of a portion of the 10.6 million shares hedged, which we have pledged to secure our obligations under the collar agreement. For additional information with respect to the potential impact of adverse market price volatility on the Cisco stock we own, refer to
Part II, Item 7A - "Quantitative and Qualitative Disclosures About Market Risk" in this Annual Report on Form 10-K.

Operating activities in 2000 generated net cash of $50.2 million. This was primarily the result of operating earnings, including adjustments for non-cash activities such as the tax benefit from option exercises and depreciation and amortization, and increases in accruals. Days sales outstanding (DSO) were 77 days at the end of 2000, compared with 67 days at the end of 1999. The increase in DSO is primarily due to more sales occurring late in the fourth quarter of 2000. Net cash of $85.8 million was used in investing activities in 2000, primarily for marketable securities purchases.

We had a $25.0 million unsecured bank line with two banks at December 31, 2000. The line carries interest of LIBOR plus 1.50%. It expires in July 2001, and we intend to renew it at that time. Under the bank line, the banks may issue letters of credit up to $10.0 million on our behalf. As of December 31, 2000, $2.1 million in letters of credit were outstanding, of which $1.0 million was issued as a five-year deposit on our leased facilities. The bank line requires us to comply with certain covenants including consent from the banks prior to payment of dividends. We have never declared or paid cash dividends on our capital stock and we do not anticipate doing so in the foreseeable future. At December 31, 2000, no borrowings were outstanding under the bank line, and we were in compliance with the covenants.

We also maintain bank agreements with two banks under which we may open foreign exchange contracts up to $40.0 million. There are no borrowing provisions or financial covenants associated with these facilities. At December 31, 2000, there were $1.5 million in foreign exchange contracts outstanding.

We believe our existing cash and marketable securities, available credit facilities and cash flows from operating and financing activities are adequate to support our financial resource needs, including working capital and capital expenditure requirements, and operating lease obligations, for the next twelve months.

SFAS 133 IMPLEMENTATION IN 2001

On January 1, 2001, we adopted Statement of Financial Accounting Standards
(SFAS) No. 133,"Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138,"Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that we recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

On January 1, 2001, the transition adjustment to implement this new standard resulted in a credit to earnings of $155.8 million, net of tax of $99.3 million, and a corresponding decrease in accumulated other comprehensive income. These adjustments will be recognized as a cumulative effect of a change in accounting principle in 2001.

In addition, on January 1, 2001, we reclassified our investment in Cisco stock from available-for-sale to trading as allowed under SFAS No. 133. The effect of this reclassification resulted in a decrease in accumulated other comprehensive income, and an increase in non-operating income of $19.1 million.

The ongoing effects of SFAS No. 133 on the financial statements will depend on future market conditions and our hedging activities. Gains and losses on our investment in Cisco stock will be partially offset by gains and losses in the costless collar agreement to the extent that the Cisco stock trades below $65 per share or above $99 per share.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our market risk lies primarily in changes in interest rates, and fluctuations in the value of our marketable securities and related hedging arrangements.

With the exception of one international customer for which we have a total outstanding balance on forward currency foreign exchange contracts at December 31, 2000 of $1.5 million, maturing through February 28, 2001, our international sales are transacted in U.S. dollars. Adoption of the euro has not, to date, had a material impact on our business, results of operations, or financial condition.

We face interest rate risk exposure on our marketable securities. Our objective is to maintain principle. We manage interest rate risk by primarily investing in the highest rated municipal debt securities having various maturities of less than three years.

Our marketable securities portfolio consists of domestic municipal debt and domestic corporate debt securities of various issuers, types, and maturities as well as domestic corporate equity. Approximately 66.1% of the debt securities mature in one year or less. At December 31, 2000, the weighted average yield on our debt securities was 4.27%, and the weighted average yield on cash equivalents was 5.04%.

If interest rates increase, the fair market value, or FMV, of our municipal and corporate debt securities portfolio would decrease. To quantify interest rate risk on our debt securities portfolio, we used a modeling technique that measures the change in FMV arising from hypothetical shifts in the yield curve of plus 200 basis points over an immediate time horizon. The resultant effect would be a loss of approximately $3.0 million on our portfolio valued at $207.8 million at December 31, 2000 as compared with a loss of approximately $2.7 million on our portfolio valued at $149.3 million at December 31, 1999.

We face market price risk exposure on our corporate equity securities consisting of the 10.6 million shares of Cisco common stock. In February 2000, we entered into a hedging agreement structured as a costless collar to minimize the impact of a potential decrease in the market value of our Cisco shares. The collar provides us with a floor value of approximately $690.0 million if held to maturity while allowing us to participate in up to approximately $354.0 million in further appreciation above the floor value. We are also able to borrow against the floor value of the collar. The collar limits our exposure to, and benefits from, price fluctuations in the underlying Cisco stock. Thus, changes in the FMV of the collar largely offset changes in the value of the underlying stock which is also marked-to-market.

Although we have hedged our Cisco corporate equity securities, we face market price volatility risk exposure as a result of the lack of completely perfect hedge coverage. The following table shows the hypothetical changes in the fair values of the Cisco shares we held at year end and the related hedge. The modeling technique we used measures the change in the market value, net of 39% statutory tax rate, arising from a 20% increase or decrease in the stock's price at an immediate time horizon (in thousands):



                                 Valuation -20%            No change           Valuation +20%
                                 --------------            ---------           --------------
Cisco shares                       $  323,118             $  403,897            $  484,676
Change, net of tax                    (49,275)                                      49,275

Cisco collar                          317,546                255,064               193,970
Change, net of tax                     38,114                                      (37,267)
                                 --------------           ----------            ----------
  Net value
                                   $  640,664             $  658,961            $  678,646
  Net change, net of tax           $  (11,161)                                  $   12,008
                                 ==============           ==========            ==========


At December 31, 1999, a hypothetical 20% increase or decrease in the Cisco stock price would have resulted in a $67.3 million change, net of tax, in the value of our Cisco investment. Price risk volatility was greater in 1999 compared with 2000 because in 1999 we did not have the collar agreement which mitigates price risk volatility.


As of December 31, 2000, the marketable securities portfolio, including our Cisco common stock, was classified as available-for-sale and recorded at fair value on the balance sheet with unrealized gains and losses reported in the equity section of the balance sheet, net of taxes.