Form 10-K, Exhibit 13
period 2000-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2001-03-21
CIK 898805

                                                                    EXHIBIT 13.3
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                      ADVANCED FIBRE COMMUNICATIONS, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                                              December 31,
                                                                                      --------------------------------
                                                                                          2000              1999
                                                                                      -------------     --------------
ASSETS

   Current assets:
     Cash and cash equivalents                                                          $    8,368          $ 31,372
     Marketable securities                                                                 866,785           700,750
     Accounts receivable, less allowances of $4,749 and $3,436
      in 2000 and 1999, respectively                                                        97,297            60,768
     Inventories                                                                            60,435            37,946
     Other current assets                                                                   24,059             5,282
                                                                                      -------------     --------------
                Total current assets                                                     1,056,944           836,118

   Property and equipment, net                                                              66,699            56,914
   Other assets                                                                             10,809             7,289
                                                                                      -------------     --------------

                Total assets                                                            $1,134,452          $900,321
                                                                                      =============     ==============


LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities:
       Accounts payable                                                                 $   19,920          $ 19,868
       Accrued liabilities                                                                  47,626            28,818
       Deferred tax liabilities                                                            244,675           204,075
                                                                                      -------------     --------------
                Total current liabilities                                                  312,221           252,761

   Long-term liabilities                                                                     2,566             2,496

   Commitments and contingencies


   Stockholders' equity:
       Preferred stock, $0.01 par value; 5,000,000 shares authorized;
          no shares issued and outstanding                                                       -                 -
       Common stock, $0.01 par value; 200,000,000 shares authorized;
          80,729,972 and 79,077,392 shares issued and
          outstanding in 2000 and 1999, respectively                                           807               790
       Deferred stock compensation                                                               -               (96)
       Additional paid-in capital                                                          268,003           238,074
       Notes receivable from stockholders                                                      (56)             (241)
       Accumulated other comprehensive income                                              167,774           100,968
       Retained earnings                                                                   383,137           305,569
                                                                                      -------------     --------------
                Total stockholders' equity                                                 819,665           645,064
                                                                                      -------------     --------------
                Total liabilities and stockholders' equity                              $1,134,452          $900,321
                                                                                      =============     ==============

          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)

                                                                 YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------------
                                                       2000                1999                1998
                                                  ----------------    ---------------     ----------------
Revenues                                             $ 416,850           $ 296,611           $ 316,409
Cost of revenues                                       215,303             157,911             171,843
                                                  ----------------    ---------------     ----------------
       Gross profit                                    201,547             138,700             144,566
                                                  ----------------    ---------------     ----------------

Operating expenses:
     Research and development                           58,828              48,343              41,687
     Sales and marketing                                47,463              34,425              35,992
     General and administrative                         29,172              33,947              30,437
                                                  ----------------    ---------------     ----------------
       Total operating expenses                        135,463             116,715             108,116
                                                  ----------------    ---------------     ----------------

Operating income                                        66,084              21,985              36,450

Other income, net                                       51,444             385,444               4,051
                                                  ----------------    ---------------     ----------------

Income before income taxes                             117,528             407,429              40,501

Income taxes                                            39,960             158,359              14,648
                                                  ----------------    ---------------     ----------------

Net income                                           $  77,568           $ 249,070           $  25,853
                                                  ================    ===============     ================

Basic net income per share                           $    0.97           $    3.20           $    0.34
                                                  ----------------    ---------------     ----------------

Shares used in basic per share computations             80,201              77,723              75,273
                                                  ----------------    ---------------     ----------------

Diluted net income per share                         $    0.91           $    3.05           $    0.32
                                                  ----------------    ---------------     ----------------

Shares used in diluted per share computations           84,800              81,657              79,825
                                                  ----------------    ---------------     ----------------

          See accompanying notes to consolidated financial statements.

                      ADVANCED FIBRE COMMUNICATIONS, INC.
 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND OTHER COMPREHENSIVE INCOME
                 Years Ended December 31, 2000, 1999, and 1998
                       (In thousands, except share data)

                                                                                          NOTES
                              COMMON STOCK             DEFERRED        ADDITIONAL      RECEIVABLE
                            -------------------         STOCK            PAID-IN         STOCK-         RETAINED
                            SHARES      AMOUNT        COMPENSATION       CAPITAL          HOLDERS       EARNINGS
                            -------------------------------------------------------------------------------------
Balances as of
   December 31, 1997        72,626,370  $ 726            $    -         $ 193,183           $ (835)      $ 30,646
Exercise of common stock
   options and warrants      3,096,149     31                 -             6,295                -              -
Issuance of common stock       475,200      5                 -               847                -              -
Granting of stock options
   below intrinsic value             -      -              (125)              125                -              -
Vesting of stock options
   below intrinsic value             -      -                41                 -                -              -
Cancelation of notes
   receivable from
   stockholders                      -      -                -                  -               56              -
Payment of notes
   receivable from
   stockholder                       -      -                -                  -               49              -
Repurchase of common
   stock                        (6,366)     -                -                 (4)               -              -
Tax benefit from
  option exercises                   -      -                -             10,946                -              -
Net Income                           -      -                -                  -                -         25,853
Balances as of            -----------------------------------------------------------------------------------------
  December 31, 1998         76,191,353    762              (84)           211,392             (730)        56,499
Exercise of common        -----------------------------------------------------------------------------------------
   stock options and
   warrants                  2,565,454     25                -             10,858                -              -
Issuance of common stock        16,276      -                -                  3                -              -
Inclusion of GVN earnings
   for the period July 1
   to December 31, 1998              -      -                -                881                -              -
Conversion of preferred
   stock into common stock
   in pooling                  239,959      2                -              1,998                -              -
Conversion of debt and
   accrued interest into
   common stock                106,637      1                -              1,817                -              -
Cancelation of notes
   receivable from
   stockholder                       -      -                -                  -              489              -
Granting of stock options
   below intrinsic value             -      -             (395)               395                -              -
Vesting of stock options
   below intrinsic value             -      -              308                513                -              -
Forfeiture of stock
   options                           -      -               75                (75)               -              -
Repurchase of common stock     (42,287)     -                -                (11)               -              -
Tax benefit from option
   exercises                         -      -                -             10,303                -              -
Net Income                           -      -                -                  -                -        249,070
Other comprehensive
   income:
Unrealized gain on
   available for sale
   securities (1)                    -      -                -                  -                -              -
Balances as of            -----------------------------------------------------------------------------------------
    December 31, 1999       79,077,392    790              (96)           238,074             (241)       305,569
Exercise of common stock  -----------------------------------------------------------------------------------------
    options and warrants     1,600,384     16                -             11,203                -              -
Conversion of preferred
    stock into common stock
    in pooling                  56,240      1                -              1,248                -              -
Repurchase of common stock      (4,044)     -                -                 (1)               -              -
Forfeiture of stock options          -      -               96                (96)               -              -
Payments of notes receivable
    from stockholders                -      -                -                  -              102              -
Cancelation of notes
    receivable from
    stockholder                      -      -                -                  -               83              -
Tax benefit from
    option exercises                 -      -                -             17,575                -              -
Net Income                           -      -                -                  -                -         77,568
Other comprehensive income:
Foreign exchange rate
    translation                      -      -                -                  -                -              -
Unrealized gain on
    available for sale
    securities (1)                   -      -                -                  -                -              -
Balances as of            -----------------------------------------------------------------------------------------
    December 31, 2000       80,729,972  $ 807            $   -          $ 268,003           $  (56)      $383,137
                          =========================================================================================



                           ACCUMULATED   TOTAL
                            OTHER COM-   STOCK-         COM-
                           PREHENSIVE   HOLDERS       PREHENSIVE
                             INCOME     EQUITY         INCOME
                           ----------------------   -------------
Balances as of
   December 31, 1997       $         -  $ 223,720
Exercise of common stock
   options and warrants              -      6,326
Issuance of common stock             -        852
Granting of stock options
   below intrinsic value             -          -
Vesting of stock options
   below intrinsic value             -         41
Cancelation of notes
   receivable from
   stockholders                      -         56
Payment of notes
   receivable from
   stockholder                       -         49
Repurchase of common
   stock                             -         (4)
Tax benefit from
  option exercises                   -     10,946
Net Income                           -     25,853    $ 25,853
Balances as of             -----------------------  -----------
  December 31, 1998                  -    267,839    $ 25,853
Exercise of common         -----------------------  ===========
   stock options and
   warrants                          -     10,883
Issuance of common stock             -          3
Inclusion of GVN earnings
   for the period July 1
   to December 31, 1998              -        881
Conversion of preferred
   stock into common stock
   in pooling                        -      2,000
Conversion of debt and
   accrued interest into
   common stock                      -      1,818
Cancelation of notes
   receivable from
   stockholder                       -        489
Granting of stock options
   below intrinsic value             -          -
Vesting of stock options
   below intrinsic value             -        821
Forfeiture of stock
   options                           -          -
Repurchase of common stock           -        (11)
Tax benefit from option
   exercises                         -     10,303
Net Income                           -    249,070   $ 249,070
Other comprehensive
   income:
Unrealized gain on
   available for sale
   securities (1)              100,968    100,968     100,968
Balances as of               ---------------------  -----------
    December 31, 1999          100,968    645,064   $ 350,038
Exercise of common stock     ---------------------  ===========
    options and warrants             -     11,219
Conversion of preferred
    stock into common stock
    in pooling                       -      1,249
Repurchase of common stock                     (1)
Forfeiture of stock options          -          -
Payments of notes receivable
    from stockholders                -        102
Cancelation of notes
    receivable from
    stockholder                      -         83
Tax benefit from
    option exercises                 -     17,575
Net Income                           -     77,568    $ 77,568
Other comprehensive income:
Foreign exchange rate
    translation                    (12)       (12)        (12)
Unrealized gain on
    available for sale
    securities (1)              66,818     66,818      66,818
Balances as of               ---------------------  -----------
    December 31, 2000        $ 167,774  $ 819,665     144,374
                             =====================  ===========


                                                                      2000        1999         1998
(1):                                                                ----------------------------------
Net unrealized gain on available for sale
    marketable securities during period                              $ 108,600  $ 166,178    $     -
Less: deferred income taxes related
    to the net unrealized gain                                          41,782     65,210          -
Net unrealized gain on available for sale                           ----------------------------------
    marketable securities                                            $ 66,818  $ 100,968    $     -
                                                                    ==================================

          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                                        Years Ended December 31,
                                                                         -------------------------------------------------------
                                                                              2000               1999                1998
                                                                         ---------------    ----------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $   77,568         $  249,070          $   25,853
   Adjustments to reconcile net income to net cash provided by operating activities:
     Tax benefit from option exercises                                         17,575             10,303              10,946
     Depreciation and amortization                                             15,544             13,187               8,059
     Allowances for uncollectible accounts and returns                          1,847             (1,586)              3,658
     Deferred income taxes                                                       (649)           144,853              (2,451)
     Other non-cash adjustments to operating income                                83                489                  56
     Stock based compensation                                                       -                821                  41
     Gain on strategic investment                                                   -           (384,758)                  -
     Changes in operating assets and liabilities:
         Accounts receivable                                                  (38,376)            14,306               1,952
         Inventories                                                          (23,888)            12,914                (987)
         Other current assets                                                 (19,309)            (1,451)               (960)
         Other assets                                                             927                288              (4,273)
         Accrued and other liabilities                                         18,866              1,459              (3,364)
         Accounts payable                                                          52              7,186              (5,793)
                                                                         ---------------    ----------------    ----------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                        50,240             67,081              32,737
                                                                         ---------------    ----------------    ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of marketable securities                                       (405,243)          (491,534)           (226,702)
    Maturities of marketable securities                                       195,722            308,002              79,131
    Sales of marketable securities                                            152,086            124,268             153,630
    Purchase of property and equipment                                        (23,743)           (15,865)            (32,272)
    Other long term investments                                                (4,635)             3,063              (2,018)
                                                                         ---------------    ----------------    ----------------
              NET CASH USED IN INVESTING ACTIVITIES                           (85,813)           (72,066)            (28,231)
                                                                         ---------------    ----------------    ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from exercise of common stock options and warrants, net            6,578             15,575               7,223
                                                                         ---------------    ----------------    ----------------
              NET CASH PROVIDED BY FINANCING ACTIVITIES                         6,578             15,575               7,223
                                                                         ---------------    ----------------    ----------------
EFFECT OF ADJUSTMENT TO CONFORM FISCAL YEAR ENDS
              IN POOLING TRANSACTION                                            5,991                  -                   -
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              (23,004)            10,590              11,729

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                   31,372             20,782               9,053

                                                                         ---------------    ----------------    ----------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                     $    8,368         $   31,372          $   20,782
                                                                         ===============    ================    ================

CASH PAID:
    Income taxes                                                           $   19,093          $   2,399          $    7,190





          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                   Notes to Consolidated Financial Statements



NOTE  1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Advanced Fibre Communications, Inc. (AFC) designs, manufactures, and supports telecommunications access products and services for the portion of the telecommunications network between the service provider's central office and its customers, often referred to as the "local loop," or "last mile." Our OmniMAX(TM) product family consists of integrated multiservice access platforms, integrated access devices, network management systems, indoor and environmentally hardened outdoor cabinets. We sell our products primarily to telecommunications companies who install our equipment as part of their access networks. Our customers are national local exchange carriers, competitive local exchange carriers, independent operating companies, incumbent local exchange carriers, and international carriers.

FISCAL YEAR

We operate on a 13-week fiscal quarter, comprised of four, four, and five week periods ending on the last Saturday of the last week of the five-week period. In the year 2000, we operated on a 53-week fiscal year, with four, five, and five week periods in the third quarter. We believe the effect of the additional week is not material to year-to-year comparisons of results of operations or cash flows.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of AFC and our subsidiaries. All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments in debt instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are generally invested in money market funds.

MARKETABLE SECURITIES AND INVESTMENTS

At December 31, 2000 and 1999, all marketable securities were classified as available-for-sale and reported at fair value. On January 1, 2001, we reclassified our investment in Cisco stock from available-for-sale to trading. In future periods, this investment will be reported at fair value and periodic changes in fair value will be included in non-operating income or expense.

We have an investment in Turin Networks, Inc. (Turin), a development-stage company, and we hold one seat out of six on Turin's Board of Directors. Our ownership is less than 20% and we account for the investment under the cost method. We have no significant influence over the operating or financial policies of Turin.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We use foreign exchange contracts to offset gains and losses on exchange rate fluctuations against gains and losses on assets or liabilities hedged. At December 31, 2000, one of our international customer contracts was payable in euros and was hedged using forward currency exchange contracts.

Effective January 1, 2001 we adopted Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." Those standards require that we recognize all derivatives as either assets or liabilities in the balance sheet and that we measure those instruments at fair value. See Note 3 for additional information on the impact of SFAS No. 133 implementation in 2001.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)


INVENTORIES

Inventories include material, labor and overhead and are valued at the lower of cost (first-in, first-out basis) or market. A reserve for obsolescence has been established and the balance is reviewed for adequacy on a quarterly basis.

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

REVENUE RECOGNITION, ALLOWANCES AND PRODUCT WARRANTY

In compliance with the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101 (SAB 101), revenue is recognized when the earnings process is complete. The earnings process is considered complete when persuasive evidence of an arrangement between the customer and AFC exists, when delivery and acceptance has occurred or services have been rendered, when pricing is fixed or determinable, and when collectibility is reasonably assured.

AICPA Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended by SOP 98-9, generally requires revenues earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenues allocated to maintenance are recognized ratably over the maintenance term.

Revenues from service activities are generally recognized ratably over the service period. Allowances for returns and uncollectible accounts are established based on experience. A provision for estimated warranty costs is established at the time of sale and adjusted periodically based on experience. We generally warrant our product for two years.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

Research and development costs are charged to expense as incurred. However, the costs incurred for the development of computer software and enhancements to existing software products that will be sold, leased, or otherwise marketed are capitalized when technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in technologies. Costs that are capitalized include direct labor and related overhead.

Amortization of capitalized software development costs begins when the product is available for general release. Amortization is based on the straight-line method. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately.


INCOME TAXES

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)


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

FOREIGN CURRENCY TRANSLATION

Operations conducted in our foreign offices are transacted in local currencies. Assets and liabilities are translated into U.S. dollars using the translation rate at the balance sheet date, and income and expense amounts are translated at weighted average exchange rates during the year. Translation adjustments are recorded to other comprehensive income in the equity section of the balance sheet.

CERTAIN RISKS AND CONCENTRATIONS

Cash equivalents and trade accounts receivable are the primary financial instruments potentially exposing us to credit risk. We manufacture and sell the OmniMAX product family principally to telecommunications companies in the U.S. and to telecommunications companies and distributors in international markets. To reduce credit risk, we perform ongoing credit evaluations of our customers' financial condition. In some cases, we may require customer prepayment, bank guarantees, or letters of credit. We maintain adequate allowances for potential credit losses. We had no significant concentration of credit risk in our accounts receivable at December 31, 2000. To reduce the additional currency risk with respect to foreign receivables, we use foreign exchange hedging contracts in those situations where it is deemed warranted.

Our products are concentrated in the telecommunications equipment market, which is highly competitive and subject to rapid change. Significant technological changes in the industry could adversely affect our operating results. Our inventories include components that may be specialized in nature, and subject to rapid technological obsolescence. We actively manage our inventory levels, and we consider technological obsolescence when estimating required allowances to reduce recorded inventory amounts to market value. Such estimates could change in the future.

USE OF ESTIMATES

We have made a number of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS  AND RESTATEMENTS

Certain prior year amounts have been reclassified to conform with the current year's presentation. All historical financial information has been restated to reflect the acquisition of GVN Technologies, Inc.(GVN) in the second quarter of fiscal 2000, which was accounted for as a pooling of interests. See Note
11 for additional information on our acquisition of GVN.

RECENT ACCOUNTING PRONOUNCEMENT

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. We have determined that the adoption of SAB 101 did not have a material impact on AFC's results of operations, financial position, or cash flows.

                      ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)

NOTE  2.   MARKETABLE SECURITIES

Marketable securities are valued at fair market value, and are comprised of the following (in thousands):


                                            DECEMBER 31,
                                     -----------------------------
                                          2000            1999
                                     -------------    ------------
Corporate equity securities           $ 658,961        $ 551,402
Municipal debt securities               202,334          142,348
Corporate debt securities                 5,490            7,000
                                     -------------    ------------
     Total marketable securities      $ 866,785        $ 700,750
                                     =============    ============


On November 1, 1999, we acquired approximately 10.6 million shares of Cisco Systems, Inc. (Cisco) common stock (adjusted for a 2-for-1 stock split) as a result of the completion of Cisco's acquisition of Cerent Corporation (Cerent) and resultant exchange of our Cerent stock for Cisco's common stock. We realized a gain for the step-up in basis of $379.3 million before taxes at the acquisition date in our Cisco stock. We also recorded an unrealized gain of $107.6 million and $166.6 million, before taxes, in our Cisco stock at December 31, 2000 and 1999, respectively. In 1999, we made a charitable donation of 6,862 shares (adjusted for a 2-for-1 stock split) and recorded the related contribution of $250,000 to other income.

In February 2000, we entered into a hedging transaction structured as a costless collar agreement, with a term of approximately three years, to minimize the potential market risk on 10.6 million shares of Cisco stock we own. The collar provides us with a floor value of approximately $690.0 million for the hedged shares if held to maturity, while allowing us to participate in up to approximately $354.0 million in further appreciation of the shares above the floor value. We are also able to borrow against the floor value of the collar. For additional information with respect to the potential impact of adverse market price volatility on our Cisco stock we own, refer to Part II, Item 7A- "Quantitative and Qualitative Disclosures About Market Risk" in this Annual Report on Form 10-K.

At December 31, 2000, our debt securities portfolio contains a $0.6 million unrealized gain compared with a $0.5 million unrealized loss at December 31, 1999. The fair value of securities maturing in one year or less and those maturing between one year and five years was $137.4 million and $70.4 million, respectively, as of December 31, 2000.


NOTE  3. SFAS 133 IMPLEMENTATION IN 2001

On January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that we recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

In 2001, a transition adjustment to implement this new standard, a cumulative effect of change in accounting principle, will be shown in the financial statements, net of tax, as an increase in net earnings, and a decrease in accumulated other comprehensive income.

In addition, on January 1, 2001, we reclassified our investment in Cisco stock from available-for-sale to trading as allowed under SFAS No. 133. The effect of this reclassification will be shown in the financial statements of 2001 as a decrease in accumulated other comprehensive income, and an increase in non-operating income.

The ongoing effects of SFAS No. 133 on the financial statements will depend on future market conditions and our hedging activities. Gains and losses on our investment in Cisco stock will be partially offset by gains and

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)


losses in the costless collar agreement to the extent that the Cisco stock trades below $65 per share or above $99 per share.


NOTE  4.  INVENTORIES

The major components of inventories are as follows (in thousands):


                                                       DECEMBER 31,
                                               -----------------------------
                                                  2000             1999
                                               ------------     ------------
Raw materials                                    $ 23,741         $  7,706
Work-in-progress                                    1,746            1,113
Finished goods                                     34,948           29,127
                                               ------------     ------------
     Total inventories                           $ 60,435         $ 37,946
                                               ============     ============


NOTE  5. PROPERTY AND EQUIPMENT

A summary of property and equipment follows (in thousands):

                                                       DECEMBER 31,
                                               -----------------------------
                                                   2000             1999
                                               ------------     ------------
Furniture and fixtures                           $ 13,560         $  9,251
Computer, software, and office equipment           36,071           28,601
Engineering equipment                              53,777           41,178
                                               ------------     ------------
                                                  103,408           79,030
Less: accumulated depreciation                     36,709           22,116
                                               ------------     ------------
     Property and equipment, net                 $ 66,699         $ 56,914
                                               ============     ============


Engineering equipment at December 31, 2000 includes $1.4 million of inventory that was transferred to fixed assets. These assets represent the costs of building test fixtures and expanding research and development labs that were used to develop products and technology.


NOTE  6. ACCRUED LIABILITIES

A summary of accrued liabilities follows (in thousands):

                                                        DECEMBER 31,
                                                -----------------------------
                                                   2000             1999
                                                -----------     -------------
Income and sales taxes                            $ 11,866        $  3,692
Other                                               11,648           5,560
Warranty                                            11,597           8,898
Salaries and benefits                               11,055           5,340
Outside services                                     1,460           5,328
                                                -----------     -------------
     Total accrued liabilities                    $ 47,626        $ 28,818
                                                ===========     =============

                       ADVANCED FIBRE COMMUNICATION, INC.
             Notes to Consolidated Financial Statements (Continued)

NOTE  7. INCOME TAXES

A summary of the components of income taxes (benefit) follows (in thousands):


                                                                         CHARGE IN
                                                                          LIEU OF
                                                                          INCOME
                                         CURRENT       DEFERRED(1)        TAXES(2)          TOTAL
Year ended December 31, 2000:
  Federal                                $ 16,080       $    1,334        $ 15,494        $  32,908
  State                                     6,954           (1,983)          2,081            7,052
                                       -----------    --------------    ------------     -------------
Income taxes (benefit)                   $ 23,034       $     (649)       $ 17,575        $  39,960
                                       ===========    ==============    ============     =============

Year ended December 31, 1999:
  Federal                                $  2,986       $  121,787        $  9,175        $ 133,948
  State                                       217           23,066           1,128           24,411
                                       -----------    --------------    ------------     -------------
Income taxes                             $  3,203       $  144,853        $ 10,303        $ 158,359
                                       ===========    ==============    ============     =============

Year ended December 31, 1998:
  Federal                                $  4,382       $   (1,455)       $  9,533        $  12,460
  State                                     1,771             (996)          1,413            2,188
                                       -----------    --------------    ------------     -------------
Income taxes (benefit)                   $  6,153       $   (2,451)       $ 10,946        $  14,648
                                       ===========    ==============    ============     =============


(1) The change in deferred taxes excludes the unrealized gains and losses on marketable securities.
(2) The charge in lieu of income taxes results from the tax benefit of stock option exercises.


Income taxes differ from the amounts computed by applying the U.S. federal statutory rate of 35% in each of the years ended December 31, 2000, 1999, and 1998 to income before income taxes as follows (in thousands):


                                                          YEARS ENDED DECEMBER 31,
                                              --------------------------------------------------
                                                  2000               1999             1998
                                              --------------     --------------   --------------

Income taxes at statutory rate                  $ 41,135           $142,600         $ 14,176
State taxes, net of federal benefit                4,583             16,050            1,422
Current losses and temporary differences
  for which no benefit was recognized              1,038                774               54
Foreign sales corporation benefit                   (184)              (114)            (164)
Utilization of credits                            (2,250)            (1,450)            (735)
Tax exempt interest                               (2,761)            (1,400)          (1,225)
Change in valuation allowance                          -             (1,668)             531
Other                                             (1,601)             3,567              589
                                              --------------     --------------   --------------
  Income taxes                                  $ 39,960           $158,359         $ 14,648
                                              ==============     ==============   ==============

                      ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):



                                                           DECEMBER 31,
                                                  ------------------------------
                                                      2000             1999
                                                  -------------    -------------
Deferred tax assets:
  Allowances and accruals                           $   15,675       $    8,464
  Research tax credit carry-forwards                     1,513            5,087
  Minimum tax credit carry-forwards                          -            1,085
  Net operating loss carry-forwards                          -            1,009
  Unrealized loss on marketable securities                 239              192
  Other                                                      -               70
                                                 -------------    -------------
  Gross deferred tax assets                             17,427           15,907
                                                 -------------    -------------

Deferred tax liabilities:
  Recognized gain on marketable securities            (147,687)        (148,839)
  Unrealized gain on marketable securities            (107,230)         (65,402)
  Net book value over net tax basis                     (7,185)          (5,741)
                                                  -------------    -------------
  Gross deferred tax liabilities                      (262,102)        (219,982)
                                                  -------------    -------------

  Net deferred tax liabilities                      $ (244,675)      $ (204,075)
                                                  =============    =============



As of December 31, 2000, we had research credit carry-forwards for California income tax return purposes of approximately $2.3 million. The California research tax credit carry-forward is available to reduce future income subject to income taxes, and will carry forward indefinitely until utilized.


NOTE 8. BANK BORROWINGS


We had a $25.0 million unsecured bank line with two banks at December 31, 2000. The line carries interest of LIBOR plus 1.50%. It expires in July 2001, and we intend to renew it at that time. Under the bank line, the banks may issue letters of credit up to $10.0 million on our behalf. As of December 31, 2000, $2.1 million in letters of credit were outstanding, of which $1.0 million was held as a five-year deposit on one of our leased facilities. The bank line requires us to comply with certain covenants including consent from the banks prior to payment of dividends. We have never declared or paid cash dividends on our capital stock and we do not anticipate doing so in the foreseeable future. At December 31, 2000, no borrowings were outstanding under the bank line, and we were in compliance with the covenants.

We also maintain bank agreements with two banks under which we may open foreign exchange contracts up to $40.0 million. There are no borrowing provisions, financial covenants, or fees associated with these facilities. At December 31, 2000, there were approximately $1.5 million in foreign exchange contracts outstanding.

In February 2000, we entered into a hedging transaction structured as a costless collar agreement to minimize the impact of potential adverse market risk on the Cisco shares we own. We will also be able to borrow against the value of a portion of the shares hedged. See Note 2 for additional information about marketable securities.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)



NOTE 9. STOCKHOLDERS' EQUITY

COMMON STOCK OPTIONS

Our 1996 Stock Incentive Plan (the 1996 Plan) is the successor equity incentive program to our 1993 Stock Option/Stock Issuance Plan (the Predecessor Plan). A total of 23,756,949 shares of common stock were authorized for issuance under the Predecessor Plan and 1996 Plan as of December 31, 2000, and 21,409,663 as of December 31, 1999. The share reserve automatically increases on the first trading day of each calendar year by an amount equal to 3% of the number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year.

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

In August 1998, the Compensation Committee of the Board of Directors authorized a program to offer to replace option grants made under the 1996 Plan that were granted at exercise prices exceeding $12.49 per share. The offer was made to all employees, 99% of whom participated, involving options to purchase 4,190,105 shares of common stock and was effected on September 14, 1998. The exercise price of each option was re-priced at $7.88, based on the closing market price of the stock on September 14, 1998. The re-pricing was subject to the condition that the options were not exercised, and employment was not terminated, prior to March 15, 1999, and September 15, 1999, for employees and officers, respectively. Vesting of the re-priced options was suspended at September 14, 1998, and resumed on March 15, 1999 for employees, and September 15, 1999 for officers. Any employee voluntarily terminating employment during the suspended vesting period lost the affected options, including previously vested portions of those options. During 1998, the option grants for two directors were re-priced. The original exercise prices ranged from $34.00 to $40.00 per share, and the re-pricing involved options to purchase a total of 80,000 shares of common stock. The exercise price of each re-priced option was $8.63, based on the closing market price of the stock on October 27, 1998. The re-pricing was subject to the condition that the options were not exercised, and the directorships were not terminated, prior to October 27, 1999. Vesting of the re-priced options was suspended at October 27, 1998, and resumed on October 27, 1999.

A summary of the stock option plan activity is presented below:



                                                                 YEARS ENDED DECEMBER 31,
                                -------------------------------------------------------------------------------------------
                                            2000                           1999                           1998
                                -----------------------------  -----------------------------  -----------------------------
                                                  WEIGHTED                       WEIGHTED                      WEIGHTED
                                                  AVERAGE                        AVERAGE                        AVERAGE
                                                  EXERCISE                       EXERCISE                      EXERCISE
          OPTIONS                   SHARES         PRICE           SHARES         PRICE           SHARES         PRICE
-----------------------------   --------------  -------------  --------------  -------------  -------------- --------------
Outstanding at
   beginning of year               9,187,496     $    14.53       8,171,547     $     6.62       8,396,625    $   11.81
Granted                            4,150,386          36.72       5,148,606          21.11       7,845,550        13.13
Exercised                         (1,332,154)          6.51      (1,727,436)          4.96      (2,289,033)        1.70
Canceled                          (1,376,218)         22.57      (2,405,221)          8.48      (5,781,595)       24.92
                                --------------  -------------  --------------  -------------  -------------- --------------
Outstanding at end of year        10,629,510     $    23.16       9,187,496     $    14.53       8,171,547    $    6.62
                                ==============                 ==============                 ==============

Exercisable at end of year         3,219,604     $    15.11       2,145,102     $     6.64       1,488,822    $    3.51

Available for grant                3,788,384                      6,558,508                      9,271,426

Weighted average fair
   value of options
   granted during the year                       $    25.20                     $    13.27                    $    8.96


                       ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)


The following table summarizes information about stock options outstanding as of December 31, 2000:




                                           OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                           -----------------------------------------------------    ---------------------------------
                                                  WEIGHTED
                                                  AVERAGE            WEIGHTED                            WEIGHTED
                                                 REMAINING           AVERAGE                             AVERAGE
   RANGE OF OPTION                              CONTRACTUAL          EXERCISE                            EXERCISE
   EXERCISE PRICES             SHARES               LIFE              PRICE             SHARES            PRICE
-----------------------    ---------------    -----------------    -------------    ---------------    -------------
    $0.01 -  $0.75              268,783            4.5 Years          $  0.50            254,252          $  0.49
     1.71 -   7.50            1,308,146            7.2                   6.82            795,150             6.57
     7.63 -   8.63            2,076,227            7.7                   8.10          1,065,070             8.09
     8.78 -  16.31            1,448,259            8.5                  15.15            201,913            12.43
    16.50 -  28.56            2,425,581            9.6                  23.47            336,292            22.26
    28.63 -  38.88              666,402            9.4                  34.93            110,185            33.48
    39.00 -  49.94            1,754,837            9.2                  44.64            396,032            44.56
    50.00 -  58.56              503,682            9.3                  53.21             48,088            52.50
    62.00 -  69.13               83,118            9.2                  65.34             11,288            63.69
    75.75 -  81.31               94,475            9.2                  80.40              1,334            79.06

-----------------------    ---------------    -----------------    -------------    ---------------    -------------
    $0.01 - $81.31           10,629,510            8.6                $ 23.16          3,219,604          $ 15.11
                           ===============                                          ===============


EMPLOYEE STOCK PURCHASE PLAN

Under the 1996 Employee Stock Purchase Plan (the Purchase Plan) we are authorized to issue up to three million shares of common stock to eligible employees of AFC and participating subsidiaries. The Purchase Plan has been implemented in a series of successive offering periods, each with a maximum duration of 24 months. Eligible employees can enter on the start date of any offering period or on any subsequent semi-annual entry date. Through January 31, 2001, employees may have had up to 10% of their base salary withheld through payroll deductions to purchase common stock. Effective February 1, 2001 the maximum contribution rate allowed under the Purchase Plan was increased to 15%. The purchase price of the stock is the lower of 85% of 1) the fair market value of the common stock on the participant's entry date (strike price), or 2) the fair market value on the semi-annual purchase date. Purchase dates are January 31 and July 31 of each year, or the closest business day preceding those dates when the purchase date falls on a non-business day. If the fair market value on any purchase date during the existing offering period is less than the strike price established at the beginning of the offering period, a new offering period will commence. The current offering period commenced on February 1, 2001 and is scheduled to continue through January 31, 2003.

A total of 213,129 shares of common stock with a weighted average fair value of $11.53 per share were purchased in 2000. At December 31, 2000, 2,242,134 shares remained available for issuance. A total of 161,898 shares with a weighted average fair value of $12.69 were purchased on the semi-annual January 31, 2001 purchase date using contributions withheld during the period from August 1, 2000 to January 31, 2001.

COMMON STOCK WARRANTS

Warrants to purchase shares of common stock were issued to investors as part of the preferred stock agreements. The warrants expired through the year 2000 and are summarized as follows:


                                                          NUMBER              EXERCISE
                                                        OF SHARES          PRICE PER SHARE
                                                     -----------------    ------------------
Warrants outstanding as of December 31, 1998                 680,136        $ 0.13 -$3.50
    Exercised                                               (620,000)         0.13 - 0.58
                                                     -----------------    ------------------
Warrants outstanding as of December 31, 1999                  60,136             3.50
    Exercised                                                (60,136)            3.50
                                                     -----------------    ------------------
Warrants outstanding as of December 31, 2000                       -            $   -
                                                     =================    ==================

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)


PRO FORMA FAIR VALUE INFORMATION

We apply the intrinsic value method of accounting prescribed by APB Opinion No. 25 for our stock-based compensation plans. If compensation cost for our stock-based compensation plans had been determined in accordance with the fair value approach set forth in SFAS No.123, "Accounting for Stock-Based Compensation," our net income and earnings per share would have been reduced to the pro forma amounts as follows (in thousands, except per share data):


                                                               2000            1999             1998

                                                           ------------    ------------     ------------
          Net income:
                As reported                                  $  77,568       $ 249,070        $  25,853
                Pro forma                                       31,349         223,576            2,097

          Basic net income per share:
                As reported                                  $    0.97       $    3.20        $    0.34
                Pro forma                                         0.39            2.88             0.03

          Diluted net income per share:
                As reported                                  $    0.91       $    3.05        $    0.32
                Pro forma                                         0.37            2.74             0.03



The fair value of option grants in 2000, 1999, and 1998 were estimated on the date of grant using the Black-Scholes option-pricing model, assuming no dividend yield, with the following weighted average assumptions:

                                                           RISK-FREE
                                    VOLATILITY           INTEREST RATE            EXPECTED LIFE
                                ------------------     ------------------      ---------------------
2000                                   100%                  5.89%                    3 Years
1999                                    90                   5.81                     4
1998                                    85                   5.54                     5
1998 Re-priced                          85                   4.72                     4



Pro forma compensation costs related to the Purchase Plan were recognized for the fair value of the employees' purchase rights, as of the date of purchase using the Black-Scholes option-pricing model. The following weighted average assumptions were used, assuming no dividend yield:



         SEMI-ANNUAL                                       RISK-FREE
        PURCHASE DATES             VOLATILITY            INTEREST RATE            EXPECTED LIFE
                                ------------------     ------------------      -------------------
January 2001                            97%                  4.9%                     17 Months
July 2000                               97                   4.9                      17
January 2000                            85                   4.9                       8
July 1999                               85                   4.9                       8
January 1999                            75                   5.8                      14
July 1998                               71                   5.8                      14
January 1998                            71                   5.8                      14


                       ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)


NET INCOME PER SHARE

The computation of shares and net income amounts used in the calculation of basic and diluted net income per share are as follows (in thousands, except per share data):

                                                                                YEARS ENDED DECEMBER 31,
                                                                     -----------------------------------------------
                                                                         2000             1999             1998
                                                                     -------------    -------------    -------------
Net income                                                             $   77,568       $  249,070       $   25,853
                                                                     =============    =============    =============
Shares used in basic per share calculations - weighted
    average common shares outstanding for the period                       80,201           77,723           75,273
Weighted average number of shares of
    dilutive options and warrants                                           4,599            3,934            4,552
                                                                     -------------    -------------    -------------

Shares used in diluted per share calculations                              84,800           81,657           79,825
                                                                     =============    =============    =============
Basic net income per share                                             $     0.97       $     3.20       $     0.34
                                                                     =============    =============    =============
Diluted net income per share                                           $     0.91       $     3.05       $     0.32
                                                                     =============    =============    =============


Options to purchase 842,653, 773,219, and 2,741,836 shares of common stock which were outstanding at December 31, 2000, 1999, and 1998, respectively, were excluded from the computation of diluted net income per share because the exercise prices for the options were greater than the respective average market price of the common shares, and their inclusion would be antidilutive.

NOTE 10.  COMMITMENTS AND CONTINGENCIES

LEASES

Office space and certain equipment are leased under operating leases. Future minimum payments under operating leases with an initial term of more than one year as of December 31, 2000 are summarized as follows (in thousands):

              2001                                         $   7,858
              2002                                             7,863
              2003                                             7,748
              2004                                             7,849
              2005                                             7,857
              Thereafter                                      39,389
                                                          -----------
                Total minimum lease payments               $  78,564
                                                          ===========


We sublease two of our facilities. Total future minimum lease payments have not been reduced by approximately $8.2 million of future sublease payments to be received under non-cancelable subleases. Total sublease payments received in 2000 was $0.6 million. Total rent expense for all operating leases was $7.9 million, $6.6 million, and $6.1 million for the years ended December 31, 2000, 1999, and 1998, respectively.

EMPLOYEE BENEFIT PLAN

We have a 401(k) plan under which employees may contribute a portion of their compensation on a tax-deferred basis to the plan. We contributed to the plan on a matching basis up to a maximum of $5,250 per employee during 2000. We act as the plan administrator. During 2000 and 1999, we contributed $2.1 million and $1.8 million, respectively, to the plan.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)




LITIGATION

SECURITIES LITIGATION: AFC and various of our current and former officers and directors are the defendants to a lawsuit that is a consolidation of class action lawsuits filed in the United States District Court for the Northern District of California on various dates from July 2, 1998 through and including August 17, 1998 on behalf of certain of our stockholders. The proceedings in this suit have been coordinated by the court with two individual actions filed by the State Board of Administration of Florida, and by John Earnest. The allegations underlying the lawsuits are that the defendants violated certain federal securities laws by allegedly making misleading statements and omissions during the period March 25, 1997 through and including June 30, 1998. The plaintiffs seek an unspecified amount of damages.

Defendants filed motions to have the consolidated complaint for the class action suit and the complaints for the two individual actions dismissed. The court granted the defendants' motions, but with leave for the plaintiffs to amend their complaints. Plaintiffs then filed amended complaints, after which the defendants filed motions to dismiss the amended complaints. The court then ordered a stay on the motion practice in the two individual cases filed by the State Board of Administration of Florida, and by John Earnest pending the resolution of the defendants' motion to dismiss the class action complaints. On February 15, 2001, the court granted the motion to dismiss the class action amended complaints, but again with leave for the plaintiffs to amend their complaints. Limited discovery has occurred, and only limited discovery is expected to occur pending the final outcome of the motions to dismiss.

Based on current information, we believe the lawsuits are without merit and that we have meritorious defenses to the actions. Accordingly, we plan to vigorously defend the litigation. In the opinion of management, resolution of this matter is not expected to have a material adverse effect on our financial position. However, depending on the amount and timing, an unfavorable resolution of this matter could materially affect our future results of operations or cash flows in a particular period. In addition, although it is reasonably possible we may incur a loss upon the conclusion of this claim, an estimate of any loss or range of loss cannot be made. No provision for any liability that may result upon adjudication has been made in the consolidated financial statements. In connection with these legal proceedings, we expect to incur substantial legal and other expenses. Stockholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of management from the operations of AFC.

NOTE 11.  ACQUISITION OF GVN TECHNOLOGIES, INC.

On May 16, 2000, we completed the acquisition of GVN of Largo, FL, a leading developer of integrated access device equipment for the service provider market. In the acquisition, the former stockholders of GVN received shares of our common stock in exchange for their shares of GVN at the rate of .088 shares of our common stock for each share of GVN common stock and preferred stock. The acquisition was accounted for as a pooling of interests. An aggregate of 894,306 shares of our common stock was issued pursuant to the acquisition, and we assumed an aggregate of 209,794 options to purchase GVN common stock, which were converted to options to purchase AFC common stock.

The following information presents certain income statement data of the separate companies for the periods preceding the merger (in thousands):

                                             1999                 1998
                                       ----------------     ----------------
             Net revenues
                  AFC                      $ 296,571            $ 316,409
                  GVN                             40                    -
                                       ----------------     ----------------
                                           $ 296,611            $ 316,409
                                       ================     ================

             Net income (loss)
                  AFC                      $ 250,297            $  27,207
                  GVN                         (1,227)              (1,354)
                                       ----------------     ----------------
                                           $  249,070           $  25,853
                                       ================     ================

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             Notes to Consolidated Financial Statements (Continued)



There were no material transactions between AFC and GVN prior to the merger. The effects of conforming GVN's accounting policies to those of AFC were not material.


NOTE 12.  SEGMENT INFORMATION

We operate in the access market and derive substantially all of our revenues from sales of the OmniMAX product family. We organize our operations based on designing, developing, manufacturing, selling, and supporting the OmniMAX product family. The chief operating decision makers evaluate performance, make operating decisions, and allocate resources based on consolidated financial data. Gross profit, operating income, income from operations, and income taxes are not allocated or specific to individual departments within the organization. Subsidiaries are not considered material to our consolidated results, and for purposes of this disclosure, are not considered significant to ongoing operations. Accordingly, we have a single reportable segment. As such, we are required to disclose certain information about our product, information about geographic areas, and information about major customers.

For the year ended December 31, 2000, revenues arising from sales of the OmniMAX product family were $416.8 million compared with $296.6 million in 1999, and $316.4 million in 1998. We sell the OmniMAX product family in over 25 countries worldwide; sales are categorized geographically by each customer's country of domicile. For the year ended December 31, 2000, revenues from sales to U.S. customers were $368.9 million compared to $265.1 million in 1999, and $234.4 million in 1998. For the year ended December 31, 2000, revenues from sales to all foreign countries were $47.9 million compared with $31.5 million in 1999, and $82.0 million in 1998. There were no material revenues from a single customer in foreign countries in the years ended December 31, 2000 or 1999. Material revenues from customers in South Africa for the year ended December 31, 1998 were $32.4 million. For the year ended 2000, WinStar Communications, Inc. (WinStar) and North Supply Company, a subsidiary of Sprint (Sprint), in the U.S. accounted for 15.8% and 13.7% of total revenues, respectively. For the year ended 1999, WinStar and Sprint in the U.S. accounted for 16.4% and 11.7% of total revenues, respectively. For the year ended 1998, WinStar accounted for 11.1% and sales to one customer in South Africa accounted for 10.2 % of total revenues. Long-lived assets located in the U.S. totaled $76.8 million as of December 31, 2000 and $63.2 million as of December 31, 1999. Long-lived assets located in foreign countries totaled $0.7 million as of December 31, 2000 and $1.1 million as of December 31, 1999.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Advanced Fibre Communications, Inc.:


We have audited the accompanying consolidated balance sheets of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




                                              KPMG LLP


San Francisco, California
January 30, 2001

                      ADVANCED FIBRE COMMUNICATIONS, INC.

                        QUARTERLY RESULTS OF OPERATIONS

Selected quarterly financial data is summarized below (unaudited)
(in thousands):




                                                                    QUARTERS ENDED
                                  ----------------------------------------------------------------------------------------
                                  Dec. 31,    Sept. 30,   June 30,   Mar. 31,   Dec. 31,   Sept. 30,   June 30,   Mar. 31,
                                     2000       2000        2000       2000       1999       1999        1999       1999
                                  ---------   ---------  ---------  ---------  ---------  ----------  ---------  ---------
Revenues                          $ 116,099   $ 114,100  $ 101,232   $ 85,419   $ 82,797    $ 76,456   $ 69,758   $ 67,600
Cost of revenues                     55,039      60,355     54,005     45,904     43,259      39,870     37,569     37,213
                                  ---------   ---------  ---------  ---------  ---------  ----------  ---------  ---------
Gross profit                         61,060      53,745     47,227     39,515     39,538      36,586     32,189     30,387
                                  ---------   ---------  ---------  ---------  ---------  ----------  ---------  ---------
Operating expenses:
     Research and development        13,523      16,189     14,444     14,672     12,645      11,736     12,149     11,813
     Sales and marketing             12,791      12,795     12,298      9,579      9,139       8,396      8,948      7,942
     General and administrative       6,269       7,268      8,408      7,227      7,984       9,427      8,375      8,161
                                  ---------   ---------  ---------  ---------  ---------  ----------  ---------  ---------
       Total operating expenses      32,583      36,252     35,150     31,478     29,768      29,559     29,472     27,916
                                  ---------   ---------  ---------  ---------  ---------  ----------  ---------  ---------
Operating income                     28,477      17,493     12,077      8,037      9,770       7,027      2,717      2,471
Other income, net                    12,291       2,169      2,034     34,950    380,832       1,783      1,361      1,468
                                  ---------   ---------  ---------  ---------  ---------  ----------  ---------  ---------
Income before taxes                  40,768      19,662     14,111     42,987    390,602       8,810      4,078      3,939
Income taxes                         13,861       6,685      4,798     14,616    153,462       2,852        561      1,484
                                  ---------   ---------  ---------  ---------  ---------  ----------  ---------  ---------
Net income                         $ 26,907    $ 12,977    $ 9,313   $ 28,371  $ 237,140     $ 5,958    $ 3,517    $ 2,455
                                  =========   =========  =========   ========  =========  ==========  =========  =========

                                                                AS A PERCENTAGE OF REVENUES
                                  ----------------------------------------------------------------------------------------
Revenues                             100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%     100.0%
Cost of revenues                      47.4        52.9       53.3       53.7       52.2        52.1       53.9       55.0
                                  ---------    ---------  ---------  ---------  ---------  ----------  ---------  ---------
Gross profit                          52.6        47.1       46.7       46.3       47.8        47.9       46.1       45.0
                                  ---------    ---------  ---------  ---------  ---------  ----------  ---------  ---------
Operating expenses:
     Research and development         11.7        14.2       14.3       17.2       15.3        15.4       17.4       17.5
     Sales and marketing              11.0        11.2       12.1       11.2       11.0        11.0       12.8       11.7
     General and administrative        5.4         6.4        8.3        8.5        9.6        12.3       12.0       12.1
                                  ---------    ---------  ---------  ---------  ---------  ----------  ---------  ---------
       Total operating expenses       28.1        31.8       34.7       36.9       36.0        38.7       42.2       41.3
                                  ---------    ---------  ---------  ---------  ---------  ----------  ---------  ---------
Operating income                      24.5        15.3       11.9        9.4       11.8         9.2        3.9        3.7
Other income, net                     10.6         1.9        2.0       40.9      460.0         2.3        2.0        2.2
                                  ---------    ---------  ---------  ---------  ---------  ----------  ---------  ---------
Income before taxes                   35.1        17.2       13.9       50.3      471.8        11.5        5.8        5.8
Income taxes                          11.9         5.9        4.7       17.1      185.3         3.7        0.8        2.2
                                  ---------    ---------  ---------  ---------  ---------  ----------  ---------  ---------
Net income                            23.2%       11.4%       9.2%      33.2%     286.4%        7.8%       5.0%       3.6%
                                  =========   =========  ==========   ========  =========  ==========  =========  =========


          See accompanying notes to consolidated financial statements.