Form 10-K, Exhibit 13
period 2001-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2002-03-20
CIK 898805

                                                                    EXHIBIT 13.1



FIVE-YEAR SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA


                                                                       YEARS ENDED DECEMBER 31,
                                                  2001(1)        2000(2)      1999(3)(4)     1998(4)        1997
                                                -----------    -----------   -----------   -----------   -----------
                                                              (in thousands, except per share data)
CONSOLIDATED STATEMENTS OF INCOME DATA:

Revenues                                        $   327,569    $   416,850   $   296,611   $   316,409   $   267,858
Cost of revenues                                    215,956        215,303       157,911       171,843       145,933
                                                -----------    -----------   -----------   -----------   -----------
  Gross profit                                      111,613        201,547       138,700       144,566       121,925
                                                -----------    -----------   -----------   -----------   -----------

Operating expenses:
  Research and development                           61,435         58,828        48,343        41,687        25,726
  Sales and marketing                                49,385         47,463        34,425        35,992        21,854
  General and administrative                         37,323         29,172        33,947        30,437        20,799
                                                -----------    -----------   -----------   -----------   -----------
      Total operating expenses                      148,143        135,463       116,715       108,116        68,379
                                                -----------    -----------   -----------   -----------   -----------

Operating income (loss)                             (36,530)        66,084        21,985        36,450        53,546
Other income, net                                   307,168         51,444       385,444         4,051         4,866
                                                -----------    -----------   -----------   -----------   -----------
Income before income taxes                          270,638        117,528       407,429        40,501        58,412
Income taxes                                        102,842         39,960       158,359        14,648        21,612
                                                -----------    -----------   -----------   -----------   -----------
Net income                                      $   167,796    $    77,568   $   249,070   $    25,853   $    36,800
                                                ===========    ===========   ===========   ===========   ===========

Basic net income per share(5)                   $      2.06    $      0.97   $      3.20   $      0.34   $      0.52
                                                ===========    ===========   ===========   ===========   ===========
Shares used in basic per share computations          81,381         80,201        77,723        75,273        70,131
                                                ===========    ===========   ===========   ===========   ===========
Diluted net income per share(5)                 $      2.01    $      0.91   $      3.05   $      0.32   $      0.48
                                                ===========    ===========   ===========   ===========   ===========
Shares used in diluted per share computations        83,638         84,800        81,657        79,825        77,469
                                                ===========    ===========   ===========   ===========   ===========

                                                                          As of December 31,
                                                --------------------------------------------------------------------
                                                    2001           2000          1999          1998         1997
                                                -----------    -----------   -----------   -----------   -----------
CONSOLIDATED BALANCE SHEETS DATA:
Cash, cash equivalents, and marketable
   securities                                   $   955,742    $   875,153   $   732,122   $   110,866   $   105,196
Working capital                                     774,109        744,723       583,357       208,604       193,640
Total assets(6)(7)                                1,149,542      1,135,175       900,787       309,114       273,983
Stockholders' equity                                840,877        819,665       645,064       267,839       223,720
Book value per share                                  10.24          10.15          8.16          3.52          3.08
Number of employees                                     843            959           722           815           660

(1) 2001 includes an unrealized gain of $285.7 million resulting from our application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and related net gains on our Cisco Systems, Inc. (Cisco) common stock holdings during the year. See Note 2 of "Notes to Consolidated Financial Statements" for further information. Pro forma net income for 2001, which excludes the unrealized Cisco gains, and certain other income statement credits and charges, was $16.7 million. See Management's Discussion and Analysis under the heading, "Pro Forma Results" for additional information.

(2) 2000 includes $42.9 million from Marconi Communications Inc. as settlement of outstanding litigation and a subsequent distribution payment. Without this non-operating income, and excluding $1.1 million in acquisition related costs, net income would have been $50.0 million.

(3) 1999 includes a $379.3 million gain recognized upon conversion of an investment into Cisco common stock. Without this gain, and related tax effects, our net income for the year ended December 31, 1999 would have been $19.6 million.

(4) Amounts have been restated to reflect the acquisition of GVN Technologies, Inc. in May 2000 accounted for as a pooling of interests; number of employees has not been restated.

(5) See Note 1 of "Notes to Consolidated Financial Statements" for an explanation of the determination of the number of shares used in computing basic and diluted net income per share.

(6) Total assets for 2001, 2000, and 1999 include the market value of our Cisco holdings and related collars of $670.5 million, $659.0 million, and $551.4 million, respectively.

(7) Certain prior year amounts included in total assets have been reclassified to conform with current year presentation.

AFC's long-term debt is not significant. No cash dividends per share were paid for any of the five years presented.