Form 10-K, Exhibit 13
period 2001-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2002-03-20
CIK 898805

                                                                    EXHIBIT 13.2




MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements." In some cases, you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "predict," "potential," or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks and uncertainties in greater detail in Part I, Item 1 of the Annual Report on Form 10-K under the heading "Risk Factors That Might Affect Future Operating Results and Financial Condition" as filed with the Securities and Exchange Commission. These risks and uncertainties may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of our business. You should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions as of the date of this report. We are under no duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

The following discussion should be read in conjunction with our financial statements and related notes included elsewhere in this report.

OVERVIEW

We design, manufacture, and provide a family of products and services that offer broadband, wideband, and narrowband solutions for the portion of the telecommunications network between the service provider's central office and end user businesses and homes. Our OmniMAX(TM) product family is a multiservice broadband solution for providing voice and data services for the telecommunications industry. We released the AccessMAX(TM) System 8 in 2001, offering a migration strategy for delivering packet-switched voice and broadband services. The AccessMAX System 8 allows service providers to expand network access capacity and service offerings from legacy time division multiplex services to high speed next-generation broadband services to emerging applications such as Voice over Packet, Voice over Digital Subscriber Line, or DSL, and Video over Asymmetric Digital Subscriber Line, while preserving quality of service. We market our product family through our direct sales force, distributors, and value-added resellers. We sell our products primarily to service providers who install our equipment as part of their access networks. Our customers generally include national local exchange carriers, or NLECs, independent operating companies, or IOCs, large incumbent local exchange carriers, or ILECs, competitive local exchange carriers, or CLECs, and international carriers.

Our customers normally install a portion of the OmniMAX system in outdoor locations, and shipments are subject to the effects of seasonality with fewer installation projects scheduled for the winter months. Historically, we have also experienced a weaker demand for our products during the beginning of the year as compared with the shipment levels in the preceding fourth quarter. This fluctuation is a result of customers maximizing their calendar-year capital budgets in the fourth quarter and utilizing the inventory build-up during the following first quarter. As a result of these factors, we believe that over time, revenues for the quarter ended March 31 will be lower than revenues in the preceding quarter ended December 31.

Our results of operations have been adversely affected by the recent downturn in the telecommunications industry and worldwide economies. We experienced lower than forecasted shipments during 2001. We believe current economic conditions may continue to cause customers to reduce and defer capital spending. We also believe the current regulatory environment is causing delays in some of our customers' investments in broadband services. Some of our larger customers are delaying deployment of DSL until clarification occurs on regulatory issues stemming from the Telecommunications Act of 1996. In the current environment, there exists conflicting state and federal regulations for DSL deployment, and it is unclear when resolution will take place.

Beginning in late 2000 and continuing through mid-2001, we focused on building our organization and procuring inventory to support forecasted business growth. As the general slowdown in our customers' capital spending and the effect that had on our results of operations became apparent, we implemented a reduction in force in October 2001. Related to this reduction, we recorded $1.6 million in severance costs in 2001. We also reduced staff in certain foreign sales offices in December 2001 and incurred $0.6 million for closure and severance costs. As part of our original forecasted growth in early 2001, we entered into long-term purchase agreements with vendors. In the fourth quarter of 2001, after receiving additional customer input, we updated our business plan for 2002 and determined an inventory adjustment was needed. We wrote-down inventory by $18.1 million and recognized a $12.0 million accrual for inventory purchase agreements.

We completed an inventory of certain fixed assets in the fourth quarter of 2001 and recorded a $1.4 million loss on the disposal of idle and obsolete equipment. We determined that our investment in a privately-held company was impaired and recorded a $2.3 million write-down in the fourth quarter of 2001 to reflect the company's lowered market valuation.

In the fourth quarter of 2001, we recorded a $13.6 million distribution payment due from Marconi Communications Inc. (Marconi), as non-operating income. As a result of our implementation of Statement of Financial Accounting Standards
(SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, in the first quarter of 2001, we recognized $285.7 million in non-operating income in 2001 for the net unrealized gain on our shares of Cisco Systems, Inc. (Cisco) and the related collar agreements.

During the first quarter of 2001, we did not recognize revenues of approximately $11.9 million on shipments made to Winstar Communications, Inc. (Winstar) and a value-added reseller, or VAR, due to the likelihood of non-collectibility. Winstar and the VAR filed for protection under bankruptcy laws in the second and fourth quarters of 2001, respectively. We also increased our allowance for doubtful accounts by approximately $9.3 million for the VAR receivable. In addition, we increased inventory reserves by approximately $2.2 million for inventories designed in accordance with the specifications of Winstar and Tellabs, Inc. (Tellabs), because we did not anticipate further business with either of these customers.

We attempted to balance our operating expenses with our decreased revenues and results of operations. We have focused on cost controls while we continued to invest in research and development activities that would keep us in a strong position to take advantage of sales opportunities when economic conditions improve and demand recovers.

Our discussion and analysis of our financial conditions and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of revenues, expenses, assets, and liabilities, and related disclosure of contingent assets and liabilities. As the complexity and subjectivity of estimates and judgments increase, the inherent level of precision in the financial statements can decrease. Applying GAAP requires our judgment in determining the relative appropriateness of acceptable accounting principles and methods of application in diverse and complex economic activities. We evaluate our estimates and judgments on an on-going basis, including those related to our product warranty, product returns, assessment of recoverability of capitalized software development costs, excess and obsolete inventory, and allowance for doubtful accounts. We base our estimates on historical experience and other assumptions we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities, which may not be readily apparent from other sources.

We believe the application of our accounting policies accurately reflects our financial condition and results of operations in the consolidated financial statements, and provides comparability between periods. We believe our accounting policies are reasonable and appropriate for our business. The following critical accounting policies affect the more significant estimates and judgments used in the preparation of our consolidated financial statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Some business transactions are subject to uncertainty and are recorded using estimates and our best judgment at any given time, within the parameters of GAAP. An explanation of the sensitivity of financial statements to the methods, assumptions and estimates underlying their preparation and the interplay of specific uncertainties with accounting measurements follows.

REVENUE RECOGNITION, ALLOWANCES AND PRODUCT WARRANTY. In compliance with the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, and SFAS No. 48, Revenue Recognition When Right of Return Exists, we recognize revenue when the earnings process is complete. The earnings process is considered complete when persuasive evidence of an arrangement between a customer and AFC exists, when delivery and acceptance has occurred or services have been rendered, when pricing is fixed or determinable, when any right of return lapses or is reasonably estimable, and when collectibility is reasonably assured. We follow these same revenue recognition standards for sales made to our authorized distributors and sales representatives. AICPA Statements of Position 97-2, Software Revenue Recognition, and 98-9, Modification of SOP 97-2, Software Recognition, With Respect to Certain Transactions, generally require revenues earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenues allocated to maintenance are recognized ratably over the maintenance term. Revenues from service activities are generally recognized ratably over the service period. Allowances for returns are established based on experience. A provision for estimated warranty costs is established at the time of sale and adjusted periodically based on experience. We consider differing market conditions when recognizing revenues, such as the recent decline in capital spending in our industry, and the relative financial condition of our customers. These conditions do not impact the method by which we recognize revenues or the methodology for computing the provision for warranty; however, such conditions could impact the allowance for returns.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS. We follow SFAS No. 2, Accounting For Research and Development Costs, and charge all research and development costs to expense as incurred. We follow SFAS No. 86, Accounting For the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Costs incurred for the development of computer software and enhancements to existing software products that will be sold, leased, or otherwise marketed are capitalized when technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in technologies. Costs that are capitalized include direct labor and related overhead. Amortization of capitalized software development costs begins when the product is available for general release. Amortization is based on the straight-line method. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately. Under different circumstances, we believe there would be no change in the way we expense research and development costs and, accordingly, there would be no change to our results of operations, financial position, or changes in cash flows. If we changed the estimates used in the assessment of recoverability for computer software-related capitalized costs, such as the anticipated future revenues or changes in technologies, these could result in a lower net realizable value. This in turn would increase our reported operating expenses, and lower our net income, but would have no effect on our cash flows.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. We have an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make payments to our accounts receivable. We base our allowance on periodic assessment of our customers' liquidity and financial condition through credit rating agencies, financial statement review, and historical collection trends. Additional allowances may be required if the liquidity or financial condition of our customers were to deteriorate, resulting in an impairment in their ability to make payments. We consider differing market conditions when recording our allowance, such as the recent downturn in the telecommunications industry and worldwide economies, and the relative financial condition of our customers. These conditions do not impact the methodology we use to compute our allowance.

INVENTORIES AND RESERVE FOR EXCESS AND OBSOLETE INVENTORIES. Inventories include material, labor and overhead and are valued at the lower of cost (first-in, first-out basis) or market. A reserve for excess and obsolete product and an accrual for purchase commitments have been established; the balances are assessed continuously, and adjusted on a quarterly basis. Under different market conditions, such as an environment of decreasing vendor and material costs, we could change our methodology to last-in, first-out basis, resulting in short-term effects such as lower costs of revenues, higher gross profit margin, and higher net income. However, this alternative methodology could lead to higher reserves for excess and obsolete product as the potential for higher-priced inventory on hand increases, and could result in additional short-term effects such as higher cost of revenues, lower gross profit margin, and lower net income.

We provide additional clarification and analysis about non-financial information in Item 1, Part I of the Annual Report on Form 10-K under the heading "Risk Factors That Might Affect Future Operating Results and Financial Condition" as filed with the SEC.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in our consolidated statements of income:

                                                     YEARS ENDED DECEMBER 31,
                                            --------------------------------------------
                                               2001             2000           1999
                                            ------------    -------------   ------------
Revenues                                         100%            100%            100%
Cost of revenues                                  66              52              53
                                            ------------    -------------   ------------
  Gross profit                                    34              48              47
                                            ------------    -------------   ------------

Operating expenses:
  Research and development                        19              14              16
  Sales and marketing                             15              11              12
  General and administrative                      11               7              11
                                            ------------    -------------   ------------
      Total operating expenses                    45              32              39
                                            ------------    -------------   ------------

Operating income (loss)                          (11)             16               7
Other income, net                                 94              12             130
                                            ------------    -------------   ------------
Income before income taxes                        83              28             137
Income taxes                                      31              10              53
                                            ------------    -------------   ------------

Net income                                        51%             19%             84%
                                            ============    =============   ============

2001 COMPARED WITH 2000

REVENUES. In 2001, revenues, including service revenues and royalties, decreased by 21% from 2000 to $327.6 million. U.S. sales declined 24% to $282.0 million in 2001 and represented 86% of total revenues compared with 89% in 2000. The decline in U.S. revenues in both amount and as a percentage of total revenues, reflected the significant decline in sales to Tellabs, Winstar, and other CLECs in 2001. International revenues declined 5% to $45.6 million in 2001 and represented 14% of total revenues compared with 11% in 2000. The decline in international revenues was mainly a result of reduced sales into South Africa, partially offset by overall increased sales into Latin America and Canada. The higher ratio of international to total revenues in 2001, was largely a function of the decline in sales to U.S. customers from 2000 to 2001.

For the year 2001, sales to North Supply Company, a subsidiary of Sprint (Sprint) accounted for 10% or more of total revenues. In 2000, Winstar and Sprint each accounted for 10% or more of total revenues. No other customer accounted for 10% or more of total revenues in either period. Although our largest customers have varied over time, we anticipate that results of operations in any given period will continue to depend to a great extent on sales to a small number of large accounts. Our five largest customers accounted for 44% of total revenues in 2001 and 49% in 2000. A number of these accounts have signed multiyear agreements with us which provide a potential revenue stream for 2002 and beyond. However, these contracts permit customers to cancel or reduce the size of their commitments upon notice. Accordingly, there can be no assurance that ongoing sales to these customers will continue, or continue at increasing volumes.

GROSS PROFIT. In 2001, gross profit decreased by 45% to $111.6 million. Gross profit represented 34% of total revenues in 2001 compared with 48% in 2000.

In the fourth quarter of 2001, we recorded $18.0 million in charges to cost of revenues for excess and obsolete inventory and recognized a $12.0 million accrual against cost of revenues for inventory purchase agreements. We experienced a delay in DSL rollouts and changes in some of our larger customers' DSL build-out plans.

This, along with a shift from our first generation DSL products to our second generation DSL products, accounted for a large portion of the excess and obsolete inventory write-down. We had inventory built to CLEC specifications that, upon the rapid decline of our CLEC customers' capital spending, we could not cost-effectively re-work for other customers. Some of the other products in our product family have been superseded by newer generation technology, resulting in obsolete inventory. We refocused our international efforts towards newer generation broadband products, resulting in a write-down of obsolete inventory. Component inventories were built up in accordance with our original business plan, resulting in write-downs for amounts in excess of our revised business plan requirements.

To a lesser extent, gross profit in 2001 declined from 2000 due to negotiated discounts and product mix for some of our larger volume customers. Materials purchases were lower in 2001 compared with 2000, while overhead costs remained relatively unchanged, resulting in costs being spread over a lower volume of products. The resulting higher burden rate decreased our gross profits in 2001. Gross profit in 2001 was also impacted by the recognition of cost of sales for shipments to Winstar and a VAR for which approximately $11.9 million in revenues were not recorded. We also recorded a $2.2 million reserve for specific inventories deemed to be unsellable as a result of Winstar's financial distress and our expectation that we would not have further sales to Tellabs for the remainder of 2001.

Our gross profits are affected by a number of factors including, but not limited to, excess custom inventory, obsolete inventory, long-term purchase agreements with vendors, customer mix, product mix, volume discounts, cost reduction programs, and volume of third party distributor sales. Customers have the ability to cancel purchases, resulting in excess customized inventory that we may be unable to re-work and sell cost-effectively.

RESEARCH AND DEVELOPMENT. In 2001, research and development expenses increased by 4% to $61.4 million, and represented 19% of total revenues compared with 14% in 2000.

The increase in expenses from 2000 to 2001 was primarily the result of compensation and benefits, fixed asset disposals, depreciation and amortization, software costs, and rent and facility costs. Compensation and benefits were higher primarily because the average number of personnel during 2001, particularly during the first half of the year, was greater than during 2000. Compensation also included severance costs related to our October 2001 reduction in force. As of December 31, 2001 our research and development headcount decreased 9% from 2000 due to consolidation of our Florida offices, the reduction in force, and concerted efforts to make the engineering organization more efficient using existing employee resources and skills. During the fourth quarter of 2001, after completing an inventory of our engineering-related fixed assets, we disposed of obsolete equipment and recorded a loss on the disposals. Depreciation and amortization increased as a result of additional capital purchases to support development and testing of new products and features. These increases reflect our efforts to invest in key product development areas in order to retain our market share and be positioned to take advantage of future market opportunities. During 2000, we achieved technological feasibility of our Panorama EMS software and we capitalized costs associated with it. We completed and released the software during 2001, and accordingly began recording post-release costs to research and development expenses. Rent and related facility costs increased for some of our satellite engineering offices. Partially offsetting these increases were savings in outside services, performance-based compensation, direct materials, temporary help, and travel and entertainment. Various engineering projects involving outside services were completed by the end of 2000, and our utilization of outside services decreased in 2001, accordingly. Performance-based compensation was lower as a result of not meeting certain financial targets, primarily because of the general slowdown in our customers' capital spending and the effect that had on our results of operations in 2001. In 2000, more direct materials were utilized for development and completion of our AccessMAX System 8, and 7.1A and 8.0 cards by the end of 2000. Direct material usage was lower in 2001 as new projects were in different development stages than in 2000 and required lower expenditure levels. In an effort to reduce our operating expenses in 2001, we eliminated virtually all of the temporary help positions that had been filled during 2000. Travel and entertainment expenses were lower due to cost containment efforts in 2001, reflecting our efforts to align our organization with current results of operations.

We believe rapidly evolving technology and competition in our industry necessitates the continued commitment of our resources to research and development to remain competitive. We plan to continue to support the development of new products and features, while seeking to carefully manage the rate of increase in associated costs through expense controls.

SALES AND MARKETING. In 2001, sales and marketing expenses increased by 4% to $49.4 million, and represented 15% of total revenues compared with 11% in 2000.

The increase in sales and marketing expenses from 2000 to 2001 was primarily the result of higher compensation and benefits, fixed asset disposals, distributor commissions, and depreciation. As part of our efforts to build support teams for our larger customers, we experienced a higher average number of sales and marketing employees during the first half of 2001 as compared with 2000. As the general slowdown in our customers' capital spending and the effect that had on our results of operations became apparent, we implemented a reduction in force, resulting in an 11% decrease in sales and marketing headcount from December 31, 2000 to December 31, 2001. A higher average number of sales and marketing employees during the first half of 2001 over the levels in 2000 resulted in higher compensation and benefit costs. Included in compensation were severance costs arising from our October 2001 reduction in force.

During 2001, we reviewed some of our sales and marketing-related trade show, demo equipment, and demo inventory and disposed of idle and obsolete material. We experienced sales growth in certain international countries in which we utilize distributors, causing an increase in distributor commissions. We also incurred higher levels of depreciation as a result of purchasing additional software and technical equipment used by our sales, marketing, and customer service departments in supporting sales and marketing efforts and product releases. Cost containment efforts in 2001 reflected our efforts to align our organization with current results of operations. These efforts, along with the effects of the September 11 tragedies, caused a significant reduction in our travel and related expenses. As part of our efforts to balance our organization with our results of operations, we reduced our rate of employee hiring, which lowered hiring and relocation costs. The effect of our customers' reduced capital spending in 2001 negatively impacted our results of operations and accordingly, we did not pay performance-based compensation due to our failure to meet certain financial targets. As a result of current economic pressures and our revised business plan, we reduced our participation in trade shows and decreased our advertising.

We believe we have aligned sales and marketing expenses with current results of operations. We plan to monitor and align future sales and marketing expenses with future operating results.

GENERAL AND ADMINISTRATIVE. In 2001, general and administrative expenses increased 28% to $37.3 million and represented 11% of total revenues as compared to 7% in 2000.

The increase from 2000 to 2001 was mainly caused by an increase in provision for doubtful accounts in the first quarter of 2001 for a VAR. During the last quarter of 2001, we inventoried some of our general and administrative-related fixed assets and disposed of obsolete equipment, recording a loss on the disposals. Depreciation increased in 2001 from 2000 because leasehold improvements associated with buildings we moved into in mid-year 2000 were occupied for the entire year in 2001. Primarily as a result of a general slowdown in our customers' capital spending patterns and the effect that had on our results of operations in 2001, we did not meet our internal financial targets and did not pay associated performance-based compensation. We made significant donations to education and housing programs in 2000, and although we have continued to make donations to various causes in 2001, we adjusted our expenditure levels to reflect our overall reduction in operating expenses. We also reduced the number of general and administrative employees by 13% from December 31, 2000 to December 31, 2001.

We believe we have aligned general and administrative expenses with current results of operations. We plan to monitor and align future general and administrative expenses with future operating results.

OTHER INCOME. In 2001, other income increased 497% to $307.2 million. Our application of SFAS No. 133 in 2001 resulted in the recognition of $285.7 million in unrealized gains on our Cisco investment and the related collars. In 2000, prior to adoption of SFAS No. 133, the unrealized gains and losses on the Cisco investment and related collars were netted and reflected in the carrying value of the investment, deferred tax liabilities, and accumulated other comprehensive income on our balance sheet. In 2000, we recorded $32.8 million from Marconi as settlement of outstanding litigation, and $10.1 million as a subsequent distribution payment. In

2001, we recognized $13.6 million as a distribution payment due from Marconi which was subsequently received in January 2002. The settlement of outstanding litigation calls for Marconi to meet specified distribution revenue goals in 2002; failure to do so makes them liable to us for a distribution payment for 2002. If this occurs, we will recognize the distribution payment in 2002 as non-operating income. In the fourth quarter of 2001, we recorded a $2.3 million impairment in our equity investment in a privately-held company as a result of the lowered valuation of the company. Macroeconomic conditions and an industry-wide capital spending slowdown have affected the availability of venture capital funding for, and valuations of, development stage companies.

INCOME TAXES. In 2001 and 2000, we recorded income taxes at an effective tax rate of 38% and 34%, respectively. The higher rate in 2001 was due to the effect of recognizing an investment gain related to our implementation of SFAS No. 133.

2000 COMPARED WITH 1999

REVENUES. In 2000, revenues, including service revenues and royalties, increased by 41% over 1999 to $416.8 million. U.S. revenues comprised 86% of this increase with sales growth distributed across a broad range of customers and markets.

U.S. revenues grew 39% to $368.9 million in 2000, and represented 89% of total revenues compared with 89% in 1999. The increase in revenues from the U.S. was primarily the result of our increase in market share in a growing industry.

International revenues increased 52% to $47.9 million in 2000, and represented 11% of total revenues compared with 11% in 1999. The increase in international revenues was primarily due to growth in sales to South African, Caribbean, and Canadian customers.

For the year 2000, sales to Winstar and Sprint each accounted for 10% or more of total revenues. In 1999, Winstar and Sprint each accounted for 10% or more of total revenues. No other customer accounted for 10% or more of total revenues in either of these periods.

GROSS PROFIT. In 2000, gross profit increased by 45% to $201.5 million. As a percentage of total revenues, gross profit margin represented 48% in 2000, compared with 47% in 1999. The increase in gross profit margin was primarily due to favorable customer mix, product mix, and cost reductions. Successful cost reduction initiatives in our manufacturing operations contributed to lower costs as a percentage of total revenues compared with 1999. In addition, the comparatively higher margin on sales of our Panorama EMS software product contributed to the increase in gross profit margin in 2000 compared with 1999.

RESEARCH AND DEVELOPMENT. In 2000, research and development expenses increased by 22% to $58.8 million, and represented 14% of total revenues compared with 16% in 1999.

The increase in spending was primarily due to increases in hiring, compensation and benefits expenses, and continued investment in new product development. As a result of the acquisition of GVN in May 2000, the number of employees in research and development increased by 27 employees.

The decrease in the ratio of expenses to total revenues compared with 1999 was primarily due to capitalizing Panorama EMS software development costs out of expenses into other assets in the fourth quarter of 2000. The amount represents development costs for the full year. These costs are being amortized over the life of the current software release which is estimated to be one year. In addition, we implemented a new product development methodology that significantly improved our ability to make priority decisions regarding new projects. The process involves cross-functional teams working together to evaluate viability of projects before development begins. As a result, we have experienced improved project management, more efficient use of resources, and product cost reductions.

SALES AND MARKETING. In 2000, sales and marketing expenses increased by 38% to $47.5 million, and represented 11% of total revenues compared with 12% in 1999.

The increase in sales and marketing expenses was mainly due to hiring, compensation and benefits expenses, primarily attributable to a growth in employee headcount, and to increased travel and entertainment expenses. These increases were partially offset by a decrease in distributor commissions as a smaller portion of our sales in 2000 were made through distributors.

GENERAL AND ADMINISTRATIVE. In 2000, general and administrative expenses decreased 14% to $29.2 million and represented 7% of total revenues compared with 11% in 1999.

This decrease in absolute dollars and as a percentage of total revenues was primarily attributable to a decrease in litigation expenses. In 1999, litigation expenses were primarily associated with the Marconi lawsuit which was settled in February 2000. This decrease was partially offset by increases in compensation and benefits due to an increase in headcount, and to corporate donations to educational institutions and other non-profit community organizations.

OTHER INCOME. In 2000, other income decreased $334.0 million or 87%. In 1999, other income included a $379.3 million gain for the step-up in basis of our investment in Cerent Corporation (Cerent) upon conversion to Cisco common stock. In 2000, other income included $32.8 million from Marconi as settlement of outstanding litigation, and $10.1 million as a subsequent distribution payment.

INCOME TAXES. In 2000 and 1999, we recorded income taxes at an effective rate of approximately 34% and 39%, respectively. The effective tax rate decreased primarily due to the gain arising from the conversion of our investment in Cerent into Cisco common stock in 1999.

PRO FORMA RESULTS

The following table provides a reconciliation of GAAP net income to pro forma net income. This information is provided to help clarify our ongoing, or core, business performance and highlight infrequent transactions (in thousands, except per share data):

                                                                         YEARS ENDED
                                                                         DECEMBER 31,
                                                             -------------------------------------
                                                                2001          2000          1999
                                                             ---------     ---------     ---------
GAAP net income                                              $ 167,796     $  77,568     $ 249,070
                                                             ---------     ---------     ---------
       Pro forma exclusions:
          Operating:
          Cost of sales for revenues not recognized              4,300            --            --
          Excess and obsolete inventory                         18,850            --            --
          Purchase commitments                                  13,412            --            --
          Provision for doubtful accounts                        9,251            --            --
          Severance costs for reduction in force                 1,623            --            --
          Loss on fixed asset disposals                          1,412            --            --
          Costs to close foreign offices                           578            --            --
          Acquisition-related costs                                 --         1,062            --

       Non-operating:
          Litigation settlement and distribution payments      (13,600)      (42,886)           --
          Conversion of investment into Cisco stock                 --            --      (379,290)
          Unrealized gain on Cisco investment                 (285,729)           --            --
          Investment impairment                                  2,275            --            --
                                                             ---------     ---------     ---------
             Total exclusions                                 (247,628)      (41,824)     (379,290)
          Income tax effect                                     96,507        14,221       149,785
                                                             ---------     ---------     ---------
             Exclusions, net of tax                           (151,121)      (27,603)     (229,505)
                                                             ---------     ---------     ---------
Pro forma net income                                         $  16,675     $  49,965     $  19,565
                                                             =========     =========     =========
Pro forma diluted earnings per share                         $    0.20     $    0.59     $    0.24
                                                             =========     =========     =========
Shares used in per share computations                           83,638        84,800        81,657
                                                             ---------     ---------     ---------

Pro forma net income and pro forma earnings per share, both non-GAAP measures, are provided to help clarify our ongoing business performance. For pro forma purposes, the following amounts have been excluded:

2001

- A $4.3 million charge to cost of revenues is excluded from 2001 as these costs related to sales we did not recognize in the first quarter of 2001.

- An $18.9 million charge for excess and obsolete inventory, consisting of $18.8 million to cost of revenues, and $0.1 million to sales and marketing expenses, is excluded from 2001 to take into account the abrupt decline in customers' spending, customer bankruptcy, changes in DSL rollout, and the resulting impact these had on custom inventory and obsolete inventory levels.

- A $13.4 million accrual for purchase agreements is excluded from 2001 cost of revenues to reflect the abrupt decline in customers' capital spending and the impact this had on our forecasted needs and long-term agreements with vendors.

- A $9.3 million charge to provision for doubtful accounts is excluded from 2001 operating expenses to take into account the abrupt decline in a customer's financial condition.

- A $1.6 million charge for severance costs is excluded from 2001 operating expenses due to macroeconomic conditions and an industry capital spending slowdown forcing us to take a 9% reduction in force in October to re-align our focus on our core customers, markets, and products.

- A $1.4 million charge for loss on disposal of information technology fixed assets is excluded from 2001 operating expenses as a result of an extensive fixed asset inventory.

- A $0.6 million charge related to foreign sales offices is excluded from 2001 operating expenses as a result of macroeconomic conditions and an industry capital spending slowdown causing us to reduce sales and sales support to certain international locations.

- $13.6 million distribution payment from Marconi is excluded from 2001 non-operating income to omit the effect of non-core business income.

- $285.7 million in unrealized gains on our Cisco investment are excluded from 2001 non-operating income to omit the effect of non-core business income.

- A $2.3 million charge for impairment on investment is excluded from 2001 non-operating income as a result of the investee company's equity round financing and related valuation.

- The $96.5 million tax effect related to the amounts listed above is excluded from 2001 income taxes.

2000

- A $1.1 million charge related to acquisition of GVN is excluded from 2000 operating expenses to reflect the infrequent nature of this event.

- $32.8 million Marconi litigation settlement gain is excluded from 2000 non-operating income to reflect the infrequent nature of this event.

- $10.1 million distribution payment from Marconi is excluded from 2000 non-operating income to omit the effect of non-core business income.

- The $14.2 million tax effect related to the amounts listed above is excluded from 2000 income taxes.

1999

- $379.3 million unrealized gain related to the conversion of our investment in Cerent into Cisco common stock is excluded to reflect the infrequent nature of this event.

- The $149.8 million tax effect related to the unrealized gain is excluded from 1999 income taxes.

LIQUIDITY AND CAPITAL RESOURCES

Capital resources and liquidity, our ability to generate adequate amounts of cash to meet our needs as of December 31, 2001 and 2000 consisted of the following (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           2001        2000
                                                         --------    --------
Cash and cash equivalents                                $ 39,528    $  8,368
Cisco marketable securities and related collars           670,489     658,961
Other marketable securities                               245,725     207,824
Working capital, excluding cash and cash equivalents,
  marketable securities and related collars, and
  associated deferred tax assets and liabilities           72,753     124,249

As of December 31, 2001, cash, cash equivalents, and marketable securities totaled $955.7 million compared with $875.2 million as of December 31, 2000. At December 31, 2001, we recorded a value of $670.5 million in Cisco common stock and the related collars on our balance sheet. The value of our Cisco investment at December 31, 2001 consisted of $195.8 million in share value, and $474.7 million in collar value, as compared with a share value of $403.9 million and a collar value of $255.1 million as of December 31, 2000.

We currently own approximately 10.6 million shares of Cisco common stock. We protected the value of approximately 10.0 million of these shares in February 2000 using a costless collar with a three-year term. In May 2000, we also entered a similar three-year collar arrangement for the remaining shares of Cisco common stock. We pledged all of our Cisco stock to secure our obligations under the collar agreements. We have the ability to borrow up to the full present value of the $690.0 million floor value of the collars; we currently do not have any borrowings outstanding against the collars.

At maturity of these collars in February 2003 and May 2003, we may have a significant taxable gain depending on the market value of Cisco common stock at that time. The floor value of the collars at maturity is $690.0 million. We have recognized the accumulated gains on the share value and the collar value of our investment in non-operating income, and have recorded the related deferred tax liability. We will adjust the deferred tax liability for the potential additional taxable gain through maturity of the collars, and accordingly, there will be no income statement impact at maturity. The cash flow impact will depend on a number of factors including the market value of the Cisco shares at the time of maturity. We believe we have sufficient cash resources to meet any tax obligation, which could be as much as $265.0 million. We are currently evaluating various tax-efficient business opportunities for this investment. For additional information with respect to the potential impact of adverse market price volatility on the Cisco stock we own, refer to "Quantitative and Qualitative Disclosures About Market Risk" in this Annual Report to Stockholders.

Operating activities in 2001 generated net cash of $79.4 million. This was primarily the result of net income, and adjustments for non-cash activities including: the unrealized gains resulting from SFAS No. 133 implementation and related tax expenses, increases in our accounts receivable collections, increase in inventory charges, and higher depreciation and amortization amounts. Days sales outstanding, or DSO, were 64 days at the end of 2001, compared with 77 days at the end of 2000. The decrease in DSO was primarily due to the write-off of the VAR receivable, increased shipping linearity, and improved domestic collections. Net cash of $62.5 million was used in investing activities in 2001, primarily for marketable securities purchases.

During the last half of 2001, we made a $6.5 million investment in a development stage company (company) and paid $6.0 million for an option to acquire the company. Under the terms of the purchase option agreement, we may, at our sole discretion, elect at any time through April 2, 2002 to acquire for cash or stock, all of the outstanding shares of the company. Our determination as to whether to exercise the option will be based upon our assessment of the company's product development efforts and business prospects, as well as market conditions and other factors relevant to the company's business. If we do not exercise the option to acquire the company, and the company has achieved specified engineering and product development milestones, certain shareholders of the company hold a put option giving them the right to require us to purchase from them a specified series of the company's outstanding preferred stock for approximately $6.0 million. The put option becomes exercisable for 90 days after the expiration of our purchase option. If the put option is exercised, it may qualify as a triggering event for an impairment review of our investment in the company, and may result in a write-down and charge to our current results of operations.

We maintain an uncommitted bank facility for the issuance of commercial and standby letters of credit. As of December 31, 2001 we had approximately $2.7 million in letters of credit outstanding under this facility, including
$1.0 million issued as a five-year deposit on one of our leased facilities.

We also maintain bank agreements with two banks under which we may enter into foreign exchange contracts up to $40.0 million. There are no borrowing provisions or financial covenants associated with these facilities. At December 31, 2001, there were approximately $1.2 million nominal amount foreign exchange contracts outstanding.

We entered into collar agreements on our Cisco shares. If we hold the stock until maturity of the agreements, we will receive a minimum of $690.0 million. At maturity, the other party to the agreements bears the risk of gains and losses on the Cisco shares. During the term of the agreements, collar inefficiencies and the remaining time until maturity can result in net gains or losses from marking the shares and the collars to market in any one quarter.

We seek to minimize our foreign currency risk by using forward contracts to hedge material accounts receivable and accounts payable. These contracts are marked to market and the gains and losses are reflected in our results of operations.

The following table sets forth, for the periods indicated, the commitments to make future minimum payments under contractual obligations (in thousands):

                                                               Facility
                                                               Operating
                                                                Leases
                                                               ---------
               2002                                            $  8,523
               2003                                               8,247
               2004                                               8,328
               2005                                               8,215
               2006                                               7,769
               Thereafter                                        30,054
                                                               --------
                 Total                                         $ 71,136
                                                               ========

We sublease three of our facilities; total future minimum lease payments have not been reduced by approximately $8.4 million of future minimum sublease payments to be received under non-cancelable subleases.

We believe our existing cash and marketable securities, available credit facilities and cash flows from operating and financing activities are adequate to support our financial resource needs, including working capital and capital expenditure requirements, and operating lease obligations, for the next twelve months.

SFAS NO. 133  IMPLEMENTATION IN 2001

On January 1, 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that we recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Additional discussion on the effect of SFAS No. 133 on our financial position and results of operations is included in Notes 1 and 2 of "Notes to Consolidated Financial Statements."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our market risk lies primarily in changes in interest rates, and fluctuations in the value of our marketable securities and related hedging arrangements.

We have foreign currency sales to one international customer. We hedge foreign currency risk on certain accounts receivable and accounts payable with forward contracts that generally expire within 60 days. These forward contracts are not designated as hedges, and changes in the fair value of these forward contracts are recognized immediately in earnings.

We face interest rate risk exposure on our marketable securities. Our objective is to preserve principle. We manage interest rate risk primarily by investing in the highest rated municipal debt securities having various maturities of less than three years.

At December 31, 2001, our $245.7 million marketable debt securities portfolio consisted of domestic municipal debt and domestic corporate debt securities of various issuers, types, and maturities. Approximately 59% of the debt securities mature in one year or less. At December 31, 2001, the weighted average yield on our debt securities was 3.17%, and the weighted average yield on cash equivalents was 1.83%.

If interest rates increase, the fair market value, or FMV, of our debt securities portfolio will decrease. To quantify interest rate risk on our debt securities portfolio, we used a modeling technique that measures the change in FMV arising from hypothetical shifts in the yield curve of plus 100 basis points over an immediate time horizon. The resultant effect would be a loss of approximately $2.0 million on our portfolio valued at $245.7 million at December 31, 2001 as compared with a loss of approximately $1.5 million on our portfolio valued at $207.8 million at December 31, 2000.

We face market price risk exposure on our corporate equity securities consisting of approximately 10.6 million shares of Cisco common stock, the full value of which was protected using costless collars in February and May 2000, to minimize the impact of potential market price volatility on our investment. The collars provide us with a floor value of approximately $690.0 million if held to maturity. We are able to borrow up to the full present value of the floor value of the collars; we currently do not have any borrowings outstanding against them. The collars limit our exposure to, and benefit from, price fluctuations in the underlying Cisco stock. Thus, changes in the FMV of the collars largely offset changes in the value of the underlying stock which is also marked to market.

Although we have protected the appreciated value of our Cisco corporate equity securities, we face market price volatility risk exposure as a result of the lack of a completely efficient collar coverage prior to maturity. The following table shows the changes in the fair values of the Cisco shares, and the put and call feature of the collar agreements arising from a hypothetical 20% increase or decrease in the stock's price of $18.54 and $38.25 per share, the closing prices on the last business day of our fiscal years ended December 31, 2001, and 2000, respectively (in thousands):

                                   Valuation -20%      No change     Valuation +20%
                                   --------------      ---------     --------------
December 31, 2001:
    Cisco shares                      $156,617         $195,772         $234,925
    Cisco collars                      513,176          474,717          436,287
                                      --------         --------         --------
        Net value                     $669,793         $670,489         $671,212
                                      ========         ========         ========

December 31, 2000:
    Cisco shares                      $323,118         $403,897         $484,676
    Cisco collars                      317,546          255,064          193,970
                                      --------         --------         --------
        Net value                     $640,664         $658,961         $678,646
                                      ========         ========         ========

At December 31, 2001, we held equity investments of $16.8 million in non-publicly traded companies, accounted for under the cost method. In December we recorded a $2.3 million impairment charge against our investment in one of these companies based on our assessment of the market value of the investment. We do not have the ability to exercise significant influence over the companies' operations. These companies are considered to be in the development stage. Our investments are inherently risky because the products of these companies, and the markets for such products, are in the development stage. In addition, these companies are subject to risks resulting from uncertain standards for new products, and competition. The remaining activities necessary to determine if the products meet functional and technical requirements, and market acceptance, include testing and customer lab trials. If these products fail the testing procedures or fail to generate customer interest, the value of the companies would likely decline and could result in further impairment of our investments. Additionally, macroeconomic conditions and an industry capital spending slowdown are affecting the availability of venture capital funding for, and valuations of, development stage companies. We could lose our entire investment in these companies and be required to record a charge to operations for any loss.