Form 10-K, Exhibit 13
period 2001-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2002-03-20
CIK 898805

                                                                    EXHIBIT 13.3



FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                              DECEMBER 31,
                                                                      ---------------------------
                                                                         2001             2000
                                                                      -----------     -----------
ASSETS

  Current assets:
    Cash and cash equivalents                                         $    39,528     $     8,368
    Cisco marketable securities and related collars                       670,489         658,961
    Other marketable securities                                           245,725         207,824
    Accounts receivable, less allowances of $952 and $1,948
         in 2001 and 2000, respectively                                    58,528          99,099
    Inventories                                                            29,711          59,356
    Other current assets                                                   35,897          24,059
                                                                      -----------     -----------
             Total current assets                                       1,079,878       1,057,667
  Property and equipment, net                                              56,608          66,699
  Other assets                                                             13,056          10,809
                                                                      -----------     -----------
             Total assets                                             $ 1,149,542     $ 1,135,175
                                                                      ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
    Accounts payable                                                  $     9,969     $    19,920
    Accrued liabilities                                                    73,624          48,349
    Deferred tax liabilities                                              222,176         244,675
                                                                      -----------     -----------
             Total current liabilities                                    305,769         312,944
  Long-term liabilities                                                     2,896           2,566

  Commitments and contingencies

  Stockholders' equity:
    Preferred stock, $0.01 par value; 5,000,000 shares authorized;
             no shares issued and outstanding                                  --              --
    Common stock, $0.01 par value; 200,000,000 shares authorized;
             82,113,830 and 80,729,972 shares issued and
             outstanding in 2001 and 2000, respectively                       821             807
    Additional paid-in capital                                            287,937         268,003
    Notes receivable from stockholders                                        (56)            (56)
    Accumulated other comprehensive income                                  1,242         167,774
    Retained earnings                                                     550,933         383,137
                                                                      -----------     -----------
             Total stockholders' equity                                   840,877         819,665
                                                                      -----------     -----------
             Total liabilities and stockholders' equity               $ 1,149,542     $ 1,135,175
                                                                      ===========     ===========


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)


                                                        YEARS ENDED DECEMBER 31,
                                                 ------------------------------------
                                                    2001          2000         1999
                                                 ---------     ---------    ---------
Revenues                                         $ 327,569     $ 416,850    $ 296,611
Cost of revenues                                   215,956       215,303      157,911
                                                 ---------     ---------    ---------
      Gross profit                                 111,613       201,547      138,700
                                                 ---------     ---------    ---------

Operating expenses:
    Research and development                        61,435        58,828       48,343
    Sales and marketing                             49,385        47,463       34,425
    General and administrative                      37,323        29,172       33,947
                                                 ---------     ---------    ---------
      Total operating expenses                     148,143       135,463      116,715
                                                 ---------     ---------    ---------

Operating income (loss)                            (36,530)       66,084       21,985

Other income:
    Unrealized gains on Cisco investment           285,729            --      379,290
    Other income, net                               21,439        51,444        6,154
                                                 ---------     ---------    ---------
      Total other income                           307,168        51,444      385,444
                                                 ---------     ---------    ---------

Income before income taxes                         270,638       117,528      407,429
Income taxes                                       102,842        39,960      158,359
                                                 ---------     ---------    ---------
Net income                                       $ 167,796     $  77,568    $ 249,070
                                                 =========     =========    =========

Basic net income per share                       $    2.06     $    0.97    $    3.20
                                                 ---------     ---------    ---------

Shares used in basic per share computations         81,381        80,201       77,723
                                                 ---------     ---------    ---------

Diluted net income per share                     $    2.01     $    0.91    $    3.05
                                                 ---------     ---------    ---------

Shares used in diluted per share computations       83,638        84,800       81,657
                                                 ---------     ---------    ---------


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE
              INCOME Years Ended December 31, 2001, 2000, and 1999
                        (in thousands, except share data)

                                                   DEFERRED               NOTES     ACCUMULATED                 TOTAL
                                   COMMON STOCK      STOCK   ADDITIONAL RECEIVABLE  OTHER COM-                  STOCK-       COM-
                               -------------------  COMPEN-   PAID-IN    STOCK-     PREHENSIVE   RETAINED      HOLDERS'   PREHENSIVE
                                 SHARES     AMOUNT  SATION    CAPITAL    HOLDERS      INCOME     EARNINGS      EQUITY      INCOME
                               ----------   ------  ------   ---------- ----------  ----------   ---------    ---------   ----------
Balances as of
  December 31, 1998            76,191,353    $762   $ (84)   $ 211,392    $(730)   $      --    $  56,499    $ 267,839    $  25,853
                                                                                                                          =========
Exercise of common
  stock options and
  warrants                      2,346,136      23      --        8,613       --           --           --        8,636
Issuance of common stock           16,276      --      --            3       --           --           --            3
Employee stock purchase
  plan purchases                  219,318       2      --        2,245       --           --           --        2,247
Inclusion of GVN earnings
  for the period July 1 to
  December 31, 1998                    --      --      --          881       --           --           --          881
Conversion of preferred
  stock into common stock
  in pooling                      239,959       2      --        1,998       --           --           --        2,000
Conversion of debt and
  accrued interest into
  common stock                    106,637       1      --        1,817       --           --           --        1,818
Cancelation of notes
  receivable from
  stockholder                          --      --      --           --      489           --           --          489
Granting of stock options
  below intrinsic value                --      --    (395)         395       --           --           --           --
Vesting of stock options
  below intrinsic value                --      --     308          513       --           --           --          821
Forfeiture of stock options            --      --      75          (75)      --           --           --           --
Repurchase of common stock        (42,287)     --      --          (11)      --           --           --          (11)
Tax benefit from
  option exercises                     --      --      --       10,303       --           --           --       10,303
Net Income                             --      --      --           --       --           --      249,070      249,070    $ 249,070
Other comprehensive income:
  Net unrealized gain on
   available-for-sale
   securities(1)                       --      --      --           --       --      100,968           --      100,968      100,968
                               ----------    ----   -----    ---------    -----    ---------    ---------    ---------    ---------
Balances as of
  December 31, 1999            79,077,392     790     (96)     238,074     (241)     100,968      305,569      645,064    $ 350,038
                               ----------    ----   -----    ---------    -----    ---------    ---------    ---------    =========
Exercise of common stock
  options and warrants          1,388,094      14      --        8,747       --           --           --        8,761
Employee stock purchase
  plan purchases                  213,129       2      --        2,456       --           --           --        2,458
Conversion of preferred
  stock into common stock
  in pooling                       56,240       1      --        1,248       --           --           --        1,249
Forfeiture of stock options            --      --      96          (96)      --           --           --           --
Repurchase of common stock         (4,044)     --      --           (1)      --                        --           (1)
Payments of notes
  receivable from
  stockholders                         --      --      --           --      102           --           --          102
Cancelation of notes
  receivable from
  stockholder                          --      --      --           --       83           --           --           83
Cancelation of common stock          (839)     --      --           --       --           --           --           --
Tax benefit from
  option exercises                     --      --      --       17,575       --           --           --       17,575
Net Income                             --      --      --           --       --           --       77,568       77,568    $  77,568
Other comprehensive income:
  Foreign exchange rate
   translation                         --      --      --           --       --          (12)          --          (12)         (12)
  Net unrealized gain on
   available-for-sale
   securities(1)                       --      --      --           --       --       66,818           --       66,818       66,818
                               ----------    ----   -----    ---------    -----    ---------    ---------    ---------    ---------
Balances as of
  December 31, 2000            80,729,972     807      --      268,003      (56)     167,774      383,137      819,665    $ 144,374
                               ----------    ----   -----    ---------    -----    ---------    ---------    ---------    =========
Exercise of common stock
  options                       1,125,894      11      --        9,931       --           --           --        9,942
Employee stock purchase
  plan purchases                  265,582       3      --        4,249       --           --           --        4,252
Cancelation of common stock        (7,618)     --      --           --       --           --           --           --
Tax benefit from
  option exercises                     --      --      --        5,754       --           --           --        5,754
Net income                             --      --      --           --       --           --      167,796      167,796    $ 167,796
Other comprehensive income:
  Foreign exchange rate
   translation                         --      --      --           --       --           (4)          --           (4)          (4)
  Reclassification of
   unrealized gain on
   trading securities                  --      --      --           --       --     (166,528)          --     (166,528)    (166,528)
                               ----------    ----   -----    ---------    -----    ---------    ---------    ---------    ---------
Balances as of
  December 31, 2001            82,113,830    $821   $  --    $ 287,937    $ (56)   $   1,242    $ 550,933    $ 840,877    $   1,264
                               ==========    ====   =====    =========    =====    =========    =========    =========    =========

                                                                         2000        1999
                                                                       --------    --------
(1) Net unrealized gain on available-for-sale marketable securities    $108,600    $166,178
    Less:  deferred income taxes related to the net unrealized gain      41,782      65,210
                                                                       --------    --------
    Net unrealized gain on available-for-sale securities               $ 66,818    $100,968
                                                                       ========    ========

          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                                YEARS ENDED DECEMBER 31,
                                                                         -------------------------------------
                                                                            2001          2000          1999
                                                                         ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                             $ 167,796     $  77,568     $ 249,070
  Adjustments to reconcile net income to net cash provided by operating activities:
    Unrealized gains on Cisco investment                                  (285,729)           --      (379,290)
    Tax related to SFAS No. 133 reclass of Cisco investment                106,776            --            --
    Reserve for inventory write-down and accrued purchase commitments       31,519         1,800            --
    Deferred income taxes                                                  (22,444)         (649)      144,853
    Depreciation and amortization                                           19,422        15,544        13,187
    Allowances for uncollectible accounts and returns                       10,261           600        (1,586)
    Tax benefit from option exercises                                        5,754        17,575        10,303
    Other non-cash adjustments to operating income                           3,704            83           489
    Write-down of impaired investment                                        2,275            --            --
    Stock based compensation                                                    --            --           821
    Changes in operating assets and liabilities:
        Accounts receivable                                                 30,310       (37,688)       14,306
        Inventories                                                         11,538       (23,585)       12,914
        Other current assets                                                (5,366)      (18,777)       (1,451)
        Long-term assets                                                     1,368           927        (5,180)
        Accrued and other liabilities                                       12,193        17,335         1,459
        Accounts payable                                                    (9,951)           52         7,186
                                                                         ---------     ---------     ---------
           NET CASH PROVIDED BY OPERATING ACTIVITIES                        79,426        50,785        67,081
                                                                         ---------     ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of marketable securities                                     (627,140)     (405,243)     (491,534)
   Sales of marketable securities                                          306,406       152,086       124,268
   Maturities of marketable securities                                     283,668       195,177       308,002
   Purchase of property and equipment                                      (12,921)      (23,743)      (15,865)
   Other long term investments                                             (12,473)       (4,635)        3,063
                                                                         ---------     ---------     ---------
           NET CASH USED IN INVESTING ACTIVITIES                           (62,460)      (86,358)      (72,066)
                                                                         ---------     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from exercise of common stock options and warrants, net         14,194         6,578        15,575
                                                                         ---------     ---------     ---------
           NET CASH PROVIDED BY FINANCING ACTIVITIES                        14,194         6,578        15,575
                                                                         ---------     ---------     ---------
EFFECT OF ADJUSTMENT TO CONFORM FISCAL YEAR ENDS
           IN POOLING TRANSACTION                                               --         5,991            --
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            31,160       (23,004)       10,590

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                 8,368        31,372        20,782
                                                                         ---------     ---------     ---------
CASH AND CASH EQUIVALENTS, END OF YEAR                                   $  39,528     $   8,368     $  31,372
                                                                         =========     =========     =========

CASH PAID:
   Income taxes                                                          $   4,784     $  19,093     $   2,399


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                   Notes to Consolidated Financial Statements

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Advanced Fibre Communications, Inc. (AFC) designs, manufactures, and provides a family of products and services that offer broadband, wideband, and narrowband solutions for the portion of the telecommunications network between the service provider's central office and users' businesses and homes, often referred to as the "local loop," or "last mile." Our OmniMAX(TM) product family is a multiservice broadband solution providing voice and data services for the telecommunications industry. Our product line consists of integrated multiservice access platforms, integrated access devices, optical network access concentrators, network services, network element management systems, environmentally hardened outdoor plant cabinets, indoor cabinets, and related service and transmission technologies. We sell our products primarily to telecommunications companies who install our equipment as part of their access networks. Our customers are national local exchange carriers, independent operating companies, large incumbent local exchange carriers, competitive local exchange carriers, and international carriers.

FISCAL YEAR

We operate on a 13-week fiscal quarter. In the year 2000, we operated on a 53-week fiscal year, with 14 weeks in the third quarter. We believe the effect of the additional week was not material to year-to-year comparisons of results of operations or cash flows.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of AFC and our subsidiaries. All significant intercompany balances and transactions have been eliminated.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

REVENUE RECOGNITION, ALLOWANCES AND PRODUCT WARRANTY. In compliance with the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, and Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists, we recognize revenue when the earnings process is complete. The earnings process is considered complete when persuasive evidence of an arrangement between a customer and AFC exists, when delivery and acceptance has occurred or services have been rendered, when pricing is fixed or determinable, when any right of return lapses or is reasonably estimable, and when collectibility is reasonably assured. We follow these same revenue recognition standards for sales made to our authorized distributors and sales representatives. AICPA Statements of Position 97-2, Software Revenue Recognition, and 98-9, Modification of SOP 97-2, Software Recognition, With Respect to Certain Transactions, generally require revenues earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenues allocated to maintenance are recognized ratably over the maintenance term. Revenues from service activities are generally recognized ratably over the service period. Allowances for returns are established based on experience. A provision for estimated warranty costs is established at the time of sale and adjusted periodically based on experience.

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

OTHER SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS. We consider all highly liquid investments in debt instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are generally invested in money market funds.

MARKETABLE SECURITIES AND INVESTMENTS. Our marketable securities are reported at fair value, and are classified as trading or available-for-sale. At December 31, 2000, all marketable securities were classified as available-for-sale. On January 1, 2001, we reclassified our investment in stock of Cisco Systems, Inc. (Cisco) to trading, and thereafter periodic changes in its fair value are included in non-operating income or expense.

We have equity investments in non-publicly traded development-stage companies accounted for under the cost method. Our ownership in each of these companies is less than 20%. We hold one seat on the board of directors of one of these companies. However, we do not have significant influence over the operating or financial policies of that company.

PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. We compute depreciation using the straight-line method over the estimated useful lives, generally three years for computers and internal use software, and seven years for office and engineering equipment, furniture, and fixtures.

LONG-LIVED ASSETS. We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the potential future income expected to be generated by the asset. If an asset is considered to be impaired, it is written down to its market value, which is assessed based on factors specific to the type of asset.

INCOME TAXES. We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

EQUITY-BASED COMPENSATION PLANS. We follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and we account for equity-based compensation plans with employees and non-employees of the board of directors using the intrinsic value method.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which require that we recognize all derivatives as either assets or liabilities in the balance sheet and that we measure those instruments at fair value. We also use foreign exchange contracts to offset gains and losses on exchange rate fluctuations against gains and losses on assets or liabilities hedged.

NET INCOME PER SHARE

Basic net income per share is computed using the weighted average number of shares of common stock outstanding. Diluted net income per share is computed using the weighted average number of shares of common stock, and common equivalent shares from options to purchase common stock and contributions to the Employee Stock Purchase Plan using the treasury stock method, when dilutive.

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

CERTAIN RISKS AND CONCENTRATIONS

Cash equivalents and trade accounts receivable are the primary financial instruments exposing us to credit risk. To reduce credit risk, we perform ongoing credit evaluations of our customers' financial condition. In some cases, we may require customer prepayment, bank guarantees, or letters of credit and, if necessary, we put customers on credit limits. We maintain adequate allowances for potential credit losses. Our customers are concentrated in the public carrier telecommunications industry. Our five largest customers accounted for 43% and 30% of our gross accounts receivable at December 31, 2001 and 2000, respectively. Although our largest customers have varied from period to period, we anticipate that receivables in any given period will continue to be concentrated to a significant extent among a small number of customers. Recent severe financial problems affecting the telecommunications industry in general may continue to result in slower payments or defaults on accounts receivable. To reduce the currency risk with respect to foreign receivables, we use foreign exchange hedging contracts in those situations where it is deemed warranted.

Our products are concentrated in the telecommunications equipment market, which is highly competitive and subject to rapid change. Significant technological changes in the industry could adversely affect our operating results. Our inventories include components that may be specialized in nature, and subject to rapid technological obsolescence. We actively manage our inventory levels, and we consider technological obsolescence and potential changes in product demand based on macroeconomic conditions when estimating required allowances to reduce recorded inventory amounts to market value. Such estimates could change in the future.

RECLASSIFICATIONS  AND RESTATEMENTS

Certain prior year amounts have been reclassified to conform with the current year's presentation. All historical financial information was restated to reflect the acquisition of GVN Technologies, Inc. (GVN) in the second quarter of fiscal 2000, which was accounted for as a pooling of interests. See Note 10 for additional information on our acquisition of GVN.

SFAS NO. 133 IMPLEMENTATION IN 2001

On January 1, 2001 we implemented SFAS No. 133, as amended. There was no transition adjustment upon implementation. Prior to our implementation of SFAS No. 133, we classified our Cisco investment as available-for-sale, and recorded unrealized gains and losses on the investment, the costless collar agreements related to the investment, and the associated tax effects, in accumulated other comprehensive income on the balance sheet. Upon implementation of SFAS No. 133, we reclassified these securities from available-for-sale to trading securities, and recognized the accumulated gains on the share value and the collar value in non-operating income. The related tax effects were recorded as a component of income tax expenses.

The ongoing effects of SFAS No. 133 on the financial statements will depend on future market conditions. Changes in value of our investment and the costless collars are, and will continue to be, reported in current period earnings.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and specifies criteria for recognizing intangible assets acquired in a business combination. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized over their respective estimated useful lives. SFAS No. 142 became effective for us in January 2002. Our implementation of these statements will not have a material impact on our results of operations or financial position.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 143 requires that the fair value of an asset retirement obligation be recorded as a liability in the period in which a legal obligation is incurred. SFAS No. 143 is effective January 1, 2003. SFAS No. 144 establishes one accounting model to be used for long-lived assets to be disposed of by sale, and broadens the presentation of discounted operations to include more disposal transactions. SFAS No. 144 supercedes both SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations. SFAS No. 144 became effective for us in January 2002. We do not expect the implementation of these statements to have a material impact on our results of operations and financial position.

NOTE 2. MARKETABLE SECURITIES

Marketable securities are valued at fair market value, and are comprised of the following (in thousands):

                                                         DECEMBER 31,
                                                    ----------------------
                                                      2001          2000
                                                    --------      --------
      Corporate equity securities                   $670,489      $658,961
      Municipal debt securities                      241,725       202,334
      Corporate debt securities                        4,000         5,490
                                                    --------      --------
          Total marketable securities               $916,214      $866,785
                                                    ========      ========

CORPORATE EQUITY SECURITIES

On November 1, 1999, we acquired approximately 10.6 million shares of Cisco common stock (adjusted for a 2-for-1 stock split) as a result of the completion of Cisco's acquisition of Cerent Corporation (Cerent) and resulting exchange of our Cerent stock for Cisco's common stock. We recorded a gain for the step-up in basis of $379.3 million before taxes at the acquisition date.

In February and May 2000, we entered into hedging transactions structured as costless collar agreements, with terms of approximately three years, to minimize the potential market risk on the Cisco stock we own. The collars provide us with a floor value of approximately $690.0 million for the shares if held to maturity. We are able to borrow up to the full present value of the floor value of the collars; we currently do not have any borrowings outstanding against them. Gains and losses on our investment in Cisco stock will be partially offset by gains and losses in the costless collar agreements to the extent that the Cisco stock trades below $65 per share or above $99 per share.

For the years ended December 31, 2000 and 1999, we deferred unrealized gains on our Cisco investment of $107.6 million and $166.6 million, respectively, and reported them in stockholders' equity in accumulated other comprehensive income, net of deferred income taxes. Upon implementation of SFAS No. 133 in January 2001, we reclassified these securities from available-for-sale to trading securities, and recognized the accumulated gains of $19.1 million share value and $255.1 million collar value in non-operating income. The related tax effects of $106.8 million were recorded as a component of income tax expenses. This reclassification resulted in a decrease of accumulated other comprehensive income of $167.4 million, net of taxes.

For additional information with respect to the potential impact of adverse market price volatility on our Cisco stock, refer to "Quantitative and Qualitative Disclosures About Market Risk" on page 29 of this Annual Report to Stockholders.

DEBT SECURITIES

At December 31, 2001, our debt securities portfolio contained a $1.4 million unrealized gain, compared with a $0.6 million unrealized loss at December 31, 2000. The fair value of securities maturing in one year or less and those maturing between one year and five years was $145.0 million and $100.7 million, respectively, as of December 31, 2001.

NOTE  3. INVENTORIES

The major components of inventories are as follows (in thousands):

                                                          DECEMBER 31,
                                                      --------------------
                                                        2001        2000
                                                      --------    --------
      Raw materials                                   $ 12,909    $ 23,741
      Work-in-progress                                     993       1,746
      Finished goods                                    15,809      33,869
                                                      --------    --------
          Total inventories                           $ 29,711    $ 59,356
                                                      ========    ========

NOTE  4. PROPERTY AND EQUIPMENT

A summary of property and equipment follows (in thousands):

                                                          DECEMBER 31,
                                                      --------------------
                                                        2001        2000
                                                      --------    --------
      Furniture and fixtures                          $ 16,529    $ 13,560
      Computer, software, and office equipment          33,117      36,071
      Engineering equipment                             50,221      53,777
                                                      --------    --------
                                                        99,867     103,408
      Less: accumulated depreciation                    43,259      36,709
                                                      --------    --------
      Property and equipment, net                     $ 56,608    $ 66,699
                                                      ========    ========

At December 31, 2001 engineering equipment included $2.0 million of inventory that was transferred to fixed assets used to build test equipment for our operations.

NOTE 5. ACCRUED LIABILITIES

A summary of accrued liabilities follows (in thousands):

                                                          DECEMBER 31,
                                                      --------------------
                                                        2001        2000
                                                      --------    --------
      Income and sales taxes                          $ 24,400    $ 11,866
      Accrual for purchase commitments                  14,026       1,800
      Warranty                                          12,639      11,597
      Salaries and benefits                             10,201      11,055
      Other accruals                                     8,416      12,014
      Deferred revenues                                  3,942          17
                                                      --------    --------
      Total accrued liabilities                       $ 73,624    $ 48,349
                                                      ========    ========

NOTE 6. INCOME TAXES

A summary of the components of income taxes (benefit) follows (in thousands):

                                                            CHARGE IN
                                                             LIEU OF
                                                             INCOME
                                    CURRENT   DEFERRED(1)    TAXES(2)    TOTAL
                                    -------   -----------    --------   --------
Year ended December 31, 2001:
Federal                             $ 7,587    $  79,229     $ 5,204    $ 92,020
State                                 5,178        5,094         550      10,822
                                    -------    ---------     -------    --------
Income taxes                        $12,765    $  84,323     $ 5,754    $102,842
                                    =======    =========     =======    ========

Year ended December 31, 2000:
Federal                             $16,080    $   1,334     $15,494    $ 32,908
State                                 6,954       (1,983)      2,081       7,052
                                    -------    ---------     -------    --------
Income taxes (benefit)              $23,034    $    (649)    $17,575    $ 39,960
                                    =======    =========     =======    ========

Year ended December 31, 1999:
Federal                             $ 2,986    $ 121,787     $ 9,175    $133,948
State                                   217       23,066       1,128      24,411
                                    -------    ---------     -------    --------
Income taxes                        $ 3,203    $ 144,853     $10,303    $158,359
                                    =======    =========     =======    ========

(1) Deferred tax expenses exclude deferred taxes on the unrealized gains and losses on available-for-sale marketable securities that is included in equity in accumulated other comprehensive income. For 2001, the deferred portion of the tax provision includes $106.8 million that was reclassed from accumulated other comprehensive income to tax expenses upon our implementation of SFAS No. 133 in January 2001. Excluding this amount, the deferred portion of the tax provision would be a benefit, or decrease, of $22.4 million.

(2) The charge in lieu of income taxes results from the tax benefit of stock option exercises.

Income taxes differ from the amounts computed by applying the U.S. federal statutory tax rate of 35% in each of the years ended December 31, 2001, 2000, and 1999 to income before income taxes as follows (in thousands):

                                                   YEARS ENDED DECEMBER 31,
                                             ------------------------------------
                                                2001         2000          1999
                                             ---------     --------     ---------
Income taxes at statutory rate               $  94,724     $ 41,135     $ 142,600
State taxes, net of federal benefit              7,035        4,583        16,050
Current losses and  temporary differences
  for which no benefit was recognized            1,390        1,038           774
Foreign sales corporation benefit                   --         (184)         (114)
Utilization of tax credits                      (1,632)      (2,250)       (1,450)
Tax exempt interest                             (2,044)      (2,761)       (1,400)
Change in valuation allowance                       --           --        (1,668)
Other                                            3,369       (1,601)        3,567
                                             ---------     --------     ---------
Income taxes                                 $ 102,842     $ 39,960     $ 158,359
                                             =========     ========     =========

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                       DECEMBER 31,
                                                  -----------------------
                                                     2001          2000
                                                  ---------     ---------
      Deferred tax assets:
      Allowances and accruals                     $  28,168     $  15,675
      Research tax credit carry-forwards              4,913         1,513
      Net operating loss carry-forwards               5,367            --
      Unrealized loss on marketable securities          595           239
                                                  ---------     ---------
      Gross deferred tax assets                      39,043        17,427
                                                  ---------     ---------

      Deferred tax liabilities:
      Recognized gain on marketable securities     (254,216)     (147,687)
      Unrealized gain on marketable securities         (765)     (107,230)
      Net book value over net tax basis              (6,238)       (7,185)
                                                  ---------     ---------
      Gross deferred tax liabilities               (261,219)     (262,102)
                                                  ---------     ---------
      Net deferred tax liabilities                $(222,176)    $(244,675)
                                                  =========     =========

As of December 31, 2001, we had research credit carry-forwards for federal income tax purposes of approximately $1.6 million, and for California income tax return purposes of approximately $5.0 million. These research tax credits are available to reduce future income subject to income taxes, and will carry forward indefinitely until utilized. For the year 2001 we had federal net operating loss carry-forwards in the amount of approximately $14.0 million. This net operating loss may be utilized to offset future income tax expenses, and will expire in 2021.

NOTE 7. BANK BORROWINGS

We maintain an uncommitted bank facility for the issuance of commercial and standby letters of credit. As of December 31, 2001, we had approximately $2.7 million in letters of credit outstanding under this facility, including $1.0 million issued as a five-year deposit on one of our leased facilities.

We also maintain bank agreements with two banks under which we may enter into foreign exchange contracts for up to $40.0 million. There are no borrowing provisions or financial covenants associated with these facilities. At December 31, 2001, there were approximately $1.2 million nominal amount foreign exchange contracts outstanding.

In February and May 2000, we entered into hedging transactions structured as costless collar agreements to minimize the impact of potential adverse market risk on the Cisco shares we own. We are able to borrow up to the full present value of the floor value of the collars; we currently do not have any borrowings outstanding against them.

NOTE 8. STOCKHOLDERS' EQUITY

COMMON STOCK OPTIONS

Our 1996 Stock Incentive Plan (the 1996 Plan) is the successor equity incentive program to our 1993 Stock Option/Stock Issuance Plan (the Predecessor Plan). The share reserve automatically increases on the first trading day of each calendar year by an amount equal to 3% of the number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year. As of December 31, 2001, 26,178,848 shares of common stock were authorized for issuance under the 1996 Plan. There are no remaining shares authorized for issuance under the Predecessor Plan as of December 31, 2001.

- Options issued prior to 1997 generally vest 20% on the first anniversary of the grant date and ratably over the following 48 months

- Options issued after 1997 to new employees generally vest 25% on the first anniversary of the grant date and ratably over the following 36 months

- Options issued in 1997 through 1999 to employees with at least one year of service generally vest ratably over 48 months from the date of grant

- Options issued after 1999 to employees with at least one year of service generally vest ratably over 36 months from the date of grant

- Options issued to non-employee directors of AFC's board generally vest 33% on the first anniversary of the grant date and ratably over the following 24 months

- Options expire ten years from the date of grant and are normally canceled three months after termination of employment

A summary of the stock option plan activity is presented below:

                                                     YEARS ENDED DECEMBER 31,
                               ----------------------------------------------------------------------
                                        2001                    2000                    1999
                               ---------------------    ---------------------    --------------------
                                             WEIGHTED                  WEIGHTED               WEIGHTED
                                             AVERAGE                   AVERAGE                AVERAGE
                                             EXERCISE                  EXERCISE               EXERCISE
        OPTIONS                  SHARES       PRICE       SHARES       PRICE      SHARES       PRICE
        -------                ----------     ------    ----------     ------    ---------     ------
Outstanding at
  beginning of year            10,629,510     $23.16     9,187,496     $14.53    8,171,547     $ 6.62
Granted                         5,920,899      17.91     4,150,386      36.72    5,148,606      21.11
Exercised                      (1,125,894)      8.89    (1,332,154)      6.51   (1,727,436)      4.96
Canceled                       (1,162,936)     27.57    (1,376,218)     22.57   (2,405,221)      8.48
                               ----------     ------    ----------     ------    ---------     ------
Outstanding at
  end of year                  14,261,579     $21.75    10,629,510     $23.16    9,187,496     $14.53
                               ==========               ==========               =========
Exercisable at
  end of year                   6,100,525     $20.58     3,219,604     $15.11    2,145,102     $ 6.64

Available for grant             1,452,320                3,788,384               6,558,508

Weighted average fair
   value of options
   granted during the year                    $11.61                   $25.20                  $13.27

The following table summarizes information about stock options outstanding as of December 31, 2001:

                                  OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                      --------------------------------------------   ---------------------------
                                        WEIGHTED
                                         AVERAGE        WEIGHTED                      WEIGHTED
                                        REMAINING       AVERAGE                       AVERAGE
 RANGE OF OPTION                       CONTRACTUAL      EXERCISE                      EXERCISE
 EXERCISE PRICES        SHARES        LIFE (YEARS)       PRICE         SHARES          PRICE
-------------------   ------------    --------------   -----------   ------------    -----------
   $0.01 - $ 7.88      2,086,435           5.9           $  6.71      1,646,006        $  6.48
    8.03 -   9.56        693,566           7.0              8.63        486,909           8.66
    9.69 -  16.31      1,550,651           8.1             15.11      1,046,940          15.75
   16.50 -  16.63      2,404,855           9.3             16.63        528,951          16.62
   16.81 -  19.67      2,084,396           9.8             19.32         88,525          18.09
   19.69 -  22.15        925,532           8.9             20.74        305,635          21.15
   22.44 -  28.63      1,838,726           8.8             24.52        645,251          24.81
   29.13 -  39.75        619,722           8.3             35.40        294,665          35.36
   40.31 -  44.38        933,212           8.1             43.90        581,199          44.01
   45.13 -  81.31      1,124,484           8.4             52.73        476,444          53.15
  ---------------     ----------           ---           -------      ---------        -------
  $ 0.01 - $81.31     14,261,579           8.4           $ 21.75      6,100,525        $ 20.58
                      ==========                                      =========

EMPLOYEE STOCK PURCHASE PLAN

Under the 1996 Employee Stock Purchase Plan (the Purchase Plan) we are authorized to issue up to three million shares of common stock to eligible employees of AFC and participating subsidiaries. The Purchase Plan has been implemented in a series of successive offering periods, each with a maximum duration of 24 months. Eligible employees can enter on the start date of any offering period or on any subsequent semi-annual entry date. Effective February 1, 2001 the maximum contribution rate allowed under the Purchase Plan was increased from 10% to 15%. The purchase price of the stock is the lower of 85% of 1) the fair market value of the common stock on the participant's entry date (strike price), or 2) the fair market value on the semi-annual purchase date. Purchase dates are January 31 and July 31 of each year, or the closest business day preceding those dates when the purchase date falls on a non-business day. If the fair market value on any purchase date during the existing offering period is less than the strike price established at the beginning of the offering period, a new offering period will commence. The current offering period commenced on February 1, 2002 and is scheduled to continue through January 31, 2004.

A total of 265,582 shares of common stock with a weighted average fair value of $16.01 per share were purchased in 2001. At December 31, 2001, 1,976,552 shares remained available for issuance. A total of 133,940 shares with a weighted average fair value of $14.75 was purchased on January 31, 2002 using contributions withheld during the period from August 1, 2001 to January 31, 2002.

PRO FORMA FAIR VALUE INFORMATION

We apply the intrinsic value method of accounting prescribed by APB Opinion No. 25 for our stock-based compensation plans. If compensation cost for our stock-based compensation plans had been determined in accordance with the fair value approach set forth in SFAS No. 123, Accounting for Stock-Based Compensation, our net income and earnings per share would have been reduced to the pro forma amounts as follows (in thousands, except per share data):

                                        2001        2000        1999
                                      --------    --------    --------
     Net income:
          As reported                 $167,796    $ 77,568    $249,070
          Pro forma                    108,428      31,349     223,576

     Basic net income per share:
          As reported                 $   2.06    $   0.97    $   3.20
          Pro forma                       1.33        0.39        2.88

     Diluted net income per share:
          As reported                 $   2.01    $   0.91    $   3.05
          Pro forma                       1.30        0.37        2.74

The fair value of option grants in 2001, 2000, and 1999 were estimated on the date of grant using the Black-Scholes option-pricing model, assuming no dividend yield, with the following weighted average assumptions:

                                                RISK-FREE         EXPECTED LIFE
                             VOLATILITY       INTEREST RATE          (YEARS)
                             ----------       -------------       -------------
2001                            100%               4.31%               3
2000                            100                5.89                3
1999                             90                5.81                4

Pro forma compensation costs related to the Purchase Plan were recognized for the fair value of the employees' purchase rights, as of the date of purchase using the Black-Scholes option-pricing model. The following weighted average assumptions were used, assuming no dividend yield:

     SEMI-ANNUAL                                RISK-FREE       EXPECTED LIFE
   PURCHASE DATES            VOLATILITY       INTEREST RATE        (MONTHS)
   --------------            ----------       -------------     -------------
January 2002                    100%               4.8%                13
July 2001                       100                4.8                 13
January 2001                     97                4.9                 17
July 2000                        97                4.9                 17
January 2000                     85                4.9                  8
July 1999                        85                4.9                  8
January 1999                     75                5.8                 14

STOCKHOLDERS' RIGHTS PLAN

In May 1998, our board of directors adopted a Stockholders' Rights Plan. This plan is designed to deter any potential coercive or unfair takeover tactics in the event of an unsolicited takeover attempt. In accordance with the plan, purchase rights were distributed as a dividend in May 1998 at the rate of one right for each share of common stock of AFC. Each right entitles stockholders to buy a unit equal to one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $225.00 per unit, subject to anti-dilution adjustments. The rights will be exercisable only if a person or a group acquires, or announces a tender or exchange offer to acquire, 15% or more of our common stock.

In the event the rights become exercisable, the rights plan allows for AFC stockholders to acquire stock of the surviving corporation, whether or not AFC is the surviving corporation, having a value twice that of the exercise price of the rights. The rights will expire in May 2008 and are redeemable for $0.001 per right at the approval of our board of directors.

NET INCOME PER SHARE

The computation of shares and net income amounts used in the calculation of basic and diluted net income per share are as follows (in thousands, except per share data):

                                                              YEARS ENDED DECEMBER 31,
                                                          -------------------------------
                                                            2001        2000       1999
                                                          --------    -------    --------
Net income                                                $167,796    $77,568    $249,070
                                                          ========    =======    ========

Shares used in basic per share calculations - weighted
  average common shares outstanding for the period          81,381     80,201      77,723
Weighted average number of shares of
  dilutive options and warrants                              2,257      4,599       3,934
                                                          --------    -------    --------
Shares used in diluted per share calculations               83,638     84,800      81,657
                                                          ========    =======    ========

Basic net income per share                                $   2.06    $  0.97    $   3.20
                                                          ========    =======    ========
Diluted net income per share                              $   2.01    $  0.91    $   3.05
                                                          ========    =======    ========

Options to purchase 5,504,953, 842,653, and 773,219 shares of common stock which were outstanding at December 31, 2001, 2000, and 1999, respectively, were excluded from the computation of diluted net income per share because the exercise prices for the options were greater than the respective average market price of the common shares, and their inclusion would be antidilutive.

NOTE 9.  COMMITMENTS AND CONTINGENCIES

LEASES

Office space and certain equipment are leased under operating leases. Future minimum payments under operating leases with an initial term of more than one year as of December 31, 2001 are summarized as follows (in thousands):

            2002                                          $ 8,523
            2003                                            8,247
            2004                                            8,328
            2005                                            8,215
            2006                                            7,769
            Thereafter                                     30,054
                                                          --------
              Total minimum lease payments                $71,136
                                                          ========

We sublease three of our facilities. Total future minimum lease payments have not been reduced by approximately $8.4 million of future sublease payments to be received under non-cancelable subleases. Total sublease payments received in 2001 and 2000 were $1.5 million and $0.6 million, respectively. We did not have sublease income in 1999. Total rent expenses for all operating leases was $8.6 million, $7.9 million, and $6.6 million for the years ended December 31, 2001, 2000, and 1999, respectively.

EMPLOYEE BENEFIT PLAN

We have a 401(k) plan (the Plan) under which employees may contribute a portion of their compensation on a tax-deferred basis to the Plan. We contributed to the Plan on a matching basis up to a maximum of $5,250 per employee during 2001. Participants in the Plan are neither required, nor solicited by us, to elect a stock fund that contains AFC common stock. We act as the Plan administrator. During 2001, 2000, and 1999, we contributed $2.6 million, $2.1 million, and $1.8 million respectively, to the Plan.

PURCHASE AGREEMENTS WITH CONTRACT MANUFACTURERS

We have long-term purchase agreements with certain contract manufacturers, or CMs, which allow us to negotiate volume discounts, and help assure us of a steady supply of components that fully comply with all applicable specifications for such components that we need. The agreements require the CMs to purchase component parts to be used in the manufacture of product to our specifications, and authorize the CMs to purchase such parts in accordance with agreed upon lead times. While the agreements do not obligate us to purchase any specified minimum volume, we provide CMs with forecasts of our expected needs, and we issue purchase orders covering a certain period of time for specific quantities. In the event we terminate the manufacturing agreement with a CM, cancel a purchase order previously issued to and accepted by a CM, or no longer have need for components which a CM has purchased on our behalf, we agree to compensate the respective CM as follows:

- for any materials it has purchased for use in the manufacture of our products bought within standard lead times, or otherwise, if we granted approval of the purchase

-   for work in process, and

- for all finished products manufactured for us that are in the CM's possession.

Under such agreements, our maximum liability as of December 31, 2001 was approximately $26.0 million, of which $14.0 million was accrued on the balance sheet.

LITIGATION

SECURITIES LITIGATION: Various class action lawsuits were filed in the U.S. District Court for the Northern District of California against AFC and certain of our current and former officers and directors between July 2, 1998 and August 17, 1998. On November 2, 1998, these lawsuits were consolidated by the court, and a Consolidated Amended Class Action Complaint (CAC) was served on January 27, 1999. In addition, on November 2, 1998, this consolidated class action was coordinated with two individual actions filed by the State Board of Administration of Florida, and by an individual, John Earnest. These three complaints allege various federal and state securities law violations for the period March 25, 1997 through and including June 30, 1998, and seek an unspecified amount of damages.

Defendants filed motions to dismiss the CAC and the two individual complaints. On March 24, 2000, the court granted defendants' motions to dismiss with leave to amend. On June 2, 2000, plaintiffs in the consolidated class action served their Second Amended Class Action Complaint (SAC). On June 14, 2000, the individual plaintiffs each respectively filed second amended complaints. On June 30, 2000, defendants moved to dismiss the SAC. By stipulated order, the filing of motions was stayed in the two individual cases pending resolution of the defendants' motion to dismiss. On February 15, 2001, the court granted the motion to dismiss the SAC with leave to amend. On March 19, 2001, plaintiffs in the consolidated class action served their Third Amended Class Action Complaint
(TAC). Defendants moved to dismiss the TAC, and, on May 29, 2001, the court granted in part and denied in part this motion with leave to amend. On July 2, 2001, plaintiffs in the consolidated class action served their Fourth Amended Class Action Complaint (FAC). In addition, on July 12, 2001, the individual plaintiffs each respectively served third amended complaints. Defendants moved to dismiss the FAC, and, on August 21, 2001, the court granted in part and denied in part this motion. On September 13, 2001, defendants filed an answer to the remaining allegations in the FAC. On October 15, 2001, defendants filed motions to dismiss the individual third amended complaints, and, on December 19, 2001, the court granted defendants' motions to dismiss with leave to amend. On or about January 17, 2002, the individual plaintiffs each respectively filed and served fourth amended complaints. On February 15, 2002, defendants filed motions to dismiss these fourth amended complaints. Limited discovery has occurred.

Based on current information, we believe the lawsuits are without merit and that we have meritorious defenses to the actions. Accordingly, we are vigorously defending the litigation. Depending on the amount and timing, an unfavorable resolution of this matter could materially affect our future results of operations or cash flows in a particular period. In addition, although it is reasonably possible we may incur a loss upon the conclusion of this claim, an estimate of any loss or range of loss cannot be made. No provision for any liability that may result upon adjudication has been made in the consolidated financial statements. In connection with these legal proceedings, we expect to incur substantial legal and other expenses. Stockholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of management from the operations of AFC.

Statements contained herein that are forward-looking, including statements regarding the potential impact of pending litigation, reflect our current view with respect to future events and involve risks and uncertainties. These risks and uncertainties may cause actual results to be materially different from any future result that may be suggested, expressed or implied by these forward-looking statements. Such risks and uncertainties include, but are not limited to, a change in relevant and applicable law which can affect the outcome of this litigation, newly discovered information which may support some or all of the plaintiffs' allegations, and the general risks and uncertainties that accompany any litigation.

NOTE 10.  ACQUISITION OF GVN TECHNOLOGIES, INC.

On May 16, 2000, we completed the acquisition of GVN of Largo, Florida, a developer of integrated access device equipment for the service provider market. In the acquisition, the former stockholders of GVN received .088 shares of our common stock in exchange for each share of GVN common stock and preferred stock. The acquisition was accounted for as a pooling of interests. An aggregate of 894,306 shares of our common stock was issued pursuant to the acquisition, and we converted an aggregate of 209,794 options to purchase GVN common stock into options to purchase AFC common stock.

The following information presents certain statement of income data of the separate companies for 1999, the year preceding the merger (in thousands):

                                             Net            Net income
         Year ended December 31, 1999:     revenues           (loss)
                                           --------         ----------
         AFC                               $296,571          $250,297
         GVN                                     40            (1,227)
                                           --------          --------
            Total                          $296,611          $249,070
                                           --------          --------

There were no material transactions between AFC and GVN prior to the merger. The effects of conforming GVN's accounting policies to those of AFC were not material.

NOTE 11.  SEGMENT INFORMATION

We develop, manufacture, and support a family of telecommunications access products and services that enable telecommunications companies and other service providers to connect their central office switches to end users for voice and high-speed data communications. We derive all of our revenues from sales of the OmniMAX product family. The chief operating decision makers evaluate performance, make operating decisions, and allocate resources based on consolidated financial data. Accordingly, we consider AFC to be in a single industry segment. We do not prepare reports for our individual products, and accordingly, we do not present revenues, or any other related financial information by individual product.

We evaluate performance in each geographic region based on revenues only. We do not assess our performance in geographic regions on other measures of income or expense, such as depreciation and amortization, operating income, or net income. Therefore, geographic information is presented only for revenues and long-lived assets.

The following geographic information is presented for the years ending December 31, 2001, 2000, and 1999 (in thousands):

                                            YEARS ENDED DECEMBER 31,
                                      ------------------------------------
                                         2001          2000         1999
                                      ----------    ----------    --------
Revenues:
      Domestic                        $  282,004    $  368,904    $265,135
      International                       45,565        47,946      31,476
                                      ----------    ----------    --------
           Total revenues             $  327,569    $  416,850    $296,611
                                      ==========    ==========    ========
Long-lived assets:
      Domestic                        $   69,527    $   76,786    $ 63,145
      International                          137           722       1,058
                                      ----------    ----------    --------
           Total long-lived assets    $   69,664    $   77,508    $ 64,203
                                      ==========    ==========    ========
Total assets                          $1,149,542    $1,135,175    $900,787

Major customers,
percentage of review:
     Customer A                              17%           14%         12%
     Customer B                              --            16%         16%

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Advanced Fibre Communications, Inc.:


We have audited the accompanying consolidated balance sheets of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 2 to the financial statements, in 2001 the Company changed its method of accounting for derivative financial instruments upon implementation of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities.



                                                KPMG LLP


San Francisco, California
January 29, 2002

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                         QUARTERLY RESULTS OF OPERATIONS

Selected quarterly financial data is summarized below (unaudited) (in thousands)


                                                                           QUARTERS ENDED
                                     --------------------------------------------------------------------------------------------
                                     DEC. 31,    SEPT. 30,   JUNE 30,    MAR. 31,     DEC. 31,   SEPT. 30,    JUNE 30,    MAR. 31,
                                     2001(1)       2001       2001       2001(2)      2000(3)       2000        2000      2000(4)
                                     --------     -------    -------    ---------     --------   ---------    --------    -------
Revenues                             $ 82,102     $84,647    $78,609    $  82,211     $116,099    $114,100    $101,232    $85,419

Cost of revenues                       76,281      47,050     43,977       48,648       55,039      60,355      54,005     45,904
                                     --------     -------    -------    ---------     --------    --------    --------    -------
Gross profit                            5,821      37,597     34,632       33,563       61,060      53,745      47,227     39,515
                                     --------     -------    -------    ---------     --------    --------    --------    -------

Operating expenses:

     Research and development          15,572      15,100     14,797       15,966       13,523      16,189      14,444     14,672
     Sales and marketing               11,857      12,459     12,238       12,831       12,791      12,795      12,298      9,579
     General and administrative         7,801       6,655      6,499       16,368        6,269       7,268       8,408      7,227
                                     --------     -------    -------    ---------     --------    --------    --------    -------
         Total operating expenses      35,230      34,214     33,534       45,165       32,583      36,252      35,150     31,478
                                     --------     -------    -------    ---------     --------    --------    --------    -------

Operating income (loss)               (29,409)      3,383      1,098      (11,602)      28,477      17,493      12,077      8,037

Other income, net                      21,799      21,055     10,856      253,458       12,291       2,169       2,034     34,950
                                     --------     -------    -------    ---------     --------    --------    --------    -------

Income (loss) before taxes             (7,610)     24,438     11,954      241,856       40,768      19,662      14,111     42,987

Income taxes (benefit)                 (1,763)      8,610      4,090       91,905       13,861       6,685       4,798     14,616
                                     --------     -------    -------    ---------     --------    --------    --------    -------
Net income (loss)                    $ (5,847)    $15,828    $ 7,864    $ 149,951     $ 26,907    $ 12,977    $  9,313    $28,371
                                     ========     =======    =======    =========     ========    ========    ========    =======

Basic net income (loss) per share    $  (0.07)    $  0.19    $  0.10    $    1.85     $   0.33    $   0.16    $   0.12    $  0.36

Shares used in basic per share
  computations                         82,034      81,699     81,176       80,963       80,688      80,431      80,043     79,624

Diluted net income (loss) per share  $  (0.07)    $  0.19    $  0.09    $    1.80     $   0.32    $   0.15    $   0.11    $  0.33

Shares used in diluted per share
  computations                         82,034      84,371     83,277       83,101       83,999      84,658      85,043     84,968


(1) In the fourth quarter ending December 31, 2001, gross profit was lower than preceding quarters as a result of a write-off of $18.0 million for excess and obsolete inventories, and an accrual of $12.0 million for purchase commitments. These charges contributed to the $29.4 million operating loss for the quarter.

(2) In the first quarter ending March 31, 2001, general and administrative expenses included $9.3 million provision for doubtful accounts related to receivables from a value-added reseller, or VAR, deemed to be uncollectible. This expense, along with non-recognition of $11.9 million in revenues for shipments made to Winstar and the VAR, for which product costs were recognized, and an increase of $2.2 million in reserve for excess and obsolete inventories, contributed to the operating loss of $11.6 million for the quarter. In addition, other income and income taxes for the quarter included the effects of our implementation of SFAS No. 133 on January 1, 2001. The deferred gains on our Cisco investment and related collars of $274.2 million, and the associated deferred taxes of $106.8 million were reclassified from accumulated other comprehensive income to non-operating income and tax expenses, respectively.

(3) In the fourth quarter ending December 31, 2000, gross profit was higher than preceding quarters as a result of recognition of revenues on the first release of our software product, Panorama(TM) element management system, which generated higher margins.

(4) In the first quarter ending March 31, 2000, other income included $32.8 million from Marconi Communications Inc., as a settlement of outstanding litigation.

          See accompanying notes to consolidated financial statements.