Form 10-K, Exhibit 13
period 2002-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2003-03-18
CIK 898805

                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 13.1

           FIVE-YEAR SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

                                                                    YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------
                                                  2002(1)       2001(2)       2000(3)      1999(4)(5)      1998(5)
                                                 ---------     ---------     ---------     ---------     ---------
                                                               (in thousands, except per share data)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Revenues                                         $ 344,063     $ 327,569     $ 416,850     $ 296,611     $ 316,409
Cost of revenues                                   179,957       215,956       215,303       157,911       171,843
                                                 ---------     ---------     ---------     ---------     ---------
    Gross profit                                   164,106       111,613       201,547       138,700       144,566
                                                 ---------     ---------     ---------     ---------     ---------
Operating expenses:
    Research and development                        61,658        64,169        58,828        48,343        41,687
    Sales and marketing                             47,625        49,385        47,463        34,425        35,992
    General and administrative                      26,370        37,323        29,172        33,947        30,437
    Securities litigation costs                      4,443             -             -             -             -
    Amortization of acquired intangibles             3,275             -             -             -             -
    In-process research and development             12,423             -             -             -             -
                                                 ---------     ---------     ---------     ---------     ---------
            Total operating expenses               155,794       150,877       135,463       116,715       108,116
                                                 ---------     ---------     ---------     ---------     ---------
Operating income (loss)                              8,312       (39,264)       66,084        21,985        36,450
Other income, net                                   38,503       306,238        51,444       385,444         4,051
                                                 ---------     ---------     ---------     ---------     ---------
Income before income taxes                          46,815       266,974       117,528       407,429        40,501
Income taxes                                        14,981       101,450        39,960       158,359        14,648
                                                 ---------     ---------     ---------     ---------     ---------
Net income                                       $  31,834     $ 165,524     $  77,568     $ 249,070     $  25,853
                                                 =========     =========     =========     =========     =========
Basic net income per share                       $    0.38     $    2.03     $    0.97     $    3.20     $    0.34
                                                 =========     =========     =========     =========     =========
Shares used in basic per share computations         83,380        81,381        80,201        77,723        75,273
                                                 =========     =========     =========     =========     =========

Diluted net income per share                     $    0.37     $    1.98     $    0.91     $    3.05     $    0.32
                                                 =========     =========     =========     =========     =========
Shares used in diluted per share computations       85,292        83,638        84,800        81,657        79,825
                                                 =========     =========     =========     =========     =========



                                                                               AS OF DECEMBER 31,
                                                      ------------------------------------------------------------------
                                                         2002           2001          2000          1999           1998
                                                      ----------     ----------    ----------     ---------     ---------
CONSOLIDATED BALANCE SHEETS DATA:
Cash, cash equivalents, and marketable securities     $  996,624     $  955,742    $  875,153     $ 732,122     $ 110,866

Working capital                                          784,790        774,297       744,723       583,357       208,604

Total assets                                           1,233,650      1,147,410     1,135,175       900,787       309,114

Stockholders' equity                                     918,789        838,605       819,665       645,064       267,839

Book value per share                                       10.89          10.21         10.15          8.16          3.52

Number of employees                                          857            843           959           722           815



(1) 2002 included facility lease impairment charges, amortization of acquired intangibles, write-off of in-process research and development costs, litigation settlement costs, unrealized gains on our Cisco Systems, Inc. (Cisco) securities investment and accrued distribution payment from Marconi Communications, Inc. (Marconi). See Management's Discussion and Analysis for additional information.

(2) 2001 included an unrealized gain on our Cisco securities investment from our application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and related net gains on our Cisco holdings during the year. 2001 also included charges to excess and obsolete inventory, purchase commitments, provision for doubtful accounts, cost of revenues, facility lease impairment charges, fixed asset write-downs, severance costs, foreign sales office closures and investment impairment charges. Income was also recognized for a distribution payment from Marconi. See Management's Discussion and Analysis for additional information.

(3) 2000 included $42.9 million from Marconi as settlement of outstanding litigation and a subsequent distribution payment and GVN Technologies, Inc.
     (GVN) acquisition related costs. See Management's Discussion and Analysis for additional information.

(4) 1999 included a $379.3 million gain recognized upon conversion of an investment into Cisco common stock.

(5) Amounts have been restated to reflect the acquisition of GVN in May 2000 accounted for as a pooling of interests; number of employees has not been restated.

AFC's long-term debt is not significant. No cash dividends per share were paid for any of the five years presented.


                                       33