Form 10-K, Exhibit 13
period 2002-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2003-03-18
CIK 898805

                                                                   EXHIBIT 13.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements." In some cases, you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "predict," "potential," or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks and uncertainties in greater detail in Part I, Item 1 of our Annual Report on Form 10-K under the heading "Risk Factors That Might Affect Future Operating Results and Financial Condition" as filed with the Securities and Exchange Commission (SEC). These risks and uncertainties may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of our business. You should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions as of the date of this report. We are under no duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

The following discussion should be read in conjunction with the financial statements and notes included elsewhere in this report. Copies of this and our other Annual Reports on Form 10-K and 10-K/A, Quarterly Reports on Form 10-Q and 10-Q/A, and Current Reports on Form 8-K are accessible, free of charge, at our Internet website http://www.afc.com. Information on our website is not part of this report. Copies of these reports are also available without charge by contacting the Investor Relations Department, c/o Advanced Fibre Communications, Inc., P.O. Box 751239, Petaluma, California 94975-1239.

Certifications with respect to our Annual Report on Form 10-K by our Chief Executive Officer and Chief Financial Officer, as required by Section 906 of the Sarbanes-Oxley Act of 2002, have been submitted to the SEC as additional correspondence accompanying that report.

OVERVIEW

We develop, manufacture and support a family of telecommunications access products and services. Our products and services enable the connection between the central office (CO) switches of telecommunication service providers and their end users for voice and high-speed Internet, data and video communications. Our primary product platform, AccessMAX(TM), is a next-generation digital loop carrier (NGDLC) that supports the "triple play" of plain old telephone services (POTS), high-speed Internet and video services over a single network infrastructure. We introduced three new product offerings during 2002: Telliant(TM), TransMAX(TM) 1500 and AccessMAX System 9.

Telliant is our new carrier-class multiservice CO switching platform that delivers unprecedented capacity and density for the evolving broadband access network. Telliant is suited for a higher concentration of digital subscriber lines (DSL) and bandwidth-rich applications such as Internet protocol (IP) video, broadband remote access server (BRAS) and other functions that require IP intelligence. We obtained this product through our acquisition of AccessLan Communications, Inc. (AccessLan) in May 2002.

TransMAX 1500 uses the latest coarse wavelength division multiplexing (CWDM) technology to relieve fiber-optic bottlenecks in local access networks. It solves today's network problems by providing an economical way of scaling existing synchronous optical network/synchronous digital hierarchy (SONET/SDH) infrastructure to support additional services.

AccessMAX System 9 builds upon the native asynchronous transfer mode (ATM) architecture introduced in System 8 last year, delivering more bandwidth for more revenue-generating services. AccessMAX System 9 brings our triple play solution to market, positioning us as a complete, end-to-end, access solutions provider.

We market our entire product family through our direct sales force and indirectly through distributors and sales representatives. We sell our products primarily to service providers who install our equipment as part of their access networks. Our customers generally include independent operating companies
(IOCs), large incumbent local exchange carriers (ILECs) and international carriers.

Our customers normally install a portion of our systems in outdoor locations, and shipments are subject to the effects of seasonality with fewer installation projects scheduled for the winter months. Historically, we have also experienced weaker demand for our products during the beginning of the year as compared with the shipment levels in the preceding fourth quarter. As a result, we believe that over time, revenues for the quarter ended March 31 will be lower than revenues in the preceding quarter ended December 31.

Our results of operations have been adversely affected by the downturn in the telecommunications industry and worldwide economies over the last two years. Although the current economic environment is challenging, we believe we have positioned our business for the long term. On an on-going basis, we attempt to balance our operating expenses with lower overall revenue levels associated with the economic downturn. We focus on cost controls while we continue to invest in research and development activities that will keep us in a strong position to take advantage of sales opportunities when economic conditions improve and demand recovers.

We believe current economic conditions may continue to cause our customers and potential customers to defer and reduce capital spending. During the several years prior to 2002, a substantial number of service providers invested heavily in network infrastructures and accelerated growth in the telecommunications equipment market. Beginning in 2001, many service providers encountered sharp declines in the amount of available capital funding and many of these service providers' businesses subsequently failed. These failures have resulted in a substantial decline in the demand for telecommunications equipment, including our products. Bankruptcies of some service providers resulted in sales of their assets, some of which may have included our products, to third party bidders at prices below original cost. In addition, competition among bidders for these assets has resulted in delays in the restructuring of the failed service providers. This may delay the telecommunications industry recovery in the near term and continue to affect growth in our customers' capital spending. We believe the current regulatory environment is also causing delays in some of our customers' investments in broadband services. We believe some of our larger customers are delaying deployment of DSL service until regulatory issues stemming from the 1996 Telecommunications Act are clarified. Although in February 2003 the Federal Communications Commission (FCC) adopted new rules concerning incumbent local exchange carriers' obligations for elements of their network, we believe that there is still uncertainty as to the impact of these rules.

We acquired approximately 10.6 million shares of stock of Cisco Systems, Inc. (Cisco) as a result of our investment in privately-held Cerent Corporation (Cerent), which was merged with Cisco in 1999. In February 2000, we entered into a hedge contract, economically equivalent to a costless collar arrangement, to reduce our risk with respect to this position. In February 2003, our hedge contract with respect to the 10.1 million Cisco shares we own matured, and we received cash proceeds of $656.2 million. A second hedge contract covering approximately 0.5 million Cisco shares matures in May 2003. We expect to receive total cash proceeds of approximately $690 million for settlement of the hedge contracts in February and May 2003. We delivered newly borrowed Cisco shares in settlement of the hedge contract that matured in February 2003. We plan to do the same with respect to the hedge contract that matures in May 2003. By using borrowed shares rather than the existing Cisco shares we own, we believe that under current tax law we are presently obligated to pay taxes only on the excess of the fair market value of Cisco stock on the date of the settlement over our tax basis in the stock. We believe that the payment of taxes on the gain attributable to the hedge contract will be deferred until we settle the new Cisco stock loans. We intend to maintain these share loans for an extended period, although there is no assurance that we will be able to do so.

Our position with respect to deferral of the tax on the gain related to the hedge contracts may be challenged by the tax authorities. Accordingly, in 2003 we will pay an estimated $265 million in federal and state taxes on the full amount of the gain on both the Cisco stock and the hedge contracts in order to avoid potentially significant interest and penalties should we be unable to sustain our tax position. On our December 31, 2002 consolidated balance sheet, we accounted for the tax liability on the gain from the Cisco stock and hedge contracts based on the value of these financial instruments at that time and the applicable statutory tax rates. We intend to seek a refund of approximately $210 million, which will represent the amount of taxes paid on the portion of the gain that we believe is subject to deferral. There is no assurance as to the timing or amount of any refund, and we will incur modest costs in pursuing this course of action. Final resolution of this matter may take several years. Should we receive the requested refund, the additional cash would be invested for the benefit of stockholders. Because we will have borrowed the same number of Cisco shares as we own, upon completion of the transactions, we will not have any exposure to changes in the per share price for Cisco stock.

During 2002, we completed our acquisition of AccessLan, a developer of a carrier-class, multiservice CO switching platform designed for the evolving broadband access networks. The $82.1 million purchase price was allocated to the assets acquired and the liabilities assumed based on fair values as determined by third party appraisers during the fourth quarter of 2002. The purchase price consisted of $43.4 million in cash, assumption of $5.5 million in liabilities, $22.4 million representing the fair value of 1.2 million stock options issued to AccessLan employees and $10.8 million based on our initial investment, net of acquisition costs. In the fourth quarter of 2002, we increased the preliminary allocation for goodwill from $55.5 million at the end of the third quarter of 2002 to $56.1 million at December 31, 2002, offset by adjustments to the valuation of fixed assets and intangible assets acquired from AccessLan. The acquisition was accounted for as a purchase business combination, and accordingly, the results of AccessLan's operations have been included in our consolidated statements of income from the date of the acquisition. Pro forma results of operations have not been presented because the results of AccessLan's operations were not significant relative to the results of AFC's operations. Through the acquisition of AccessLan, we added the Telliant product to the AFC product family.

During 2002, we recorded $4.4 million in charges to operating expenses in connection with the settlement of a consolidated class action and two individual non-class securities litigation cases arising in 1998. The class action securities case was settled on November 18, 2002, wherein the court entered a final judgment and order of dismissal with prejudice of these consolidated securities class actions. The total amount of the settlement was $20.0 million. In connection with the settlement, we recorded a $2.9 million charge to operating expenses to cover the portion of the settlement that we did not expect to be funded by insurance. The balance of the settlement amount was funded by insurance proceeds. The non-class securities litigation involving two individuals was settled on December 31, 2002. The total amount of the settlement was $1.5 million. We recorded a $1.5 million charge to our fourth quarter 2002 operating expenses because we do not expect the amount to be funded by insurance. Under the terms of both settlements, there was no finding of wrongdoing on the part of any of the defendants or any other finding that the claims alleged have merit. The defendants have denied, and continue to deny, the truth of the allegations in the litigation and all liability, fault or wrongdoing of any kind.

During the fourth quarter of 2002, we recorded a $13.6 million distribution payment due from Marconi Communications, Inc. (Marconi) as non-operating income.

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of revenues, expenses, assets and liabilities, and related disclosure of contingent assets and liabilities. As the complexity and subjectivity of estimates and judgments increase, the inherent level of precision in the financial statements can decrease. Applying GAAP requires our judgment in determining the relative appropriateness of acceptable accounting principles and methods of application in diverse and complex economic activities. We evaluate our estimates and judgments on an on-going basis, including those related to our product warranty, product returns, excess and obsolete inventory, and allowance for doubtful accounts. We base our estimates on historical experience and other assumptions we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities, which may not be readily apparent from other sources.

We believe the application of our accounting policies accurately reflects our financial condition and results of operations in the consolidated financial statements and provides comparability between periods. We believe our accounting policies are reasonable and appropriate for our business. The following critical accounting policies require us to make significant estimates and judgments in connection with the preparation of our consolidated financial statements.

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

REVENUE RECOGNITION, ALLOWANCES AND PRODUCT WARRANTY. In compliance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, and Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists, we recognize revenue when the earnings process is complete. The earnings process is considered complete when persuasive evidence of an arrangement between a customer and AFC exists, when delivery and acceptance has occurred or services have been rendered, when pricing is fixed or determinable, when any right of return lapses or is reasonably estimable, and when collectibility is reasonably assured. We follow these same revenue recognition standards for sales made to our authorized distributors and sales representatives, including consignment sale arrangements. Statements of Position (SOP) 97-2, Software Revenue Recognition, and 98-9, Modification of SOP 97-2, Software Recognition, With Respect to Certain Transactions, generally require revenues earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenues allocated to maintenance are recognized ratably over the maintenance term. Revenues from service activities are generally recognized as the services are performed. Allowances for returns are established based on experience. A provision for estimated warranty costs is established at the time of sale and adjusted periodically based on historical trends in warranty claims and expected material and labor costs to provide warranty services. In addition, we evaluate our warranty reserve provision at the end of each quarter to determine its overall reasonableness and adequacy. We consider differing market conditions when recognizing revenues, such as the recent decline in capital spending in our industry and the relative financial condition of our customers. These conditions do not impact the method by which we recognize revenues or the methodology for computing the provision for warranty and allowance for returns.

In November 2002, the Financial Accounting Standards Board (FASB) reached a consensus on Emerging Issues Task Force (EITF) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. In general, this issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, this issue addresses how to determine whether an arrangement involving multiple deliverables contains more than one earnings process and, if so, how to divide the arrangement into separate units of accounting consistent with the identified earnings processes for revenue recognition purposes. This issue also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF Issue No. 00-21 is applicable to arrangements entered into after June 15, 2003. We are currently determining what effect, if any, the provisions of EITF Issue No. 00-21 will have on our operating results or financial position.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS. We follow SFAS No. 2, Accounting For Research and Development Costs, and expense all research and development costs as incurred. We also follow SFAS No. 86, Accounting For the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Significant costs incurred for the development of computer software and enhancements to existing software products that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in technologies. Costs that are capitalized include direct labor and related overhead. The unamortized balance of capitalized software development cost at the end of 2002 and 2001 was zero and $1.9 million, respectively. Amortization of capitalized software development costs begins when the product is available for general release. Amortization is based on the straight-line method. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately. Software development costs amortized during 2002, 2001 and 2000, were $1.9 million, $2.2 million and $0.8 million, respectively. Under different circumstances, we believe there would be no change in the methodology we use to expense research and development costs and, accordingly, there would be no change to our results of operations, financial position or changes in cash flows. If we changed the estimates used in the assessment of recoverability for computer software-related capitalized costs, such as the anticipated future revenues or changes in technologies, these changes could result in a lower net realizable value. This in turn would increase our reported operating expenses and lower our net income, but it would not have any effect on our cash flows.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. We have an allowance for doubtful accounts for estimated losses resulting from the inability of customers to pay their amounts owed to us. We base our allowance on periodic assessment of our customers' liquidity and financial condition through credit rating agencies, financial statement review and historical collection trends. Additional allowances may be required if the liquidity or financial condition of our customers were to deteriorate, resulting in an impairment in their ability to make payments. We consider differing market conditions when recording our allowance, such as the recent downturn in the telecommunications industry and worldwide economies and the relative financial condition of our customers. These conditions do not impact the methodology we use to compute our allowance. Write-offs against the allowances generally occur after we assess the particular customer's liquidity and financial condition and conclude that collection in the future is highly unlikely.

INVENTORIES AND RESERVE FOR EXCESS AND OBSOLETE INVENTORIES. Inventories include material, labor and overhead and are valued at the lower of cost (first-in, first-out basis) or market. A reserve for excess and obsolete product and an accrual for purchase commitments have been established. The reserve and accrual balances are assessed continuously and adjusted on a quarterly basis. Under different market conditions, such as an environment of decreasing vendor and material costs, we could change our methodology to last-in, first-out basis. This would result in short-term effects such as lower costs of revenues, higher gross profit margin and higher net income. However, this alternative methodology could lead to higher reserves for excess and obsolete product as the potential for higher-priced inventory on hand increases. It could also result in additional short-term effects such as higher cost of revenues, lower gross profit margin and lower net income.

EQUITY-BASED COMPENSATION PLANS. We follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and we account for equity-based compensation plans with employees and non-employees on the board of directors using the intrinsic value method. If compensation cost for our stock-based compensation plans had been determined in accordance with the fair value approach set forth in SFAS No. 123, Accounting for Stock-Based Compensation, pro forma net income (loss) would have been ($29.0) million, $106.2 million and $31.4 million in 2002, 2001 and 2000, respectively. This compares with net income, as reported, of $31.8 million, $165.5 million and $77.6 million in 2002, 2001 and 2000, respectively. Pro forma earnings (loss) per share, on a diluted basis, would have been ($0.34), $1.27 and $0.37 in 2002, 2001 and 2000, respectively. This compares with earnings per share, as reported on a diluted basis, of $0.37, $1.98 and $0.91, respectively. See Note 1 of the "Notes to Consolidated Financial Statements" for further discussion of our equity-based compensation plans.

We provide additional clarification and analysis about non-financial information in Part I, Item 1 of our Annual Report on Form 10-K under the heading "Risk Factors That Might Affect Future Operating Results and Financial Condition".

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in our consolidated statements of income:


                                                                   YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------------------
                                                          2002                2001               2000
                                                     ---------------     ---------------     --------------
Revenues                                                   100%                100%                100%
Cost of revenues                                            52                  66                  52
                                                     ---------------     ---------------     --------------
   Gross profit                                             48                  34                  48
                                                     ---------------     ---------------     --------------

Operating expenses:
   Research and development                                 18                  20                  14
   Sales and marketing                                      14                  15                  11
   General and administrative                                8                  11                   7
   Securities litigation costs                               1                   -                   -
   Amortization of acquired intangibles                      1                   -                   -
   In-process research and development                       4                   -                   -
                                                     ---------------     ---------------     --------------
       Total operating expenses                             46                  46                  32
                                                     ---------------     ---------------     --------------

Operating income (loss)                                      2                 (12)                 16
Other income, net                                           11                  93                  12
                                                     ---------------     ---------------     --------------
Income before income taxes                                  13                  82                  28
Income taxes                                                 4                  31                  10
                                                     ---------------     ---------------     --------------

Net income                                                   9%                 51%                 19%
                                                     ===============     ===============     ==============


2002 COMPARED WITH 2001

REVENUES. Comparing 2002 to 2001, total revenues, including service revenues and royalties, increased by 5% to $344.1 million. U.S. revenues increased 5% to $295.0 million, and represented 86% of total revenues in both 2002 and 2001. The increase in U.S. revenues was primarily due to increases in sales to Alltel Supply Corporation (Alltel), North Supply Company, a subsidiary of Sprint (Sprint), and Verizon Communications, Inc. (Verizon), partially offset by a reduction in sales to IOCs and competitive local exchange carriers (CLECs). International revenues increased 8% to $49.0 million, and represented 14% of total revenues in years 2002 and 2001. The increase in international revenues mainly resulted from an increase in sales in Canada, the Caribbean and Latin America, partially offset by decreased sales in Europe. From a product perspective, the increase in worldwide revenues was primarily due to an increase in AccessMAX sales to our larger customers.

For 2002, Alltel, Sprint and Verizon each accounted for 10% or more of total revenues. In 2001, only Sprint accounted for 10% or more of total revenues. No other customer accounted for 10% or more of total revenues in either period. Although our largest customers have varied over time, we anticipate that our results of operations in future periods will depend largely upon sales to a small number of large accounts. Our five largest customers accounted for 56% and 44% of total revenues in 2002 and 2001, respectively. A number of these customers have signed multiyear agreements with us that provide potential revenue streams for 2003 and beyond. Our customers, however, are permitted to cancel or reduce the size of their commitments upon notice. There can be no assurance that ongoing sales to these customers will continue, or continue at increasing volumes.

GROSS PROFIT. Comparing 2002 to 2001, gross profit increased 47% to $164.1 million. As a percentage of total revenues, gross profit increased from 34% in 2001 to 48% in 2002. Gross profit in 2002 did not include a similar level of charges as 2001, which included $13.4 million for inventory purchase commitments and $18.9 million for excess and obsolete inventory. Also contributing to the increase was our continued focus on product cost reductions, which included among other things, identifying and procuring material from certain financially distressed companies at significantly reduced amounts. Another reason for the gross profit increase included, to a lesser degree, higher margin product mix, which was partially offset by a lower margin customer mix.

Our gross profits are affected by a number of factors including, but not limited to, customer mix, volume discounts, product mix, excess customized inventory, obsolete inventory, long-term purchase agreements with contract manufacturers, cost reduction programs, and the volume of third party distributor sales. Because various customer groups order different product mixes and have different volume pricing discounts, gross profit will vary as a result of changes in the mix of customer orders. Individual products have different profit margins and the mix of products sold has an impact on the margins generated by those sales. The size of discounts given to a customer may vary depending on the size of annual sales to the customer. Our ability to successfully implement cost reduction programs affects fixed and variable costs that impact profit margins. In a rapidly changing industry, introduction of new products embodying new technologies may result in existing inventory becoming obsolete. This requires such obsolete inventory to be expensed. Customers have the ability to cancel purchase orders, which may result in excess customized inventory that we may be unable to rework and sell cost effectively. Also, gross profit margins have been lower in some cases for products sold through our third party and indirect distribution channels.

RESEARCH AND DEVELOPMENT. Comparing 2002 to 2001, research and development expense decreased by 4% to $61.7 million. This expense represented 18% of total revenues in 2002 compared with 20% in 2001.

Our research and development expense decreased primarily from lower fixed asset write-offs, hiring and relocation costs, development costs, use of outside services, and depreciation costs. These decreases were partially offset by increased compensation, lease impairment and software development costs. In 2001, we performed a methodical identification and disposal of obsolete research and development-related fixed assets and we wrote-off asset and leasehold improvements associated with exiting our Largo, Florida facility. This enabled us to minimize the amount of fixed asset disposals in 2002. The resulting effect of reducing our fixed asset base also caused a decline in our 2002 depreciation expense.

During 2002, we continued our cost containment efforts. We reduced hirings and curtailed relocation costs primarily through limiting our hirings to within our local area. In addition, our release of AccessMAX System 9 required less circuit board development than System 8, thus contributing significantly to our ability to reduce our direct material, engineering and testing costs in 2002. Our outside services costs were lower in 2002 due to a one-time reimbursement of Telcordia testing fees by a single customer. Partially offsetting these decreases in research and development expenses was an increase in compensation expense, caused by the addition of AccessLan's research and development personnel during the year. Further offsets to the decreases in research and development expenses were $0.9 million in facility lease impairment charges related to the consolidation of our Miramar, Florida and Buffalo Grove, Illinois research and development offices and an increase in software development costs that were expensed in 2002.

We believe rapidly evolving technology and competition in our industry necessitates the continued commitment of our resources to research and development to remain competitive. We plan to continue to support the development of new products and features, while seeking to carefully manage the rate of increase in associated costs through expense controls.

SALES AND MARKETING. Comparing 2002 to 2001, sales and marketing expense decreased 4% to $47.6 million. This expense represented 14% of total revenues in 2002 compared with 15% in 2001.

We experienced a decrease in sales and marketing expense in 2002, primarily from lower levels of demonstration and trade show material write-offs, depreciation and continued cost containment efforts driving reductions in travel and entertainment, employee recruitment and outside services usage. These decreases were partially offset by increases in performance-based compensation and higher trade show costs. Our methodical identification and disposal of obsolete trade show materials, demonstration equipment and demonstration inventory in 2001 enabled us to minimize the need for a similar write-off in 2002, thus decreasing our 2002 sales and marketing direct material write-offs. These write-offs, along with an increasing number of assets becoming fully depreciated, caused a decline in our 2002 depreciation expense. We continued our cost containment efforts in 2002 by reducing our travel and entertainment, employee recruitment and outside services costs. These decreases were partially offset by payment of performance-based compensation awards in all four quarters of 2002. In contrast, we made no performance-based compensation awards in 2001. Additional offsets included higher total commissions due to higher revenue levels than the previous year and higher commission rates for certain products. These decreases were also offset by an increase in trade show costs caused by the introduction of three new products (Telliant, TransMAX 1500 and AccessMAX System 9) and the expansion of our trade show presence.

We believe we have aligned sales and marketing expense with current results of operations. We plan to monitor and align future sales and marketing expenses with future operating results.

GENERAL AND ADMINISTRATIVE. Comparing 2002 to 2001, general and administrative expense decreased by 29% to $26.4 million. This expense represented 8% of total revenues in 2002 compared to 11% in 2001.

The decrease in general and administrative expense from 2001 to 2002 was primarily the result of a decline in our provision for doubtful accounts, depreciation and loss on fixed asset disposals. It was partially offset by an increase in performance-based compensation awards. Unlike 2001, when we recorded a significant provision for doubtful accounts related to one financially troubled customer, doubtful accounts during 2002 were more in line with historical trends. Our methodical identification and disposal of obsolete general and administrative-related fixed assets in 2001 enabled us to minimize the need for a similar write-off in 2002, thus decreasing our 2002 loss on fixed asset disposals and depreciation expense. These decreases were partially offset by making performance-based compensation awards in each quarter of 2002. In contrast, we did not meet our internal financial targets in 2001 and therefore we did not have any performance-based compensation awards in 2001.

We believe we have aligned general and administrative expense with current results of operations. We plan to monitor and align future general and administrative expense with future operating results.

SECURITIES LITIGATION COSTS. During 2002, we recorded charges of $4.4 million to operating expenses in connection with the settlement of a consolidated class action and two individual non-class securities litigation cases arising in 1998. The charges represent the portion of the settlement that we currently do not expect to be funded by insurance.

AMORTIZATION OF ACQUIRED INTANGIBLES. In connection with the acquisition of AccessLan, we expensed $2.7 million in deferred compensation and $0.6 million in non-compete agreements in 2002. These intangibles, which have finite lives, will be expensed over approximately three years. The $56.1 million allocated to goodwill, which includes acquired workforce intangible assets, will not be amortized, but will be reviewed annually for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. A goodwill impairment test was completed in the third quarter of 2002 and resulted in a determination of non-impairment at that time.

IN-PROCESS RESEARCH AND DEVELOPMENT. Related to our acquisition of AccessLan in 2002, we recognized a one-time $12.4 million write-off for technology that had not reached technological feasibility, had no alternative future use and for which successful development was uncertain. Subsequent to the acquisition, there have been no significant developments related to the current status of any of the in-process research and development projects that would result in material changes to the assumptions.

An independent appraiser performed a valuation of the acquired intangible assets from AccessLan using an income approach model. The income approach model explicitly recognizes that the current value of an asset is premised upon the expected receipt of future economic benefits such as future earnings and cash flows. Indications of value are developed by discounting these future benefits to their present value, using a discount rate that reflects both the current return requirements of the market and the risks inherent in the specific investment. This approach is appropriate where an identifiable stream of income can be attributed to the particular asset being valued, as is the case with certain intangible assets. We provided the independent appraiser with an earnings forecast of our future earnings and cash flows. The forecasted cash flows were then tax effected at a rate of 35%. This computed amount was then discounted to its present value using a 21.75% discount rate.

Telliant 2.X is the technology acquired from AccessLan that was under development at the time of acquisition. Telliant 2.X technology is planned to be released in two phases, Phase 1 and Phase 2. Phase 1 of Telliant 2.X is comprised of a set of hardware and software features that provides integrated ATM, switching, IP routing and subscriber management services for enhanced scalability of broadband networks. At the time of acquisition, Phase 1 was estimated to be 80% complete. We estimate that Phase 1 was 95% complete as of December 31, 2002 and was completed in February 2003. Phase 2 introduces a set of hardware and software features that allow service providers to offer new broadcast video services over DSL to their residential customers. At the time of acquisition, Phase 2 was estimated to be 33% complete. We estimate that Phase 2 was 67% complete as of December 31, 2002 and is scheduled for completion by May 2003. Our completion percentage estimates were based upon comparing actual costs incurred to the total project cost estimate as of the measurement date.

There can be no assurances that we will be able to complete the development of these products on a timely basis. Failure to complete these products could have an adverse impact on our financial condition or results of operations.

OTHER INCOME, NET. Comparing 2002 to 2001, other income decreased by 87% to $38.5 million. This decline is primarily attributable to our implementation of SFAS No. 133 in 2001, resulting in the reclassification of our Cisco securities from available-for-sale to trading securities. This resulted in the recognition of $285.7 million in unrealized gains on our Cisco investment and related hedge contracts in 2001. In contrast, we recognized $18.4 million in Cisco related gains in 2002. Other expense in 2001 included a $2.3 million impairment of an investment in a privately-held company. During 2002, our annual impairment test of this investment did not reveal any further impairment. Included in other income in both years were $13.6 million distribution payments due from Marconi in 2002 and 2001. Payments were received from Marconi in January 2003 and January 2002. These amounts originated from settlement of outstanding litigation with Marconi. The settlement called for Marconi to meet specified distribution revenue goals in 2002 and 2001, which they failed to meet in both years. Marconi was therefore obligated to make distribution payments of $13.6 million for 2002 and 2001.

INCOME TAXES. In 2002 and 2001, we recorded income taxes at an effective tax rate of 32% and 38%, respectively. The higher rate in 2001 was due to the effect of recognizing an investment gain related to our implementation of SFAS No. 133.

2001 COMPARED WITH 2000

REVENUES. In 2001, revenues, including service revenues and royalties, decreased by 21% from 2000 to $327.6 million. U.S. sales declined 24% to $282.0 million in 2001 and represented 86% of total revenues compared with 89% in 2000. The decline in U.S. revenues in both amount and as a percentage of total revenues reflected the significant decline in sales to Tellabs Inc. (Tellabs), Winstar Communications, Inc. (Winstar) and other CLECs in 2001. International revenues declined 5% to $45.6 million in 2001 and represented 14% of total revenues compared with 11% in 2000. The decline in international revenues was mainly a result of reduced sales into South Africa, partially offset by overall increased sales into Latin America and Canada. The higher ratio of international to total revenues in 2001 was largely a function of the decline in sales to U.S. customers from 2000 to 2001.

For the year 2001, sales to Sprint accounted for 10% or more of total revenues. In 2000, Sprint and Winstar each accounted for 10% or more of total revenues. No other customer accounted for 10% or more of total revenues in either period. Our five largest customers accounted for 44% of total revenues in 2001 and 49% in 2000. A number of these customers signed multiyear agreements with us that provided potential revenue streams for 2002 and beyond. However, these contracts permit customers to cancel or reduce the size of their commitments upon notice.

GROSS PROFIT. In 2001, gross profit decreased by 45% to $111.6 million. Gross profit represented 34% of total revenues in 2001 compared with 48% in 2000.

During 2001, we recorded $18.9 million in charges to cost of revenues for excess and obsolete inventory and recognized a $13.4 million accrual against cost of revenues for inventory purchase commitments. We experienced a delay in DSL rollouts and changes in some of our larger customers' DSL build-out plans. This, along with a shift from our first generation DSL products to our second generation DSL products, accounted for a large portion of the excess and obsolete inventory write-down. We had inventory built to CLEC specifications that, upon the rapid decline of our CLEC customers' capital spending, we could not cost-effectively re-work for other customers. Some of the other products in our product family have been superseded by newer generation technology, resulting in obsolete inventory. We refocused our international efforts towards newer generation broadband products, resulting in a write-down of obsolete inventory. Component inventories were built up in accordance with our original business plan, resulting in write-downs for amounts in excess of our revised business plan requirements.

To a lesser extent, gross profit in 2001 declined from 2000 due to negotiated discounts and product mix for some of our larger volume customers. Material purchases were lower in 2001 compared with 2000, while overhead costs remained relatively unchanged, resulting in costs being spread over a lower volume of products. The resulting higher burden rate decreased our gross profits in 2001. Gross profit in 2001 was also impacted by the recognition of $4.3 million in cost of sales for shipments to Winstar and a value-added reseller (VAR) for which $11.9 million in revenues were not recorded. We also recorded a $2.2 million reserve for specific inventories deemed to be unsellable as a result of Winstar's financial distress and our expectation that we would not have further sales to Tellabs for the remainder of 2001. During the fourth quarter of 2001, we completed an inventory of our fixed assets, disposed of obsolete equipment and recorded a $0.3 million loss on the disposals. In addition, we also incurred $0.3 million in severance costs related to our October 2001 reduction in force.

RESEARCH AND DEVELOPMENT. In 2001, research and development expense increased by 9% to $64.2 million, and represented 20% of total revenues compared with 14% in 2000.

The increase in expenses from 2000 to 2001 was primarily the result of compensation and benefits, fixed asset disposals, a facility lease impairment, depreciation, software costs, and rent and facility costs. Compensation and benefits were higher primarily because the average number of personnel during 2001, particularly during the first half of the year, was greater than during 2000. Compensation also included $3.5 million in severance costs related to our October 2001 reduction in force. As of December 31, 2001, our research and development headcount decreased 9% from 2000 due to consolidation of our Florida offices, the reduction in force, and concerted efforts to make the engineering organization more efficient using existing employee resources and skills. During the fourth quarter of 2001, after completing an inventory of our engineering-related fixed assets, we disposed of obsolete equipment and recorded a loss on the disposals. In the fourth quarter of 2001, we vacated our Largo, Florida facility and entered into a sublease agreement. We recorded an impairment charge for the ongoing shortfall between our remaining lease obligation and the sublease income, and wrote down the related fixed assets and leasehold improvements, totaling $2.7 million. Depreciation expense increased as a result of additional capital purchases to support development and testing of new products and features. These increases reflect our efforts to invest in key product development areas in order to retain our market share and be positioned to take advantage of future market opportunities. During 2000, we achieved technological feasibility of our Panorama(TM) Network Element Management System software and we capitalized costs associated with it. We completed and released the software during 2001, and accordingly began recording post-release costs to research and development expense. Rent and related facility costs increased for some of our satellite engineering offices. Partially offsetting these increases were savings in outside services, performance-based compensation, direct materials, temporary help, and travel and entertainment. Various engineering projects involving outside services were completed by the end of 2000, and our utilization of outside services decreased in 2001, accordingly. Performance-based compensation was lower as a result of not meeting certain financial targets, primarily because of the general slowdown in our customers' capital spending and the effect that it had on our results of operations in 2001. In 2000, more direct materials were utilized for development and completion of our AccessMAX System 8, and 7.1A and 8.0 cards by the end of 2000. Direct material usage was lower in 2001 as new projects were in different development stages than in 2000 and required lower expenditure levels. In an effort to reduce our operating expenses in 2001, we eliminated virtually all of the temporary help positions that had been filled during 2000. Travel and entertainment expenses were lower due to cost containment efforts in 2001, reflecting our efforts to align our organization with our results of operations.

SALES AND MARKETING. In 2001, sales and marketing expense increased by 4% to $49.4 million, and represented 15% of total revenues compared with 11% in 2000.

The increase in sales and marketing expense from 2000 to 2001 was primarily the result of higher compensation and benefits, fixed asset disposals, distributor commissions and depreciation. As part of our efforts to build support teams for our larger customers, we employed a higher average number of sales and marketing employees during the first half of 2001 as compared with 2000. As the general slowdown in our customers' capital spending and the effect that it had on our results of operations became apparent, we implemented a reduction in force, resulting in an 11% decrease in sales and marketing headcount from

December 31, 2000 to December 31, 2001. A higher average number of sales and marketing employees during the first half of 2001 over the levels in 2000 resulted in higher compensation and benefit costs. Included in compensation were severance costs of $0.9 million arising from our October 2001 reduction in force.

During 2001, we reviewed some of our sales and marketing-related trade show, demonstration equipment and demonstration inventory and disposed of idle and obsolete material. We experienced sales growth in certain international countries in which we utilize distributors, causing an increase in distributor commissions. We also incurred higher levels of depreciation as a result of purchasing additional software and technical equipment used by our sales, marketing and customer service departments in supporting sales and marketing efforts and product releases. Cost containment efforts in 2001 reflected our efforts to align our organization with current results of operations. These efforts, along with the effects of the September 11 tragedies, caused a significant reduction in our travel and related expenses. As part of our efforts to balance our organization with our results of operations, we reduced our rate of employee hiring, which lowered hiring and relocation costs. The effect of our customers' reduced capital spending in 2001 negatively impacted our results of operations and accordingly, we did not pay performance-based compensation due to our failure to meet certain financial targets. As a result of economic pressures at the time and our revised business plan, we reduced our participation in trade shows and decreased our advertising.

GENERAL AND ADMINISTRATIVE. In 2001, general and administrative expense increased 28% to $37.3 million and represented 11% of total revenues as compared to 7% in 2000.

The increase from 2000 to 2001 was mainly caused by a $9.3 million increase in our provision for doubtful accounts during the first quarter of 2001 for a single VAR. During the last quarter of 2001, we inventoried some of our general and administrative-related fixed assets and disposed of obsolete equipment, recording a $1.1 million loss on the disposals. Depreciation increased in 2001 from 2000 because leasehold improvements associated with buildings we moved into in mid-year 2000 were occupied for the entire year in 2001. Primarily as a result of a general slowdown in our customers' capital spending patterns and the effect that it had on our results of operations in 2001, we did not meet our internal financial targets and did not pay associated performance-based compensation. We made significant donations to education and housing programs in 2000, and although we continued to make donations to various causes in 2001, we adjusted our expenditure levels to reflect our overall reduction in operating expenses. We also reduced the number of general and administrative employees by 13% from December 31, 2000 to December 31, 2001 and incurred severance costs of $0.3 million.

OTHER INCOME, NET. In 2001, other income was $306.2 million. Our application of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in 2001 resulted in the recognition of $285.7 million in unrealized gains on our Cisco investment and the related hedge contracts. In 2000, prior to adoption of SFAS No. 133, the unrealized gains and losses on the Cisco investment and related hedge contracts were netted and reflected in the carrying value of the investment, deferred tax liabilities, and accumulated other comprehensive income on our balance sheet. In 2000, we recorded $32.8 million from Marconi as settlement of outstanding litigation, and $10.1 million as a subsequent distribution payment. In 2001, we recognized $13.6 million as a distribution payment due from Marconi, which was subsequently received in January 2002. In the fourth quarter of 2001, we recorded a $2.3 million impairment in our equity investment in a privately-held company as a result of the lowered valuation of the company. Macroeconomic conditions and an industry-wide capital spending slowdown affected the availability of venture capital funding for, and valuations of, development stage companies.

INCOME TAXES. In 2001 and 2000, we recorded income taxes at an effective tax rate of 38% and 34%, respectively. The higher rate in 2001 was due to the effect of recognizing Cisco securities investment gain related to our implementation of SFAS No. 133.

PRO FORMA FAIR VALUE INFORMATION

We apply the intrinsic value method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, for our stock-based compensation plans. As of the end of December 2002, the total outstanding options held by our Chief Executive Officer and the other executive officers amounted to 9.3% of the
16.0 million outstanding options held by all employees.

We use the Black-Scholes option-pricing model to derive the theoretical fair value of employee stock option grants. An over-the-counter public market for employee stock options would give a more accurate approximation of the fair value, however, no such market exists. Instead, we use the Black-Scholes model, which along with the binomial model, are the two accepted methods under SFAS No. 123, Accounting for Stock-Based Compensation, for use in providing the theoretical fair value provisions disclosure. The binomial model is more difficult to use and produces a similar result to that of the Black-Scholes model. Many in the accounting profession believe the Black-Scholes model cannot objectively measure the theoretical fair value of employee stock options because of the wide-ranging, and therefore often misleading results, caused by the inherent subjectivity of some of the assumptions. For example, the volatility assumption is based on a combination of historical and implied volatilities. The theoretical fair value of options can be raised or lowered based on changing the implied volatility rate. Similarly, the theoretical fair value can be altered based on the expected option lives utilized. Expected option lives are based on a combination of historical employee behavior, modified by subjective judgments regarding future expected employee behavior under different market circumstances. Employee forfeitures are forecasted and subsequently adjusted to actual after the theoretical fair value of the options has been calculated. In situations where the market value falls below the option grant price, the Black-Scholes expense valuation is not adjusted for these options, which no longer have incremental value to the employee. The options continue to be valued and expensed at a price that may never be realized over the expected remaining life. For these reasons, we firmly believe that the pro forma fair value information computed under the Black-Scholes model is potentially misleading and inaccurate. Accordingly, the Black-Scholes model pro forma fair value information should be interpreted solely as an approximation, as opposed to a representation, of what pro forma net income would have been if we had expensed the fair value of options issued to employees. See Note 1 of the "Notes to Consolidated Financial Statements" for further discussion of our equity-based compensation plans.

SUMMARY OF CERTAIN SIGNIFICANT ITEMS

The following table summarizes several items which had a significant impact on our results of operations during 2002, 2001 and 2000:

                                                                       YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                2002            2001           2000
                                                              -------          --------       -------
Operating:
  Cost of sales for revenues not recognized                         -             4,300             -
  In-process research & development                            12,423                 -             -
  Securities litigation settlement                              4,443                 -             -
  Amortization of acquired intangibles                          3,275                 -             -
  Severance and closure costs for reduction in force              931             4,935             -
  Excess and obsolete inventory                                     -            18,850             -
  Purchase commitments                                              -            13,412             -
  Provision for doubtful accounts                                   -             9,251             -
  Loss on fixed asset disposals                                     -             1,412             -
  Acquisition-related costs                                         -                 -         1,062

Non-operating:
  Litigation settlement and distribution payments             (13,600)          (13,600)      (42,886)
  Unrealized gain on Cisco investment                         (18,352)         (285,729)            -
  Investment impairment                                             -             2,275             -
                                                              -------          --------       -------
    Total                                                     (10,880)         (244,894)      (41,824)
                                                              =======          ========       =======


2002

o $12.4 million for in-process research and development costs related to the AccessLan acquisition.

o    $4.4 million in securities litigation settlement costs.

o $3.3 million for amortization of acquired intangibles related to the AccessLan acquisition.

o $0.9 million charge for facility lease impairment charges related to the consolidation of our research and development offices.

o $13.6 million distribution payment from Marconi caused by their inability to meet specified distribution goals.

o    $18.4 million in unrealized gain on our Cisco investment.

2001

o $4.3 million charge to cost of revenues related to sales we did not recognize in the first quarter of 2001.

o $4.9 million charge for facility lease impairment, fixed assets write-down, severance costs and foreign sales office closures. These charges related to our reduction in force and realignment of our focus on core customers, markets and products.

o $18.9 million charge for excess and obsolete inventory, consisting of $18.8 million to cost of revenues and $0.1 million to sales and marketing expenses. These charges related to the abrupt decline in customers' spending, customer bankruptcy, changes in DSL rollout and the resulting impact these had on custom inventory and obsolete inventory levels.

o $13.4 million accrual for purchase commitments related to the abrupt decline in customers' capital spending and the impact this had on our forecasted needs and long-term agreements with vendors.

o $9.3 million charge to provision for doubtful accounts related to the abrupt decline in a customer's financial condition.

o $1.4 million charge for loss on disposal of information technology fixed assets resulting from a methodical fixed asset inventory.

o $13.6 million distribution payment from Marconi caused by their inability to meet specified distribution goals.

o    $285.7 million in unrealized gains on our Cisco investment.

o $2.3 million charge for impairment on an investment as a result of the investee company's equity round financing and related valuation.

2000

o    $1.1 million charge related to the acquisition of GVN Technologies, Inc.

o    $32.8 million Marconi litigation settlement gain.

o $10.1 million distribution payment from Marconi caused by their inability to meet specified distribution goals.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity and capital resources, our ability to generate adequate amounts of cash to meet our needs as of December 31, 2002 and 2001, consisted of the following (in thousands):


                                                                                     DECEMBER 31,
                                                                             ------------------------------
                                                                                 2002             2001
                                                                             -------------    -------------
Cash and cash equivalents                                                     $  94,754        $  39,528
Cisco marketable securities and related hedge contracts                         688,840          670,489
Other marketable securities                                                     213,030          245,725
Working capital, excluding cash and cash equivalents,
    marketable securities and related hedge contracts, and associated
    deferred tax assets and liabilities                                          51,582           72,941


Cash and cash equivalents were $94.8 million at December 31, 2002 compared with $39.5 million at December 31, 2001. The $55.3 million increase was primarily due to decreases in spending due to our cost containment efforts, movement from longer-term marketable securities to shorter-term cash equivalents, increase in accounts receivable collections, and cash from operations. This was partially offset by cash equivalents transferred to long-term assets as collateral for a U.S. customer contract during the second quarter of 2002.

Cisco marketable securities and related hedge contracts were $688.8 million at December 31, 2002, compared with $670.5 million at December 31, 2001. The $18.3 million increase was the result of gains on the hedge contracts exceeding the loss in share value during the year.

At December 31, 2002, we owned 10.6 million shares of Cisco common stock. We acquired these shares as a result of our investment in privately-held Cerent, which was merged with Cisco on November 1, 1999. In February and May 2000, we entered into two three-year hedge contracts for 10.1 million and 0.5 million shares of Cisco stock, respectively. We pledged all of our Cisco stock to secure our obligations under these contracts. The purpose of these contracts was to minimize the potential adverse market risk on the value of the Cisco shares. These contracts, which are economically equivalent to costless collar arrangements, provided us with the right to receive approximately $65 per share upon delivery of up to 10.1 million Cisco shares in February 2003 and 0.5 million Cisco shares in May 2003. These hedge contracts provided us with a floor value of approximately $690 million for the Cisco shares if held to maturity and also enable us to borrow up to the full present value of the floor value of the hedge contracts. The accumulated unrealized gains on the share value and hedge contract value through December 31, 2002 have been recognized in non-operating income, and the related deferred tax liability is reflected in the December 31, 2002 consolidated balance sheet.

On February 9, 2003, the primary hedge contract on our Cisco marketable securities matured. This hedge contract covered 10.1 million of the 10.6 million Cisco shares we own. The remaining 0.5 million shares are covered by a second hedge contract maturing in May 2003. We borrowed 10.1 million shares of Cisco stock in February 2003 to settle the first hedge contract and received $656.2 million in cash. We retained the Cisco shares we already owned, which are now pledged as security under the new Cisco stock loan. The $656.2 million was invested in available-for-sale municipal and corporate debt and equity securities according to our existing investment policy. The 10.1 million Cisco shares we own will be reflected as a restricted short-term asset at their fair market value in our March 31, 2003 consolidated balance sheet. The fair market value of our new Cisco share loan obligation will be reflected as a short-term liability. We expect to incur costs of approximately $1 million annually, net of taxes, to pursue this plan. We will also reclassify approximately $252 million in deferred taxes related to the recognized gain on the Cisco shares and hedge contract to current taxes payable in our March 31, 2003 consolidated balance sheet. We plan to borrow an additional 0.5 million shares to settle the second hedge contract in May 2003.

In 2003, we estimate the total amount of taxes on the gain related to the Cisco shares and the hedge contracts will be $265 million. The total amount of taxes due in 2003 is comprised of an estimated $55 million due on the stock gain and an estimated $210 million due on the gain associated with the hedge contracts. By using borrowed shares to settle the hedge contracts, we believe that payment of the estimated $210 million in taxes on the gain attributable to the hedge contracts could be deferred until we settle our new Cisco stock loans. While we believe that current tax law permits the deferral of payment of taxes on the gain from settlement of the hedge contracts, tax authorities may challenge this position. Accordingly, we will pay an estimated $265 million in federal and state taxes on the full amount of the gain in order to avoid potentially significant interest and penalties should we be unable to sustain our tax position. We will then seek a refund of approximately $210 million, which will represent the amount of taxes paid on the portion of the gain that we believe is subject to deferral.

Other marketable securities were $213.0 million at December 31, 2002, compared with $245.7 million at December 31, 2001. The $32.7 million decrease arose primarily as the result of liquidating securities to pay $43.4 million to AccessLan shareholders and transferring $20.1 million in marketable securities to long-term assets as collateral for a U.S. customer contract bond. This was partially offset by increases resulting from investing operating cash flows in marketable securities.

At December 31, 2002, $20.1 million in restricted cash equivalents and marketable securities was held as collateral to back a three-year bond posted for a U.S. customer contract. The bond guarantees our performance under the contract and is classified as other assets. We will continue to earn interest on the restricted cash equivalents and marketable securities during the bond period.

Operating activities in 2002 generated net cash of $79.2 million. This was primarily the result of net income, collection of the 2001 Marconi distribution payment receivable and collection of accounts receivables. Investing activities during 2002 used net cash of $40.8 million, primarily as a result of cash paid to acquire AccessLan and the collaterization of a bond for a U.S. customer contract. This was partially offset by a net increase in sales and maturities of marketable securities.

Working capital increased during the year from $774.3 million at December 31, 2001 to $784.8 million at December 31, 2002. The increase was primarily a result of decreases in our overall spending, and an increase in the value of our Cisco hedge contracts. This was partially offset by cash paid in the AccessLan acquisition and the related recording of goodwill and other intangible assets, along with the transfer of $20.1 million in cash and cash equivalents to restricted cash as collateral for a U.S. customer contract bond. Days sales outstanding decreased to 43 days at the end of 2002, compared with 64 days at the end of 2001, as a result of improved shipping linearity and an increase in accounts receivable collections during the year.

We maintain an uncommitted bank facility for the issuance of commercial and standby letters of credit. At December 31, 2002 we had $2.7 million in letters of credit outstanding under this facility, including $0.5 million issued as a five-year deposit on one of our leased facilities.

We seek to minimize our foreign currency risk by using forward contracts to hedge material accounts receivable and accounts payable. These contracts are marked to market and the gains and losses are reflected in our results of operations.

We maintain bank agreements with two banks under which we may enter into foreign exchange contracts up to $40.0 million. There are no borrowing provisions or financial covenants associated with these facilities. At December 31, 2002, there were no foreign exchange contracts outstanding.

In October 2001, our board of directors authorized a stock repurchase plan that provides for the repurchase of up to ten percent (10%) of our currently issued and outstanding shares of common stock. Repurchases may be made from time to time at various prices in the open market, through block trades or otherwise. The plan became effective in October 2001 and may be suspended at any time without prior notice. During 2002, 10,800 shares were repurchased at a cost of $0.1 million under this plan. The purpose of the repurchase plan is to help us achieve our long-term goal of enhancing shareholder value. The effect of the repurchase plan on the calculation of net income per common share was insignificant.

In connection with the stock repurchase plan we announced in October 2001, we established a written trading plan in accordance with SEC Rule 10b5-1 under which we will repurchase shares of AFC common stock, subject to conditions set forth in the trading plan. The trading plan runs from December 1, 2002 through December 2, 2003.

In addition to measuring our cash flow generation and usage based upon our operating, investing and financing activities included in the Consolidated Statement of Cash Flows, we also measure our free cash flow. We define free cash flow, a measure commonly employed by credit providers, as cash flow from operating activities, less capital expenditures. During 2002 and 2001, we generated free cash flow of $67.9 million and $66.5 million, respectively.

The following table sets forth, for the periods indicated, the commitments to make future minimum payments under contractual obligations (in thousands):

                                                                             Facility
                                                                             Operating
                                                                              Leases
                                                                            ------------
                  2003                                                      $   9,016
                  2004                                                          8,636
                  2005                                                          8,410
                  2006                                                          7,935
                  2007                                                          7,356
                  Thereafter                                                   24,747
                                                                            ------------
                    Total                                                   $  66,100
                                                                            ============

We sublease three of our facilities. The total future minimum lease payments have not been reduced by $14.1 million of future minimum sublease payments to be received under non-cancelable subleases. In 2001, we vacated an engineering facility in Largo, Florida and entered into a sublease agreement for the entire space.

Our lease term continues through 2007, while the sublease agreement extends through 2004. We accrued $1.5 million to short-term and long-term liabilities for this operating lease representing the present value of the loss we expect to incur for the ongoing shortfall between our sublease income and operating lease obligation. If the sublessee does not renew its lease agreement with us, and we are unable to enter into another agreement through the March 31, 2007 term of the lease, the amount of the ultimate loss based on the lease could increase by up to $1 million before tax.

We also have long-term purchase agreements with certain contract manufacturers which allow us to negotiate volume discounts and provide us with a more steady supply of components. Under such agreements, our maximum liability as of December 31, 2002 was $18.0 million, of which $6.3 million was accrued on the balance sheet. As of December 31, 2001, our maximum liability under such agreements was $26.0 million, of which $14.0 million was accrued on the balance sheet.

We believe our existing cash and marketable securities, available credit facilities and cash flows from operating and financing activities are adequate to support our financial resource needs for at least the next twelve months. This includes working capital and capital expenditure requirements and operating lease obligations.

OFF-BALANCE SHEET ARRANGEMENTS

The SEC recently enacted rules regarding required disclosures of off-balance sheet arrangements. We do not have any material off-balance sheet arrangements that have, or are reasonably likely to have, a future effect on our financial condition or changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

SFAS NO. 133 IMPLEMENTATION IN 2001

On January 1, 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. The statement requires that we recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Additional discussion on the effect of SFAS No. 133 on our financial position and results of operations is included in Notes 1 and 2 of the "Notes to Consolidated Financial Statements."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our market risk lies primarily in changes in interest rates and fluctuations in the value of our marketable securities and related hedge arrangements.

We have foreign currency sales to one international customer. We hedge foreign currency risk on certain accounts receivable and accounts payable with forward contracts that generally expire within 60 days. These forward contracts are not designated as hedges and changes in the fair value of these forward contracts are recognized immediately in earnings.

We face interest rate risk exposure on our marketable securities. Our objective is to preserve principle. We manage interest rate risk primarily by investing in the highest rated U.S. government, municipal and corporate debt and equity securities having various maturities of less than four years.

At December 31, 2002, our $213.0 million marketable debt securities portfolio consisted of domestic municipal debt securities of various issuers, types and maturities. Approximately 27% of the debt securities mature in one year or less. At December 31, 2002, the weighted average yield on our debt securities was 1.8% and the weighted average yield on cash equivalents was 1.1%.

If interest rates increase, the fair market value, or FMV, of our debt securities portfolio will decrease. To quantify interest rate risk on our debt securities portfolio, we used a modeling technique that measures the change in FMV arising from hypothetical shifts in the yield curve of plus 50 basis points over an immediate time horizon. The resultant effect would be a loss of $1.4 million on our portfolio valued at $213.0 million at December 31, 2002 as compared with a loss of $1.0 million on our portfolio valued at $245.7 million at December 31, 2001.

At December 31, 2002 we had market price risk exposure on our Cisco marketable securities holdings consisting of 10.6 million shares, the full value of which was protected using hedge contracts purchased in February and May 2000. The primary hedge contract covered 10.1 million shares and matured on February 9, 2003. We borrowed 10.1 million shares of Cisco stock in February 2003 to settle the primary hedge contract and received the floor value of the hedge contract equal to $656.2 million in cash. The $656.2 million was invested in available-for-sale U.S. government, municipal and corporate debt and equity securities according to our existing investment policy. We manage the interest rate and credit risk exposure on these securities by investing in the highest rated U.S. government, municipal and corporate debt and equity securities having various maturities of less than four years. Associated with borrowing the shares, we pledged 10.1 million of the 10.6 million Cisco shares we own as collateral. Changes in the fair market value of the 10.1 million shares we own are offset by the changes in fair market value of the 10.1 million shares that we have borrowed.

We continue to have market price volatility risk exposure on the remaining 0.5 million shares of Cisco covered by the hedge contract maturing in May 2003. Changes in the fair market value of the hedge contract largely offset changes in the value of the underlying stock, which is also marked to market. The risk exposure arises as a result of the lack of completely efficient hedge contract coverage prior to the May 2003 maturity.

The following table shows the changes in the fair values of the 10.6 million Cisco shares, and the put and call feature of the hedge contract agreements arising from a hypothetical 20% increase or decrease in the stock's price of $13.01 and $18.54 per share, the closing prices on the last business day of our fiscal years ended December 31, 2002 and 2001, respectively (in thousands):


                             Valuation -20%             No change            Valuation +20%
                            --------------------    --------------------    --------------------
December 31, 2002:
     Cisco shares                      $109,902                $137,378                $164,853
     Cisco hedges                       578,980                 551,462                 524,060
                           --------------------    --------------------    --------------------
         Net value
                                       $688,882                $688,840                $688,913
                           ====================    ====================    ====================

December 31, 2001:
     Cisco shares                      $156,617                $195,772                $234,925
     Cisco hedges                       513,176                 474,717                 436,287
                           --------------------    --------------------    --------------------
         Net value                     $669,793                $670,489                $671,212
                           ====================    ====================    ====================


At December 31, 2002, we held a $4.3 million minority equity investment in a non-publicly traded company. We maintain this investment on a cost basis and do not have the ability to exercise significant influence over the company's operations. Our investment is inherently risky because the products of this company, and the markets for such products, are in the development stage. In addition, this company is subject to risks resulting from uncertain standards for new products and competition. The remaining activities necessary to determine if the products meet functional and technical requirements, and market acceptance, include testing and customer lab trials. If these products fail testing procedures or fail to generate customer interest, the value of this company would likely decline and could result in impairment of our investment. Additionally, macroeconomic conditions and an industry capital spending slowdown are affecting the availability of venture capital funding and the valuations of development stage companies. We could lose our entire investment in this company and be required to record a charge to operations for any loss. Our ability to earn a return on this investment is largely dependent on the occurrence of an initial public offering, merger or sale of the company.