Form 10-K, Exhibit 13
period 2002-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2003-03-18
CIK 898805

                                                                    EXHIBIT 13.3

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)


                                                                 YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------------
                                                       2002                2001                2000
                                                  ----------------    ---------------     ----------------
Revenues                                            $  344,063          $  327,569          $  416,850
Cost of revenues                                       179,957             215,956             215,303
                                                  ----------------    ---------------     ----------------
       Gross profit                                    164,106             111,613             201,547
                                                  ----------------    ---------------     ----------------
Operating expenses:
     Research and development                           61,658              64,169              58,828
     Sales and marketing                                47,625              49,385              47,463
     General and administrative                         26,370              37,323              29,172
     Securities litigation costs                         4,443                   -                   -
     Amortization of acquired intangibles                3,275                   -                   -
     In-process research and development                12,423                   -                   -
                                                  ----------------    ---------------     ----------------
       Total operating expenses                        155,794             150,877             135,463
                                                  ----------------    ---------------     ----------------

Operating income (loss)                                  8,312             (39,264)             66,084

Other income (expense):
     Unrealized gains on Cisco investment               18,352             285,729                   -
     Interest income                                     7,724               9,829               9,880
     Equity in losses of investee                       (1,079)               (930)                  -
     Other                                              13,506              11,610              41,564
                                                  ----------------    ---------------     ----------------
       Total other income, net                          38,503             306,238              51,444
                                                  ----------------    ---------------     ----------------

Income before income taxes                              46,815             266,974             117,528

Income taxes                                            14,981             101,450              39,960
                                                  ----------------    ---------------     ----------------

Net income                                          $   31,834          $  165,524          $   77,568
                                                  ================    ===============     ================

Basic net income per share                          $     0.38          $     2.03          $     0.97
                                                  ================    ===============     ================

Shares used in basic per share computations             83,380              81,381              80,201
                                                  ================    ===============     ================

Diluted net income per share                        $     0.37          $     1.98          $     0.91
                                                  ================    ===============     ================

Shares used in diluted per share computations           85,292              83,638              84,800
                                                  ================    ===============     ================


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                                               DECEMBER 31,
                                                                                      --------------------------------
                                                                                          2002              2001
                                                                                      -------------     --------------
ASSETS

   Current assets:
     Cash and cash equivalents                                                        $     94,754      $     39,528
     Cisco marketable securities and related hedge contracts                               688,840           670,489
     Other marketable securities                                                           213,030           245,725
     Accounts receivable, less allowances of  $819 and $952
          in 2002 and 2001, respectively                                                    41,381            58,528
     Inventories                                                                            30,553            29,711
     Other current assets                                                                   26,667            34,967
                                                                                      -------------     --------------

                Total current assets                                                     1,095,225         1,078,948

   Property and equipment                                                                   51,076            55,406
   Goodwill                                                                                 56,119                 -
   Other acquired intangibles                                                                5,675                 -
   Other assets                                                                             25,555            13,056
                                                                                      -------------     --------------

                Total assets                                                          $  1,233,650      $  1,147,410
                                                                                      =============     ==============


LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities:
     Accounts payable                                                                 $      7,503      $      9,969
     Accrued liabilities                                                                    81,259            73,550
     Deferred tax liabilities                                                              221,673           221,132
                                                                                      -------------     --------------

                Total current liabilities                                                  310,435           304,651

   Long-term liabilities                                                                     4,426             4,154

   Commitments and contingencies


   Stockholders' equity:
     Preferred stock, $0.01 par value; 5,000,000 shares authorized;
             no shares issued and outstanding                                                    -                 -
     Common stock, $0.01 par value; 200,000,000 shares authorized;
             84,386,969 shares issued and 84,376,169 shares outstanding
             in 2002 and 82,113,830 shares issued and outstanding in 2001                      844               821
     Additional paid-in capital                                                            336,542           287,937
     Deferred compensation                                                                    (833)                -
     Note receivable from stockholder                                                            -               (56)
     Accumulated other comprehensive income                                                  1,880             1,242
     Retained earnings                                                                     580,495           548,661
     Treasury stock, 10,800 shares in 2002                                                    (139)                -
                                                                                      -------------     --------------
                Total stockholders' equity                                                 918,789           838,605
                                                                                      -------------     --------------

                Total liabilities and stockholders' equity                            $  1,233,650      $  1,147,410
                                                                                      =============     ==============


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
                        (in thousands, except share data)

                                                                              Notes     Accumulated
                                Common Stock                Addi-             Receiv-   Other                    Total
                               ------------------  Deferred tional     Trea-  able      Compre-                  Stock-   Comp-
                                                   Compen-  Paid-in    sury   Stock-    hensive      Retained    holders' hensive
                               Shares      Amount  sation   Capital    Stock  holders   Income       Earnings    Equity   Income
                               ----------  ------  -------  --------   -----  --------  ----------   --------    ------   --------
Balances as of
  December 31, 1999            79,077,392  $  790  $   (96) $238,074  $    -   $(241)     $100,968   $305,569   $645,064   $350,038
                                                                                                                           ========
Exercise of common
  stock options and
  warrants                      1,388,094      14        -     8,747       -       -             -          -      8,761
Employee stock
  purchase plan
  purchases                       213,129       2        -     2,456       -       -             -          -      2,458
Conversion of preferred
  stock into common
  stock in pooling                 56,240       1        -     1,248       -       -             -          -      1,249
Forfeiture of stock
  options                               -       -       96       (96)      -       -             -          -          -
Repurchase of common stock         (4,044)      -        -        (1)      -       -             -          -         (1)
Payments of notes receivable
  from stockholders                     -       -        -         -       -      102            -          -        102
Cancellation of notes
  receivable from
  stockholder                           -       -        -         -       -       83            -          -         83
Cancellation of common
  stock                              (839)      -        -         -       -        -            -          -          -
Tax benefit from
option exercises                        -       -        -    17,575       -        -            -          -     17,575
Net Income                              -       -        -         -       -        -            -     77,568     77,568   $ 77,568
Other comprehensive income:
  Foreign exchange rate
    translation                         -       -        -         -       -        -          (12)         -        (12)       (12)
  Net unrealized gain on
    available-for-sale
    securities (1)                      -       -        -         -       -        -       66,818          -     66,818     66,818
                               ----------  ------  -------  --------   -----  --------  ----------    --------    ------   --------
Balances as of
December 31, 2000              80,729,972     807        -   268,003       -      (56)     167,774    383,137    819,665   $144,374
                               ----------  ------  -------  --------   -----  --------  ----------    --------    ------   =========
Exercise of common stock
  options                       1,125,894      11        -     9,931       -        -            -          -      9,942
Employee stock purchase plan
  purchases                       265,582       3        -     4,249       -        -            -          -      4,252
Cancellation of common stock       (7,618)      -        -         -       -        -            -          -          -
Tax benefit from
  option exercises                      -       -        -     5,754       -        -            -          -      5,754
Net income                              -       -        -         -       -        -            -    165,524    165,524   $165,524
Other comprehensive income:
  Foreign exchange rate
    translation                         -       -        -         -       -        -            5          -          5          5
  Reclassification of net
    unrealized gain on
    trading securities                  -       -        -         -       -        -     (167,426)         -   (167,426)  (167,426)
  Net unrealized gain on
    available-for-sale
    securities (1)                      -       -        -         -       -        -          889          -        889        889
                               ----------  ------  -------  --------   -----  --------  ----------    --------    ------   ========
Balances as of
December 31, 2001              82,113,830     821        -   287,937       -      (56)       1,242    548,661    838,605   $ (1,008)
                               ----------  ------  -------  --------   -----  --------  ----------    --------    ------   ========
Exercise of common stock
  options                       2,011,992      20        -    13,145       -        -            -          -     13,165
Employee stock purchase
  plan purchases                  263,631       3        -     3,872       -        -            -          -      3,875
Tax benefit from
  option exercises                      -       -        -     9,239       -        -            -          -      9,239
Treasury stock repurchase         (10,800)      -        -         -    (139)       -            -          -       (139)
Acquisition of AccessLan                -       -        -    22,381       -        -            -          -     22,381
Settlement of note
  receivable from
  stockholder                      (2,484)      -        -       (32)      -       56            -          -         24
Deferred compensation                   -       -   (3,549)        -       -        -            -          -     (3,549)
Amortization of deferred
  compensation                          -       -    2,716         -       -        -            -          -      2,716
Net income                              -       -        -         -       -        -            -     31,834     31,834   $ 31,834
Other comprehensive income:
  Foreign exchange rate
    translation                         -       -        -         -       -        -           (2)         -         (2)        (2)
  Net unrealized gain on
    available-for-sale
    securities(1)                       -       -        -         -       -        -          640          -        640        640
                               ----------  ------  -------  --------   -----  --------   ---------   --------   --------   --------
Balances as of
December 31, 2002              84,376,169  $  844  $  (833) $336,542   $(139) $    -      $  1,880   $580,495   $918,789   $ 32,472
                               ==========  ======  =======  ========   =====  ========   =========   ========   ========   ========



                                                                   2002        2001         2000
                                                                 --------    --------     --------
(1) Net unrealized gain on  available-for-sale
      marketable securities                                      $    822    $    835     $108,600
    Less: deferred income taxes  (benefit) related to the net
      unrealized gain                                                 182         (54)      41,782
                                                                 --------    --------     --------
Total                                                            $    640    $    889     $ 66,818
                                                                 ========    ========     ========

          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                                             YEARS ENDED DECEMBER 31,
                                                                             -------------------------------------------------------
                                                                                   2002                2001               2000
                                                                             ----------------    ---------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                   $   31,834          $  165,524         $   77,568
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                  20,266              19,422             15,544
     Unrealized gains on Cisco investment                                          (18,351)           (285,729)                 -
     In-process research and development                                            12,423                   -                  -
     Tax benefit from option exercises                                               9,238               5,754             17,575
     Other non-cash adjustments to operating income                                    988               4,906                 83
     Allowances for uncollectible accounts                                             850              10,261                600
     Equity in losses of investee, net of tax                                          734                 577                  -
     Deferred income taxes                                                             359             (23,488)              (649)
     Tax related to SFAS No. 133 reclassification of Cisco investment                    -             106,776                  -
     Reserve for inventory write-down and accrued purchase commitments                   -              31,519              1,800
     Write-down of impaired investment                                                   -               2,275                  -
     Changes in operating assets and liabilities:
         Accounts receivable                                                        16,760              30,310            (37,688)
         Inventories                                                                  (478)             11,538            (23,585)
         Other current assets                                                          467              (5,366)           (18,777)
         Other assets                                                                1,666               1,368                927
         Accrued and other liabilities                                               2,436              13,730             17,335
         Accounts payable                                                              (36)             (9,951)                52
                                                                              ----------------    ---------------    ---------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                             79,156              79,426             50,785
                                                                             ----------------    ---------------    ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of marketable securities                                            (566,187)           (627,140)          (405,243)
    Sales of marketable securities                                                 454,474             306,406            152,086
    Maturities of marketable securities                                            145,230             283,668            195,177
    Acquisition, net of cash acquired                                              (42,978)                  -                  -
    Restricted investment                                                          (20,120)                  -                  -
    Purchase of property and equipment                                             (11,218)            (12,921)           (23,743)
    Other long-term investments                                                          -             (12,473)            (4,635)
                                                                              ----------------    ---------------    -------------
              NET CASH USED IN INVESTING ACTIVITIES                                (40,799)            (62,460)           (86,358)
                                                                              ----------------    ---------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from exercise of common stock options and warrants, net                17,008              14,194              6,578
    Purchase of treasury stock                                                        (139)                  -                  -
                                                                              ----------------    ---------------    ---------------
              NET CASH PROVIDED BY FINANCING ACTIVITIES                             16,869              14,194              6,578
                                                                              ----------------    ---------------    ---------------
EFFECT OF ADJUSTMENT TO CONFORM FISCAL YEAR ENDS
    IN POOLING TRANSACTION                                                              -                   -              5,991

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    55,226              31,160            (23,004)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                        39,528               8,368             31,372

                                                                              ----------------    ---------------    ---------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                          $   94,754          $   39,528         $    8,368
                                                                              ================    ===============    ===============

CASH PAID (REFUND RECEIVED):
    Income taxes                                                                $   (5,533)         $    4,784         $   19,093

NON-CASH INVESTING AND FINANCING ACTIVITY - Common stock options
    issued for acquisition                                                      $   22,381          $        -         $        -



          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                   Notes to Consolidated Financial Statements


NOTE  1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We develop, manufacture and support a family of telecommunications access products and services. Our products and services enable the connection between the central office (CO) switches of telecommunications service providers and their end users for voice and high-speed Internet, data and video communications. Our products include Integrated Multiservice Access Platforms (IMAPs), Multiservice Central Office Switching Platforms, Optical Add-Drop Multiplexers (OADMs), Integrated Access Devices (IADs), network element management systems, cabinets as well as related professional services.

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



                                                              2002           2001          2000
                                                         -----------     ---------      ---------
Net income, as reported                                  $    31,834     $ 165,524      $  77,568
Stock based employee compensation expense
  included in reported net income,
  net of related tax effects                                  (1,847)            -              -
Total stock based employee compensation
  expense determined under fair value methods
  for all awards, net of related tax effects                 (59,029)      (59,368)       (46,129)
                                                         -----------     ---------      ---------
Pro forma net income (loss)                                 $(29,042)     $106,156        $31,439
                                                         ===========     =========      =========
Earnings per share:
  Basic - as reported                                    $      0.38      $   2.03      $    0.97
  Basic - pro forma                                            (0.35)         1.30           0.39
  Diluted - as reported                                         0.37          1.98           0.91
  Diluted - pro forma                                          (0.34)         1.27           0.37



See Note 8 for further discussion of our equity-based compensation plans.

OTHER SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS. We consider all highly liquid investments in debt instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are generally invested in money market funds.

MARKETABLE SECURITIES. Our marketable securities are reported at fair value and are classified as trading or available-for-sale. On January 1, 2001, we reclassified our investment in Cisco Systems, Inc. (Cisco) stock from available-for-sale to trading. This reclassification results in periodic changes in fair value included in other income or expense.

PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. We compute depreciation using the straight-line method over the estimated useful lives. Useful lives are generally three years for computers and internal use software, and seven years for office and engineering equipment, furniture and fixtures.

LONG-LIVED ASSETS. We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the potential future income expected to be generated by the asset. If an asset is considered to be impaired, it is written down to its market value. This is assessed based on factors specific to the type of asset.

GOODWILL AND OTHER ACQUIRED INTANGIBLES. In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used and establishes new standards for the recognition of certain identifiable intangible assets, separate from goodwill, for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their estimated residual values. We adopted SFAS No. 141 and 142 as required.

OTHER ASSETS. Other assets principally include marketable securities held as collateral for a U.S. customer contract bond and an equity investment in a non-publicly traded development-stage company accounted for under the cost method. We own less than twenty percent (20%) in the company and do not have significant influence over its operating or financial policies.

INCOME TAXES. We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

ADVERTISING COSTS.  We expense all advertising costs as incurred.

REPURCHASE OF COMMON STOCK. We have a stock repurchase plan that provides for the repurchase of up to ten percent (10%) of our currently issued and outstanding shares of common stock. Repurchases may be made from time to time at various prices in the open market, through block trades or otherwise. The purpose of the repurchase plan is to help us achieve our long-term goal of enhancing shareholder value.

ESTIMATES IN FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, to disclose contingent assets and liabilities at the date of the financial statements and to report amounts of revenues and expenses during the reporting period. Actual results could differ from our estimates. Such estimates include reserve for warranty, allowance for doubtful accounts, reserve for inventories and purchase commitments, and allowance for customer returns.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which require that we recognize all derivatives as either assets or liabilities in the balance sheet and that we measure those instruments at fair value. We also use foreign exchange contracts to offset gains and losses on exchange rate fluctuations against gains and losses on hedged assets or liabilities.

NET INCOME PER SHARE

Basic net income per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is computed using the weighted average number of shares of common stock outstanding, plus dilutive common stock equivalents during the period. Dilutive common stock equivalents consist of stock options to purchase common stock and contributions to the Employee Stock Purchase Plan using the treasury stock method.

FOREIGN CURRENCY TRANSLATION

Operations conducted in our foreign offices are transacted in their local currencies. Assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet date, and income and expense amounts are translated at weighted average exchange rates during the year. Translation adjustments are recorded to other comprehensive income in the equity section of the balance sheet.

CERTAIN RISKS AND CONCENTRATIONS

Our primary exposure to credit risk arises from cash equivalents and trade accounts receivable. To reduce credit risk, we perform ongoing credit evaluations of our customers' financial condition. In some cases, we may require customer prepayment, bank guarantees or letters of credit and, if necessary, we put customers on credit hold. We maintain adequate allowances for potential credit losses. Our customers are concentrated in the public carrier telecommunications industry. Our five largest customers accounted for 39% and 43% of our gross accounts receivable at December 31, 2002 and 2001, respectively. Although our largest customers have varied from period to period, we anticipate that receivables in any given period will continue to be concentrated among a small number of customers. Recent severe financial problems affecting the telecommunications industry in general may continue to result in slower payments or defaults on accounts receivable. To reduce the foreign receivables currency risk, we use foreign exchange hedge contracts in certain situations where the risk is material.

Our products are concentrated in the telecommunications equipment market, which is highly competitive and subject to change. Significant technological changes in the industry could adversely affect our operating results. Our inventories include components that may be specialized in nature, and subject to rapid technological obsolescence. We actively manage our inventory levels, and we consider technological obsolescence and potential changes in product demand when estimating allowances to reduce recorded inventory amounts to market value. Such estimates could change in the future.

Our growth and ability to meet customer demands are also dependent on our ability to obtain timely deliveries of components from our suppliers. We currently purchase certain key components used in our products from sole or limited source vendors. These components include our proprietary application specific integrated circuits (ASICs), codec components and certain surface mount technology components. Most of our component purchases are on a purchase order basis without guaranteed supply arrangements. Some of our sole and limited source vendors allocate parts to multiple telecommunications equipment manufacturers based on market demand for components and equipment. This may result in shortages of certain key components sold to us because many of our competitors are much larger and may be able to obtain priority allocations from these shared vendors, thereby limiting or making unreliable our sources of supply for these components. Although we believe that there are alternative sources for these components, in the event of a disruption in supply, we may not be able to identify an alternative source in a timely manner, at favorable prices or of acceptable quality.

RECLASSIFICATIONS AND RESTATEMENTS

Certain prior year amounts have been reclassified to conform with the current year's presentation.

We originally invested $12.5 million in AccessLan Communications, Inc. (AccessLan) during the third quarter of 2001, which we accounted for using the cost method of accounting. Effective April 1, 2002, after exercising our option to purchase the remaining interests in AccessLan, we changed our method of accounting from the cost method to the equity method. We retroactively applied the equity method for our ownership interest in AccessLan from the date of our initial investment as required under APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. This resulted in reductions to net income of $0.7 million for the four and a half months through May 13, 2002, and $0.6 million for the year ended December 31, 2001.

All historical financial information was restated to reflect the acquisition of GVN Technologies, Inc. (GVN) in the second quarter of 2000, which was accounted for as a pooling of interests. See Note 10 for additional information on our acquisition of GVN.

SFAS NO. 133 IMPLEMENTATION IN 2001

On January 1, 2001 we implemented SFAS No. 133, as amended. There was no transition adjustment upon implementation. Prior to our implementation of SFAS No. 133, we classified our Cisco investment as available-for-sale. We recorded in accumulated other comprehensive income on the balance sheet the unrealized gains and losses on the investment and the hedge contracts related to the investment, as well as the associated tax effects. Upon implementation of SFAS No. 133, we reclassified these securities from available-for-sale to trading. We recognized the accumulated gains on the share value and the hedge contract value in non-operating income. The related tax effects were recorded as a component of income tax expense.

The ongoing effects of SFAS No. 133 on the financial statements depend on market conditions. Changes in the value of our investment and the hedge contracts will continue to be reported in current period earnings.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 supersedes EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs To Exit an Activity (Including Certain Costs Associated with a Restructuring), and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, as opposed to when management is committed to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. This Statement is effective for exit or disposal activities initiated after December 31, 2002. The provisions of SFAS No. 146 are required to be applied prospectively to newly initiated exit activities and may affect the timing of recognizing future restructuring costs, as well as the amounts recognized. We are currently determining what effect, if any, the provisions of SFAS No. 146 will have on our operating results or financial position.

In November 2002, the FASB reached a consensus on EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. In general, this issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, this issue addresses how to determine whether an arrangement involving multiple deliverables contains more than one earnings process and, if so, how to divide the arrangement into separate units of accounting consistent with the identified earnings processes for revenue recognition purposes. This issue also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF Issue No. 00-21 is applicable to arrangements entered into after June 15, 2003. We are currently determining what effect, if any, the provisions of EITF Issue No. 00-21 will have on our operating results or financial position.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a guarantor to include disclosure of certain obligations, and if applicable, at the inception of the guarantee, recognize a liability for the fair value of certain other obligations undertaken in issuing a guarantee. The disclosure provisions of the Interpretation are effective for our December 31, 2002 results and we have adopted those requirements and included these disclosures in Note 5. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. We are currently assessing the impact of adopting the initial recognition and initial measurement requirements of FIN 45 on our consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No.
123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair-value-based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income and earnings per share and the entity's accounting policy decisions with respect to stock-based employee compensation. Certain of the disclosure requirements are required for all companies, regardless of whether the fair value method or intrinsic value method is used to account for stock-based employee compensation arrangements. We continue to account for our employee incentive stock option plans using the intrinsic value method in accordance with the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees. The amendments to SFAS No. 123 will be effective for fiscal years ended after December 15, 2002 and for interim periods beginning after December 15, 2002. See Note 8 for our adoption of the disclosure provisions of this statement.

NOTE  2.   MARKETABLE SECURITIES

Marketable securities are valued at fair market value, and are comprised of the following (in thousands):

                                                     DECEMBER 31,
                                             ---------------------------
                                                2002             2001
                                             ------------    -----------
Corporate equity securities                  $ 688,840       $  670,489
Municipal debt securities                      213,030          241,725
Corporate debt securities                            -            4,000
                                            -----------      -----------
     Total marketable securities             $ 901,870       $  916,214
                                            ============     ===========

CORPORATE EQUITY SECURITIES

On November 1, 1999, our investment in Cerent Corporation (Cerent) was converted into 10.6 million shares of Cisco common stock as a result of Cisco acquiring Cerent. In February and May 2000, we entered into hedge contracts to minimize the impact of potential adverse market risk on the Cisco stock we own. The hedge contracts provide us with a floor value of $690 million for the shares if held to maturity. We are able to borrow up to the full present value of the floor value of the hedge contracts. In 2001, we implemented SFAS No. 133 resulting in the reclassification and recognition of gains in the Cisco shares and the related hedge contracts from accumulated other comprehensive income to non-operating income. As a result of SFAS No. 133, we recognized $18.4 million and $285.7 million in unrealized gains during 2002 and 2001, respectively. As discussed in Note 12, the primary hedge contract covering 10.1 million shares matured and was settled in February 2003.

DEBT SECURITIES

At December 31, 2002, our debt securities portfolio contained a $2.2 million unrealized gain, compared with a $1.4 million unrealized gain at December 31, 2001. The fair value of securities maturing in one year or less and those maturing between one year and five years was $58.0 million and $155.0 million, respectively, as of December 31, 2002.

NOTE  3. INVENTORIES

The major components of inventories are comprised of the following (in thousands):

                                                     DECEMBER 31,
                                            ----------------------------
                                                 2002            2001
                                             ----------      -----------
Raw materials                                 $  9,919         $ 12,909
Work-in-progress                                 1,152              993
Finished goods                                  19,482           15,809
                                             ----------      -----------
     Total inventories                        $ 30,553         $ 29,711
                                             ==========      ===========


NOTE  4.PROPERTY AND EQUIPMENT

A summary of property and equipment follows (in thousands):


                                                        DECEMBER 31,
                                               ------------------------------
                                                   2002             2001
                                               -------------     ------------
Furniture and fixtures                           $ 16,241          $ 15,273
Computer, software, and office equipment           36,563            33,031
Engineering equipment                              57,046            50,221
                                               -------------     ------------
                                                  109,850            98,525
Less: accumulated depreciation                     58,774            43,119
                                               -------------     ------------
Property and equipment, net                      $ 51,076          $ 55,406
                                               =============     ============



NOTE  5. ACCRUED LIABILITIES

A summary of accrued liabilities follows (in thousands):


                                                        DECEMBER 31,
                                                -----------------------------
                                                   2002             2001
                                                -----------     -------------
Income and sales taxes                            $ 33,609        $ 24,052
Accrual for purchase commitments                     6,337          14,026
Warranty                                            15,097          12,639
Salaries and benefits                               12,926          10,201
Other accruals                                       9,476           8,690
Deferred revenues                                    2,314           3,942
Securities litigation settlement                     1,500               -
                                                -----------     -------------
Total accrued liabilities                         $ 81,259        $ 73,550
                                                ===========     =============


The warranty reserve activity for the three years ended December 31, 2002 follows (in thousands):

                                                                     DECEMBER 31,
                                                   -------------------------------------------------
                                                       2002             2001              2000
                                                   -------------    --------------   ---------------
          Balance at beginning of period             $ 12,639         $ 11,597         $  8,898
          Accrual for warranty costs                   10,468            9,307           10,100
          Settlements made (in cash or in
             kind) during the period                   (8,010)          (8,265)          (7,401)
                                                   -------------    --------------   ---------------
          Balance at end of period                   $ 15,097         $ 12,639         $ 11,597
                                                   =============    ==============   ===============

NOTE  6. INCOME TAXES

A summary of the components of income taxes (benefit) follows (in thousands):


                                                                     CHARGE IN
                                                                      LIEU OF
                                                                      INCOME
                                         CURRENT     DEFERRED(1)      TAXES(2)         TOTAL
                                        ---------   ------------     ----------      ---------
Year ended December 31, 2002:
  Federal                               $    (416)   $    5,254       $  8,271       $  13,109
  State                                     5,617        (4,713)           968           1,872
                                        ---------    ----------       --------       ---------
Income taxes                            $   5,201    $      541       $  9,239       $  14,981
                                        =========    ==========       ========       =========
Year ended December 31, 2001:
  Federal                               $   7,215    $   78,318       $  5,204       $  90,737
  State                                     5,203         4,960            550          10,713
                                        ---------    ----------       --------       ---------
Income taxes                            $  12,418    $   83,278       $  5,754       $ 101,450
                                        =========    ==========       ========       =========
Year ended December 31, 2000:
  Federal                               $  16,080    $    1,334       $ 15,494       $  32,908
  State                                     6,954        (1,983)         2,081           7,052
                                        ---------    ----------       --------       ---------
Income taxes (benefit)                  $  23,034    $     (649)      $ 17,575       $  39,960
                                        =========    ==========       ========       =========

(1) Deferred tax expense excludes deferred taxes on the unrealized gains and losses on available-for-sale marketable securities that are included in equity in accumulated other comprehensive income. For 2001, the deferred portion of the tax provision included $106.8 million that was reclassified from accumulated other comprehensive income to tax expense upon our implementation of SFAS No. 133 in January 2001. Excluding this amount, the deferred portion of the tax provision would be a benefit, or decrease, of $23.5 million.

(2) The charge in lieu of income taxes results from the tax benefit of stock option exercises.

Income taxes differ from the amounts computed by applying the U.S. federal statutory tax rate of 35% in each of the years ended December 31, 2002, 2001 and 2000 to income before income taxes as follows (in thousands):


                                                          YEARS ENDED DECEMBER 31,
                                              --------------------------------------------------
                                                  2002               2001             2000
                                              --------------     --------------   --------------
Income taxes at statutory rate                  $ 16,385           $ 93,441         $ 41,135
State taxes, net of federal benefit                1,217              6,963            4,583
Current losses and temporary differences
  for which no benefit was recognized                639              1,390            1,038
Foreign sales corporation benefit                      -                  -             (184)
Utilization of tax credits                        (1,844)            (1,632)          (2,250)
Tax exempt interest                               (2,007)            (2,044)          (2,761)
Other                                                591              3,332           (1,601)
                                              --------------     --------------   --------------
Income taxes                                    $ 14,981           $101,450         $ 39,960
                                              ==============     ==============   ==============

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                           DECEMBER 31,
                                                  ------------------------------
                                                      2002             2001
                                                  -------------   --------------
Deferred tax assets:
  Allowances and accruals                           $   20,363       $   29,213
  Research tax credit carry-forwards                    16,816            4,913
  Amortization of acquired intangibles                   4,745                -
  Net operating loss carry-forwards                      7,014            5,367
  Unrealized loss on marketable securities               1,270              595
                                                  -------------    -------------
Gross deferred tax assets                               50,208           40,088
                                                  -------------    -------------
  Deferred tax liabilities:
  Recognized gain on marketable securities            (263,062)        (254,217)
  Unrealized gain on marketable securities              (1,623)            (765)
  Net book value over net tax basis                     (7,196)          (6,238)
                                                  -------------    -------------
  Gross deferred tax liabilities                      (271,881)        (261,220)
                                                  -------------    -------------
  Net deferred tax liabilities                      $ (221,673)      $ (221,132)
                                                  =============    =============

As of December 31, 2002, we had research credit carry-forwards for federal and California income tax return purposes of approximately $9.8 million and $10.8 million, respectively. The federal and California research tax credit carry-forwards are available to reduce future income taxes. The federal research credit carry-forwards will expire at various dates through the year 2022 and the California research credits will carry forward indefinitely until utilized. For the year 2002, we had federal and California net operating loss carry-forwards of $12.0 million and $41.7 million, respectively. The California net operating loss carry-forward is related to AccessLan. These net operating losses may be utilized to offset future taxable income. The federal net operating loss will expire at various dates through 2022 and the California net operating loss will expire at various dates through 2013.

We regularly assess our ability to realize the deferred tax assets recorded. Our methodology to determine the amount of deferred tax assets that are likely to be realized is based upon our recent earnings and our estimated future taxable income. We believe that it is more likely than not that the total net deferred tax assets recorded will be realized.

We have recorded a deferred tax liability of approximately $263 million at December 31, 2002 related to the gain on our Cisco stock and two hedge contracts. The primary hedge contract is for 10.1 million Cisco shares and matured in February 2003. The second hedge contract is for 0.5 million Cisco shares and matures in May 2003. The deferred tax liability of $263 million will be reclassified to a current liability during 2003 when the hedge contracts are settled.

In 2003, it is estimated that the total tax liability for the gain on the Cisco stock and hedge contracts will be approximately $265 million upon settlement of the hedge contracts. This is based on the increase in the value of the hedge contracts during the year and application of the appropriate statutory tax rates. We settled the primary hedge contract in February 2003 using borrowed shares of Cisco stock and we will do the same with the second hedge contract in May 2003. We believe this allows for a deferral of the tax on the hedge contract gain. The tax authorities may challenge our position with respect to the deferral of the tax on this gain. Accordingly, we will pay an estimated $265 million in federal and state taxes on the full amount of the gain in order to avoid potentially significant interest and penalties should we be unable to sustain our tax position. We will then seek a refund on the estimated $210 million portion we believe is subject to deferral. See Note 12 for further discussion of this transaction.

NOTE 7. BANK BORROWINGS

We maintain an uncommitted bank facility for the issuance of commercial and standby letters of credit. As of December 31, 2002 we had $2.7 million in letters of credit outstanding under this facility, including $0.5 million issued as a five-year deposit on one of our leased facilities.

We maintain bank agreements with two banks under which we may enter into foreign exchange contracts for up to $40 million. There are no borrowing provisions or financial covenants associated with these facilities. At December 31, 2002, there were no foreign exchange contracts outstanding.

In February and May 2000, we entered into hedge contracts to minimize the impact of potential adverse market risk on the Cisco shares we own. We are able to borrow up to the full present value of the floor value of the hedge contracts. The February 2000 hedge contract matured and was settled in February 2003. We currently do not have any borrowings outstanding against the May 2000 hedge contract. See Note 12 for further discussion of this transaction.

NOTE 8. STOCKHOLDERS' EQUITY

COMMON STOCK OPTIONS

SHAREHOLDER APPROVED PLANS
Our 1996 Stock Incentive Plan (the 1996 Plan) is the successor equity incentive program to our 1993 Stock Option/Stock Issuance Plan (the Predecessor Plan). The share reserve automatically increases on the first trading day of each calendar year by an amount equal to 3% of the number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year. As of December 31, 2002, 28,642,267 shares of common stock were authorized for issuance under the 1996 Plan. There are no remaining shares authorized for issuance under the Predecessor Plan as of December 31, 2002.

o Options issued prior to 1997 generally vest 20% on the first anniversary of the grant date and ratably over the following 48 months.

o Options issued after 1997 to new employees generally vest 25% on the first anniversary of the grant date and ratably over the following 36 months.

o Options issued in 1997 through 1999 to employees with at least one year of service generally vest ratably over 48 months from the date of grant.

o Options issued after 1999 through November 2002 to employees with at least one year of service generally vest ratably over 36 months from the date of grant.

o Options issued after November 2002 to employees with at least one year of service generally vest ratably over 48 months from the date of grant.

o Options issued prior to 2000 to all non-employee directors of our board vest 33% on the first anniversary of the grant and ratably over the following 24 months.

o Options issued after 2000 to newly-appointed non-employee directors of our board vest 33% on the first anniversary of the grant date and ratably over the following 24 months.

o Options issued after 2000 to existing non-employee directors of our board vest 100% on the first anniversary of the grant date.

o Options expire ten years from the date of grant and are normally cancelled three months after termination of employment.

NON-SHAREHOLDER APPROVED PLANS
Pursuant to the terms of the AccessLan acquisition, all AccessLan stock options were assumed by us effective May 13, 2002 and will become AFC common stock upon exercise. Although assumed by us, the AccessLan stock options, excluding their Employee Incentive Plan (EIP) stock options, remain exercisable upon the same terms and conditions as under the AccessLan stock option plan pursuant to which they were granted and the applicable option agreements. AccessLan's EIP stock options, however, contained an acceleration clause which resulted in 65% of the granted pool vesting on May 13, 2002. The remaining unvested portion of EIP stock options vest at the rate of 2% for each month of continuous service.

     o AccessLan options generally vest 25% on the first anniversary of the grant date and ratably over the following 36 months.

     Summary of Shareholder and Non-Shareholder Approved Stock Options Plan
     Activity:


                                    SHAREHOLDER           NON-SHAREHOLDER                               EXERCISABLE AT
                                   APPROVED PLANS         APPROVED PLANS          ALL PLANS               END OF YEAR
                              -----------------------  -------------------  ----------------------   ---------------------
                                             WEIGHTED             WEIGHTED                WEIGHTED               WEIGHTED
                                             AVERAGE              AVERAGE                 AVERAGE                AVERAGE
                                             EXERCISE             EXERCISE                EXERCISE               EXERCISE
                                 SHARES       PRICE    SHARES      PRICE       SHARES       PRICE     SHARES      PRICE
                               ----------    --------  -------    --------   ----------   --------   --------    --------
Balance at December 31, 1999    9,187,496   $ 14.53          -      $    -    9,187,496    $ 14.53
  Granted                       4,150,386     36.72          -           -    4,150,386      36.72
  Exercised                    (1,332,154)     6.51          -           -   (1,332,154)      6.51
  Cancelled                    (1,376,218)    22.57          -           -   (1,376,218)     22.57
                               ----------   -------   ---------     -------  ----------    -------    ---------    -------
Balance at December 31, 2000   10,629,510     23.16          -           -   10,629,510      23.16    3,219,604    $ 15.11
  Granted                       5,920,899     17.91          -           -    5,920,899      17.91
  Exercised                    (1,125,894)     8.89          -           -   (1,125,894)      8.89
  Cancelled                    (1,162,936)    27.57          -           -   (1,162,936)     27.57
                               ----------   -------   ---------     -------  ----------    -------    ---------    -------
Balance at December 31, 2001   14,261,579     21.75          -           -   14,261,579      21.75    6,100,525      20.58
  Granted                       4,339,567     17.12          -           -    4,339,567      17.12
  Exercised                    (1,447,677)     9.07    (564,315)      0.05   (2,011,992)      6.54
  Cancelled                    (1,801,743)    25.40     (16,349)      0.05   (1,818,092)     25.17
  Options assumed from
    AccessLan acquisition (1)           -         -   1,231,078       0.05    1,231,078       0.05
                               ----------   -------   ---------     -------  ----------    -------    ---------    -------
Balance at December 31, 2002   15,351,726   $ 21.21     650,414     $ 0.05   16,002,140    $ 20.35    8,182,134    $ 21.42
                               ----------   -------   ---------     -------  ----------    -------    ---------    -------

                                                         WEIGHTED
                                                         AVERAGE
                                                        FAIR VALUE
                                                        OF OPTIONS
                                 AVAILABLE            GRANTED DURING
                                 FOR GRANT               THE YEAR
                                 ----------          ---------------
Balance at December 31, 1999
  Granted
  Exercised
  Cancelled
                                 ---------              -------
Balance at December 31, 2000     3,788,384              $ 25.20
  Granted
  Exercised
  Cancelled
                                 ---------              -------
Balance at December 31, 2001     1,452,320                11.61
  Granted
  Exercised
  Cancelled
  Options assumed from
    AccessLan acquisition (1)
                                 ---------              -------
Balance at December 31, 2002     1,377,915              $ 11.08
                                 ---------              -------



(1) Options assumed from the AccessLan acquisition include:
    AccessLan options outstanding as of the beginning of 2002                1,181,326
    AccessLan options granted during 2002 but prior to the acquisition date     49,752
                                                                             ---------
      Total AccessLan options assumed by AFC                                 1,231,078
                                                                             =========






     The following table summarizes information about the Shareholder Approved and Non-Shareholder Approved Plan stock options outstanding as of December 31, 2002:

                                  OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                        ----------------------------------------     ------------------------
                                          WEIGHTED
                                          AVERAGE       WEIGHTED                     WEIGHTED
                                         REMAINING      AVERAGE                      AVERAGE
   RANGE OF OPTION                      CONTRACTUAL     EXERCISE                     EXERCISE
   EXERCISE PRICES       SHARES         LIFE (YEARS)     PRICE         SHARES          PRICE
   ---------------      ---------       ------------    --------      ---------      --------
    $0.01 -  $8.63      2,170,148          6.5           $  5.08      1,874,616      $  5.41
     8.78 -  16.31      1,655,144          7.5             14.58      1,152,401        15.02
    16.46 -  16.63      2,197,047          8.4             16.62      1,126,464        16.62
    16.71 -  17.67      2,854,893          9.8             16.86        145,712        17.24
    17.70 -  19.67      2,605,212          9.0             19.27        639,822        19.38
    19.69 -  24.06      2,046,057          7.9             22.79      1,358,266        22.88
    24.25 -  81.31      2,473,639          7.3             44.04      1,884,853        44.10
    --------------     ----------       ------------     -------      ---------      -------
    $0.01 - $81.31     16,002,140          8.2           $ 20.35      8,182,134      $ 21.42
                       ==========                                     =========

EMPLOYEE STOCK PURCHASE PLAN

Under the 1996 Employee Stock Purchase Plan (the Purchase Plan) we are authorized to issue up to three million shares of common stock to eligible employees of AFC and participating subsidiaries. The Purchase Plan has been implemented in a series of successive offering periods, each with a maximum duration of 24 months. Eligible employees can enter on the start date of any offering period or on any subsequent semi-annual entry date. Effective February 1, 2001, the maximum contribution rate allowed under the Purchase Plan was increased from 10% to 15%. The purchase price of the stock is the lower of 85% of: 1) the fair market value of the common stock on the participant's entry date (strike price), or 2) the fair market value on the semi-annual purchase date. Purchase dates are January 31 and July 31 of each year, or the closest business day preceding those dates when the purchase date falls on a non-business day. If the fair market value on any purchase date during the existing offering period is less than the strike price established at the beginning of the offering period, a new offering period will commence. The current offering period commenced on February 1, 2003 and is scheduled to continue through January 31, 2005.

A total of 263,631 shares of common stock with a weighted average fair value of $14.65 per share were purchased in 2002. At December 31, 2002, 1,712,921 shares remained available for issuance. A total of 175,266 shares with a weighted average fair value of $14.36 were purchased on January 31, 2003 using contributions withheld during the period from August 1, 2002 to January 31, 2003.

PRO FORMA FAIR VALUE INFORMATION

We apply the intrinsic value method of accounting prescribed by APB Opinion No. 25 for our stock-based compensation plans. As of the end of December 2002, the total outstanding options held by our Chief Executive Officer and the other executive officers amounted to 9.3% of the 16.0 million outstanding options held by all employees.

We use the Black-Scholes option-pricing model to derive the theoretical fair value of employee stock option grants. An over-the-counter public market for employee stock options would give a more accurate approximation of the fair value, however, no such market exists. Instead, we use the Black-Scholes model, which along with the binomial model, are the two accepted methods under SFAS No. 123 for use in providing the theoretical fair value provisions disclosure. The binomial model is more difficult to use and produces a similar result to that of the Black-Scholes model. Many in the accounting profession believe the Black-Scholes model cannot objectively measure the theoretical fair value of employee stock options because of the wide-ranging, and therefore often misleading results, caused by the inherent subjectivity of some of the assumptions. For example, the volatility assumption is based on a combination of historical and implied volatilities. The theoretical fair value of options can be raised or lowered based on changing the implied volatility rate. Similarly, the theoretical fair value can be altered based on the expected option lives utilized. Expected option lives are based on a combination of historical employee behavior, modified by subjective judgments regarding future expected employee behavior under different market circumstances. Employee forfeitures are forecasted and subsequently adjusted to actual after the theoretical fair value of the options has been calculated. In situations where the market value falls below the option grant price, the Black-Scholes expense valuation is not adjusted for these options, which no longer have incremental value to the employee. The options continue to be valued and expensed at a price that may never be realized over the expected remaining life. For these reasons, we firmly believe that the pro forma fair value information computed under the Black-Scholes model is potentially misleading and inaccurate. Accordingly, the Black-Scholes model pro forma fair value information should be interpreted solely as an approximation, as opposed to a representation, of what pro forma net income would have been if we had expensed the fair value of options issued to employees.

The fair value of option grants in 2002, 2001 and 2000 were estimated on the date of grant using the Black-Scholes option-pricing model, assuming no dividend yield and with the following weighted average assumptions:


                              WEIGHTED AVERAGE       WEIGHTED AVERAGE
                                 RISK-FREE            EXPECTED LIFE
            VOLATILITY         INTEREST RATE             (YEARS)
            ----------       -----------------      ----------------
2002             95%               3.03%                   4
2001            100%               4.31%                   3
2000            100%               5.89%                   3

Pro forma compensation costs related to the Purchase Plan were recognized for the fair value of the employees' purchase rights, as of the date of purchase using the Black-Scholes option-pricing model. The following weighted average assumptions were used, assuming no dividend yield:


                                         WEIGHTED AVERAGE     WEIGHTED AVERAGE
       SEMI-ANNUAL                          RISK-FREE           EXPECTED LIFE
      PURCHASE DATES     VOLATILITY       INTEREST RATE           (MONTHS)
--------------------     ----------     -----------------     ----------------
January 2003                 96%             1.0%                      6
July 2002                    97%             1.7%                      6
January 2002                100%             4.8%                     13
July 2001                   100%             4.8%                     13
January 2001                 97%             4.9%                     17
July 2000                    97%             4.9%                     17
January 2000                 85%             4.9%                      8


REPURCHASE OF COMMON STOCK. In October 2001, our board of directors authorized a stock repurchase plan that provides for the repurchase of up to ten percent (10%) of our currently issued and outstanding shares of common stock. Repurchases may be made from time to time at various prices in the open market, through block trades or otherwise. The plan became effective in October 2001 and may be suspended at any time without prior notice. The purpose of the repurchase plan is to help us achieve our long-term goal of enhancing shareholder value. During 2002, 10,800 shares were repurchased at a cost of $0.1 million under this plan. The effect of the repurchase plan on the calculation of net income per common share was insignificant.

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

NET INCOME PER SHARE

The computation of shares and net income amounts used in the calculation of basic and diluted net income per share are as follows (in thousands, except per share data):

                                                                     YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------
                                                                2002            2001          2000
                                                            ----------       ----------     ----------

Net income                                                  $   31,834       $  165,524     $   77,568
                                                            ==========       ==========     ==========

Shares used in basic per share computations - weighted
  average common shares outstanding for the period              83,380           81,381         80,201
Weighted average number of shares of dilutive options
   and warrants                                                  1,912            2,257          4,599
                                                            ----------       ----------     ----------
Shares used in diluted per share computations                   85,292           83,638         84,800
                                                            ==========       ==========     ==========
Basic net income per share                                  $     0.38       $     2.03       $   0.97
                                                            ==========       ==========     ==========
Diluted net income per share                                $     0.37       $     1.98       $   0.91
                                                            ==========       ==========     ==========

Options to purchase 11,572,757 shares, 5,504,953 shares and 842,653 shares of common stock outstanding at December 31, 2002, 2001 and 2000, respectively, were excluded from the computation of diluted net income per share. This is because the exercise prices for these options were greater than the respective average market price of the common shares and their inclusion would be antidilutive.

NOTE 9. COMMITMENTS AND CONTINGENCIES

LEASES

Office space and certain equipment are leased under operating leases. Future minimum payments under operating leases with an initial term of more than one year as of December 31, 2002 are summarized as follows (in thousands):

     2003                           $   9,016
     2004                               8,636
     2005                               8,410
     2006                               7,935
     2007                               7,356
     Thereafter                        24,747
                                    ---------
      Total minimum lease payments  $  66,100
                                    ==========


We sublease three of our facilities. The total future minimum lease payments have not been reduced by $14.1 million of future sublease payments to be received under non-cancelable subleases. In 2001, we vacated an engineering facility in Largo, Florida and entered into a sublease agreement for the entire space. Our lease term continues through 2007, while the sublease agreement extends through 2004. We accrued $1.5 million to short-term and long-term liabilities for our Largo, Florida facility operating lease in 2001. The amount represents the present value of the loss we expect to incur for the ongoing shortfall between our sublease income and operating lease obligation. If the sublessee does not renew its lease agreement with us, and we are unable to enter into another sublease agreement through the March 31, 2007 term of the lease obligation, the amount of the ultimate loss based on the lease could increase by up to $1 million before tax. Total sublease payments received in 2002, 2001 and 2000 were $2.2 million, $1.5 million and $0.6 million, respectively. Total gross rent expense for all operating leases were $9.4 million, $8.6 million and $7.9 million, for the years ended December 31, 2002, 2001 and 2000, respectively.

EMPLOYEE BENEFIT PLAN

We have a 401(k) plan (the Plan) under which employees may contribute a portion of their compensation on a tax-deferred basis to the Plan. We contributed to the Plan on a matching basis up to a maximum of $5,500 per employee during 2002. Participants in the Plan are neither required, nor solicited by us, to elect a stock fund that contains AFC common stock. We act as the Plan administrator. During 2002, 2001 and 2000, we contributed $2.5 million, $2.6 million and $2.1 million, respectively, to the Plan.

PURCHASE AGREEMENTS WITH CONTRACT MANUFACTURERS

We have long-term purchase agreements with certain contract manufacturers (CMs), which allow us to negotiate volume discounts and provide us with a more steady supply of components. The agreements require the CMs to purchase component parts to be used in the manufacture of product and authorize the CMs to purchase such parts in accordance with agreed upon lead times. While the agreements do not obligate us to purchase any specified minimum volume, we provide CMs with forecasts of our expected needs and we issue purchase orders covering a certain period of time for specific quantities. In the event we terminate the manufacturing agreement with a CM, cancel a purchase order previously issued to and accepted by a CM, or no longer have need for components that a CM has purchased on our behalf, we agree to compensate the respective CM as follows:

o for any materials it has purchased for use in the manufacture of our products bought within standard lead times, or otherwise, if we granted approval of the purchase,

o    for work in process, and

o for all finished products manufactured for us that are in the CM's possession.

Under such agreements, our maximum liability as of December 31, 2002 was $18.0 million, of which $6.3 million was accrued on the balance sheet. As of December 31, 2001, our maximum liability under such agreements was $26.0 million, of which $14.0 million was accrued on the balance sheet.

LITIGATION

SECURITIES LITIGATION. Between July 2, 1998 and August 17, 1998, various class action lawsuits were filed in the U.S. District Court for the Northern District of California against AFC and certain of our current and former officers and directors (defendants). On November 2, 1998, the court consolidated these lawsuits and a Consolidated Amended Class Action Complaint was served on January 27, 1999. In addition, on November 2, 1998, this consolidated class action was coordinated with two individual actions filed by the State Board of Administration of Florida, and by an individual, John Earnest. These three complaints alleged various federal and state securities law violations for the period March 25, 1997 through and including June 30, 1998, and sought an unspecified amount of damages.

In June 2002, we reached an agreement to settle the consolidated securities class actions. On September 30, 2002, the court entered an order preliminarily approving the settlement and approving the form and manner of notice to class members. On November 18, 2002, after a hearing on the matter, the court entered a final judgment and order of dismissal with prejudice of these consolidated securities class actions.

The total amount of the settlement was $20.0 million. In connection with the settlement, we recorded a $2.9 million charge to operating expenses to cover the portion of the settlement that we did not expect to be funded by insurance. The balance of the settlement amount was funded by insurance proceeds.

Under the terms of the settlement, there was no finding of wrongdoing on the part of any of the defendants or any other finding that the claims alleged have merit. The defendants have denied, and continue to deny, the truth of the allegations in the litigation and all liability, fault or wrongdoing of any kind.

The settlement did not include the plaintiffs in the two individual non-class actions who filed requests to be excluded from the class. On December 31, 2002, we settled these two individual non-class actions. The total amount of the settlement was $1.5 million. We recorded a $1.5 million charge to our fourth quarter 2002 operating expenses because we currently do not expect the amount to be funded by insurance.

Under the terms of this later settlement, there was no finding of wrongdoing on the part of any of the defendants or any other finding that the claims alleged have merit. The defendants have denied, and continue to deny, the truth of the allegations in the litigation and all liability, fault or wrongdoing of any kind.

NOTE 10.  ACQUISITIONS

ACCESSLAN ACQUISITION. On May 13, 2002, we completed our acquisition of AccessLan, a privately-held development stage company. We acquired the San Jose, California-based company for its technology designed to consolidate multiple network elements into a single, cost effective platform for next generation networks. The acquisition was accounted for as a purchase business combination, and accordingly, the results of AccessLan's operations after May 13, 2002 have been included in our consolidated statements of income.

We originally invested $12.5 million in AccessLan during the third quarter of 2001, which we accounted for using the cost method of accounting. Effective April 1, 2002, after exercising our option to purchase the remaining interests in AccessLan, we changed our method of accounting from the cost method to the equity method. We retroactively applied the equity method for our ownership interest in AccessLan from the date of our initial investment as required under APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. This resulted in reductions to net income of $0.7 million for the four and a half months through May 13, 2002, and $0.6 million for the year ended December 31, 2001.

The  value of the purchase was $82.1 million, which consisted of the following:

o $10.8 million, our initial investment in AccessLan, net of acquisition-related costs,

o $43.4 million in cash paid to acquire all of the outstanding shares of AccessLan that we did not already own,

o    $5.5 million for liabilities assumed, and

o $22.4 million representing the fair value of 1.2 million stock options issued to AccessLan employees.

Pursuant to the terms of the AccessLan acquisition, all AccessLan stock options were assumed by AFC effective May 13, 2002 and were converted to 1,231,078 AFC common stock options at the conversion ratio of .0216 to 1. Moreover, the AccessLan stock options, excluding their EIP stock options, remain exercisable upon the same terms and conditions as under the AccessLan stock option plan pursuant to which they were granted and the applicable option agreements. AccessLan EIP stock options, however, contained an acceleration clause which resulted in 65% of the granted pool vesting on May 13, 2002, with the remainder vesting at the rate of 2% for each month of continuous service.

We engaged third party appraisers to conduct a final valuation of the tangible and intangible assets of AccessLan. The appraisers issued a preliminary report during the fourth quarter of 2002. The allocation to acquired goodwill is currently estimated at $56.1 million. Goodwill will not be amortized, but will be reviewed annually for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. A goodwill impairment test was completed during the fourth quarter of 2002 and resulted in a determination of non-impairment at that time. The acquired workforce intangible asset was included in goodwill. Of the $56.1 million in goodwill, approximately $48.2 million will be amortized over a 15-year period for federal tax purposes. None of the goodwill will be deductible for California tax purposes.

A summary of the AccessLan purchase price allocation is as follows (in thousands):

    Cash, accounts receivable, inventory and other      $  1,400
    Property and equipment (net)                           2,329
    Goodwill                                              56,119
    Other identifiable intangibles                         6,264
    Deferred compensation                                  3,549
    In-process research and development                   12,423
                                                        --------
       Total                                            $ 82,084
                                                        ========

At the time of acquisition, we recognized a $12.4 million write-off of non-recurring charges for acquired technology that had not reached technological feasibility, had no alternative future use and for which successful development was uncertain. Subsequent to the acquisition, there have been no significant developments related to the current status of any of the in-process research and development projects that would result in material changes to the assumptions.

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

Telliant 2.X is the technology acquired from AccessLan that was under development at the time of acquisition. Telliant 2.X technology is planned to be released in two phases, Phase 1 and Phase 2. Phase 1 of Telliant 2.X is comprised of a set of hardware and software features that provides integrated asynchronous transfer mode (ATM), switching, Internet protocol (IP) routing and subscriber management services for enhanced scalability of broadband networks. At the time of acquisition, Phase 1 was estimated to be 80% complete. We estimate that Phase 1 was 95% complete as of December 31, 2002 and was completed in February 2003. Phase 2 introduces a set of hardware and software features that allow service providers to offer new broadcast video services over DSL to their residential customers. At the time of acquisition, Phase 2 was estimated to be 33% complete. We estimate that Phase 2 was 67% complete as of December 31, 2002 and is scheduled for completion by May 2003. Our completion percentage estimates were based upon comparing actual costs incurred to the total project cost estimate as of the measurement date.

There can be no assurances that we will be able to complete the development of these products on a timely basis. Failure to complete these products could have an adverse impact on our financial condition or results of operations.

Of the $6.3 million in other identifiable intangibles, $3.8 million was assigned to completed technology and $2.5 million was assigned to non-compete agreements. Completed technology will be amortized based on the future sales of related products. Non-compete agreements will be amortized over three years. The $3.5 million deferred compensation will be amortized over three and a half years.

In 2002, $3.3 million was charged to operating expenses for the amortization of the acquired intangibles.

Pro forma results of operations have not been presented because the results of AccessLan's operations were not significant relative to the results of AFC's operations.

GVN TECHNOLOGIES, INC. (GVN) ACQUISITION. On May 16, 2000, we completed the acquisition of GVN of Largo, Florida, a developer of integrated access device equipment for the service provider market. The former stockholders of GVN received .088 shares of AFC common stock in exchange for each share of GVN common stock, preferred stock and stock options. This acquisition was accounted for as a pooling of interests. We issued 894,306 shares of our common stock and converted 209,794 options to purchase GVN common stock into options to purchase AFC common stock.

There were no material transactions between AFC and GVN prior to the merger. The effects of conforming GVN's accounting policies to those of AFC were not material.

NOTE 11.  SEGMENT INFORMATION

We operate in the access market and derive substantially all of our revenues from sales of the AFC product family. The chief operating decision makers evaluate performance, make operating decisions and allocate resources based on consolidated financial data. Accordingly, we consider AFC to be a single operating segment. As such, we are required to disclose certain information about geographic concentrations and major customers.

The following geographic information is presented for the years ended December 31, 2002, 2001 and 2000 (in thousands):

                                                      YEARS ENDED DECEMBER 31,
                                             ------------------------------------------
                                                 2002            2001           2000
                                             -----------     -----------    -----------
Revenues:
 Domestic                                    $   295,017     $   282,004    $   368,904
 International                                    49,046          45,565         47,946
                                             -----------     -----------    -----------
  Total revenues                             $   344,063     $   327,569    $   416,850
                                             ===========     ===========    ===========
Long-lived assets:
 Domestic                                    $    51,033     $    55,311    $    66,078
 International                                        43              95            621
                                              ----------    ------------    -----------
  Total long-lived assets                    $    51,076     $    55,406    $    66,699
                                             ===========     ===========    ===========
Total assets                                 $ 1,233,650     $ 1,147,410    $ 1,135,175
                                             ===========     ===========    ===========
Major customers, percentage of revenues:
 Customer A                                           23%             17%            14%
 Customer B                                           11%              -              -
 Customer C                                           11%              -              -
 Customer D                                            -               -             16%

NOTE 12.  SUBSEQUENT EVENT

On February 9, 2003, the primary hedge contract on our Cisco marketable securities matured. This hedge contract covered 10.1 million of the 10.6 million Cisco shares we own. The remaining 0.5 million shares are covered by a second hedge contract maturing in May 2003. We borrowed 10.1 million shares of Cisco stock in February 2003 to settle the first hedge contract and received $656.2 million in cash. We retained the Cisco shares we already owned, which are now pledged as security under the new Cisco stock loan. The $656.2 million was invested in available-for-sale municipal and corporate debt and equity securities according to our existing investment policy. The 10.1 million Cisco shares we own will be reflected as a restricted short-term asset at their fair market value in our March 31, 2003 consolidated balance sheet. The fair market value of our new Cisco share loan obligation will be reflected as a short-term liability. We expect to incur costs of approximately $1 million annually, net of taxes, to pursue this plan. We will also reclassify approximately $252 million in deferred taxes related to the recognized gain on the shares and hedge contract to current taxes payable in our March 31, 2003 consolidated balance sheet. We plan to borrow an additional 0.5 million shares to settle the second hedge contract in May 2003. We expect to receive total cash proceeds of approximately $690 million for settlement of the hedge contracts in February and May 2003.

In 2003, we estimate the total amount of taxes on the gain related to the Cisco shares and the hedge contracts will be $265 million. The total amount of taxes due in 2003 is comprised of an estimated $55 million due on the stock gain and an estimated $210 million due on the hedge contracts gain. By using borrowed shares, we believe that payment of the estimated $210 million in taxes on the gain attributable to the hedge contracts could be deferred until we settle our new Cisco stock loans. While we believe that current tax law permits the deferral of payment of taxes on the gain from settlement of the hedge contracts, tax authorities may challenge this position. Accordingly, we will pay an estimated $265 million in federal and state taxes on the full amount of the gain in order to avoid potentially significant interest and penalties should we be unable to sustain our tax position. We will then seek a refund of the $210 million portion we believe is subject to deferral.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Advanced Fibre Communications, Inc.:


We have audited the accompanying consolidated balance sheets of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 2 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative financial instruments upon implementation of Statement of Financial Accounting Standards
(SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. In 2001, the Company also adopted SFAS No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as required, for the goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. In 2002, the Company fully adopted the provisions of SFAS No. 142, as required, for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.


                                          KPMG LLP


San Francisco, California
February 14, 2003

                      ADVANCED FIBRE COMMUNICATIONS, INC.
                        QUARTERLY RESULTS OF OPERATIONS
Selected quarterly financial data is summarized below (unaudited) (in thousands)

                                                             QUARTERS ENDED
                                              ------------------------------------------------
                                                DEC. 31,  SEPT. 30,     JUNE 30,     MAR. 31,
                                                  2002      2002        2002(1)        2002
                                              ----------  ----------   ---------    ----------
Revenues                                      $ 85,746    $   91,767   $  86,286     $  80,264
Cost of revenues                                43,356        46,603      47,336        42,662
                                              --------    ----------   ---------     ---------
Gross profit                                    42,390        45,164      38,950        37,602
                                              --------    ----------   ---------     ---------
Operating expenses:
  Research and development                      15,534        17,058      15,824        13,242
  Sales and marketing                           10,997        12,264      12,952        11,412
  General and administrative                     6,303         6,701       6,878         6,488
  Securities litigation settlement costs         1,500             -       2,943             -
  Amortization of acquired intangibles             912         1,280       1,083             -
  In-process research and development               27             -      12,396             -
                                              --------    ----------   ---------     ---------
    Total operating expenses                    35,273        37,303      52,076        31,142
                                              --------    ----------   ---------     ---------
Operating income (loss)                          7,117         7,861     (13,126)        6,460
Other income, net                               18,708         6,255       9,750         3,790
                                              --------    ----------   ---------     ---------
Income (loss) before taxes                      25,825        14,116      (3,376)       10,250
Income taxes (benefit)                           8,264         4,517      (1,080)        3,280
                                              --------    ----------   ---------     ---------
Net income (loss)                             $ 17,561    $    9,599   $  (2,296)    $   6,970
                                              ========    ==========   =========     =========
Basic net income (loss) per share             $   0.21    $     0.11   $   (0.03)    $    0.08
Shares used in basic per share computations     84,211        83,836      83,121        82,354
Diluted net income (loss) per share           $   0.21     $    0.11    $  (0.03)    $    0.08
Shares used in diluted per share computations   85,577        85,754      83,121        83,932

                                                              QUARTERS ENDED
                                             --------------------------------------------------
                                                DEC. 31,   SEPT. 30,    JUNE 30,       MAR. 31,
                                                2001(2)      2001         2001          2001(3)
                                             ----------   ----------   ---------      ---------
Revenues                                      $  82,102   $   84,647   $  78,609     $  82,211
Cost of revenues                                 76,281       47,050      43,977        48,648
                                              ---------   ----------   ---------     ---------
Gross profit                                      5,821       37,597      34,632        33,563
                                              ---------   ----------   ---------     ---------
Operating expenses:
  Research and development                       18,306       15,100      14,797        15,966
  Sales and marketing                            11,857       12,459      12,238        12,831
  General and administrative                      7,801        6,655       6,499        16,368
  Securities litigation settlement costs              -            -           -             -
  Amortization of acquired intangibles                -            -           -             -
  In-process research and development                 -            -           -             -
                                              ---------   ----------   ---------     ---------
    Total operating expenses                     37,964       34,214      33,534        45,165
                                              ---------   ----------   ---------     ---------
Operating income (loss)                         (32,143)       3,383       1,098       (11,602)
Other income, net                                21,276       20,648      10,856       253,458
                                              ---------   ----------   ---------     ---------
Income (loss) before taxes                      (10,867)      24,031      11,954       241,856
Income taxes (benefit)                           (3,000)       8,455       4,090        91,905
                                              ---------   ----------   ---------     ---------
Net income (loss)                             $  (7,867)  $   15,576   $   7,864     $ 149,951
                                              =========   ==========   =========     =========
Basic net income (loss) per share             $   (0.10)  $     0.19    $   0.10     $    1.85
Shares used in basic per share computations      82,034       81,699      81,176        80,963
Diluted net income (loss) per share           $   (0.10)  $     0.18    $   0.09     $    1.80
Shares used in diluted per share computations    82,034       84,371      83,277        83,101

(1) In the second quarter ending June 30, 2002, we incurred in-process research and development costs of $12.4 million and amortization expenses of $1.1 million related to our acquisition of AccessLan Communications, Inc. Additionally, we paid $2.9 million in litigation settlement costs.

(2) In the fourth quarter ending December 31, 2001, gross profit was lower than preceding quarters as a result of a write-off of $18.0 million for excess and obsolete inventories, and an accrual of $12.0 million for purchase commitments.

(3) In the first quarter ending March 31, 2001, general and administrative expenses included $9.3 million provision for doubtful accounts related to receivables from a value-added reseller , or VAR, deemed to be uncollectible. This expense, along with non-recognition of $11.9 million in revenues for shipments made to Winstar Communications, Inc. and the VAR, for which product costs were recognized, and an increase of $2.2 million in reserve for excess and obsolete inventories, contributed to the operating loss of $11.6 million for the quarter. In addition, other income and income taxes for the quarter included the effects of our implementation of SFAS No. 133 on January 1, 2001. The deferred gains on our Cisco investment and related hedge contracts of $274.2 million, and the associated deferred taxes of $106.8 million were reclassified from accumulated other comprehensive income to non-operating income and tax expenses, respectively.

          See accompanying notes to consolidated financial statements.

SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      ADVANCED FIBRE COMMUNICATIONS, INC.




Date: March 18, 2003                  By:      /s/Keith E. Pratt
                                          --------------------------------------
                                      Name:  Keith E. Pratt
                                      Title: Chief Financial Officer &
                                             Senior Vice President,
                                             Finance and Administration
                                      (Duly Authorized Signatory and
                                       Principal Financial Officer)