Form 10-K, Exhibit 13
period 2003-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2004-03-11
CIK 898805

Exhibit 13.1

Selected Financial Data

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA (1)

The following selected financial data should be read in conjunction with our Consolidated Financial Statements. The information set forth below is not necessarily indicative of results of future operations, and should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the Consolidated Financial Statements and notes thereto included in financial statements and supplementary data of this Annual Report to Stockholders in order to fully understand factors that may affect the comparability of the financial data presented below.

	Years Ended December 31,

	2003(2)	2002(3)	2001(4)	2000(5)	1999(6)(7)

	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$333,457	$344,063	$327,569	$416,850	$296,611
Cost of revenues	169,368	179,957	215,956	215,303	157,911

Gross profit	164,089	164,106	111,613	201,547	138,700

Operating expenses:
Research and development	66,148	61,658	64,169	58,828	48,343
Sales and marketing	40,512	47,625	49,385	47,463	34,425
General and administrative	28,756	26,370	37,323	29,172	33,947
Amortization and write-down of acquired intangibles	4,840	3,275	—	—	—
Securities litigation settlement costs	—	4,443	—	—	—
In-process research and development	—	12,423	—	—	—

Total operating expenses	140,256	155,794	150,877	135,463	116,715

Operating income (loss)	23,833	8,312	(39,264)	66,084	21,985
Other income, net	11,774	38,503	306,238	51,444	385,444

Income before income taxes	35,607	46,815	266,974	117,528	407,429
Income taxes	8,902	14,981	101,450	39,960	158,359

Net income	$26,705	$31,834	$165,524	$77,568	$249,070

Basic net income per share	$0.31	$0.38	$2.03	$0.97	$3.20

Shares used in basic per share computations	85,849	83,380	81,381	80,201	77,723

Diluted net income per share	$0.31	$0.37	$1.98	$0.91	$3.05

Shares used in diluted per share computations	87,470	85,292	83,638	84,800	81,657

	As of December 31,

	2003	2002	2001	2000	1999

	(in thousands, except per share and employee data)
Consolidated Balance Sheets Data:
Cash, cash equivalents and marketable securities	$1,091,568	$999,217	$958,711	$878,447	$734,119
Working capital	$863,525	$784,790	$774,297	$744,723	$583,357
Total assets	$1,317,716	$1,232,992	$1,146,859	$1,135,175	$900,787
Stockholders’ equity	$985,156	$918,789	$838,605	$819,665	$645,064
Book value per share	$11.32	$10.89	$10.21	$10.15	$8.16
Number of employees	773	857	843	959	722

(1)  Certain prior period amounts have been reclassified to conform to the current presentation. See Note 1 of the Notes to Consolidated Financial Statements.

(2)  2003 included the reversal of $2.5 million in purchase commitments reserve, change in warranty estimate methodology and reversal of $4.6 million in reserve, $6.6 million in severance and related costs for workforce reduction, $2.8 million write-down of an impaired intangible asset, $2.0 million in amortization of acquired intangible assets, $1.0 million write-down of an impaired investment, and $1.4 million in unrealized gains on our Cisco Systems, Inc. (Cisco) securities investment. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information.

(3)  2002 included a $0.9 million charge resulting from the 2002 workforce reduction, $3.3 million in amortization of acquired intangibles, $12.4 million write-off of acquired in-process research and development costs, $4.4 million of litigation settlement costs, $18.4 million in unrealized gains on our Cisco securities investment and a $13.6 million accrued distribution payment from Marconi Communications, Inc. (Marconi). See Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information.

(4)  2001 included $18.9 million in charges to excess and obsolete inventory, $13.4 million in purchase commitments, $4.3 million charge to cost of revenues, $9.3 million charge to provision for doubtful accounts, $4.9 million in facility lease impairment charges, $1.4 million related to fixed asset write-downs, severance costs and foreign sales office closures, $2.3 million write-down of an impaired investment, and $13.6 million in accrued distribution payment from Marconi. 2001 also included $285.7 million in unrealized gains on our Cisco securities investment from the application of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, and related net gains on our Cisco holdings during the year. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information.

(5)  2000 included $42.9 million from Marconi as settlement of outstanding litigation and a subsequent distribution payment, and GVN Technologies, Inc. (GVN) acquisition related costs.

(6)  1999 included a $379.3 million gain recognized upon conversion of an investment into Cisco common stock.

(7)  Amounts have been restated to reflect the acquisition of GVN in 2000 accounted for as a pooling of interests; number of employees has not been restated.

2