Form 10-K, Exhibit 13
period 2003-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2004-03-11
CIK 898805

Exhibit 13.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This report contains “forward-looking statements.” In some cases, you can identify these statements by terms such as “may”, “intend”, “might”, “expect”, “believe”, “seek”, “anticipate”, “estimate”, “predict”, “potential”, “target”, “goals”, “projects”, “plan”, “should”, “could”, “would”, or similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks and uncertainties in greater detail in Part I, Item 1 of our Annual Report on Form 10-K under the heading Risk Factors That Might Affect Future Operating Results and Financial Condition as filed with the Securities and Exchange Commission (SEC). These risks and uncertainties may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of our business. You should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions as of the date of this report. We are under no duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

The following discussion should be read in conjunction with the financial statements and notes included in this report. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those reports filed or furnished to the SEC are accessible, free of charge, at our Internet Website http://www.afc.com. Information on our Website is not part of this report. Copies of these reports are also available without charge by contacting the Investor Relations Department, c/o Advanced Fibre Communications, Inc., P.O. Box 751239, Petaluma, California 94975-1239.

Overview

We sell access solutions to telecommunications companies in the U.S. and international marketplaces. AFC is the largest U.S. wireline equipment manufacturer dedicated solely to the access network. We market our product family through our direct sales force and indirectly through distributors and sales representatives. We sell our products primarily to service providers who install our equipment as part of their access networks. Our customers in the U.S. are generally incumbent local exchange carriers (ILECs), which include independent operating companies (IOCs) and regional Bell operating companies (RBOCs). In international markets, our customers are primarily incumbent local service providers.

Our flagship product, AccessMAXTM, is an integrated multiservice access platform that sits in both central offices and remote outside plant cabinets in the access network. AccessMAX provides flexibility and scalability for simultaneous delivery of the “triple play” of voice, video and high-speed Internet/data, as well as any combination of narrowband, wideband and broadband service. AccessMAX accommodates copper, fiber and wireless transport options, thereby offering flexibility while maximizing the service provider’s existing infrastructure.

We have continued to expand our portfolio of innovative access solutions and expand our presence within key customer accounts despite a challenging business environment. Our long-term strategy includes continued development of access solutions that enable carriers to deploy emerging broadband services in a more efficient and cost-effective manner to their customers. We offer a comprehensive portfolio of carrier-class, standards-based solutions to carriers that satisfy the demand for such leading technologies and architectures as packetized voice, Fiber-to-the-Premises (FTTP), video, and digital subscriber line (DSL). Addressing these technologies, we have developed the following solutions:

•	AdvancedVoiceSM,

•	FiberDirectSM,

•	TelcoVideoSM, and

•	UniversalDSLSM.

Our AdvancedVoice solution enables convergence of the delivery of legacy and emerging services in the network. Softswitch controlled voice interfaces can be deployed directly from our AccessMAX platform, enabling packet network convergence of voice and data services. This solution provides management, transport and control of services, such as voice, video and high-speed Internet/data over a single packetized network infrastructure. We believe AdvancedVoice allows carriers to offer more services while significantly reducing their operational costs.

We believe our FiberDirect solution enables carriers to quickly and economically transition from legacy copper-based access networks to high-speed, high-capacity all-fiber networks. With the addition of a passive optical network plug-in card to our multiservice access platform, AccessMAX can be upgraded to an AccessMAX FiberDirect system. Our FiberDirect solution enables carriers to deliver voice, video and high-speed Internet/data services and sets the foundation for the next generation network.

With our TelcoVideo solution, carriers worldwide can efficiently bundle voice, video and high-speed Internet/data over a single infrastructure. Completing this triple play makes it possible for carriers to compete more effectively, and increase customer acquisition and retention. Our TelcoVideo solution is a fully integrated offering including head-end equipment, transport, access and routing, and customer premise equipment.

UniversalDSL utilizes our AccessMAX and Telliant platforms to fulfill the stringent carrier-class requirements of central office and remote terminal applications for copper-based broadband services delivery. AccessMAX can be utilized as a low-density central office digital subscriber line access multiplexer (DSLAM), as a remote terminal retrofit or DSLAM overlay, or in remote cabinets for integrated delivery of DSL and plain old telephone service (POTS). For central office applications, Telliant can be configured as a DSLAM, an aggregator for DSLAMs, or a multiservice switch for inter-working frame relay, asynchronous transfer mode and Ethernet services. It can be equipped with an integrated broadband remote access server. Both platforms address a carrier’s need to deliver high-speed data and Internet access today, and to position its network for simplified migration to video and FTTP-based services in the future.

AFC management views certain key sales information as indicators of our position in the North American access market and the DSL market. Some of our largest customers, including Sprint North Supply Company (Sprint) and Alltel Communications Products, Inc. (Alltel), continued strong year-over-year ordering patterns with us. Sales to another large customer, SBC Communications, Inc., continued to increase during the latter half of 2003. We shipped approximately 250,000 DSL lines during 2003 compared with 115,000 lines in 2002.

Factors Influencing Our Results of Operations. Our results of operations have been and will continue to be influenced by a variety of factors, including:

Customer Demands. Our operating results reflect our ability to offer products that meet the needs of our customers. In view of reduced overall industry spending, our ability to grow revenue is significantly affected by the degree to which carriers will devote their resources to the introduction of new products and technologies in the access network. Our goal is to be the leading supplier of advanced voice and broadband solutions in the access market. From a regulatory standpoint, we believe the Federal Communications Commission’s (FCC’s) Triennial Review has had some impact on the regional Bell operating companies’ (RBOCs) investment decisions. We believe the final ruling encourages long-term investment in broadband networks and migration to FTTP-based services.

In November 2003, Verizon announced it selected us as one of four vendors to provide the equipment for its planned deployment of high-speed, high-capacity FTTP systems. In January 2004, we signed a multiyear agreement with Verizon to be the primary FTTP project vendor in providing the central office and premises electronics, also known as the active elements of FTTP technology. We will incur costs and expenses associated with preparation for the deployment of our FTTP systems; these deployment costs and expenses will precede our generation of revenues from the FTTP systems. Our future revenues and expenses will be affected by the degree to which Verizon invests in FTTP systems and the timing of any such investment. We are currently in lab trials with Verizon and field trials are expected to commence this summer. In addition, Verizon has already ordered FTTP systems under this agreement.

In our work with large customers such as RBOCs, our agreements frequently contain provisions for performance compensation payments (PCPs) that are tied to key milestones related to the availability of product releases containing certain product features. Completion of such milestones requires timely and successful R&D efforts, and on converting the results of those R&D efforts into usable, cost effective products. R&D efforts are, by their very nature, large and complicated projects, which rely in part on the work of third parties over which we have no control, and on which there can be no assurance of success. For example, our agreement with Verizon to provide FTTP systems has several provisions requiring PCPs for failure to meet key milestones or provide product features by specified dates. We recently received notification from Verizon that we failed to achieve a February 23, 2004 milestone for delivery of a product release; the PCP for this milestone is $2 million. We subsequently provided the required product release on March 8, 2004. Accordingly, we could experience reduced net income in future quarters due to penalties imposed under such agreements as a result of certain failures to comply with strict contractual terms, regardless of the significance of any noncompliance in relation to the overall project.

Telecommunications Industry Conditions. Our results of operations have been adversely affected by the downturn in the telecommunications industry and worldwide economies over the last several years. Although the current economic environment for our industry remains challenging, we believe we have positioned our business for the long-term. On an ongoing basis, we attempt to balance our operating expenses with lower overall revenue levels associated with the industry downturn and reduced capital spending. We focus on cost controls while we continue to invest in research and development activities that will keep us in a strong position to take advantage of sales opportunities when industry conditions improve and demand recovers.

Cost Containment Efforts. In an effort to balance our operating expenses with forecasted revenues, we initiated a workforce reduction in April of 2003. The workforce reduction was carried out during the second quarter of 2003 and resulted in severance and employee related costs, along with consolidation of excess leased facilities. See Liquidity and Capital Resources for further discussion of this action.

During 2003, we also focused efforts on driving cost out of our manufacturing operations. We completed the transition, initiated at the end of 2002, to a new contract manufacturer and we achieved significant product cost savings during 2003. We reviewed our warranty service activities and made several changes in how we calculate the warranty reserve, which lowered cost of revenues. We also achieved the objective of decreasing lead times with vendors to reduce the amount of excess and obsolete inventories on hand.

Acquisition of NAA. Subsequent to our 2003 fiscal year end, we announced that we had signed an agreement to purchase North American Access (NAA), a business unit of Marconi Communications, Inc. (Marconi), a subsidiary of Marconi Corporation plc. We completed the acquisition on February 20, 2004. The acquisition supports our business strategy to expand our optical access portfolio, and enhance our ability to serve the demands and requirements of large telecommunications carriers. The acquisition will enable us to offer a more robust portfolio of fiber-based access network solutions. It will also position us to more effectively serve a broader base of customers from the smallest IOC to the largest RBOC. We purchased certain assets of NAA’s business for approximately $240 million in cash, plus transaction related expenses. The results of NAA’s operations will be reflected in our consolidated results of operations as of February 20, 2004. We are in the process of obtaining third party valuations of certain assets. We expect to expense in-process research and development during the first quarter of 2004. Our ability to successfully operate the NAA business and integrate NAA’s operations with our existing business will materially affect our future results of operations.

Seasonality. Our customers normally install a portion of our systems in outdoor locations, and shipments are subject to the effects of seasonality with fewer installation projects scheduled for the winter months. Historically, we have experienced weaker demand for our products during the beginning of the year as compared with the shipment levels in the preceding fourth quarter. As a result, we believe that over time, revenues for the quarter ended March 31 will be lower than revenues in the preceding quarter ended December 31.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. Applying GAAP requires our judgment in determining the appropriateness of acceptable accounting principles and methods of application in diverse and complex economic activities. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of revenues, expenses, assets and liabilities, and related disclosure of contingent assets and liabilities. Many business transactions are subject to uncertainty and the level of complexity and subjectivity of estimates and judgments could decrease the precision of the financial statements. We evaluate our estimates and judgments on an on-going basis, including those related to our product warranty, product returns, excess and obsolete inventory, and allowance for doubtful accounts. We base our estimates on historical experience and other assumptions we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities, which may not be readily apparent from other sources.

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

Revenue Recognition and Allowances. We recognize revenue when the earnings process is complete, in compliance with the SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as updated by SAB No. 104, Revenue Recognition, and Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists. The earnings process is considered complete when persuasive evidence of an arrangement between a customer and AFC exists, when delivery and acceptance has occurred or services have been rendered, when pricing is fixed or determinable, when any right of return lapses or is reasonably estimable, and when collectibility is reasonably assured. We follow these same revenue recognition standards for sales made to our authorized distributors and sales representatives, including consignment sale arrangements. In general, the ownership right, or title, passes to the customer once the shipment leaves AFC property. We consider differing market conditions when recognizing revenues, such as the recent decline in capital spending in our industry and the relative financial condition of our customers. Determining the amount of the return reserve includes some uncertainty due to the difficulty in determining if a customer will return product in excess of what we have historically experienced.

We allocate revenues earned on software arrangements involving multiple elements to each element based on the relative fair values of the elements in accordance with Statements of Position (SOP) 97-2, Software Revenue Recognition, and 98-9, Modification of SOP 97-2, Software Recognition, With Respect to Certain Transactions. Revenues associated with maintenance are recognized ratably over the maintenance term. Revenues from service activities are generally recognized when services are performed.

We follow the Financial Accounting Standards Board’s (FASB) consensus on Emerging Issues Task Force (EITF) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. This issue addresses how to determine whether an arrangement involving multiple revenue generating activities contains more than one earnings process and, if so, how to divide the arrangement into separate units of accounting consistent with the identified earnings processes for revenue recognition purposes. This issue also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement.

A relatively small portion of our revenue is derived from arrangements with multiple deliverables. Allocating revenue to each element or to multiple revenue generating activities requires an understanding of the relative fair value of each element or activity. We bear a risk in allocating revenues based on the relative fair value of each element or activity because our fair value assumptions may prove to be incorrect. This can affect the timing of recognized revenues and results of operations.

Reserves for product returns, promotional rebates and other rebates and credits are established based on contractual provisions and historical experience and are recognized in the same period as the related revenue. We follow the guidance of EITF Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer. We consider differing market conditions when recognizing revenues, such as the recent decline in capital spending in our industry and the relative financial condition of our customers. Our estimates of returns bear the risk of change due to the uncertainty of determining the likelihood of customer product retention. Our estimates of rebates and credits bear the risk of change due to the uncertainty of determining the likelihood and timing of returns and price changes. During 2003, we evaluated how we recorded reserves for product returns, promotional rebates and other rebates and credits. We formerly recorded returns and other rebates and credits to accrued liabilities, and promotional rebates to deferred revenue. We have changed to netting returns, promotional rebates and other rebates and credits against accounts receivable. As of December 31, 2003, these changes resulted in $2.0 million in product returns, $1.4 million in promotional rebates and $2.0 million in other rebates and credits netted against accounts receivable. The historical balance sheet at December 31, 2002 was affected by these changes, resulting in the reclassification of $0.7 million in product returns from accrued liabilities to accounts receivable.

Allowance for Doubtful Accounts. We have an allowance for doubtful accounts for estimated losses resulting from customers’ inability to pay amounts owed to us, or for invoicing errors. The allowance is a combination of specific and general reserves based on historical write-off of bad debt. We base our allowance on periodic assessment of our customers’ liquidity and financial condition through credit rating agencies, financial statement review, historical collection trends and current economic conditions that may affect a customer’s ability to pay. Write-offs against the allowances generally occur after we assess the particular customer’s liquidity and financial condition and conclude that collection in the future is highly unlikely. Our estimates of losses bear the risk of change due to the uncertainty of determining the likelihood of customer non-payment. The general reserve includes a reserve for customer credit memos for pricing and shipping errors.

Warranty Costs. Our products are generally covered by warranty for a period of two years, and for some customers, five years. Beginning in the fourth quarter of 2003, we changed our warranty estimate methodology to accrue warranty costs based on the number of units returned under warranty and applied that percentage of returned inventory to the units sold in the period. We had previously accrued warranty costs based on a percentage of revenues. We made the change as a result of accumulating detailed information about actual field data and product return rates. In connection with the change in warranty estimate methodology, we reversed $2.0 million in warranty reserve. Material cost is estimated based on historical trends in the volume of product returns within the warranty period and the cost to repair or replace the products. Technical support labor cost is estimated based on historical trends in the rate of customer calls and the cost to support the calls during the warranty period. Estimates for warranty costs bear a risk of change because the estimates are based on historical trends and actual costs may differ.

In the second quarter of 2003, we performed an analysis of warranty service activities and costs. We reversed $2.6 million of the reserve and reduced our estimate for the warranty reserve accrual rate for future periods. Additionally, some non-warranty personnel-related costs previously charged to the warranty reserve are now charged to operating expenses as incurred.

If we experience an increase in warranty claims compared with our historical experience, or if costs of servicing warranty claims are greater than the expectations on which the accrual was based, our gross margin would be adversely affected.

Research and Development and Software Development Costs. We expense all research and development costs as incurred in accordance with SFAS No. 2, Accounting For Research and Development Costs. We also follow SFAS No. 86, Accounting For the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Significant costs incurred for the development of computer software and enhancements to existing software products that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in technologies. Costs that are capitalized include direct labor and related overhead. Amortization of capitalized software development costs begins when the product is available for general release. Amortization is based on the greater of straight-line or the ratio of current gross revenues for a product to the total of current and anticipated future gross revenue for that product. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately. We did not incur significant computer software development costs during 2003 or 2002. The amounts amortized during 2002 and 2001 were $1.9 million and $2.2 million, respectively, resulting in full amortization of capitalized costs. Assessments of recoverability bear the risk of change due to the difficulty in determining future revenues and changes in technologies that would affect the amortization period. If we changed the estimates used in the assessment of recoverability for computer software-related capitalized costs, such as the anticipated future revenues or changes in technologies, these changes could result in a lower net realizable value. This in turn would increase our reported operating expenses and lower net income.

Inventories and Reserve for Excess and Obsolete Inventories. Inventories include material, labor and overhead and are valued at the lower of cost or market, with cost computed on a first-in, first-out basis. A reserve for excess and obsolete inventories is determined based primarily on future demand forecasts. The reserve is assessed continuously and adjusted on a quarterly basis. The reserve bears the risk of change due to the difficulty of accurately forecasting future demand.

Equity-Based Compensation Plans. We account for equity-based compensation plans with employees and non-employees on the board of directors using the intrinsic value method called for in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. If compensation expense for our stock-based compensation plans had been determined in accordance with the fair value approach set forth in SFAS No. 123, Accounting for Stock-Based Compensation, pro forma net income (loss) would have been lower than GAAP net income in the years ended December 31, 2003, 2002 and 2001. See Note 1 of the Notes to Consolidated Financial Statements for further discussion of our equity-based compensation plans.

Reclassifications and Restatements

Certain amounts have been reclassified to conform with the current year presentation:

•	Interest expense was formerly reflected in other income, whereas the current presentation reflects interest expense netted against interest income;

•	Product returns reserve was formerly reflected in accrued liabilities, whereas the current presentation reflects these returns netted against accounts receivable;

•	Promotional rebates reserve was formerly reflected in deferred revenues, whereas the current presentation reflects these rebates netted against accounts receivable;

•	Other rebates and credits reserve was formerly reflected in accrued liabilities, whereas the current presentation reflects these rebates and credits netted against accounts receivable (for 2002 the balances were not reclassified); and

•	Interest receivable on marketable securities was formerly recorded in other current assets, whereas the current presentation reflects interest receivable in other marketable securities.

Results of Operations

The table below sets forth, for the periods indicated, the percentage of revenues represented by items reflected in our consolidated statements of operations. The significant differences in results from 2001 and those in 2002 and 2003 are based on inventory-related charges in 2001 as well as the recognition of unrealized gains on the Cisco securities from implementation of SFAS No. 133 in 2001.

	Years Ended December 31,

	2003	2002 (1)	2001 (1)

Revenues	100%	100%	100%
Cost of revenues	51	52	66

Gross profit	49	48	34

Operating expenses:
Research and development	20	18	20
Sales and marketing	12	14	15
General and administrative	9	8	11
Amortization and write-down of acquired intangibles	1	1	—
In-process research and development	—	4	—
Securities litigation settlement costs	—	1	—

Total operating expenses	42	46	46

Operating income (loss)	7	2	(12)
Other income, net	4	11	93

Income before income taxes	11	13	82
Income taxes	3	4	31

Net income	8%	9%	51%

(1)	Certain prior period amounts have been reclassified to conform to the current presentation.

2003 Compared with 2002

Although our revenues decreased slightly in 2003 as compared to 2002, our operating income as a percentage of revenues increased. This increase resulted primarily from the impact of material cost savings, changes in warranty reserve and estimate methodology, workforce reduction and cost containment efforts in 2003. Operating income in 2002 was reduced by in-process research and development and securities litigation settlement costs.

Revenues. Total revenues were $333.5 million in 2003, a 3% reduction from the $344.1 million recorded in 2002.

Sales to U.S. customers decreased 2% to $287.9 million in 2003, compared with $295.0 million in 2002. Sales to U.S. customers decreased in 2003 primarily due to decreased sales of network management products and an increase in the return reserve. The decrease was partially offset by increased sales of Telliant as compared with the prior year. Sales to U.S. customers accounted for 86% of total revenues in both 2003 and 2002. In 2003, we experienced a shift in customer mix, with increased sales to larger customers and a decrease in sales to some of our smaller IOC customers. The product mix we sold during 2003 also shifted to larger-line size cabinets, and more DSL ports.

Sales to international customers decreased 7% to $45.6 million in 2003, from $49.0 million in 2002. The primary reason sales to international customers decreased in 2003 was due to decreased sales of AccessMAX as compared with the prior year. Sales to international customers accounted for 14% of total revenues in both 2003 and 2002. We continue to experience softness in some of our international markets, particularly Latin America. We believe the telecommunications industry slowdown continues to affect capital spending in international markets.

Sprint and Alltel accounted for 35.9% and 13.0% of total revenues in 2003, respectively. Sprint, Verizon and Alltel accounted for 22.8%, 11.3% and 10.7% of total revenues in 2002, respectively. No other customer accounted for 10% or more of total revenues in either of these years. Although our largest customers have varied over time, we anticipate that results of operations in any given period will continue to depend to a great extent on sales to a small number of large accounts. Sales to our top five customers accounted for 68% of total revenues in 2003, an increase from 56% a year ago.

Sprint and Alltel are distribution subsidiaries of Sprint Corporation and Alltel Corporation, respectively. These subsidiaries distribute our products to their respective affiliates for deployment in their own networks and also resell our products to third party IOC customers. Historically, we believe that products representing approximately 25% to 40% of our sales to Sprint and Alltel have been sold to IOC customers.

Gross Profit. Gross profit as a percentage of revenues increased to 49.2% in 2003, from 47.7% in 2002. Margin improved primarily due to cost reductions across all product lines and changes in the warranty reserve and estimate methodology. We realized significant material cost savings during 2003 as a result of changing to a new contract manufacturer near the end of 2002 and continued focus on cost reductions. These material cost reductions more than offset competitive pricing pressures. We expect to continue to pursue cost control measures in our supply chain management.

Two significant changes related to warranty resulted in improved overall margins in 2003. First, a detailed analysis of costs related to warranty and customer service resulted in a $2.6 million reversal of the warranty reserve and reduction in the accrual rate beginning in the second quarter of 2003. Second, a change in methodology to estimate the warranty reserve beginning in the fourth quarter of 2003 led to a $2.0 million reversal of warranty reserve and a lower accrual rate going forward.

In addition, 2002 margin reflected software development cost amortization, which had the effect of lowering margin. There was no software development cost amortization in 2003. During 2003, we reversed $2.5 million in purchase commitment reserves as a result of changing the agreements with contract manufacturers for the length of time we hold inventory at contract manufacturer locations. Offsetting these favorable impacts to margin were higher costs related to our professional services and inventory write-offs during the year.

Research and Development. Research and development expenses increased 7% to $66.1 million in 2003, and represented 20% of revenues, compared with 18% of revenues in 2002. Research and development expenses in 2003 were higher than 2002 primarily due to engineering materials and the use of outside consultants for FiberDirect and other product development. Additionally, the April 2003 workforce reduction resulted in higher expenses due to fixed asset write-offs, severance and related costs. Partially offsetting these increases between years was a reduction in employee benefits as a result of cost containment efforts.

We believe rapidly evolving technology and competition in our industry necessitates the continued commitment of our resources to research and development to remain competitive. We plan to continue to support the development of new products and features, while seeking to carefully manage associated costs through expense controls.

Sales and Marketing. Sales and marketing expenses decreased 15% to $40.5 million in 2003, and represented 12% of revenues, compared with 14% of revenues in 2002. Sales and marketing expenses in 2003 declined from 2002 primarily due to the decrease in compensation, employee benefits and commissions as a result of the April 2003 workforce reduction and cost containment efforts, and changes in our sales commission structure. Additional reductions in expenses were realized in international distributor commissions, lower depreciation expense, trade show expense and hiring and relocation costs. Partially offsetting these decreases between years were increased marketing costs related to our new branding campaign in 2003.

We believe we have aligned sales and marketing expenses with current results of operations. We plan to continue to monitor sales and marketing expenses in view of our expected future operating results.

General and Administrative. General and administrative expenses increased 9% to $28.8 million in 2003, and represented 9% of revenues, compared to 8% of revenues in 2002. General and administrative expenses in 2003 increased from 2002 primarily due to the April 2003 workforce reduction, which included restructuring reserves for leased facility losses and severance and related costs. Partially offsetting these increases between periods was a decrease in employee benefits resulting from cost containment efforts.

We believe we have aligned general and administrative expenses with current results of operations. We plan to continue to monitor general and administrative expenses in view of our expected future operating results.

Amortization and Write-down of Acquired Intangibles. In 2003, we amortized $2.0 million of deferred compensation, non-compete agreements and completed technology arising from the acquisition of AccessLan Communications, Inc. (AccessLan) in May 2002. During 2002, we amortized $3.3 million related to these intangible assets. We expect to continue amortizing the remaining intangible assets through approximately 2005. During 2003, we wrote down the completed technology asset by $2.8 million after determining that revenues for product based on the completed technology asset were not growing as originally planned.

Other Income. Other income decreased to $11.8 million in 2003, from $38.5 million in 2002. The decrease was primarily the result of settling the Cisco hedge contracts and the decreased gains on our Cisco investment. Historically, the gains generated by the hedge contracts more than offset the Cisco share losses, resulting in unrealized gains. As the hedge contracts approached maturity, there were fewer fluctuations between the contracts and the Cisco shares. The last hedge contract was settled in May of 2003. Other income in 2002 also included a distribution payment from Marconi. Other expense in 2003 included a $1.0 million impairment of a minority interest equity investment in a privately-held company.

Income Taxes. The effective tax rate was 25% during 2003, as compared to 32% during 2002. The proceeds from the Cisco hedge contract settlements in 2003 were invested primarily in tax-exempt marketable securities, which allowed us to lower the tax rate in 2003.

2002 Compared with 2001

Although our revenues increased slightly in 2002 as compared to 2001, our operating income as a percentage of revenues increased significantly between the years. We had an operating loss in 2001 which resulted primarily from the impact of inventory-related charges. Other income in 2001 was substantially higher than 2002 due to the recognition of unrealized gains on the Cisco securities from implementation of SFAS No. 133 in 2001.

Revenues. Total revenues were $344.1 million in 2002, a 5% increase from the $327.6 million recorded in 2001.

Sales to U.S. customers increased 5% to $295.0 million in 2002, compared with $282.0 million in 2001. Sales to U.S. customers increased in 2002 primarily due to increased sales to Alltel, Sprint and Verizon, partially offset by a reduction in sales to IOCs and competitive local exchange carriers (CLECs). Sales to U.S. customers accounted for 86% of total revenues in both 2002 and 2001.

Sales to international customers increased 8% to $49.0 million in 2002, from $45.6 million in 2001. Sales to international customers increased in 2002 primarily due to an increase in AccessMAX sales to our larger customers. Sales to international customers accounted for 14% of total revenues in both 2002 and 2001.

Sprint, Verizon and Alltel accounted for 22.8%, 11.3% and 10.7% of total revenues in 2002, respectively. Sprint accounted for 17.2% of total revenues in 2001. No other customer accounted for 10% or more of total revenues in either period. Although our largest customers have varied over time, we anticipate that our results of operations in future periods will depend largely on sales to a small number of large accounts. Sales to our five largest customers accounted for 56% and 44% of total revenues in 2002 and 2001, respectively.

Gross Profit. Gross profit as a percentage of revenues increased to 47.7% in 2002, from 34.1% in 2001. The primary reason margins improved in 2002 was significantly lower charges for inventory purchase commitments and excess and obsolete inventory. Also contributing to the increase was our continued focus on product cost reductions, which included among other things, identifying and procuring material from certain financially distressed companies at significantly reduced amounts. Gross profit increased, to a lesser degree, as a result of higher margin product mix, which was partially offset by a lower margin customer mix.

Research and Development. Research and development expenses decreased 4% to $61.7 million in 2002, and represented 18% of revenues, compared with 20% of revenues in 2001. Research and development expenses in 2002 were lower than 2001 primarily due to lower fixed asset write-offs, hiring and relocation costs, development costs, use of outside services, and depreciation costs. These decreases were partially offset by increased compensation, lease impairment and software development costs. In 2001, we wrote off asset and leasehold improvements associated with exiting our Largo, Florida facility. This enabled us to minimize the amount of fixed asset disposals in 2002. The resulting effect of reducing our fixed asset base also caused a decline in 2002 depreciation expense.

Sales and Marketing. Sales and marketing expenses decreased 4% to $47.6 million in 2002, and represented 14% of revenues, compared with 15% of revenues in 2001. Sales and marketing expenses in 2002 declined from 2001 primarily due to lower levels of demonstration and trade show material write-offs, depreciation and continued cost containment efforts driving reductions in travel and entertainment, employee recruitment and outside services usage. These decreases were partially offset by increases in performance-based compensation and higher trade show costs. In 2001, we wrote off obsolete trade show materials, demonstration equipment and demonstration inventory. These write-offs, along with an increasing number of assets becoming fully depreciated, caused a decline in 2002 depreciation expense. We continued our cost containment efforts in 2002 by reducing travel and entertainment, employee recruitment and outside services costs. These decreases were partially offset by payment of performance-based compensation awards in 2002. In contrast, we made no performance-based compensation awards in 2001. Additional offsets included higher total commissions due to higher revenue levels than the previous year and higher commission rates for certain products. These decreases were also offset by an increase in trade show costs.

General and Administrative. General and administrative expenses decreased 29% to $26.4 million in 2002, and represented 8% of revenues, compared to 11% of revenues in 2001. General and administrative expenses in 2002 decreased from 2001 primarily due to a decline in provision for doubtful accounts, depreciation and loss on fixed asset disposals. These were partially offset by an increase in performance-based compensation awards. Unlike 2001, when we recorded a significant provision for doubtful accounts related to one financially troubled customer, doubtful accounts during 2002 were more in line with historical trends. In 2001, we wrote off general and administrative-related fixed assets. This enabled us to minimize the need for a similar write-off in 2002, thus decreasing our 2002 loss on fixed asset disposals and depreciation expense. These decreases were partially offset by performance-based compensation awards in 2002. In contrast, we made no performance-based compensation awards in 2001.

Amortization of Acquired Intangibles. In 2002, we amortized $3.3 million of deferred compensation, non-compete agreements and completed technology arising from the acquisition of AccessLan in 2002. We expect to continue amortizing the remaining intangible assets through approximately 2005.

In-Process Research and Development. Related to our acquisition of AccessLan in 2002, we recognized a one-time $12.4 million write-off for technology that had not reached technological feasibility, had no alternative future use and for which successful development was uncertain.

Securities Litigation Costs. During 2002, we recorded charges of $4.4 million to operating expenses in connection with the settlement of a consolidated class action and two individual non-class action securities litigation cases arising in 1998. The charges represent the portion of the settlement that was not funded by insurance.

Other Income. Other income decreased to $38.5 million in 2002, from $306.2 million in 2001. The decrease was primarily the result of implementing SFAS No. 133 in 2001, resulting in the reclassification of our Cisco securities from available-for-sale to trading securities. This resulted in the recognition of $285.7 million in unrealized gains on our Cisco investment and related hedge contracts in 2001. Other expense in 2001 included a $2.3 million impairment of a minority interest equity investment in a privately-held company.

Income Taxes. The effective tax rate was 32% during 2002, as compared to 38% during 2001. The higher rate in 2001 was due to the effect of recognizing an investment gain related to our implementation of SFAS No. 133.

Pro Forma Fair Value Information

We account for equity-based compensation plans with employees and non-employee members of the board of directors using the intrinsic value method under APB Opinion No. 25, Accounting for Stock Issued to Employees. We follow the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. We use the Black-Scholes option-pricing model to calculate the disclosure requirements. The Black-Scholes option-pricing model was developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. We use projected data for expected volatility and the expected life of stock options based on historical and other economic data trended into future years. Our employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the estimate. In management’s opinion, the existing valuation models do not provide a reliable measure of fair value of AFC’s employee stock options. See Note 11 of the Notes to Consolidated Financial Statements for further discussion of our equity-based compensation plans.

Summary of Significant Items

AFC management takes certain significant items into consideration when evaluating internal performance and results of operations. We exclude certain significant items from our GAAP results of operations for budgeting purposes, reviewing business performance and making investment decisions. We exclude these items because we believe the resulting amounts provide a more consistent and useful basis for comparison between periods. Significant items excluded from our GAAP results of operations include (in thousands):

	Years Ended December 31,

	2003	2002	2001

Operating income adjustments:
Change in warranty estimate methodology	$(1,411)	$—	$—
Workforce reduction and restructuring	6,633	931	4,935
Impairment of completed technology	2,800	—	—
Amortization of acquired intangibles	2,040	3,275	—
In-process research & development	—	12,423	—
Securities litigation settlement costs	—	4,443	—
Cost of sales for revenues not recognized	—	—	4,300
Excess and obsolete inventory	—	—	18,850
Purchase commitments	—	—	13,412
Provision for doubtful accounts	—	—	9,251
Loss on fixed asset disposals	—	—	1,412
Non-operating income adjustments:
Unrealized gains on Cisco investment	(1,386)	(18,352)	(285,729)
Investment impairment	1,000	—	2,275
Litigation settlement distribution payments	—	(13,600)	(13,600)

Total	$9,676	$(10,880)	$(244,894)

2003

•	$1.4 million for change in warranty estimate methodology during 2003;

•	$6.6 million in expenses from severance and facility lease write-offs arising from the April 2003 workforce reduction;

•	$2.8 million impairment and write-down of the completed technology asset arising from the acquisition of AccessLan in 2002;

•	$2.0 million for amortization of acquired intangibles related to the acquisition of AccessLan in 2002;

•	$1.4 million in unrealized gains on our Cisco securities holdings and related hedge contracts; and

•	$1.0 million impairment in our minority interest equity investment in a privately-held company.

2002

•	$0.9 million resulting from the 2002 workforce reduction;

•	$3.3 million for amortization of acquired intangibles related to the acquisition of AccessLan in 2002;

•	$12.4 million for in-process research and development costs related to the acquisition of AccessLan in 2002;

•	$4.4 million related to the securities litigation settlement;

•	$18.4 million in unrealized gains on our Cisco securities holdings and related hedge contracts; and

•	$13.6 million distribution payment from Marconi caused by its inability to meet specified distribution goals.

2001

•	$4.9 million for facility lease impairment, fixed assets write-down, severance costs and foreign sales office closures in 2001;

•	$4.3 million charged to cost of revenues related to sales not recognized in 2001;

•	$18.9 million for excess and obsolete inventory, consisting of $18.8 million to cost of revenues and $0.1 million to sales and marketing expenses. These charges related to the abrupt decline in customers’ spending, customer bankruptcy, changes in DSL rollout and the resulting impact these had on custom inventory and obsolete inventory levels;

•	$13.4 million accrued for purchase commitments related to the abrupt decline in customers’ capital spending and the impact this had on forecasted needs and long-term purchase agreements with vendors;

•	$9.3 million charged to provision for doubtful accounts related to the abrupt decline in a customer’s financial condition;

•	$1.4 million for loss on disposal of information technology fixed assets resulting from a fixed asset inventory;

•	$285.7 million in unrealized gains on our Cisco securities holdings and related hedge contracts;

•	$2.3 million impairment in our minority interest equity investment in a privately-held company; and

•	$13.6 million distribution payment from Marconi caused by its inability to meet specified distribution goals.

Liquidity and Capital Resources

Liquidity and capital resources refers to the ability to generate cash to meet existing and known or reasonably likely future cash requirements in the short-term and foreseeable future. Our forecasts take into account financial resource needs, working capital and capital expenditure requirements, and operating lease obligations. We believe our existing cash and marketable securities and cash flows from operating and financing activities are adequate to support our financial needs in both the short-term and the foreseeable future.

Cash, Cash Equivalents and Marketable Securities

The following table sets forth our cash, cash equivalents and marketable securities (in thousands):

	December 31,
			Increase/
	2003	2002	(Decrease)

Cash and cash equivalents	$246.6	$94.8	$151.8
Cisco marketable securities and related hedge contracts	250.8	688.8	(438.0)
Other marketable securities	594.2	215.6	378.6
Restricted cash equivalents	20.0	20.0	—

Cash and cash equivalents. The $151.8 million increase was primarily as the result of receiving the Cisco hedge contracts settlement proceeds during 2003 and investing a portion of the proceeds in cash equivalents.

Cisco marketable securities and related hedge contracts. The $438.0 million decrease in Cisco marketable securities and related hedge contracts was the result of settling the Cisco hedge contracts during 2003.

At December 31, 2003, we owned 10.6 million shares of Cisco common stock. We acquired these shares as a result of our investment in privately-held Cerent Corporation, which was merged with Cisco on November 1, 1999. In February and May 2000, we entered into two three-year hedge contracts for 10.1 million and 0.5 million shares of Cisco stock, respectively. We pledged all of our Cisco stock to secure the obligations under these contracts. The purpose of these contracts was to minimize the potential adverse market risk on the value of the Cisco shares. These contracts provided us with the right to receive approximately $65 per share upon delivery of up to 10.1 million Cisco shares in February 2003 and 0.5 million Cisco shares in May 2003. The accumulated unrealized gains on the share value and hedge contract value through May 2003 were recognized in other income.

In February 2003, the primary hedge contract covering 10.1 million shares of Cisco stock matured. In February 2003, we entered into a stock loan agreement with a lender. We borrowed 10.1 million shares of Cisco stock to settle the hedge contract and received $656.2 million in cash. We retained the Cisco shares we already owned, which were pledged as security under the new Cisco stock loan. The $656.2 million was invested in available-for-sale municipal and corporate debt and equity securities in accordance with our investment policy. The 10.1 million Cisco shares we own are reflected in current assets at fair market value. We reclassified approximately $252 million in deferred taxes related to the recognized gain on the 10.1 million Cisco shares and related hedge contract to current taxes payable in the first quarter of 2003. The fair market value of the Cisco stock loan obligation is reflected as a current liability.

In May 2003, the hedge contract covering 0.5 million shares of the Cisco stock matured. We borrowed 0.5 million shares of Cisco stock in May 2003 to settle the hedge contract and received $34.1 million in cash. We retained the Cisco shares we already owned, which were pledged as security under the second Cisco stock loan. The $34.1 million was invested in available-for-sale municipal and corporate debt and equity securities in accordance with our investment policy. The 0.5 million Cisco shares we own are reflected in current assets at fair market value. We reclassified approximately $13 million in deferred taxes related to the recognized gain on the 0.5 million Cisco shares and related hedge contract to current taxes payable during the second quarter of 2003. The fair market value of the Cisco stock loan obligation is reflected as a current liability.

We believe that settling the hedge contracts using borrowed shares of Cisco stock allows for a deferral of the tax on the hedge contract gains. If we had used our existing Cisco shares to settle the hedge contracts, the total amount of U.S. federal and state taxes would have been approximately $265 million in 2003. We paid estimated federal and state taxes net of applicable credits on the full amount of the gains in order to avoid potentially significant interest and penalties should we be unable to sustain our tax position. We expect to seek a refund on the estimated $210 million portion we believe is subject to deferral.

In connection with borrowing the Cisco shares under the stock loans, we pay various borrowing fees on a quarterly basis. We pay borrowing fees and a fee adjustment based on the average daily price of Cisco stock. The majority of the borrowing fees are expensed based on the forecasted average share price of Cisco stock during each quarter. A portion of the borrowing fees is expensed on a straight-line basis over the lives of the loans. We expect to incur costs of approximately $1 million annually, net of taxes, to pursue our tax position. These costs include legal fees and borrowing fees, which are expensed as incurred.

Provisions in the February and May 2003 Cisco stock loans contain “make-whole” fee arrangements. The make-whole fees would provide the lender with the discounted net present value of a portion of future borrowing fees. The make-whole fees are triggered if we assign the loans to another lender, or terminate and enter into a similar transaction with another lender, or we are acquired by Cisco. The make-whole fees are calculated based on the net present value, discounted at 10% per annum, of a portion of future borrowing fees due up to and including the seventh year. Over the next six years, the maximum gross potential amount payable would be $2.3 million.

Other marketable securities. The $378.6 million increase arose primarily as the result of receiving the Cisco hedge contracts settlement proceeds during 2003 and investing a portion of the proceeds in other marketable securities.

Restricted cash equivalents. $20.0 million in restricted cash equivalents and marketable securities are held as collateral to back a three-year bond posted for a U.S. customer contract. The bond guarantees our performance under the contract. We will continue to earn interest at an average rate of approximately 0.9% on the restricted cash equivalents and marketable securities during the bond period. The $20.0 million restricted cash is recorded in other assets on the balance sheets.

Cash Flows

The following table sets forth our cash flows (in thousands):

	Years Ended December 31,

	2003	2002	2001

Cash flows provided by operating activities	$507.6	$79.3	$79.4
Cash flows used in investing activities	(387.3)	(41.0)	(62.5)
Cash flows provided by financing activities	31.5	16.9	14.2

Operating activities in 2003 generated cash primarily as a result of cash proceeds from the settlement of the Cisco stock hedge contracts, net income and the collection of a 2002 distribution payment receivable from

Marconi. Partially offsetting these was an outflow of cash paid for taxes related to the Cisco gains. Investing activities during 2003 used cash primarily as a result of an increase in purchases, net of sales and maturities of marketable securities. Purchases of marketable securities included using the proceeds from the settlement of the Cisco hedge contracts.

By comparison, operating activities in 2002 generated cash primarily from net income, collection of the 2002 Marconi distribution payment receivable and collection of accounts receivables. Investing activities used cash primarily as a result of $43.4 million in cash paid to acquire AccessLan and the collaterization of a $20 million bond for a U.S. customer contract. These uses were partially offset by a net increase in sales and maturities of marketable securities.

Operating activities in 2001 generated cash primarily from net income and adjustments for non-cash activities. These adjustments included unrealized gains resulting from SFAS No. 133 implementation and related tax expense, increases in accounts receivable collections, increases in inventory charges, and higher depreciation and amortization expense. Investing activities used cash primarily as a result of a net increase in purchases of marketable securities.

Performance Metrics

The following table sets forth additional information with respect to our performance metrics (in thousands, except days sales outstanding (DSO) and inventory turns):

	Years Ended December 31,

	2003	2002

DSO	58	43
Inventory turns	8.9	5.7
Working capital	$863.5	$784.8

The increase in DSO during 2003 was the result of decreased shipping linearity as compared with 2002. The shipment of customers’ orders was relatively constant during the quarter ended December 31, 2002. Shipments during the quarter ended December 31, 2003 were concentrated in the final month of the quarter, which had the effect of increasing DSO.

Inventory turns increased in 2003 as a result of better supply chain management, utilization of inventory stock, scrapping of excess inventories and cost containment measures as compared with 2002.

The increase in 2003 working capital was primarily a result of settling the Cisco hedge contracts. Cash, cash equivalents and marketable securities increased as a result of the proceeds from the hedge settlements. Deferred taxes payable decreased as a result of paying taxes related to the Cisco gains. To a lesser extent, the additional liability for the Cisco stock loan agreements increased current liabilities.

By comparison, the increase in 2002 working capital was primarily a result of decreases in our overall spending and an increase in the value of the Cisco hedge contracts. This was partially offset by cash paid in the AccessLan acquisition, along with the collaterization of a bond for a U.S. customer contract.

During 2003, we evaluated how we recorded reserves for product returns, promotional rebates and other rebates and credits. We formerly recorded returns and other rebates and credits to accrued liabilities, and promotional rebates to deferred revenue. We have changed to netting returns, promotional rebates and other rebates and credits against accounts receivable. This had the effect of decreasing the following line items by $0.7 million in our balance sheets as of December 31, 2002:

•	Accounts receivable,

•	Total assets,

•	Accrued liabilities, and

•	Total liabilities and stockholders’ equity.

Borrowings

We maintain an uncommitted bank facility for the issuance of commercial and standby letters of credit. At December 31, 2003 we had $2.3 million in letters of credit outstanding under this facility, including $0.5 million issued as a five-year deposit on one of our leased facilities.

We maintain agreements with two banks under which we may enter into foreign exchange contracts up to $40.0 million. There are no borrowing provisions or financial covenants associated with these facilities. At December 31, 2003, there were no foreign exchange contracts outstanding.

Workforce Reduction

In April 2003, we announced a reduction in our workforce to reduce expenses and align our cost structure with our revised business outlook. The major components of the reduction included severance and employee related expenses, and consolidation of excess leased facilities. The following table displays expenditures from April 2003 through December 31, 2003 related to the workforce reduction (in thousands):

	Reserve				Reserve
	Balance				Balance
	at March				at December
	31, 2003	Charges	Reductions	Reversals	31, 2003

Severance and employee-related expenses	$—	$2,706	$(2,630)	$—	$76
Excess leased facilities due to reduction in workforce	—	3,927	(2,030)	—	1,897

Total	$—	$6,633	$(4,660)	$—	$1,973

Cost savings from the workforce reduction were approximately $8.1 million through December 31, 2003. We anticipate the remaining severance and employee-related expenses will be paid through mid 2004. The remaining expenditures relating to the consolidation of excess leased facilities will be paid through 2009.

Stock Repurchases

In 2001, our board of directors authorized a stock repurchase plan to repurchase up to 8.2 million issued and outstanding shares of common stock. Repurchases may be made from time to time at our discretion, through block trades or otherwise. The plan became effective in October 2001 and may be suspended at any time without prior notice. As of December 31, 2003, 62,676 shares had been repurchased or reacquired under this plan.

In connection with the stock repurchase plan announced in October 2001, we established a written trading plan in accordance with SEC Rule 10b5-1 under which we repurchased shares of common stock, subject to conditions set forth in the trading plan. The trading plan ran from December 1, 2002 through December 2, 2003. We have not established a new 10b5-1 plan as of March 1, 2004.

Contractual Obligations

The following table sets forth an overview of our known contractual obligations as of December 31, 2003 that will affect our liquidity and cash flows in future periods:

	Payments Due by Period

Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Operating lease obligations	$57,533	$8,947	$16,521	$13,694	$18,371
Cisco stock loans (1)	250,786	—	—	—	250,786
Cisco stock loan borrowing fees (1)	11,517	1,463	3,523	3,673	2,858
Purchase commitments to contract manufacturers	18,789	18,789	—	—	—
Purchase commitments to customers	2,328	2,328	—	—	—

Total	$340,953	$31,527	$20,044	$17,367	$272,015

(1)	Contractual obligations calculated using the $23.75 per share closing price of Cisco stock at December 26, 2003, the last trading day of our fiscal year 2003.

We do not have contractual obligations related to:

•	Long-term debt obligations;

•	Capital lease obligations; or

•	Significant other long-term liabilities.

See Subsequent Events below for additional cash commitments arising after December 31, 2003.

We sublease three of our facilities. The total future minimum lease payments above have not been reduced by $13.7 million of future sublease payments to be received under non-cancelable subleases.

In 2001, we vacated an engineering facility in Largo, Florida and entered into a sublease agreement for the entire space. Our lease term continues through 2007, while the sublease agreement extends through 2004. We accrued $1.5 million to short-term and long-term liabilities for this operating lease in 2001. The amount represents the present value of the loss we expect to incur for the ongoing shortfall between our sublease income and operating lease obligation. If the sublessee does not renew their lease agreement with us, and we are unable to enter into another sublease agreement through the March 31, 2007 term of the lease obligation, the amount of the ultimate loss based on the lease could increase by up to $1 million before tax.

Total sublease payments received in 2003, 2002 and 2001 were $3.1 million, $2.2 million and $1.5 million, respectively. Total gross rent expense for all operating leases was $9.4 million, $9.4 million and $8.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

The Cisco stock loan obligations are repayable with 10.6 million shares of Cisco stock. There is no contractual dollar obligation under the loan agreements. We intend to settle the loans using the 10.6 million Cisco shares we own. For purposes of the contractual obligations disclosure only, we used Cisco’s share price of $23.75 as of December 26, 2003 to determine the hypothetical value of the loan obligations assuming the loans are settled in 2010.

The Cisco stock loan borrowing fees are partially based on Cisco’s average share price at the end of each quarter. For purposes of the contractual obligations disclosure, we used Cisco’s share price of $23.75 as of December 26, 2003 to determine the hypothetical value of the borrowing fees assuming the loans are settled in 2010.

We have purchase agreements with contract manufacturers. Under these agreements, the maximum liability for purchase commitments as of December 31, 2003 was $18.8 million, of which $0.8 million was accrued on the balance sheet. As of December 31, 2002, the maximum liability was $18.0 million, of which $6.3 million was accrued on the balance sheet. During the year ended December 31, 2003, we reversed $2.5 million in reserve for purchase commitments. We made the reversal as a result of changing the contract arrangements for the length of time we hold inventory at CM locations. Inventory older than a certain period of time is brought back into AFC’s inventory and the reserve for inventory covers any excess or obsolete inventory.

We have made commitments to purchase obsolete inventory from customers. We consider the inventory to have little to no value upon return. The maximum liability for this inventory at December 31, 2003 was $2.3 million, of which $2.1 million was accrued on the balance sheet. As of December 31, 2002, we did not have a liability for any such purchase commitments to customers.

Subsequent Events

Subsequent to our 2003 fiscal year end, we made two significant cash expenditures:

•	We paid approximately $240 million in cash during the first quarter of 2004 to acquire NAA, a business unit, from Marconi; and

•	We invested $2.0 million during the first quarter of 2004 in a privately-held company.

See Note 15 of the Notes to Consolidated Financial Statements for further discussion of both transactions.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Quantitative and Qualitative Disclosures About Market Risk

Our market risk lies primarily in changes in interest rates and fluctuations in the value of our marketable securities.

We face interest rate risk exposure on our marketable securities. Our objective is to preserve principal. We manage interest rate risk primarily by investing in the highest rated U.S. government, municipal and corporate debt and equity securities having various maturities of less than four years.

At December 31, 2003, the $594.2 million marketable securities portfolio consisted of corporate equity, and domestic municipal and government debt securities of various issuers, types and maturities. Approximately 34% of the debt securities mature in one year or less. At December 31, 2003, the weighted average yield on the debt securities was 1.98% and the weighted average yield on cash equivalents was 1.09%.

If interest rates increase, the fair market value (FMV) of the debt securities portfolio will decrease. To quantify interest rate risk on our debt securities portfolio, we used a modeling technique that measures the change in FMV arising from hypothetical shifts in the yield curve of plus 50 basis points over an immediate time horizon. The resultant effect would be a loss of $5.3 million on our portfolio valued at $594.2 million at December 31, 2003 as compared with a loss of $1.4 million on our portfolio valued at $215.6 million at December 31, 2002.

We have a Cisco shares liability for 10.6 million shares of Cisco common stock borrowed and outstanding at December 31, 2003. The following table shows the changes in fair value of the Cisco shares liability arising from a hypothetical 20% increase or decrease in Cisco’s stock price. Based on the $23.75 closing price at December 26, 2003, the last trading day of our fiscal year, the amounts were (in thousands):

	Valuation -20%	No change	Valuation +20%

Cisco shares liability	$200,629	$250,786	$300,943

We have a Cisco shares asset for 10.6 million shares of Cisco common stock as of December 31, 2003. The following table shows the changes in fair value of the Cisco shares arising from a hypothetical 20% increase or decrease in Cisco’s stock price. Based on the $23.75 closing price at December 26, 2003, the amounts were (in thousands):

	Valuation -20%	No change	Valuation +20%

Cisco shares asset	$200,629	$250,786	$300,943

Because we have borrowed the same number of Cisco shares as we own, we do not have any market risk exposure to changes in the per share price of Cisco stock.

We have foreign currency sales to two international customers. We hedge foreign currency risk on certain accounts receivable and accounts payable with forward contracts that generally expire within 60 days. These forward currency contracts are not designated as hedges and changes in the fair value of the forward contracts are recognized immediately in earnings. There were no hedge contracts outstanding at December 31, 2003.

Minority Interest

At December 31, 2003, we held a $3.3 million minority interest equity investment in a privately-held company. We recorded a $1.0 million impairment as a result of the company’s latest fundraising round and dilution in ownership. The company designs and manufactures telecommunications equipment. We began investing in the company in 1999. We maintain this investment on a cost basis and do not have the ability to exercise significant influence over the company’s operations. Our investment carries risk because the products of this company have been in general release for a limited time. This company is also subject to risks resulting from uncertain standards for new products and competition. If these products fail to generate customer interest, the value of the company would likely decline and could result in impairment of our investment. Additionally, macroeconomic conditions and an industry capital spending slowdown are affecting the availability of venture capital funding, and the valuations of development stage companies. We could lose our entire investment in this company and be required to record a charge to operations for any loss. Our ability to earn a return on this investment is largely dependent on the occurrence of an initial public offering, merger, or sale of the company.

Subsequent to our 2003 fiscal year end, we made a $2.0 million minority interest equity investment in a privately-held company. The company is one of our vendors for components used in providing our FTTP solution, FiberDirect. The investment is accounted for as a minority interest investment under the cost method. We do not have significant influence over the company’s management or operations. Our investment carries risk resulting from the price-competitive nature of the telecommunications technology manufacturing industry. We could lose our entire investment and be required to record a loss to operations if the company fails to succeed in the market.