Form 10-K, Exhibit 13
period 2003-12-31
ADVANCED FIBRE COMMUNICATIONS INC
filed 2004-03-11
CIK 898805

Exhibit 13.3

ADVANCED FIBRE COMMUNICATIONS, INC.

Consolidated Statements of Operations
(in thousands, except per share data)

	Years Ended December 31,

	2003	2002	2001

Revenues	$333,457	$344,063	$327,569
Cost of revenues	169,368	179,957	215,956

Gross profit	164,089	164,106	111,613

Operating expenses:
Research and development	66,148	61,658	64,169
Sales and marketing	40,512	47,625	49,385
General and administrative	28,756	26,370	37,323
Amortization and write-down of acquired intangibles	4,840	3,275	—
Securities litigation settlement costs	—	4,443	—
In-process research and development	—	12,423	—

Total operating expenses	140,256	155,794	150,877

Operating income (loss)	23,833	8,312	(39,264)
Other income (expense):
Interest income, net	11,361	7,649	9,829
Unrealized gains on Cisco investment	1,386	18,352	285,729
Equity in losses of investee	—	(1,079)	(930)
Other	(973)	13,581	11,610

Total other income, net	11,774	38,503	306,238

Income before income taxes	35,607	46,815	266,974
Income taxes	8,902	14,981	101,450

Net income	$26,705	$31,834	$165,524

Basic net income per share	$0.31	$0.38	$2.03

Shares used in basic per share computations	85,849	83,380	81,381

Diluted net income per share	$0.31	$0.37	$1.98

Shares used in diluted per share computations	87,470	85,292	83,638

See accompanying notes to consolidated financial statements.

ADVANCED FIBRE COMMUNICATIONS, INC.

Consolidated Balance Sheets
(in thousands, except share data)

	December 31,

	2003	2002

Assets
Current assets:
Cash and cash equivalents	$246,552	$94,754
Cisco marketable securities and related hedge contracts	250,786	688,840
Other marketable securities	594,230	215,624
Accounts receivable, net	54,464	40,723
Inventories, net	18,959	30,553
Other current assets	27,026	24,073

Total current assets	1,192,017	1,094,567
Property and equipment, net	43,762	51,076
Goodwill	55,883	56,119
Other acquired intangible assets, net	1,639	5,675
Other assets	24,415	25,555

Total assets	$1,317,716	$1,232,992

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,112	$7,503
Accrued liabilities	39,605	46,726
Cisco securities loans payable	250,786	—
Current taxes payable	26,989	33,875
Deferred tax liabilities	—	221,673

Total current liabilities	328,492	309,777
Long-term liabilities	4,068	4,426
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 87,075,296 shares issued and 87,012,620 shares outstanding in 2003 and 84,386,969 shares issued and 84,376,169 shares outstanding in 2002	871	844
Additional paid-in capital	376,394	336,542
Deferred compensation	(29)	(833)
Accumulated other comprehensive income	1,560	1,880
Retained earnings	607,200	580,495
Treasury stock, 62,676 in 2003 and 10,800 shares in 2002	(840)	(139)

Total stockholders’ equity	985,156	918,789

Total liabilities and stockholders’ equity	$1,317,716	$1,232,992

See accompanying notes to consolidated financial statements.

ADVANCED FIBRE COMMUNICATIONS, INC.

Consolidated Statements of Stockholders’ Equity and Comprehensive Income
Years Ended December 31, 2003, 2002 and 2001 (in thousands, except share data)

	Outstanding		Deferred	Additional
	Common Stock		Compen-	Paid-in	Treasury
	Shares	Amount	sation	Capital	Stock

Balances as of December 31, 2000	80,729,972	$807	$—	$268,003	$—
Exercise of common stock options	1,125,894	11	—	9,931	—
Employee stock purchase plan purchases	265,582	3	—	4,249	—
Cancellation of common stock	(7,618)	—	—	—	—
Tax benefit from option exercises	—	—	—	5,754	—
Net income	—	—	—	—	—
Other comprehensive income:
Foreign exchange rate translation	—	—	—	—	—
Reclassification of net unrealized gain on trading securities	—	—	—	—	—
Net unrealized gain on available-for-sale securities (1)	—	—	—	—	—

Balances as of December 31, 2001	82,113,830	821	—	287,937	—
Exercise of common stock options	2,011,992	20	—	13,145	—
Employee stock purchase plan purchases	263,631	3	—	3,872	—
Tax benefit from option exercises	—	—	—	9,239	—
Treasury stock repurchase	(10,800)	—	—	—	(139)
Acquisition of AccessLan	—	—	—	22,381	—
Settlement of note receivable from stockholder	(2,484)	—	—	(32)	—
Deferred compensation	—	—	(3,549)	—	—
Amortization of deferred compensation	—	—	2,716	—	—
Net income	—	—	—	—	—
Other comprehensive income:
Foreign exchange rate translation	—	—	—	—	—
Net unrealized gain on available-for-sale securities (1)	—	—	—	—	—

Balances as of December 31, 2002	84,376,169	844	(833)	336,542	(139)
Exercise of common stock options	2,376,221	24	—	27,804	—
Employee stock purchase plan purchases	307,086	3	—	4,385	—
Tax benefit from option exercises	—	—	—	7,663	—
Restricted stock issuance	5,020	—	—	—	—
Treasury stock repurchases	(51,876)	—	—	—	(701)
Amortization of deferred compensation	—	—	804	—	—
Net income	—	—	—	—	—
Other comprehensive income:
Foreign exchange rate translation	—	—	—	—	—
Net unrealized loss on available-for-sale securities (1)	—	—	—	—	—

Balances as of December 31, 2003	87,012,620	$871	$(29)	$376,394	$(840)

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Accumulated
	Notes	Other		Total
	Receivable	Compre-		Stock-	Compre-
	From Stock-	hensive	Retained	holders’	hensive
	holders	Income	Earnings	Equity	Income

Balances as of December 31, 2000	$(56)	$167,774	$383,137	$819,665	$144,374

Exercise of common stock options	—	—	—	9,942
Employee stock purchase plan purchases	—	—	—	4,252
Cancellation of common stock	—	—	—	—
Tax benefit from option exercises	—	—	—	5,754
Net income	—	—	165,524	165,524	$165,524
Other comprehensive income:
Foreign exchange rate translation	—	5	—	5	5
Reclassification of net unrealized gain on trading securities	—	(167,426)	—	(167,426)	(167,426)
Net unrealized gain on available-for-sale securities (1)	—	889	—	889	889

Balances as of December 31, 2001	(56)	1,242	548,661	838,605	$(1,008)

Exercise of common stock options	—	—	—	13,165
Employee stock purchase plan purchases	—	—	—	3,875
Tax benefit from option exercises	—	—	—	9,239
Treasury stock repurchase	—	—	—	(139)
Acquisition of AccessLan	—	—	—	22,381
Settlement of note receivable from stockholder	56	—	—	24
Deferred compensation	—	—	—	(3,549)
Amortization of deferred compensation	—	—	—	2,716
Net income	—	—	31,834	31,834	$31,834
Other comprehensive income:
Foreign exchange rate translation	—	(2)	—	(2)	(2)
Net unrealized gain on available-for-sale securities(1)	—	640	—	640	640

Balances as of December 31, 2002	—	1,880	580,495	918,789	$32,472

Exercise of common stock options	—	—	—	27,828
Employee stock purchase plan purchases	—	—	—	4,388
Tax benefit from option exercises	—	—	—	7,663
Restricted stock issuance	—	—	—	—
Treasury stock repurchases	—	—	—	(701)
Amortization of deferred compensation	—	—	—	804
Net income	—	—	26,705	26,705	$26,705
Other comprehensive income:
Foreign exchange rate translation	—	18	—	18	18
Net unrealized loss on available-for-sale securities(1)	—	(338)	—	(338)	(338)

Balances as of December 31, 2003	$—	$1,560	$607,200	$985,156	$26,385

	2003	2002	2001

(1) Net unrealized gain (loss) on available-for-sale marketable securities	$(548)	$822	$835
Less: deferred income taxes (benefit) related to the net unrealized gain	210	182	(54)

	$(338)	$640	$889

See accompanying notes to consolidated financial statements.

ADVANCED FIBRE COMMUNICATIONS, INC.

Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,

	2003	2002	2001

Cash Flows from Operating Activities:
Net income	$26,705	$31,834	$165,524
Adjustments to reconcile net income to net cash provided by operating activities:
Cash proceeds from settlement of Cisco hedge contracts	690,226	—	—
Deferred income taxes	(243,521)	541	(23,488)
Deferred income taxes related to SFAS No. 133 reclassification of Cisco investment	—	—	106,766
Depreciation and amortization	18,376	20,266	19,422
Tax benefit from option exercises	7,663	9,239	5,754
Current income taxes	(6,886)	10,919	8,093
Reserve for returns, rebates and credits	4,787	106	(1,171)
Interest receivable	(4,177)	376	324
Reserve for write-down of inventories	3,868	2,502	25,449
Loss on disposal of fixed assets	3,376	972	4,901
Write-down of impaired intangible asset	2,800	—	—
Reserve for purchase commitments	(2,450)	(911)	13,412
Unrealized gains on Cisco investment	(1,386)	(18,351)	(285,729)
Write-down of impaired investment	1,000	—	2,275
Allowance for doubtful accounts	407	850	10,261
Other non-cash adjustments to operating income	18	16	5
In-process research and development	—	12,423	—
Equity in losses of investee, net of tax	—	734	577
Changes in operating assets and liabilities:
Accounts receivable	(18,699)	16,761	30,953
Inventories	7,726	(2,980)	5,275
Other current assets	18,895	90	(5,690)
Other assets	303	1,666	1,368
Accounts payable	3,609	(3,027)	(9,951)
Accrued and other liabilities	(5,029)	(4,688)	5,096

Net Cash Provided by Operating Activities	507,611	79,338	79,426

Cash Flows from Investing Activities:
Purchases of other marketable securities	(5,280,430)	(566,187)	(627,140)
Sales of other marketable securities	4,522,500	454,474	306,406
Maturities of other marketable securities	382,965	145,048	283,668
Purchase of property and equipment, net of disposals	(12,362)	(11,218)	(12,921)
Acquisition, net of cash acquired	—	(42,978)	—
Restricted investment	—	(20,120)	—
Other long-term investments	—	—	(12,473)

Net Cash Used in Investing Activities	(387,327)	(40,981)	(62,460)

Cash Flows from Financing Activities:
Proceeds from common stock issuances	32,215	17,008	14,194
Purchase of treasury stock	(701)	(139)	—

Net Cash Provided by Financing Activities	31,514	16,869	14,194

Increase in Cash and Cash Equivalents	151,798	55,226	31,160
Cash and Cash Equivalents, Beginning of the Year	94,754	39,528	8,368

Cash and Cash Equivalents, End of Year	$246,552	$94,754	$39,528

Supplementary Cash Flow Information:
Income (taxes) refund	$(245,232)	$5,533	$(4,784)
Interest income	9,795	8,120	10,080
Non-Cash Investing and Financing Activity
Cisco stock loans	$250,786	$—	$—
Common stock options issued for acquisition	—	22,381	—

See accompanying notes to consolidated financial statements.

ADVANCED FIBRE COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies

We develop, manufacture and support a family of telecommunications access solutions and services. We are an access market provider, delivering multiservice broadband solutions to the global telecommunications industry. Our comprehensive portfolio provides carriers with solutions, including the delivery of the “triple play”: voice, video and high-speed Internet/data delivered over a single network infrastructure. AFC’s suite of access solutions includes: AdvancedVoiceSM, which provides both legacy and packet-based voice solutions; FiberDirectSM, an innovative Fiber-to-the-Premises (FTTP) offering that enables carriers to deploy a high-capacity all-fiber network; TelcoVideoSM, a solution that delivers advanced voice, high-speed Internet, video and other entertainment services; and UniversalDSLSM, which delivers digital subscriber line (DSL) technology in multiple deployment options and configurations. Our suite of access solutions incorporates elements of our core product portfolio, which includes:

•	AccessMAX™,

•	Telliant™,

•	TransMAX™,

•	PremMAX™,

•	AFC’s network management system, Panorama™,

•	Professional Services, and

•	Plant cabinets and technologies.

Fiscal Year

Our fiscal year is comprised of four 13-week fiscal quarters ending on the last Saturday of each fiscal period. For presentation purposes only, the fiscal year and quarters are shown as ending on the last day of the month of each fiscal period.

Basis of Consolidation

The consolidated financial statements include the accounts of AFC and subsidiaries. All significant intercompany balances and transactions have been eliminated.

Critical Accounting Policies and Estimates

Some business transactions are subject to uncertainty and are recorded using estimates and our best judgment at any given time, within the parameters of GAAP. The following critical accounting policies require us to make significant estimates and judgments in connection with the preparation of our consolidated financial statements.

Estimates in Financial Statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, to disclose contingent assets and liabilities at the date of the financial statements and to report amounts of revenues and expenses during the reporting period. Actual results could differ from our estimates. Such estimates include allowance for customer returns, allowance for doubtful accounts, reserve for warranty and reserve for inventories.

Reclassifications and Restatements. Certain amounts have been reclassified to conform with the current year presentation:

•	Interest expense was formerly reflected in other income, whereas the current presentation reflects interest expense netted against interest income;

•	Product returns reserve was formerly reflected in accrued liabilities, whereas the current presentation reflects these returns netted against accounts receivable;

•	Promotional rebates reserve was formerly reflected in deferred revenues, whereas the current presentation reflects these rebates netted against accounts receivable;

•	Other rebates and credits reserve was formerly reflected in accrued liabilities, whereas the current presentation reflects these rebates and credits netted against accounts receivable (for 2002 the balances were not reclassified); and

•	Interest receivable on marketable securities was formerly recorded in other current assets, whereas current presentation reflects interest receivable in other marketable securities.

We originally made an investment in AccessLan Communications, Inc. (AccessLan) during 2001, accounted for using the cost method of accounting. Effective April 1, 2002, after exercising our option to purchase the remaining interests in AccessLan, we changed the method of accounting from the cost method to the equity method. We retroactively applied the equity method for our ownership interest from the date of our initial investment as required under Accounting Principles Board (APB) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. This resulted in reductions to net income of $0.7 million for the four and a half months through May 13, 2002, and $0.6 million for the year ended December 31, 2001.

Revenue Recognition and Allowances. We recognize revenue when the earnings process is complete, in compliance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as updated by SAB No. 104, Revenue Recognition, and Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists. The earnings process is considered complete when persuasive evidence of an arrangement between a customer and AFC exists, when delivery and acceptance has occurred or services have been rendered, when pricing is fixed or determinable, when any right of return lapses or is reasonably estimable, and when collectibility is reasonably assured. We follow these same revenue recognition standards for sales made to our authorized distributors and sales representatives, including consignment sale arrangements. In general, the ownership right, or title, passes to the customer once the shipment leaves AFC property.

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

We follow the Financial Accounting Standards Board’s (FASB) consensus on Emerging Issues Task Force (EITF) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. This issue addresses how to determine whether an arrangement involving multiple-revenue generating activities contains more than one earnings process and, if so, how to divide the arrangement into separate units of accounting consistent with the identified earnings processes for revenue recognition purposes. This issue also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement.

Reserves for product returns, promotional rebates and other rebates and credits are established based on contractual provisions and historical experience and are recognized in the same period as the related revenue. We follow the guidance of EITF Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer. We consider differing market conditions when recognizing revenues, such as the recent decline in capital spending in our industry and the relative financial condition of our customers. During 2003, we evaluated how we recorded reserves for product returns, promotional rebates and other rebates and credits. We formerly recorded returns and other rebates and credits to accrued liabilities, and promotional rebates to deferred revenue. We have changed to netting returns, promotional rebates and other rebates and credits against accounts receivable. As of December 31, 2003, these changes resulted in $2.0 million in customers’ product returns, $1.4 million in promotional rebates and $2.0 million in other rebates and credits netted against accounts receivable. The historical balance sheet at December 31, 2002 was affected by these changes, resulting in the reclassification of $0.7 million in customers’ product returns from accrued liabilities to accounts receivable.

Allowance for Doubtful Accounts. We have an allowance for doubtful accounts for estimated losses resulting from customers’ inability to pay amounts owed to us, or for invoicing errors. A majority of the allowance is a combination of specific and general reserves based on historical write-offs of bad debt. We base our allowance on periodic assessment of our customers’ liquidity and financial condition through credit rating agencies, financial statement review, historical collection trends and current economic conditions that may affect a customer’s ability to pay. Write-offs against the allowances generally occur after we assess the particular customer’s liquidity and financial condition and conclude that collection in the future is highly unlikely. Another portion of the allowance includes a reserve for customer credit memos for pricing and shipping errors.

Warranty Costs. Our products are generally covered by a warranty for periods of two years, and for some customers, five years. In the fourth quarter of 2003, we changed our warranty estimate methodology to accrue warranty costs based on the number of units returned under warranty and applied that percentage of returned inventory to the units sold in the period. We had previously accrued warranty costs based on a percentage of revenues. Material cost is estimated based on historical trends in the volume of product returns within the warranty period and the cost to repair or replace the products. Technical support labor cost is estimated based on historical trends in the rate of customer calls and the cost to support the calls during the warranty period.

In the second quarter of 2003, we performed an analysis of warranty service activities and costs. We adjusted the reserve level and reduced our estimate for the warranty reserve accrual rate for future periods. Additionally, some personnel-related costs previously charged to the warranty reserve are now charged to operating expenses as incurred.

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

Inventories and Reserve for Excess and Obsolete Inventories. Inventories include material, labor and overhead and are valued at the lower of cost or market, with cost computed on a first-in, first-out basis. A reserve for excess and obsolete inventories is determined primarily on future demand forecasts. The reserve is assessed continuously and adjusted on a quarterly basis.

Equity-Based Compensation Plans. We account for equity-based compensation plans with employees and non-employees on the board of directors using the intrinsic value method called for in APB Opinion No. 25, Accounting for Stock Issued to Employees. If compensation expense for our stock-based compensation plans had been determined in accordance with the fair value approach set forth in SFAS No. 123, Accounting for Stock-Based Compensation, net income would have been reduced to the approximate pro forma amounts as follows (in thousands, except per share data):

	Years Ended December 31,

	2003	2002	2001

Net income, as reported	$26,705	$31,834	$165,524
Stock-based employee compensation expense included in reported net income, net of related tax effects	603	1,847	—
Total stock-based employee compensation expense determined under fair value methods for all awards, net of related tax effects	(36,191)	(40,140)	(59,368)

Pro forma net income (loss)	$(8,883)	$(6,459)	$106,156

Earnings (loss) per share:
Basic - as reported	$0.31	$0.38	$2.03
Basic - pro forma	(0.10)	(0.08)	1.30
Diluted - as reported	0.31	0.37	1.98
Diluted - pro forma	(0.10)	(0.08)	1.27

See Note 11 for discussion of the assumptions used in the Pro Forma Fair Value disclosure.

Other Significant Accounting Policies

Cash and Cash Equivalents. We consider all highly liquid investments in debt instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are generally invested in money market securities.

Restricted Cash. Restricted cash equivalents and marketable securities of $20 million are included in other assets. The cash equivalents and marketable securities are held as collateral to back a three-year bond posted for a U.S. customer contract. Interest earned on the restricted cash equivalents and marketable securities during the three year period ending in 2005 is not restricted.

Marketable securities. Our marketable securities are reported at fair value and are classified as trading or available-for-sale. Changes in the fair value of trading securities are reported in other income. Changes in the fair value of available-for-sale securities are reported in accumulated other comprehensive income.

Property and Equipment. Property and equipment are recorded at cost. We compute depreciation using the straight-line method over the estimated useful lives. Useful lives are generally three years for computers and internal use software, and seven years for office, furniture and fixtures and engineering equipment.

Long-Lived Assets. We evaluate long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Assets are assessed based on factors specific to each type of asset. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the potential future income expected to be generated by the asset. If an asset is considered to be impaired, it is written down to its market value. We used a fair value model to determine the amount of impairment on our investment in a privately-held company.

Goodwill and Other Acquired Intangibles. In addition to following the guidance in SFAS No. 144, we also have adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used and establishes new standards for the recognition of certain identifiable intangible assets, separate from goodwill, for business combinations.

SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives be tested for impairment at least annually. Amortization of such assets is no longer allowed. SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their estimated residual values. During 2003, we performed an impairment analysis on the completed technology intangible asset acquired in the acquisition of AccessLan. We performed a discounted cash flow analysis of the forecasted revenues and cost of revenues for products based on the technology. We determined that the asset was impaired and recorded a $2.8 million charge, reducing other acquired intangible assets in the balance sheet to their estimated fair value and increasing the expense recorded to amortization and write-down of acquired intangibles in the statement of operations.

Other Assets. Other assets principally include marketable securities held as collateral for a U.S. customer contract bond and a minority interest equity investment in a privately-held company accounted for under the cost method. We own less than twenty percent in the company and do not have significant influence over its operating or financial policies.

Income Taxes. We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Advertising Costs. We expense all advertising costs as incurred, which totaled $1.9 million and $0.8 million in the years ended December 31, 2003 and 2002, respectively.

Repurchases of Common Stock. We have a stock repurchase plan to repurchase up to 8.2 million issued and outstanding shares of common stock. Repurchases may be made from time to time at various prices in the open market, through block trades or otherwise. The purpose of the repurchase plan is to help us achieve our long-term goal of enhancing shareholder value.

Derivative Instruments and Hedging Activities

We have adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which require the recognition of all derivatives as either assets or liabilities in the balance sheet, measured at fair value. When circumstances arise, we use foreign exchange contracts to offset gains and losses on exchange rate fluctuations against gains and losses on hedged assets or liabilities. There were no hedge contracts outstanding at December 31, 2003.

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

Foreign Currency Translation

Operations conducted in our foreign offices are transacted in their local currencies. Assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet date, and income and expense amounts are translated at weighted average exchange rates during the year. Translation adjustments are recorded to accumulated other comprehensive income in the equity section of the balance sheet.

Certain Risks and Concentrations

Our primary exposure to credit risk arises from trade accounts receivable. To reduce credit risk, we perform ongoing credit evaluations of our customers’ financial condition. In some cases, we may require customer prepayment, bank guarantees or letters of credit and, if necessary, we put customers on credit hold. We maintain adequate allowances for potential credit losses. Our customers are concentrated in the public carrier telecommunications industry. Our five largest customers accounted for 75% and 39% of our gross accounts receivable at December 31, 2003 and 2002, respectively. Although our largest customers have varied from period to period, we anticipate that receivables in any given period will continue to be concentrated among a small number of customers. Recent severe financial problems affecting the telecommunications industry in general may continue to result in slower payments or defaults on accounts receivable. To reduce the foreign receivables currency risk, we use foreign exchange hedge contracts in certain situations where the risk is material.

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

Our growth and ability to meet customer demands are also dependent on our ability to obtain timely deliveries of components from our suppliers. We currently purchase certain key components from sole or limited-source vendors. Most of our component purchases are on a purchase order basis without guaranteed supply arrangements. Some of our sole and limited-source vendors allocate parts to multiple telecommunications equipment manufacturers based on market demand for components and equipment. This may result in shortages of certain key components sold to us. In the event of a disruption in supply, we may not be able to identify an alternative source in a timely manner, at favorable prices or of acceptable quality.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires a company to consolidate a variable interest entity if the company is subject to the majority of the risk of loss from the entity’s activities, is entitled to a majority of the entity’s residual returns, or both. This Interpretation became effective for AFC in the fourth quarter of 2003. Adoption of the Interpretation has not had a material impact on our financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This Statement became effective for AFC in the third quarter of 2003. Adoption of the Statement has not had a material impact on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 provides guidance on how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. Under previous guidance, a company could account for these financial instruments as equity. The Statement requires that a company classify a financial instrument that is within its scope as a liability, or as an asset in some circumstances. This Statement became effective for AFC in the third quarter of 2003. Adoption of the Statement has not had a material impact on our financial position or results of operations.

Note 2. Accounts Receivable

Accounts receivable are comprised of the following (in thousands):

	December 31,

	2003	2002

Accounts receivable	$60,622	$42,199
Reserve for product returns	(2,047)	(657)
Reserve for promotional rebates	(1,364)	—
Reserve for other rebates & credits	(2,028)	—

Accounts receivable, net of reserves for returns, rebates and credits	55,183	41,542
Allowance for doubtful accounts	(719)	(819)

Net accounts receivable	$54,464	$40,723

During 2003, we evaluated how we recorded reserves for product returns, promotional rebates and other rebates and credits. We formerly recorded returns and other rebates and credits to accrued liabilities, and promotional rebates to deferred revenue. We have changed to netting these against accounts receivable, for 2002 most balances were also reclassified for comparative purposes.

Note 3. Marketable Securities

Marketable securities are valued at fair market value, and are comprised of the following (in thousands):

	December 31,

	2003	2002

Trading securities:
Corporate equity securities	$250,786	$688,840
Available-for-sale securities:
Municipal and corporate debt securities	594,230	215,624

Total marketable securities	$845,016	$904,464

Trading Securities

Trading securities consist of the 10.6 million shares of Cisco Systems, Inc. (Cisco) common stock we owned at December 31, 2003. We acquired these shares as a result of an investment in privately-held Cerent Corporation, which was merged with Cisco in 1999. In 2000, we entered into hedge contracts to minimize the impact of potential adverse market risk on the Cisco stock we own.

We held the Cisco shares as available-for-sale until 2001, when we implemented SFAS No. 133. We reclassified the shares to trading and reclassified the gains on the Cisco shares and the related hedge contracts from accumulated other comprehensive income to non-operating income. As a result of SFAS No. 133, we recognized $1.4 million, $18.4 million and $285.7 million in unrealized gains during 2003, 2002 and 2001, respectively.

The hedge contracts matured in 2003 and we borrowed 10.6 million shares of Cisco stock under two stock loans to settle the contracts. We retained the Cisco shares we already owned, which were pledged as security under the new Cisco stock loans.

Available-For-Sale Securities

A summary of available-for-sale securities follows (in thousands):

	December 31,

	2003	2002

Amortized cost of securities	$592,548	$213,394
Unrealized gains recognized in accumulated other comprehensive income	1,682	2,230

Fair value	$594,230	$215,624

The fair value of securities maturing in one year or less and those maturing between one year and five years was $202.2 million and $392.0 million, respectively, as of December 31, 2003.

A summary of gains, losses and interest income recognized in the Statements of Operations follows (in thousands):

	December 31,

	2003	2002

Realized gains	$869	$369
Realized losses	(3)	(63)
Interest income	13,811	7,491

Note 4. Cisco Stock Loan Fees

In connection with borrowing the Cisco shares under the stock loans, we pay various borrowing fees on a quarterly basis. We pay borrowing fees and a fee adjustment based on the average daily price of Cisco stock. The majority of the borrowing fees are expensed based on the forecasted average share price of Cisco stock during each quarter. A portion of the borrowing fees is expensed on a straight-line basis over the lives of the loans. During 2003, we paid $0.8 million in borrowing fees.

Provisions in the 2003 Cisco stock loans contain “make-whole” fee arrangements. The make-whole fees would provide the lender with the discounted net present value of a portion of future borrowing fees. The make-whole fees are triggered if we assign the loans to another lender, or terminate and enter into a similar transaction with another lender, or we are acquired by Cisco. The make-whole fees are calculated based on the net present value, discounted at 10% per annum, of a portion of future borrowing fees due up to and including the seventh year. Over the next six years, the maximum gross potential amount payable would be $2.3 million.

Note 5. Bank Borrowings

We maintain an uncommitted bank facility for the issuance of commercial and standby letters of credit. As of December 31, 2003 we had $2.3 million in letters of credit outstanding under this facility, including $0.5 million issued as a five-year deposit on one of our leased facilities.

We maintain agreements with two banks under which we may enter into foreign exchange contracts for up to $40 million. There are no borrowing provisions or financial covenants associated with these facilities. At December 31, 2003, there were no foreign exchange contracts outstanding.

Note 6. Inventories

The major components of inventories are comprised of the following (in thousands):

	December 31,

	2003	2002

Raw materials	$13,558	$16,028
Reserve for raw materials	(3,852)	(6,109)

Net raw materials	9,706	9,919
Work-in-progress	1,314	1,152
Finished goods	17,146	24,474
Reserve for finished goods	(9,413)	(10,966)

Net finished goods	7,733	13,508
Inventory consigned to others	2,083	3,346
Reserve for inventory consigned to others	(2,040)	(2,487)

Net inventory consigned to others	43	859
Other	163	5,115

Total inventories	$18,959	$30,553

Note 7. Property and Equipment

A summary of property and equipment follows (in thousands):

	December 31,

	2003	2002

Furniture and fixtures	$14,469	$16,241
Computer, software and office equipment	31,912	36,563
Engineering equipment	56,251	57,046

Gross property and equipment	102,632	109,850
Less: accumulated depreciation	(58,870)	(58,774)

Property and equipment, net	$43,762	$51,076

Depreciation expense for the years ended December 31, 2003 and 2002 were $16.3 million and $17.0 million, respectively. Gross property and equipment includes $19.2 million in assets that are no longer being depreciated at December 31, 2003.

Note 8. Investment

We have a minority interest equity investment in a privately-held company. During the company’s most recent round of fund raising, we performed an analysis of the equity offered. Using a fair value model, we determined that the offering price per share was below the cost per share we had recorded for our investment. We concluded that an other-than-temporary impairment in the value of the investment had occurred and recorded a $1.0 million impairment and write-down, reflected in other income, net. The resulting $3.3 million net investment balance is included in other assets in the December 31, 2003 balance sheet.

Note 9. Accrued Liabilities

A summary of accrued liabilities follows (in thousands):

	December 31,

	2003	2002

Salaries and benefits	$12,024	$12,926
Warranty	11,117	15,097
Facility losses	2,325	1,576
Outside services	2,155	598
Purchase commitments to customers	2,076	—
Purchase commitments to contract manufacturers	812	6,337
Deferred revenues	990	2,314
Business and sales taxes	432	(266)
Other accruals	7,674	6,644
Securities litigation settlement	—	1,500

Total accrued liabilities	$39,605	$46,726

We formerly recorded returns and other rebates and credits to accrued liabilities. During 2003, we changed to netting returns and other rebates and credits against accounts receivable.

In April 2003, we announced a reduction in our workforce to reduce expenses and align our cost structure with our revised business outlook. The major components of the reduction included severance and employee related expenses, and consolidation of excess leased facilities. The reserve was booked to accrued liabilities. The following table displays expenditures from April 2003 through December 31, 2003 and the ending reserve balance (in thousands):

	Reserve				Reserve
	Balance				Balance at
	at March				December
	31, 2003	Charges	Reductions	Reversals	31, 2003

Severance and employee-related expenses	$—	$2,706	$(2,630)	$—	$76
Excess leased facilities due to reduction in workforce	—	3,927	(2,030)	—	1,897

Total	$—	$6,633	$(4,660)	$—	$1,973

We anticipate the remaining severance and employee-related expenses will be paid through mid 2004. The remaining expenditures relating to the consolidation of excess leased facilities will be paid through 2009.

Note 10. Income Taxes

A summary of the components of income taxes (benefit) follows (in thousands):

			Charge in
			Lieu of
			Income
	Current	Deferred(1)	Taxes(2)	Total

Year ended December 31, 2003:
Federal	$217,916	$(217,213)	$6,952	$7,655
State	26,844	(26,308)	711	1,247

	$244,760	$(243,521)	$7,663	$8,902

Year ended December 31, 2002:
Federal	$(416)	$5,254	$8,271	$13,109
State	5,617	(4,713)	968	1,872

	$5,201	$541	$9,239	$14,981

Year ended December 31, 2001:
Federal	$7,215	$78,318	$5,204	$90,737
State	5,203	4,960	550	10,713

	$12,418	$83,278	$5,754	$101,450

(1)	Deferred tax expense excludes deferred taxes on the unrealized gains and losses on available-for-sale marketable securities that are included in equity in accumulated other comprehensive income. For 2001, the deferred portion of the tax provision included $106.8 million that was reclassified from accumulated other comprehensive income to tax expense upon our implementation of SFAS No. 133 in January 2001.

(2)	The charge in lieu of income taxes results from the tax benefit of stock option exercises.

Income taxes differ from the amounts computed by applying the U.S. federal statutory tax rate of 35% in each of the years ended December 31, 2003, 2002 and 2001 to income before income taxes as follows (in thousands):

	Years Ended December 31,

	2003	2002	2001

Income taxes at statutory rate	$12,462	$16,385	$93,441
State taxes, net of federal benefit	810	1,217	6,963
Current losses and temporary differences for which no benefit was recognized	—	639	1,390
Utilization of tax credits	(1,016)	(1,844)	(1,632)
Tax exempt interest	(3,633)	(2,007)	(2,044)
Other	279	591	3,332

Income taxes	$8,902	$14,981	$101,450

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

	December 31,

	2003	2002

Deferred tax assets:
Allowances and accruals	$19,668	$20,363
Research tax credit carry-forwards	—	16,816
Amortization of acquired intangibles	5,107	4,745
Net operating loss carry-forwards	2,397	7,014
Unrealized loss on marketable securities	3,120	1,270

Gross deferred tax assets	30,292	50,208

Deferred tax liabilities:
Recognized gain on marketable securities	—	(263,062)
Unrealized gain on marketable securities	(3,262)	(1,623)
Net book value over net tax basis	(5,182)	(7,196)

Gross deferred tax liabilities	(8,444)	(271,881)

Net deferred tax assets (liabilities)	$21,848	$(221,673)

As of December 31, 2003, we had California net operating loss carry-forwards of $41.7 million related to AccessLan. These net operating losses may be utilized to offset future taxable income and will expire at various dates through 2013.

We regularly assess our ability to realize the deferred tax assets recorded. Our methodology to determine the amount of deferred tax assets that are likely to be realized is based on our recent earnings and our estimated future taxable income. We believe that it is more likely than not that the total net deferred tax assets recorded will be realized.

We had recorded a deferred tax liability of approximately $263 million at December 31, 2002 related to the gain on our Cisco stock and two hedge contracts. The hedge contracts matured and were settled during 2003. The deferred tax liability of $263 million was reclassified to a current liability during 2003 when the hedge contracts were settled.

In 2003, the total tax liability for the gain on the Cisco stock and hedge contracts would have been approximately $265 million if we had settled the hedge contracts with our existing Cisco shares. This is based on the increase in the value of the hedge contracts during the year and application of the appropriate statutory tax rates. We settled the hedge contracts during 2003 using borrowed shares of Cisco stock. We believe this allows for a deferral of the tax on the hedge contract gain. The tax authorities may challenge our position with respect to the deferral of the tax on this gain. Accordingly, we paid estimated federal and state taxes net of applicable credits on the full amount of the gain in order to avoid potentially significant interest and penalties should we be unable to sustain our tax position. We expect to seek a refund on the estimated $210 million portion we believe is subject to deferral.

Note 11. Stockholders’ Equity

Shareholder Approved Plans

Our 1996 Stock Incentive Plan (the 1996 Plan) is the successor equity incentive program to our 1993 Stock Option/Stock Issuance Plan (the Predecessor Plan). The 1996 Plan share reserve automatically increases on the first trading day of each calendar year by an amount equal to 3% of the number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year. As of December 31, 2003, 31,173,563 shares of common stock were authorized for issuance under the 1996 Plan. The difference in the number of shares authorized under the plan and the amount available for grant at December 31, 2003 represents the amount that has been issued prior to December 31, 2003. There are no remaining shares authorized for issuance under the Predecessor Plan as of December 31, 2003.

•	Options issued prior to 1997 generally vest 20% on the first anniversary of the grant date and ratably over the following 48 months.

•	Options issued after 1997 to new employees generally vest 25% on the first anniversary of the grant date and ratably over the following 36 months.

•	Options issued in 1997 through 1999 to employees with at least one year of service generally vest ratably over 48 months from the date of grant.

•	Options issued after 1999 through November 2002 to employees with at least one year of service generally vest ratably over 36 months from the date of grant.

•	Options issued after November 2002 to employees with at least one year of service generally vest ratably over 48 months from the date of grant.

•	Options issued prior to 2000 to all non-employee directors of the board vest 33% on the first anniversary of the grant and ratably over the following 24 months.

•	Options issued after 2000 to newly-appointed non-employee directors of the board vest 33% on the first anniversary of the grant date and ratably over the following 24 months.

•	Options issued after 2000 to existing non-employee directors of the board vest 100% on the first anniversary of the grant date.

•	Options expire ten years from the date of grant and are normally cancelled three months after termination of employment.

Non-Shareholder Approved Plan

Pursuant to the terms of the AccessLan acquisition, all AccessLan stock options were assumed by us effective May 13, 2002 and become AFC common stock upon exercise. Although assumed by us, the AccessLan stock options, excluding their Employee Incentive Plan (EIP) stock options, remain exercisable upon the same terms and conditions as under the AccessLan stock option plan pursuant to which they were granted and the applicable option agreements. AccessLan’s EIP stock options contained an acceleration clause which resulted in 65% of the granted pool vesting on May 13, 2002. The remaining unvested portion of EIP stock options vest at the rate of 2% for each month of continuous service.

•	AccessLan options generally vest 25% on the first anniversary of the grant date and ratably over the following 36 months.

Summary of activity for shareholder and non-shareholder approved stock options plans:

	Shareholder		Non-Shareholder
	Approved Plans		Approved Plans

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Balance at December 31, 2000	10,629,510	$23.16	—	$—
Granted	5,920,899	17.91	—	—
Exercised	(1,125,894)	8.89	—	—
Cancelled	(1,162,936)	27.57	—	—

Balance at December 31, 2001	14,261,579	21.75	—	—
Granted	4,339,567	17.12	—	—
Exercised	(1,447,677)	9.07	(564,315)	0.05
Cancelled	(1,801,743)	25.40	(16,349)	0.05
Options assumed from AccessLan acquisition	—	—	1,231,078	0.05

Balance at December 31, 2002	15,351,726	21.21	650,414	0.05
Granted	3,850,159	19.17	—	—
Exercised	(1,970,872)	14.13	(405,349)	0.05
Cancelled	(1,697,646)	24.08	(21,532)	0.05

Balance at December 31, 2003	15,533,367	$21.29	223,533	$0.05

			Exercisable at
	All Plans		End of Year			Weighted
						Average
		Weighted		Weighted		Fair Value
		Average		Average		Of Options
		Exercise		Exercise	Available for	Granted During
	Shares	Price	Shares	Price	Grant	The Year

Balance at December 31, 2000	10,629,510	$23.16	3,219,604	$15.11	3,788,384	$25.20
Granted	5,920,899	17.91
Exercised	(1,125,894)	8.89
Cancelled	(1,162,936)	27.57

Balance at December 31, 2001	14,261,579	21.75	6,100,525	20.58	1,452,320	11.61
Granted	4,339,567	17.12
Exercised	(2,011,992)	6.54
Cancelled	(1,818,092)	25.17
Options assumed from AccessLan acquisition	1,231,078	0.05

Balance at December 31, 2002	16,002,140	20.35	8,182,134	21.42	1,394,264	11.08
Granted	3,850,159	19.17
Exercised	(2,376,221)	11.73
Cancelled	(1,719,178)	23.78

Balance at December 31, 2003	15,756,900	$20.99	8,763,725	$22.45	1,789,559	$12.14

The following table summarizes information about stock options outstanding as of December 31, 2003 for shareholder approved and non-shareholder approved plans:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range Of Option		Contractual	Exercise		Exercise
Exercise Prices	Shares	Life (Years)	Price	Shares	Price

$0.05 - $12.86	1,506,023	5.7	$7.08	1,342,666	$6.58
12.92 - 16.31	1,617,934	7.8	15.55	807,401	15.83
16.38 - 16.63	1,867,882	7.7	16.61	1,320,754	16.62
16.68 - 16.81	2,072,493	8.9	16.78	533,567	16.77
16.812 - 19.03	1,359,298	8.3	18.29	531,011	18.32
19.06 - 19.67	1,213,760	8.0	19.63	770,651	19.64
19.69 - 19.92	1,779,765	9.8	19.92	113,567	19.88
19.99 - 24.06	1,854,717	7.4	22.77	1,440,262	23.23
24.07 - 34.13	816,727	7.9	28.34	412,318	30.30
34.88 - 81.31	1,668,301	6.3	47.66	1,491,528	47.71

$0.05 - $81.31	15,756,900	7.8	$20.99	8,763,725	$22.45

As of December 31, 2003, executive officers held 1.8 million of the 15.8 million total outstanding options held by employees and non-employee board of directors.

Restricted Shares

During 2003, we issued 5,020 restricted shares of common stock to one employee. The issuance is based on past performance. The issuance has a two-year cliff vesting ending on December 9, 2005. Quarterly compensation expense will be recorded to our results of operations during the two-year period beginning with the quarter ended March 31, 2004.

Employee Stock Purchase Plan

Under the 1996 Employee Stock Purchase Plan (the Purchase Plan) we are authorized to issue up to three million shares of common stock to eligible employees of AFC and participating subsidiaries. The Purchase Plan has been implemented in a series of successive offering periods, each with a maximum duration of 24 months. Eligible employees can enter on the start date of any offering period or on any subsequent semi-annual entry date. The maximum contribution rate allowed under the Purchase Plan is 15% of an employee’s salary. The purchase price of the stock is the lower of 85% of: 1) the fair market value of the common stock on the participant’s entry date (strike price), or 2) the fair market value on the semi-annual purchase date. Purchase dates are January 31 and July 31 of each year, or the closest business day preceding those dates when the purchase date falls on a non-business day. If the fair market value on any purchase date during the existing offering period is less than the strike price established at the beginning of the offering period, a new offering period will commence. The current offering period commenced on February 1, 2003 and is scheduled to continue through January 31, 2005.

A total of 307,086 shares of common stock with a weighted average fair value of $14.29 per share were purchased in fiscal 2003. 1,405,835 shares remained available for issuance at December 31, 2003. A total of 176,611 shares with a weighted average fair value of $14.20 were purchased on January 30, 2004 using contributions withheld during the period from August 1, 2003 to January 31, 2004.

Pro Forma Fair Value Information

We account for equity-based compensation plans with employees and non-employee members of the board of directors using the intrinsic value method under APB Opinion No. 25, Accounting for Stock Issued to Employees. We follow the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. We use the Black-Scholes option-pricing model to calculate the disclosure requirements. The Black-Scholes option-pricing model was developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. AFC uses projected data for expected volatility and expected life of its stock options based on historical and other economic data trended into future years. AFC’s employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the estimate. In management’s opinion, the existing valuation models do not provide a reliable measure of fair value of AFC’s employee stock options.

The fair value of option grants in 2003, 2002 and 2001 were estimated on the date of grant using the Black-Scholes option pricing model, assuming no dividend yield and with the following weighted average assumptions:

		Weighted Average	Weighted Average
		Risk-Free	Expected Life
	Volatility	Interest Rate	(Years)

2003	85%	2.75%	4
2002	95%	3.03%	4
2001	100%	4.31%	3

Pro forma compensation costs related to the Purchase Plan were recognized for the fair value of the employees’ purchase rights, as of the date of purchase using the Black-Scholes option-pricing model. The following weighted average assumptions were used, assuming no dividend yield:

		Weighted Average	Weighted Average
Semi-Annual		Risk-Free	Expected Life
Purchase Dates	Volatility	Interest Rate	(Months)

January 2004	91%	1.1%	9
July 2003	94%	1.2%	6
January 2003	96%	1.0%	6
July 2002	97%	1.7%	6
January 2002	100%	4.8%	13
July 2001	100%	4.8%	13

Repurchase of Common Stock. In 2001, our board of directors authorized a stock repurchase plan that provides for the repurchase of up to 8.2 million shares of common stock. Repurchases may be made from time to time at various prices in the open market, through block trades or otherwise. The plan became effective in October 2001 and may be suspended at any time without prior notice. During 2003, 51,876 shares were repurchased at a cost of $0.7 million under this plan. The effect of the repurchase plan on the calculation of net income per common share was insignificant.

Stockholders’ Rights Plan

In 1998, our board of directors adopted a Stockholders’ Rights Plan. This plan is designed to deter any potential coercive or unfair takeover tactics in the event of an unsolicited takeover attempt. In accordance with the plan, purchase rights were distributed as a dividend in 1998 at the rate of one right for each share of common stock of AFC. Each right entitles stockholders to buy a unit equal to one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $225.00 per unit, subject to anti-dilution adjustments. The rights will be exercisable only if a person or a group acquires, or announces a tender or exchange offer to acquire, 15% or more of our common stock.

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

Net Income Per Share

The computation of shares and net income amounts used in the calculation of basic and diluted net income per share are as follows (in thousands, except per share data):

	Years Ended December 31,

	2003	2002	2001

Net income	$26,705	$31,834	$165,524

Shares used in basic per share computations - weighted average common shares outstanding for the period	85,849	83,380	81,381
Weighted average number of shares of dilutive options	1,621	1,912	2,257

Shares used in diluted per share computations	87,470	85,292	83,638

Basic net income per share	$0.31	$0.38	$2.03

Diluted net income per share	$0.31	$0.37	$1.98

Options to purchase 6,358,467 shares, 11,572,757 shares and 5,504,953 shares of common stock outstanding at December 31, 2003, 2002 and 2001, respectively, were excluded from the computation of diluted net income per share because the exercise prices for these options were greater than the respective average market price of the common shares and their inclusion would be antidilutive.

Note 12. Commitments and Contingencies

Leases

Office space and certain equipment are leased under operating leases. Future minimum payments under operating leases with an initial term of more than one year as of December 31, 2003 are summarized as follows (in thousands):

2004	$8,947
2005	8,588
2006	7,933
2007	7,319
2008	6,375
Thereafter	18,371

Total minimum lease payments	$57,533

We sublease three of our facilities. The total future minimum lease payments have not been reduced by $13.7 million of future sublease payments to be received under non-cancelable subleases. In 2001, we vacated an engineering facility in Largo, Florida and entered into a sublease agreement for the entire space. Our lease term continues through 2007, while the sublease agreement extends through 2004. We accrued $1.5 million to short-term and long-term liabilities for this operating lease in 2001. The amount represents the present value of the loss we expect to incur for the ongoing shortfall between our sublease income and operating lease obligation. If the sublessee does not renew their lease agreement with us, and we are unable to enter into another sublease agreement through the March 31, 2007 term of the lease obligation, the amount of the ultimate loss based on the lease could increase by up to $1 million before tax.

Total sublease payments received in 2003, 2002 and 2001 were $3.1 million, $2.2 million and $1.5 million, respectively. Total gross rent expense for all operating leases were $9.4 million, $9.4 million and $8.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Warranty Reserve

A summary of warranty reserve activity follows (in thousands):

	December 31,

	2003	2002	2001

Balance at beginning of period	$15,097	$12,639	$11,597
Accrual for warranty costs	9,112	10,468	9,307
Change in warranty estimate methodology	(1,960)	—	—
Reduction in reserve due to change in accrual	(2,600)	—	—
Settlements made in cash or in kind	$(8,532)	(8,010)	(8,265)

Balance at end of period	$11,117	$15,097	$12,639

We had previously accrued warranty costs based on a percentage of revenues. In the second quarter of 2003, we performed an analysis of warranty service activities and costs. We adjusted the reserve level down by $2.6 million and reduced our estimate for the warranty reserve accrual rate for future periods. Additionally, some personnel-related costs previously charged to the warranty reserve are now charged to operating expenses as incurred. In the fourth quarter of 2003, we changed our warranty estimate methodology to accrue warranty costs based on the number of units returned under warranty and applied that percentage of returned inventory to the units sold in the period. As a result of changing our warranty estimate methodology, we reversed $2.0 million of the reserve. We evaluate the overall reasonableness and adequacy of the warranty reserve provision at the end of each quarter.

Purchase Agreements

We have purchase agreements with certain contract manufacturers (CMs), which allow us to negotiate volume discounts and provide us with a more steady supply of components. The agreements require the CMs to purchase component parts to be used in the manufacture of product and authorize the CMs to purchase such parts in accordance with agreed upon lead times. While the agreements do not obligate us to purchase any specified minimum volume, we provide CMs with forecasts of our expected needs and we issue purchase orders covering a certain period of time for specific quantities. In the event we terminate the manufacturing agreement with a CM, cancel a purchase order previously issued to and accepted by a CM, or no longer have need for components that a CM has purchased on our behalf, we agree to compensate the respective CM as follows:

•	For any materials it has purchased and has in their possession for use in the manufacture of our products bought within standard lead times, or otherwise, if we granted approval of the purchase;

•	For any materials that the CM has on non-cancelable orders for use in the manufacture of our products bought within standard lead times, or otherwise, if we granted approval of the purchase;

•	For work in process; and

•	For all finished products manufactured for us that are in the CM’s possession.

Under these agreements, the maximum liability for purchase commitments as of December 31, 2003 was $18.8 million, of which $0.8 million was accrued on the balance sheet. As of December 31, 2002, the maximum liability for purchase commitments was $18.0 million, of which $6.3 million was accrued on the balance sheet. During the fourth quarter of 2003, we changed our methodology to reserve only for specific, known obsolescence and scrap issues for which we have purchase commitments. As a result of this change, during the year ended December 31, 2003, we reversed $2.5 million in reserve for purchase commitments. The change in methodology resulted from changing the contract arrangements for the length of time we hold inventory at CM locations. Inventory older than a certain period of time is brought back into AFC’s inventory and the reserve for inventory covers any excess or obsolete inventory.

Employee Benefit Plan

We have a 401(k) plan (the Plan) under which employees may contribute a portion of their compensation on a tax-deferred basis to the Plan. We contributed to the Plan on a matching basis up to a maximum of $3,000 per employee during 2003. Participants in the Plan are not required, nor solicited by us, to elect a stock fund that contains AFC common stock. We act as the Plan administrator. During 2003, 2002 and 2001, we contributed $1.3 million, $2.5 million and $2.6 million, respectively, to the Plan.

Note 13. Acquisition

AccessLan Acquisition. On May 13, 2002, we completed the acquisition of AccessLan, a privately-held development stage company. We acquired the San Jose, California-based company for its technology designed to consolidate multiple network elements into a single, cost effective platform for next generation networks. The acquisition was accounted for as a purchase business combination, and the results of AccessLan’s operations after May 13, 2002 have been included in our consolidated statements of operations.

We originally invested $12.5 million in AccessLan during 2001, accounted for using the cost method of accounting. Effective April 1, 2002, after exercising our option to purchase the remaining interests in AccessLan, we changed our method of accounting from the cost method to the equity method. We retroactively applied the equity method for our ownership interest in AccessLan from the date of our initial investment. This resulted in reductions to net income of $0.7 million for the four and a half months through May 13, 2002, and $0.6 million for the year ended December 31, 2001.

The value of the purchase was $82.1 million, which consisted of the following:

•	$10.8 million, our initial investment in AccessLan, net of acquisition-related costs;

•	$43.4 million in cash paid to acquire all of the outstanding shares of AccessLan that we did not already own;

•	$5.5 million for liabilities assumed; and

•	$22.4 million representing the fair value of 1.2 million stock options issued to AccessLan employees.

Pursuant to the terms of acquisition, all AccessLan stock options were assumed by AFC effective May 13, 2002 and were converted into 1,231,078 AFC common stock options.

As part of finalizing the allocation of the purchase price, we engaged third party appraisers to value the acquired tangible and intangible assets. The final allocation was as follows:

•	Goodwill of $55.9 million, to be reviewed annually for impairment;

•	Other identifiable intangibles with finite lives, of $6.3 million, to be expensed over three years;

•	Deferred compensation of $3.5 million, to be expensed over three and a half years;

•	Other assets, including property and equipment, totaling $4.0 million; and

•	In-process research and development of $12.4 million.

At the time of acquisition, we recognized a $12.4 million charge for acquired technology that had not reached technological feasibility, had no alternative future use and for which successful development was uncertain.

Pro forma results of operations have not been presented because the results of AccessLan’s operations were not significant relative to the results of AFC’s operations.

Note 14. Segment Information

We operate in the access market and derive substantially all of our revenues from sales of AFC product solutions. The chief operating decision maker evaluates performance, makes operating decisions and allocates resources based on consolidated financial data. Accordingly, we consider AFC to be a single operating segment. As such, we are required to disclose certain information about geographic concentrations and major customers. The following table summarizes certain geographic information (in thousands):

	Years Ended December 31,

	2003	2002	2001

Revenues:
Domestic	$287,876	$295,017	$282,004
International	45,581	49,046	45,565

Total revenues	$333,457	$344,063	$327,569

Long-lived assets:
Domestic	$43,755	$51,033	$55,311
International	7	43	95

Total long-lived assets	$43,762	$51,076	$55,406

Total assets	$1,317,716	$1,232,992	$1,146,859

Major customers, percentage of revenues:
Customer A	36%	23%	17%
Customer B	—	11%	—
Customer C	13%	11%	—

Note 15. Subsequent Events

NAA Acquisition. On February 20, 2004, we completed the acquisition of North American Access (NAA), a business unit of Marconi Communications, Inc., a subsidiary of Marconi Corporation plc. This acquisition enables us to offer a more robust portfolio of fiber-based access network solutions. We view the product line from NAA to be complementary to our own, particularly NAA’s fiber-to-the-curb platform and our FTTP solution. We anticipate that synergies among our product lines will enable us to serve a broader base of customers, from the smallest IOCs to the largest RBOCs.

The acquisition is being accounted for as a purchase in accordance with the guidance in SFAS No. 141, Business Combinations. The purchase consideration for NAA consisted of approximately $240 million in cash, and transaction related expenses. We are in the process of obtaining third party valuations of certain assets. Accordingly, allocation of the NAA purchase price is subject to refinement.

Our methodology for allocating the purchase price to in-process research and development (in-process R&D) will be determined through established valuation techniques in the high-technology communications equipment industry and based on valuations performed by an independent third party. In-process R&D is expensed upon acquisition because technological feasibility has not been established and no future alternative uses exist.

Investment. We made a $2.0 million minority interest equity investment during the first quarter of 2004 in a privately-held company. The company is one of our vendors for components used in providing our FTTP solution, FiberDirect. The investment is accounted for under the cost method. We do not have significant influence over the company’s management or operations.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders
Advanced Fibre Communications, Inc.:

We have audited the accompanying consolidated balance sheets of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative financial instruments upon implementation of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. In 2001, the Company also adopted SFAS No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as required, for the goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. In 2002, the Company fully adopted the provisions of SFAS No. 142, as required, for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

KPMG LLP

San Francisco, California
February 23, 2004

ADVANCED FIBRE COMMUNICATIONS, INC.
Quarterly Results of Operations
Selected quarterly financial data is summarized below (unaudited, in thousands)

	Quarters Ended

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2003 (1)	2003	2003 (2)	2003 (3)

Revenues	$84,753	$85,214	$83,038	$80,452
Cost of revenues	42,001	44,600	41,914	40,853

Gross profit	42,752	40,614	41,124	39,599

Operating expenses:
Research and development	15,981	14,831	19,392	15,944
Sales and marketing	10,316	9,355	11,065	9,776
General and administrative	7,443	6,498	8,875	5,940
Amortization and write-down of acquired intangibles	3,047	349	651	793
Total operating expenses	36,787	31,033	39,983	32,453

Operating income	5,965	9,581	1,141	7,146
Other income, net	1,672	2,850	3,305	3,947

Income before taxes	7,637	12,431	4,446	11,093
Income taxes	1,909	3,108	1,112	2,773

Net income	$5,728	$9,323	$3,334	$8,320

Basic net income per share	$0.07	$0.11	$0.04	$0.10
Shares used in basic per share computations	86,963	86,246	85,287	84,901
Diluted net income per share	$0.06	$0.11	$0.04	$0.10
Shares used in diluted per share computations	89,373	87,906	86,388	86,174

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2002 (4)	2002 (5)	2002 (6)	2002 (7)

Revenues	$85,746	$91,767	$86,286	$80,264
Cost of revenues	43,356	46,603	47,336	42,662

Gross profit	42,390	45,164	38,950	37,602

Operating expenses:
Research and development	15,534	17,058	15,824	13,242
Sales and marketing	10,997	12,264	12,952	11,412
General and administrative	6,303	6,701	6,878	6,488
Securities litigation settlement costs	1,500	—	2,943	—
Amortization of acquired intangibles	912	1,280	1,083	—
In-process research and development	27	—	12,396	—

Total operating expenses	35,273	37,303	52,076	31,142

Operating income (loss)	7,117	7,861	(13,126)	6,460
Other income, net	18,708	6,255	9,750	3,790

Income (loss) before taxes	25,825	14,116	(3,376)	10,250
Income taxes (benefit)	8,264	4,517	(1,080)	3,280

Net income (loss)	$17,561	$9,599	$(2,296)	$6,970

Basic net income (loss) per share	$0.21	$0.11	$(0.03)	$0.08
Shares used in basic per share computations	84,211	83,836	83,121	82,354
Diluted net income (loss) per share	$0.21	$0.11	$(0.03)	$0.08
Shares used in diluted per share computations	85,577	85,754	83,121	83,932

(1)	The quarter ended December 31, 2003 included an increase to the reserve for product returns which reduced revenue by $3.1 million and reduced gross profit by $1.1 million, a benefit of $0.3 million for reversal of purchase commitment reserve, a benefit of $2.0 million from change in warranty estimate methodology and reversal of reserve, a charge of $2.8 million for impairment of an intangible asset, a charge of $1.1 million for severance and related costs resulting from the 2003 workforce reduction, and a charge of $1 million for impairment of an investment.

(2)	The quarter ended June 30, 2003 included a benefit of $2.6 million from change in warranty estimate and accruals and a charge of $5.5 million resulting from the 2003 workforce reduction.

(3)	The quarter ended March 31, 2003 included a benefit of $2.0 million from reversal of purchase commitment reserve and $1.4 million in unrealized gains on the Cisco investment.

(4)	The quarter ended December 31, 2002 included a $0.5 million charge resulting from the 2002 workforce reduction, $3.3 million in unrealized gains on the Cisco investment and $13.6 million in distribution payment due from Marconi.

(5)	The quarter ended September 30, 2002 included a $0.4 million charge resulting from the 2002 workforce reduction and $4.4 million in unrealized gains on the Cisco investment.

(6)	The quarter ended June 30, 2002 included $8.2 million in unrealized gains on the Cisco investment.

(7)	The quarter ended March 31, 2002 included $2.5 million in unrealized gains on the Cisco investment.

See accompanying notes to consolidated financial statements.